                                                Filed Pursuant to Rule 424(B)(3)
                                                   Registration Number 333-53779

                               25,000,000 SHARES

                             UNICAPITAL CORPORATION
                                  COMMON STOCK
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     This Prospectus covers 25,000,000 shares of common stock, $.001 par value (the "Common Stock") which may be offered and issued by UniCapital Corporation (the "Company") from time to time in connection with merger or acquisition transactions entered into by the Company. It is expected that the terms of the acquisitions involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling businesses of the respective businesses or assets to be merged with or acquired by the Company, and that the shares of Common Stock issued will be valued at prices reasonably related to the market prices of Common Stock either at the time the terms of a merger or acquisition are agreed upon or at or about the time shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

     The Company's Common Stock is listed on the New York Stock Exchange. As of July 13, 1998, 48,139,651 shares of Common Stock were outstanding, of which 28,000,000 shares are registered and available for unrestricted trading in the public markets unless owned by affiliates of the Company. Application will be made to list the shares of Common Stock offered hereby on the New York Stock Exchange. On July 13, 1998, the closing price of the Common Stock on the New York Stock Exchange was $18 13/16 per share. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission. See "Additional Information."

     All expenses of this offering will be paid by the Company.

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     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

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                  The date of this Prospectus is July 23, 1998

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

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                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Forward-Looking Statements............    3
Prospectus Summary....................    4
Risk Factors..........................   12
Organization of the Company...........   19
Price Range of Common Stock...........   24
Dividend Policy.......................   24
Capitalization........................   25
Selected Pro Forma Combined
  Financial Data......................   26
Management's Discussion and Analysis
  of Pro Forma Financial Condition and
  Pro Forma Results of Operations.....   28
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of the Founding
  Companies...........................   35

                                        PAGE
                                        ----
Business..............................   75
Management............................   85
Certain Relationships and Related
  Party Transactions..................   94
Principal Stockholders................  102
Description of Capital Stock..........  103
Shares Eligible for Future Sale.......  105
Plan of Distribution..................  106
Restrictions on Resale................  106
Legal Matters.........................  106
Experts...............................  106
Additional Information................  108
Index to Financial Statements.........  F-1

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements generally can be identified by the use of forward-looking terminology such as "may," "will," "intend," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from possible future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; changes in political, social and economic conditions and local regulations; changes in, or failure to comply with, government regulations; demographic changes; changes in sales mix; changes in, or the failure to maintain, current pricing levels; any reduction in sales to or loss of any significant customers; competition; changes in business strategy or development plans; availability of capital sufficient to meet the Company's need for capital or on terms or at times acceptable to the Company; availability of qualified personnel; and various other factors referenced in this Prospectus. The Company assumes no obligation to update any forward-looking statements to reflect actual results or changes in the factors affecting such forward-looking statements.

     Forward-looking statements contained in this Prospectus address, among other things: (a) absence of combined operating history; (b) expectations regarding the Company's acquisition strategy, including the integration of acquired businesses; (c) the availability of resources to carry out the Company's planned acquisition program; (d) the availability of trained management personnel at the Operating Company (as defined herein) level; (e) expectations regarding capital expenditures; and (f) the consummation of pending acquisitions. See "Risk Factors" beginning on page 12 for a more detailed discussion of these and other factors which could cause actual results to differ materially from those expressed or implied by any forward-looking statements.

                               PROSPECTUS SUMMARY

     Simultaneously with or immediately prior to the consummation of its initial public offering (the "IPO") on May 20, 1998, UniCapital Corporation ("UniCapital") acquired, in twelve separate transactions (the "Founding Company Mergers") twelve equipment leasing and related businesses (collectively, the "Founding Companies"). In June 1998, the Company acquired substantially all of the equity interests in one additional leasing company and entered into letters of intent (the "Letters of Intent") to acquire, in six separate transactions (the "Pending Acquisitions"), six additional leasing companies. The Founding Companies and any companies subsequently acquired are referred to in this prospectus as the "Operating Companies" See "Organization of the Company." Unless otherwise indicated, all references to the "Company" include the Operating Companies. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

     UniCapital was founded in October 1997 to create a national consolidator and operator of equipment leasing and specialty finance businesses serving the commercial market. The Company commenced operations in May, 1998 in conjunction with the consummation of the IPO and the Founding Company Mergers. The Company originates, acquires, sells and services equipment leases and arranges structured financings in the computer and telecommunications equipment, large ticket and structured finance, middle market and small ticket areas of the equipment leasing industry. In addition, the Company provides lease administration and processing services for certain of the leases originated by the Operating Companies, as well as for any securitizations undertaken by the Company. The Company's leases and structured financing arrangements cover a broad range of equipment, including aircraft, computer and telecommunications equipment, construction and manufacturing equipment, office equipment, trucks, printing equipment, car washes and petroleum retail equipment and vending machines. The Company will fund the acquisition or origination of its leases through warehouse credit facilities or through recourse or non-recourse financing and will retain the leases for its own account or sell the leases to third parties. The Company intends to sell certain of its lease receivables in the public and private markets through a securitization program. For the year ended December 31, 1997 and the three months ended March 31, 1998, the Company (including U.S. TEC, as defined herein, as if the pending acquisition of U.S. TEC described elsewhere herein had been consummated on January 1, 1997) had pro forma combined income from operations of $40.1 million and $18.5 million, respectively, and pro forma combined net income before extraordinary item of $21.9 million and $11.4 million, respectively.

     The Company's senior management team collectively has more than 70 years of experience in the acquisition and integration of businesses, lease financing, securitizations and other structured finance transactions. Robert New, the Company's co-founder, Chairman and Chief Executive Officer, previously served as an operating company president of and an Acquisition Consultant to U.S. Office Products Company, where he participated in over 40 acquisitions. Theodore J. Rogenski, the Company's Chief Operating Officer, has served as a senior executive with three national leasing companies, including LINC Anthem Corporation and its successor, Newcourt LINC Financial, Inc., and Wells Fargo Leasing Corporation, where he served for ten years as the President and Chief Executive Officer. Bruce E. Kropschot, the Company's Vice Chairman -- Mergers and Acquisitions, founded and operated a private mergers and acquisitions advisory firm which has arranged the sale of over 100 equipment leasing and specialty finance businesses. Steven E. Hirsch, the Company's Executive Vice President -- Structured Finance, was the Head of the Leasing Products Group at Morgan Stanley & Co. Incorporated, where he was involved in arranging over $30 billion of transactions in structured lease financings, mergers and acquisitions of leasing companies and securitizations.

     The equipment leasing and financing industry in the United States has grown consistently during the last decade and includes a wide range of entities that provide funding for the purchase or use of equipment. The equipment leasing industry in the United States is a significant factor in financing capital expenditures of businesses. The Equipment Leasing Association (the "ELA") projects that $183 billion of $593 billion invested in equipment in 1998 will be financed by means of leasing. According to ELA estimates, from 1996 to 1997, equipment placed on lease grew by approximately $10 billion from $170 billion to an estimated $180 billion. The

1996 investment in equipment placed on lease represents an increase of approximately 90% from comparable 1986 data. The ELA estimates that 80% of all U.S. businesses currently use leasing or financing to acquire capital assets. The Company believes that leasing helps businesses to acquire capital equipment more efficiently, receive favorable tax and accounting treatment and avoid or mitigate the perceived risks of equipment ownership including obsolescence.

STRATEGY

     The Company's goal is to become a leading consolidator and operator of equipment leasing and speciality finance businesses. Key elements of the Company's strategy include:

     PURSUE STRATEGIC ACQUISITIONS. The Company intends to capitalize upon consolidation opportunities in the U.S. equipment leasing industry by pursuing selective acquisitions. The Company will focus upon opportunities that complement its existing equipment leasing and commercial specialty finance businesses as well as opportunities that facilitate entry into new market segments. The Company's senior management team has significant experience in the acquisition and integration of businesses, including leasing companies, and Jonathan J. Ledecky, the Company's co-founder and a director, has considerable experience consolidating private businesses into publicly-held entities. Mr. Ledecky has founded or co-founded three publicly-held companies, U.S. Office Products Company, U.S.A. Floral Products, Inc. and Consolidation Capital Corporation, each of which has implemented a consolidation strategy.

     PROVIDE GREATER ACCESS TO CAPITAL AT LOWER COST. The Company believes that, due to its pro forma combined lease originations, the diversification of its portfolio and the experience of its senior management team, it will be able to provide increased sources of capital at a lower cost to the Operating Companies. The Company expects to benefit from increased access to capital from both public and private sources by utilizing traditional credit facilities and accessing public and private capital through securitizations. The Company believes that the effective interest rate obtained on borrowings by the Operating Companies individually is higher than the interest rate that will be obtained by the Company. In addition to the anticipated ability to lower the Operating Companies' cost of funds, the Company believes that increased access to capital will allow the Operating Companies to generate an increased volume of lease originations and develop new lease product offerings.

     ACHIEVE OPERATING EFFICIENCIES. The Company believes that it will be able to increase the operating efficiency of and achieve certain synergies among the Operating Companies as well as any subsequently acquired businesses. For example, one of the Operating Companies, Portfolio Financial Servicing Company, L.P. ("PFSC"), provides servicing and administration for equipment lease and loan portfolios. The Company intends to transfer to PFSC, where appropriate, certain servicing functions currently performed by the Operating Companies. The Company will also seek to combine certain other administrative functions, such as accounting and finance, treasury, insurance, employee benefits, strategic marketing and legal support, at the corporate level, and to institute a Company-wide management information system. The Company believes the integration of these functions will enable the Operating Companies to focus on their core business of lease origination as well as enable the Company to operate in a more efficient and cost-effective manner.

     EXPAND PRODUCTS AND SERVICE OPPORTUNITIES. The Company believes that the diversity among the Operating Companies within the equipment leasing industry, together with the size and geographic breadth of the Company, can create significant opportunities to increase the volume and type of lease products and service offerings. The Company plans to expand existing programs, such as equipment vendor and manufacturer programs, pursue cross-selling opportunities among the Operating Companies and any subsequently acquired entities, and develop new products and service offerings. The Company believes potential opportunities include national expansion of products currently offered by certain of the Operating Companies on a local or regional basis and leveraging the expertise of certain of the Operating Companies to enhance the Company's customer service and off-lease asset remarketing capabilities. In addition, the Company intends to market products and services under the name UniCapital to establish name recognition and create a brand image while maintaining the identity and associated goodwill of each of the Operating Companies.

     OPERATE WITH DECENTRALIZED MANAGEMENT. The Company plans to conduct its operations using a decentralized management approach through which individual management teams, consisting primarily of current executive officers of the Operating Companies, will be responsible for the day-to-day operations of the Operating Companies as well as for helping to identify additional acquisition candidates in their respective markets. At the same time, a Company-wide team of senior management will provide the Operating Companies with strategic oversight and guidance with respect to acquisitions, credit, financing, marketing and operations. As part of this strategy, the Company intends to foster a culture of cooperation and teamwork that emphasizes dissemination of "best practices" among its local management teams. The Company believes stock ownership and incentive compensation will help to align the objectives of local management with those of the Company, and that a decentralized management philosophy will result in better customer service by allowing local management the flexibility to implement policies and make decisions based on the needs of local customers.

THE OPERATING COMPANIES

     The following descriptions of each of the Operating Companies are categorized according to the primary markets which each Operating Company serves.

     COMPUTER AND TELECOMMUNICATIONS EQUIPMENT LEASING. Computer and telecommunications equipment leasing includes lease financing for mainframe, mid-range and personal computers, workstations, servers, telephone systems, switches, networks, peripherals and related high-technology equipment. Companies that specialize in computer and telecommunications equipment leasing must understand customer usage patterns and equipment residual values, including technological obsolescence issues.

          JACOM COMPUTER SERVICES, INC. ("JACOM"). Founded in 1975, Jacom provides lease financing for computer and telecommunications equipment to large and middle market companies, including financial institutions, throughout the United States. Leases originated by Jacom generally have an average transaction size of approximately $81,000 and an average term of 36 months. Jacom funds purchases of the equipment underlying its leases through borrowings and holds the leases for its own account or sells the future lease payments to financial institutions. For the twelve months ended December 31, 1997 and the three months ended March 31, 1998, Jacom originated or acquired approximately $64.0 million and $26.8 million, respectively, in direct financing and sales-type leases. At December 31, 1997 and at March 31, 1998, the carrying value of equipment under operating leases was $13.3 million and $12.6 million, respectively. Jacom employs 49 persons and maintains an office in Northvale, New Jersey.

          VARILEASE CORPORATION ("VARILEASE"). Founded in 1987, Varilease provides lease financing for computer and telecommunications equipment to Fortune 1000 companies and other businesses throughout the United States. Upon origination of a lease, Varilease either sells the lease on a non-recourse basis or retains the lease for its portfolio. Leases originated by Varilease generally have an average transaction size of approximately $600,000 and an average term of 36 months. For the twelve months ended December 31, 1997 and the three months ended March 31, 1998, Varilease originated or acquired $195.6 million and $40.8 million, respectively, in direct financing and sales-type leases. At December 31, 1997 and at March 31, 1998, the carrying value of equipment under operating leases was $22.5 million and $19.4 million, respectively. Varilease employs 79 persons and maintains 14 offices in the United States, including its headquarters in Farmington Hills, Michigan, and one office in Canada.

     LARGE TICKET LEASING AND STRUCTURED FINANCING. Large ticket leases are typically for equipment with a purchase price in excess of $5.0 million, such as aircraft, satellites, rail and other transportation equipment. Large ticket leasing is characterized by fewer transactions involving greater amounts of capital and lessees that require tailored structures and solutions to meet particular needs.

          CAUFF, LIPPMAN AVIATION, INC. ("CAUFF LIPPMAN"). Founded in 1981, Cauff Lippman provides operating lease financing for used commercial jet aircraft and jet aircraft engines, as well as brokering and advisory services to domestic and foreign commercial airlines, aircraft lessors and institutional investors and engages in the purchase and sale of aircraft for its own account. Aircraft leases originated by Cauff Lippman generally have an average transaction size of approximately $15.1 million and an average term of 57 months, and aircraft engine leases have an average transaction size of approximately $1.9 million and an average term of 84 months. Cauff Lippman participated in the sale, trading, brokerage and financing of 37 aircraft and three aircraft engines during the year ended December 31, 1997. At December 31, 1997 and at

     March 31, 1998, the carrying value of equipment under operating leases was $23.3 million and $38.7 million, respectively. Cauff Lippman employs nine persons and maintains an office in Miami, Florida.

          MUNICIPAL CAPITAL MARKETS GROUP, INC. ("MCMG"). Founded in 1989, MCMG arranges structured financing, primarily for community-based mental health/mental retardation facilities and correctional facilities. MCMG is a registered broker-dealer and places the bonds and leases that it arranges primarily with institutional investors. Substantially all of MCMG's revenue is derived from underwriting and advisory income. For the year ended December 31, 1997, MCMG arranged approximately $155.3 million in municipal leases and bonds for 40 lessees and borrowers. No municipal lease or bond transactions were consummated during the three months ended March 31, 1998. MCMG employs nine persons and maintains three offices, including its headquarters in Dallas, Texas.

          THE NSJ GROUP. ("NSJ"). Founded in 1989, NSJ provides lease financing for used commercial jet aircraft and jet aircraft engines to domestic and foreign commercial airlines and engages in the purchase and sale of aircraft for its own account. NSJ also engages in remarketing activities on behalf of airlines, financial institutions and other leasing companies. NSJ arranges financing for each aircraft it purchases, and either sells the lease to investors on a non-recourse basis or holds the lease in its portfolio. Leases originated by NSJ have an initial term of 36 to 84 months. At December 31, 1997 and at March 31, 1998, the carrying value of equipment under operating leases was $23.8 million and $23.4 million, respectively. NSJ employs seven persons and maintains an office in Orlando, Florida.

          JUMBO JET. Founded in 1997, Jumbo Jet (which, as defined elsewhere herein, includes the Company's interest in Jumbo Jet Leasing LP, and includes Jumbo Jet, Inc., CL Aircraft Marketing LP and CL Aircraft Marketing, Inc.) provides lease financing for the acquisition of commercial aircraft. UniCapital acquired substantially all of the equity interests in Jumbo Jet in June 1998. See "--Recent Developments."

     MIDDLE MARKET LEASING. Middle market leases generally include those leases for equipment with a purchase price ranging from $250,000 to $5.0 million, such as construction and manufacturing equipment. Middle market leasing is characterized by lessees that are sensitive to both price and customer service issues.

          AMERICAN CAPITAL RESOURCES, INC. ("AMERICAN CAPITAL"). Founded in 1979, American Capital provides lease and secured financing for equipment, primarily printing presses, to companies in the printing, packaging and paper converting industries. Leases originated by American Capital are direct financing leases, with an average transaction size of approximately $733,000 and an average term of 81 months. American Capital either sells the leases that it originates or borrows the required proceeds from various funding sources on both a non-recourse and a limited recourse basis. For the twelve months ended December 31, 1997 and the three months ended March 31, 1998, American Capital originated or acquired approximately $112.9 million and $30.6 million, respectively, in direct financing leases. American Capital employs 27 persons and maintains three offices, including its headquarters in Hackensack, New Jersey.

          MATRIX FUNDING CORPORATION ("MATRIX"). Founded in 1978, Matrix provides lease financing for a variety of equipment, primarily computer, communication and electronic equipment, to companies throughout the United States. Matrix originates the majority of its leases through its telesales program. Upon origination, Matrix either sells the lease to a third party on a non-recourse basis, or retains the lease for its portfolio. Leases originated by Matrix generally have an average transaction size of approximately $458,000 and an average term of 46 months. For the twelve months ended December 31, 1997 and the three months ended March 31, 1998, Matrix originated or acquired $53.0 million and $9.8 million, respectively, in direct financing and sales-type leases. At December 31, 1997 and at March 31, 1998, the carrying value of equipment under operating leases was $1.1 million and $0.9 million, respectively. Matrix employs 53 persons and maintains an office in Midvale, Utah.

          THE WALDEN ASSET GROUP, INC. ("WALDEN"). Founded in 1991, Walden provides lease financing for a variety of equipment, including communications, computer and manufacturing equipment, to Fortune 500 and other businesses throughout the United States. Lease transactions are either held in Walden's portfolio or sold on a non-recourse basis. Leases originated by Walden generally have an average transaction size of approximately $500,000 and an average term of 36 months. For the twelve months ended December 31,

     1997 and the three months ended March 31, 1998, Walden originated or acquired $82.8 million and $28.9 million, respectively, in direct financing and sales-type leases. At December 31, 1997 and at March 31, 1998, the carrying value of equipment under operating leases was $3.7 million and $7.4 million, respectively. Walden employs nine persons and maintains four offices, including its headquarters in Wellesley, Massachusetts.

     SMALL TICKET LEASING. Small ticket leases generally include those leases for equipment with a purchase price of less than $250,000. Small ticket leasing generally is a vendor-oriented business in which lessors depend on transaction flow and streamlined administrative operations.

          BOULDER CAPITAL GROUP, INC. ("BOULDER"). Founded in 1986, Boulder provides lease financing for petroleum retail equipment, including car washes, fuel dispensers and convenience store operating equipment, to petroleum retail businesses. In addition, Boulder has recently commenced providing financing for the acquisition of real property, including buildings and underground fuel tanks, for petroleum retail locations. Boulder originates leases directly with the owner of the petroleum retail business, as well as through programs with petroleum companies, equipment manufacturers and distributors. Upon origination, Boulder either retains the lease for its portfolio or sells the lease on a limited recourse basis while retaining the servicing responsibility. Leases originated by Boulder generally have an average transaction size of approximately $108,000 and an average term of 60 months. For the twelve months ended December 31, 1997 and the three months ended March 31, 1998, Boulder originated or acquired $21.3 million and $5.8 million, respectively, in direct financing and sales-type leases. At December 31, 1997 and at March 31, 1998, the carrying value of equipment under operating leases was $0.6 million and $0.5 million, respectively. Boulder employs 24 persons and maintains an office in Boulder, Colorado.

          K. L. C., INC. ("KEYSTONE"). Founded in 1972, Keystone provides lease financing for a variety of equipment, primarily tractor trailers, embroidery machines and construction equipment, to companies throughout the United States. Leases originated by Keystone generally have an average transaction size of approximately $32,000 and an average term of approximately 47 months. Upon origination, Keystone either retains the lease for its portfolio or sells the lease to a third party, while retaining the servicing responsibility. For the twelve months ended December 31, 1997 and the three months ended March 31, 1998, Keystone originated or acquired $43.0 million and $9.9 million, respectively, in direct financing and sales-type leases. Keystone employs 36 persons and maintains an office in West Hartford, Connecticut.

          MERRIMAC FINANCIAL ASSOCIATES ("MERRIMAC"). Founded in 1984, Merrimac provides equipment financing to operating companies engaged in the coin-operated, vending, amusement and coffee service businesses. Merrimac enters into leases with the operating companies and in most instances has a recourse agreement with the equipment vendor in the event of default by the lessee. Leases originated by Merrimac generally have an average transaction size of approximately $10,000 and an average term of 24 months. For the twelve months ended December 31, 1997 and the three months ended March 31, 1998, Merrimac originated or acquired $8.9 million and $2.2 million, respectively, in direct financing and sales-type leases. Merrimac employs six persons and maintains an office in Billerica, Massachusetts.

     LEASE SERVICING. Lease servicing involves lease administration and processing services, including lease accounting for both financial reporting and federal income tax purposes, lien searches, UCC filings, asset tracking, insurance tracking, preparation of sales, use and property tax returns, invoicing and collections.

          PORTFOLIO FINANCIAL SERVICING COMPANY, L.P. Founded in 1993, PFSC provides servicing and processing services to leasing companies. PFSC currently services approximately 14,400 contracts for 14 customers. The contract sizes range from under $10,000 to over $30 million. During 1997, PFSC was the servicer for 14 securitization pools, including 12 pools for which PFSC was the primary servicer. PFSC derives its revenue from servicing fees, including set-up, monthly and conversion fees. For the year ended December 31, 1997 and the three months ended March 31, 1998, PFSC had total revenues of approximately $1.5 million and $0.4 million, respectively. PFSC employs 51 persons and maintains an office in Portland, Oregon. The Company intends to utilize PFSC to provide lease administration and processing services for certain of the leases originated by the Founding Companies or by entities that may hereafter be acquired by the Company, as well as for any securitizations undertaken by the Company. UniCapital has entered into an agreement with an unrelated third party to negotiate a possible sale by UniCapital of all or a portion of PFSC's existing business of servicing the portfolios of leasing companies other than affiliates of UniCapital. No definitive agreement to sell such business has been reached, nor have any of the material terms of such agreement been determined. UniCapital believes that any such sale would not adversely affect PFSC's capacity to service leases of the Founding Companies or of any other entities that may hereafter be acquired by the Company.

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain risks that should be considered in connection with an investment in the Common Stock offered hereby, including, without limitation, risks related to: (i) the absence of a combined operating history; (ii) the Company's acquisition strategy; (iii) the financing of acquisitions; (iv) internal growth and operating strategies; (v) seasonality and cyclicality, and fluctuations in quarterly operating results; (vi) weather;
(vii) competition; (viii) the valuations of the Operating Companies; (ix) the amortization of intangible assets; (x) dependence upon key personnel; and (xi) Year 2000 compliance.

                              RECENT DEVELOPMENTS

     On July 23, 1998, UniCapital reported 1998 second quarter pro forma total revenues of $118.5 million, pro forma net income of $11.3 million and diluted earnings per share of $0.24, compared to 1997 second quarter pro forma total revenues of $54.9 million, pro forma net income of $3.3 million and diluted earnings per share of $0.07. For the six months ended June 30, 1998, UniCapital reported pro forma total revenues of $190.6 million, pro forma net income of $19.7 million and diluted earnings per share of $0.42 compared to pro forma total revenues of $100.5 million, pro forma net income of $4.6 million and diluted earnings per share of $0.10 for the six months ended June 30, 1997.

     UniCapital had total revenues of $54.2 million, net income of $9.2 million, and diluted earnings per share of $0.36 for the three months ended June 30, 1998 on a historical basis. The historical financial statements reflect the financial results of UniCapital alone prior to the IPO and the Founding Company Mergers, and the consolidated results of UniCapital and the Founding Companies from and after the IPO and the Founding Company Mergers. The consolidated statements of operations thus include the results of all Founding Companies beginning May 20, 1998.

     On June 30, 1998, the Company completed the acquisition of Jumbo Jet, Inc., and CL Aircraft Marketing, Inc. and the acquisition of substantially all of the partnership interests in Jumbo Jet Leasing LP and all of the partnership interests in CL Aircraft Marketing LP (these four entities are referred to collectively as "Jumbo Jet"). The Company paid $5.4 million in cash consideration, assumed indebtedness of approximately $17.0 million and paid $10.0 million to Chase Manhattan Bank to terminate the bank's profit participation interest in Jumbo Jet. Messrs. Stuart Cauff and Wayne Lippman, who were the holders of all of the equity interests in Jumbo Jet, are the President and CEO, and Executive Vice President, respectively, of UniCapital's Big Ticket Leasing Division.

     In June 1998, the Company entered into six separate letters of intent to acquire six additional leasing companies: U.S. Turbine Engine Corp. ("U.S. TEC"), HLC Financial, Inc., Lease Corporation of America, The Myerson Companies d/b/a BSB Leasing, Saddleback Financial Corporation and Madison Leasing Company Inc. The completion of each Pending Acquisition is subject to UniCapital's completion of its due diligence, negotiation of definitive acquisition agreements and satisfaction of closing conditions. There can be no assurance that any or all of the Pending Acquisitions will be consummated. UniCapital announced on July 23, 1998 that it has determined not to pursue the acquisition of Lease Corporation of America.

     U.S. TEC, which engages in the purchase, refurbishment and sale of commercial aircraft engines, had total sales of approximately $29.6 million for the twelve months ended March 31, 1998. The consideration to be paid in connection with the U.S. TEC Pending Acquisition is expected to be $60.0 million in cash and $40.0 million in shares of UniCapital Common Stock. In addition, UniCapital may make additional payments based on increases in U.S. TEC's pre-tax income for each of the three twelve-month periods following the U.S. TEC Pending Acquisition.

     HLC Financial, Inc., Lease Corporation of America, Madison Leasing Company, Inc. The Myerson Companies, Inc. d/b/a BSB Leasing and Saddleback Financial Corporation are small ticket leasing companies. On a combined basis, these companies originated or acquired approximately $155.3 million in leases and financing arrangements for the twelve months ended December 31, 1997. The aggregate consideration to be paid by the Company in the Pending Acquisitions (other than U.S. TEC) is approximately $48.0 million, to consist of cash and shares of UniCapital Stock. In addition, UniCapital may make additional payments to certain of these companies based on increases in each company's pre-tax income for each of the two or three twelve-month periods following consummation of its acquisition.

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA

     UniCapital was established in October 1997 and acquired the Founding Companies in conjunction with the consummation of the IPO. On June 15, 1998, the Company entered into a Letter of Intent to acquire U.S. TEC. For financial statement presentation purposes, UniCapital has been identified as the "accounting acquiror." The following unaudited summary pro forma combined financial data present data for the Company, adjusted to give effect to (i) the consummation of the Founding Company Mergers, (ii) the U.S. TEC Pending Acquisition as if such Pending Acquisition had already began consummated, (iii) certain pro forma adjustments to the historical financial statements described below and (iv) the consummation of the IPO and the application of the net proceeds therefrom. The summary pro forma data are not necessarily indicative of operating results or the financial position that would have been achieved had the events described above been consummated and should not be construed as representative of future operating results or financial position. The summary pro forma combined financial data should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto and the historical financial statements of the Founding Companies and U.S. TEC and the notes thereto included elsewhere in this Prospectus. The Company anticipates that it will realize savings from the combination of functions such as accounting and finance, treasury, insurance, employee benefits, strategic marketing and legal support at the corporate level. However, these savings cannot be quantified or reasonably estimated and therefore have not been included in the Unaudited Pro Forma Combined Financial Statements.

                                                                               THREE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,      MARCH 31,
                                                                  1997             1998
                                                              -------------    ------------
                                                               (IN THOUSANDS, EXCEPT SHARE
                                                                   AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA (1):
Finance income from direct financing and sales-type
  leases....................................................   $    48,882     $    12,512
Rental income from operating leases.........................        55,432          12,803
Sales of equipment..........................................       113,788          50,563
Gain on sale of leases......................................        14,515           3,590
Fees, commissions and remarketing income....................        20,273           4,830
Interest and other income...................................         6,571           1,951
                                                               -----------     -----------
  Total revenues............................................       259,461          86,249
                                                               -----------     -----------
Cost of operating leases....................................        32,820           8,338
Cost of equipment sold......................................        86,117          31,021
Interest expense............................................        38,509           9,241
Selling, general and administrative (2).....................        47,308          15,509
Goodwill amortization (3)...................................        14,590           3,647
                                                               -----------     -----------
  Total expenses............................................       219,344          67,756
                                                               -----------     -----------
Income from operations......................................        40,117          18,493
Equity in income from minority owned affiliates.............         4,215           2,108
                                                               -----------     -----------
Income before income taxes and extraordinary item...........        44,332          20,601
Provision for income taxes (4)..............................        22,390           9,214
                                                               -----------     -----------
Net income before extraordinary item........................   $    21,942     $    11,387
                                                               ===========     ===========
Net income per share before extraordinary item (basic and
  diluted)..................................................   $      0.44     $      0.23
                                                               ===========     ===========
Shares used in computing pro forma net income per share
  before extraordinary item (5).............................    49,622,573      49,622,573

                                                              AS OF MARCH 31, 1998
                                                              --------------------
                                                                   PRO FORMA
                                                                    COMBINED
                                                              --------------------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA (6):
Cash and marketable securities..............................       $    3,559
Net investment in direct financing and sales-type leases....          434,750
Equipment under operating leases, net.......................          124,714
Total assets................................................        1,245,579
Debt........................................................          369,568
Stockholders' equity........................................          756,056

---------------

 (1) The pro forma combined statement of operations data assume that the Founding Company Mergers, the U.S. TEC Pending Acquisition and the IPO were consummated at the beginning of the period presented.

 (2) Reflects an aggregate of approximately $28.1 million for the year ended December 31, 1997 and $10.6 million for the three months ended March 31, 1998 in pro forma reductions in salaries, bonuses and benefits to the stockholders of the Founding Companies to which they agreed in employment agreements in connection with the respective Founding Company Merger Agreements and corresponding reductions to which the stockholders of U.S. TEC are expected to agree in employment agreements that the Company anticipates entering into as a condition to the consummation of the U.S. TEC Pending Acquisition (the "Compensation Differential"), offset by assumed public company costs, primarily increased salaries and professional fees at UniCapital, of approximately $4.8 million for the year ended December 31, 1997 and $1.2 million for the three months ended March 31, 1998.

 (3) Consists of amortization of the $566.0 million of goodwill recorded as a result of the Founding Company Mergers and expected to be recorded as a result of the U.S. TEC Pending Acquisition over a 15 to 40 year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

 (4) Assumes that all income is subject to a corporate income tax rate of 38% and that all goodwill is non-deductible for tax purposes.

 (5) Includes (i) 15,521,807 shares issued to stockholders of the Founding Companies or to be issued to stockholders of U.S. TEC, (ii) 6,798,750 shares issued to the founders and initial investors in UniCapital, (iii) 27,133,595 of the 28,000,000 shares sold in the IPO to pay the cash portion of the Merger consideration for the Founding Companies, to repay certain indebtedness of the Founding Companies and to pay certain expenses of the IPO and (iv) 168,421 shares related to the dilution attributable to options granted with an exercise price below the initial public offering price, in accordance with the treasury stock method.

 (6) Assumes that the Founding Company Mergers and the U.S. TEC Pending Acquisition were consummated on March 31, 1998.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby.

ABSENCE OF COMBINED OPERATING HISTORY

     UniCapital was founded in October 1997 and has conducted operations since May 1998. The Company acquired the Founding Companies simultaneously with or, in the case of PFSC, immediately prior to the consummation of the IPO. Prior to their acquisition by the Company, the Operating Companies had been operating independently and the Company may not be able to integrate these businesses successfully on an economic basis. Until the Company establishes centralized accounting, finance and other administrative systems, it will rely upon the separate systems of the Operating Companies. The success of the Company will depend, in part, upon the Company's ability to centralize these functions effectively and otherwise integrate the Operating Companies and any additional businesses the Company may acquire. The Company's management group has been assembled only recently and the management control structure is still in its formative stages. Management may not be able to oversee the combined entity effectively or to implement effectively the Company's operating strategies. Any failure by the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations. The pro forma combined financial results of the Company cover periods when UniCapital and the Operating Companies were not under common control or management and may not be indicative of the Company's future financial or operating results. See "Organization of the Company," "Business -- The Founding Companies" and "Management."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     The Company intends to grow significantly through the acquisition of equipment leasing and specialty finance businesses. This strategy will entail reviewing and potentially reorganizing acquired business operations, corporate infrastructure and systems and financial controls. Unforeseen expenses, difficulties, complications and delays frequently encountered in connection with the rapid expansion of operations could inhibit the Company's growth. The Company may be unable to maintain or accelerate its growth or anticipate all of the changing demands that expanding operations will impose on its management personnel, operational and management information systems, and financial systems. The Company may not be able to identify, acquire or manage profitably additional businesses or to integrate successfully any acquired businesses into the Company without substantial costs, delays or other operational or financial difficulties. Any failure by the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, there can be no assurance that the Company will consummate all or any of the Pending Acquisitions. See "Business -- Strategy."

RISKS RELATED TO ACQUISITION FINANCING

     A significant portion of the Company's resources may be used for acquisitions. The timing, size and success, if at all, of the Company's acquisition efforts and any associated capital commitments cannot be readily predicted. The Company currently intends to finance future acquisitions by using shares of its Common Stock, cash or a combination of Common Stock and cash. If the Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept Common Stock as part or all of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. Upon consummation of the IPO, the Company had approximately $15.4 million of net proceeds which could be used for future acquisitions after payment of the cash portion of the purchase price for the Founding Companies, repayment of certain indebtedness and payment of the expenses of the IPO. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. The Company may be unable to obtain additional financing on favorable terms, if at all. Any failure by the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations. To the extent the Company uses Common Stock for all or a portion of the consideration to be paid for future acquisitions, dilution may be experienced by existing stockholders. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations -- Liquidity and Capital Resources."

RISKS RELATED TO INTERNAL GROWTH AND OPERATING STRATEGIES

     A key element of the Company's business strategy is to improve the profitability of the Operating Companies and any subsequently acquired businesses. The Company's ability to improve profitability will be affected by various factors, including the Company's cost of, and ability to obtain, capital, the Company's ability to achieve operating efficiencies, the level of continued demand by businesses for lease financing, the Company's ability to expand the range of products and services that it offers and the Company's ability to enter new markets successfully. Many of these factors are beyond the control of the Company, and the Company's strategies may not be successful or the Company may be unable to generate cash flow adequate for its operations and to support internal growth. A key component of the Company's strategy is to operate on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and the growth of the business. In addition, the Operating Companies are operating with management, sales and support personnel that may be insufficient to support growth in their respective businesses without significant central oversight and coordination. The loss of the services of any such personnel could have a material adverse effect upon the Company's business, financial condition and results of operations. If proper overall business controls are not implemented, the Company's decentralized operating strategy could result in inconsistent operating and financial practices at the Operating Companies and subsequently acquired businesses, which could materially and adversely affect the Company's overall profitability, and ultimately its business, financial condition and results of operations. See "Business -- Strategy."

DEPENDENCE ON SECURITIZATION TRANSACTIONS

     The Company intends to sell a significant portion of the equipment leases that it acquires and originates through the issuance of securities backed by such leases in securitization transactions or through other structured finance products. In a securitization transaction, the Company sells and transfers a pool of leases to one or more wholly-owned, special purpose subsidiaries of the Company. The special purpose subsidiary, either directly or through a trust, issues beneficial interests in the leases in the form of senior and subordinated securities and sells such securities through public offerings and private placement transactions.

     The Company anticipates that it will utilize securitizations for refinancing of amounts outstanding under its warehouse loan facilities. Several factors will affect the Company's ability to complete securitizations, including conditions in the securities markets generally, conditions in the asset-backed securities markets, the credit quality and performance of the Company's lease portfolio, compliance of the Company's leases with the eligibility requirements established in connection with the securitizations, the Company's ability to obtain third-party credit enhancement, the ability of the Company to service adequately its lease portfolio and the absence of any material downgrading or withdrawal of ratings given to securities previously issued in the Company's securitizations. Any substantial reduction in the availability of the securitization market for the Company's leases or any adverse change in the terms of such securitizations could have a material adverse effect on the Company's business, financial condition and results of operations.

ABILITY TO SUSTAIN INCREASING VOLUME OF RECEIVABLES

     The Company's ability to sustain continued growth is dependent on its capacity to attract, evaluate, finance and service increasing volumes of leases of suitable yield and credit quality. Accomplishing this on a cost-effective basis is largely a function of the Company's ability to market its products effectively, to manage the credit evaluation process to assure adequate portfolio quality, to provide competent, attentive and efficient servicing, and to maintain access to institutional financing sources to achieve an acceptable cost of funds for its financing programs. Any failure by the Company to market its products effectively, to maintain its portfolio quality, to service its leases effectively or to obtain institutional financing at reasonable rates would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations --

Liquidity and Capital Resources," "Business -- Credit and Collection Policies and Procedures" and "Business -- Servicing, Collection and Administration."

NEED FOR ADDITIONAL CAPITAL

     The Company anticipates that it will fund the majority of the leases that it originates or acquires through loan facilities. The Company has entered into definitive agreements for a bank credit facility which includes a loan facility to fund leases. If the terms of the Company's loan facilities or the structure of its securitization transactions are not appropriate in light of future market conditions, then the Company may require additional capital to fund its operations. The Company also may require additional capital to finance future acquisitions. No such additional capital may be available, or if available such additional capital may not be provided on terms acceptable to the Company. The failure to obtain such additional capital when, as and if needed could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Risks Related to Acquisition Financing" and "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations -- Liquidity and Capital Resources."

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The Company's "Senior Credit Facilities" (as defined herein) require the Company and its subsidiaries to pledge significantly all of their assets as security for borrowings under the facilities. In addition, the Senior Credit Facilities contain certain covenants that restrict, among other things, the ability of the Company to incur additional indebtedness, issue preferred stock, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person without the consent of the lenders or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. The Senior Credit Facilities also require the Company to maintain specified financial ratios and to satisfy certain financial condition tests. The ability of the Company to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under any or all of the Senior Credit Facilities. Upon an event of default under the Senior Credit Facilities, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders thereunder could proceed against the collateral granted to them to secure that indebtedness. Any such event of default, therefore, could have a material adverse effect on the Company.

INTEREST RATE RISKS

     The Company's profitability is determined in part by the difference between the Company's cost of funds and the yield obtained by the Company on its leases. Leases underwritten by the Company generally are non-cancelable and require payments to be made by the lessee for specified terms at fixed rates based on interest rates prevailing in the market at the time the lease is approved. Until the Company sells or securitizes the leases, the Company generally funds such leases under warehouse loan facilities or from working capital. Should the Company be unable to sell or securitize leases with fixed rates within a reasonable period of time after funding, the Company's operating margins could be adversely affected by any increase in interest rates. Moreover, increases in interest rates which cause the Company to raise the implicit rate charged to its customers could cause a reduction in demand for the Company's lease funding. The Company may undertake to hedge against the risk of interest rate increases, based on the size of its equipment lease portfolio. Such hedging activities would limit the Company's ability to participate in the benefits of lower interest rates with respect to the hedged portfolio of leases. In addition, the Company's hedging activities may not protect it from interest rate-related risks in all interest rate environments. Adverse developments resulting from changes in interest rates or hedging transactions could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations -- Liquidity and Capital Resources."

DEPENDENCE ON CREDITWORTHINESS OF LESSEES

     The Company acquires and originates equipment leases with a wide range of purchase prices, many of which involve small and mid-size commercial businesses located throughout the United States, or large cyclical businesses such as airlines with operations in different regions around the world. Small business leases and leases with highly cyclical businesses generally entail a greater risk of non-performance and higher delinquencies and losses than leases entered into with larger, more creditworthy lessees or lessees in less cyclical businesses. The failure of the Company's lessees to comply with the terms of their leases will result in the inability of such leases to qualify to serve as collateral under the Company's warehouse facilities and securitization programs and may have a material adverse effect on the Company's liquidity. Additionally, delinquencies and defaults experienced in excess of levels estimated by management in determining the Company's allowance for credit losses could have a material adverse effect on the Company's ability to obtain financing and effect securitization transactions which may, in turn, have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations -- Liquidity and Capital Resources."

RISK OF ECONOMIC DOWNTURN

     An economic downturn could result in a decline in the demand for some of the types of equipment which the Company finances, which could lead to a decline in originations of leases. Such a downturn could also adversely affect the Company's ability to obtain capital to fund lease originations or to complete securitizations. In addition, such a downturn could result in an increase in delinquencies and defaults by lessees, which could have an adverse effect on the Company's revenues as well as on its ability to sell or securitize leases. Moreover, an economic downturn, either generally or within a specific industry, could have a material adverse effect on the value of the equipment underlying the leases, which could in turn affect the Company's ability to realize its residual interest in such equipment. These results could have a material adverse effect on the Company's business, financial condition and results of operations.

FLUCTUATIONS IN QUARTERLY RESULTS

     The Company could experience fluctuations in quarterly operating results due to a number of factors including, among others, the completion of a securitization transaction in a particular calendar quarter (or the failure to complete such a securitization transaction) and the interest rates on the securities issued in connection with its securitization transactions, variations in the volume of leases originated by the Company, differences between the Company's cost of funds and the average implicit yield to the Company on its leases prior to being securitized, the effectiveness of the Company's hedging strategy, the degree to which the Company encounters competition in its markets and general economic conditions. In addition, certain of the Operating Companies, particularly those engaged in the lease and sale of aircraft, may experience significant fluctuations due to the timing of sales of aircraft. Moreover, some of the Operating Companies may from time to time experience relatively large transactions for one or a few customers, which may not recur or may not be followed by correspondingly large transactions for other customers in subsequent periods. As a result of these fluctuations and the significant impact that the timing of any securitization transactions may have on the Company's results of operations, results for any one quarter should not be relied upon as being indicative of performance in future quarters. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations."

COMPETITION

     The business of financing equipment is highly competitive. The Company competes for customers with a number of national, regional and local equipment leasing and finance companies. In addition, the Company's competitors include those equipment manufacturers that finance the sale or lease of their products themselves and other traditional types of financial services companies, such as commercial banks and savings and loan associations, all of which provide financing for the purchase of equipment. Many of the Company's competitors and potential competitors possess substantially greater financial, marketing and operational resources than the Company. The Company's competitors and potential competitors include larger, more established companies which may have a lower cost of funds than the Company and access to capital markets and to other funding sources which may be unavailable to the Company. See "Business -- Competition."

RESIDUAL VALUE RISK

     The Company retains a residual interest in the equipment covered by certain of its leases. The estimated fair market value of the equipment at the end of the contract term of the lease, if any, is reflected as an asset on the Company's balance sheet. The Company's results of operations depend, to some degree, upon its ability to realize such residual value. Realization of residual values depends on many factors, several of which are not within the Company's control, including general market conditions at the time of expiration of the lease, whether there has been unusual wear and tear on, or use of, the equipment, the cost of comparable new equipment, the extent, if any, to which the equipment has become technologically or economically obsolete during the contract term and the effects of any additional or amended government regulations. If, upon the expiration of a lease, the Company sells the underlying equipment and the amount realized is less than the recorded value of the residual interest in such equipment, a loss reflecting the difference will be recognized. Any failure by the Company to realize aggregate recorded residual values could have a material adverse effect on its financial condition and results of operations. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations" and "Business -- Residual Interest in Equipment."

RISKS OF YEAR 2000 NONCOMPLIANCE

     Computer programs that are "year 2000 noncompliant" are incapable, in whole or in part, of processing date data between periods before and periods after January 1, 2000. Certain of the Operating Companies' computer programs are currently partially year 2000 noncompliant. In particular, PFSC, a lease portfolio servicing business and one of the Operating Companies, presently has computer systems which do not interpret properly date data for the year 2000 and beyond. PFSC has contracted with a consultant to modify its systems to interpret properly date data, and PFSC and UniCapital expect to complete programs to render all of the Company's computer systems year 2000 compliant by the end of calendar 1998. The costs of such programs are not expected to be material, but there can be no assurance that such conversion programs will be successful at the expected cost or by the currently engaged vendors. The inability of UniCapital's or the Operating Companies' computer systems to accept, store, interpret or display dates for the year 2000 and beyond could materially impair the ability of the Company to originate, service and sell leases. In addition, the Company utilizes in its internal operations a number of computer software programs, including programs used to manage the Company's financial and accounting functions as well as in the Company's sales and marketing activities. The inability of such programs to interpret properly date data for the year 2000 and beyond could have a material adverse effect on the Company's operations. Failure by the Company to identify a year 2000 problem in its software products or in any software program used in its operations could require modification or replacement of such software.

AMORTIZATION OF INTANGIBLE ASSETS

     Approximately $566.0 million, or 45.4%, of the Company's pro forma total assets as of March 31, 1998, after giving effect to the IPO, the Founding Company Mergers and the U.S. TEC Pending Acquisition (as if such Pending Acquisition had already been consummated), consists of goodwill arising from the acquisitions of the Founding Companies and U.S. TEC. Goodwill is an intangible asset that represents the difference between the aggregate purchase price for the net assets acquired and the amount of such purchase price allocated to such assets for purposes of the Company's pro forma balance sheets. The Company is required to amortize the goodwill from the Founding Company Mergers and U.S. TEC (including goodwill associated with the payment of any earn-out consideration) over a period of time, with the amount amortized in a particular period constituting an expense that reduces the Company's net income for that period. The amount amortized, however, will not give rise to a deduction for tax purposes. In addition, the Company will be required to amortize the goodwill from any future acquisitions for which the purchase method of accounting is used. A reduction in net income resulting from the amortization of goodwill may have an adverse impact upon the market price of the Company's Common Stock.

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its success will depend to a significant extent upon the efforts and abilities of Robert New, its co-founder, Chairman and Chief Executive Officer, the Company's other executive officers and, due to the Company's decentralized operating strategy, senior management and sales personnel of the Operating Companies. The Operating Companies will continue to depend upon the retention of key sales personnel to maintain certain customer relationships. The Company likely will depend upon the senior management and sales personnel of any significant business it acquires in the future. If the Company loses the services of one or more of these key employees before the Company is able to attract and retain qualified replacement personnel, the Company's business could be adversely affected. The Company does not intend to maintain policies of "key man" life insurance on the lives of its key personnel. See "Management."

CONFLICTS OF INTEREST

     Bruce E. Kropschot, who serves as the Company's Vice Chairman -- Mergers & Acquisitions, was founder and President of Kropschot Financial Services ("KFS"), a merger and acquisition advisor to equipment leasing companies, through December 1997. KFS has provided financial advisory services to seven of the Operating Companies in connection with the Founding Company Mergers, for which it has received fees. See "Certain Relationships and Related Party
Transactions -- Financial Advisory Service Fees." In connection with his employment with UniCapital, Mr. Kropschot reached agreement with the two managing directors of KFS pursuant to which Mr. Kropschot has redeemed his entire equity interest in KFS in exchange for a note payable by the parent company of KFS. Since KFS is a prominent merger and acquisition advisor to equipment leasing companies, it is likely that KFS will be an advisor to future candidates to be acquired by the Company.

     Jonathan J. Ledecky, a director of the Company, is also a director of Consolidation Capital Corporation, a company formed by Mr. Ledecky to pursue consolidation opportunities in a variety of industries. Vincent Eades, a director of the Company, is also a director of Consolidation Capital Corporation. As a director of the Company and Consolidation Capital Corporation, Mr. Ledecky and Mr. Eades each owes a duty of loyalty and a duty of care under Delaware law to both companies. These duties obligate each such individual to present certain business opportunities to the company to which he owes the duties before pursuing such opportunities himself. Mr. Ledecky and Mr. Eades may thus have conflicts of interest in determining to which of these entities, if any, a particular relevant business opportunity should be presented. In addition, Mr. Ledecky and John A. Quelch, each of whom is a director of both the Company and U.S. Office Products Company, may each face similar conflicts of interest between and or among their respective potentially conflicting duties and obligations.

POTENTIAL INFLUENCE OF EXISTING STOCKHOLDERS

     As of July 13, 1998, the Company's executive officers, directors and five-percent stockholders beneficially owned an aggregate of approximately 13.1% of the outstanding shares of Common Stock. The Company's officers, directors and five-percent stockholders if acting together may be able to control the election of directors and matters requiring the approval of the stockholders of the Company. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

     As of July 13, 1998, the Company had 48,139,651 shares of Common Stock outstanding. The 28,000,000 shares sold in the IPO are freely tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"); shares held by affiliates will be subject to resale limitations of Rule 144. All of the remaining 20,139,651 outstanding shares of Common Stock are available for resale at various dates beginning 180 days after May 14, 1998, upon expiration of applicable lock-up agreements described below and subject to compliance with Rule 144 under the Securities Act as the holding provisions of Rule 144 are satisfied. 19,939,651 of such shares are subject to certain lock-up agreements described below which expire 180 days after May 14, 1998. Further, as of July 8, 1998, 3,564,723 shares of Common Stock were issuable upon the exercise of stock options granted prior to or on such date. The Company intends to file a registration statement on Form S-8 with respect to the shares of Common Stock issuable upon exercise of such options. In addition, the 25,000,000 shares of Common Stock offered by this Prospectus generally will be freely tradeable after their issuance by persons not affiliated with the Company, except for any contractual restrictions imposed by the Company in the definitive agreements pursuant to which it effects its acquisitions of entities.

     Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. Each of the Company and the directors, executive officers and certain other stockholders of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, it will not, during the period ending 180 days after May 14, 1998, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

NO PRIOR MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     The offering price for the Common Stock to be issued pursuant to this Prospectus will be based upon the Company's closing stock price at a date certain or the average closing stock price over a period of time determined by negotiations between the Company and the owners of the companies to be acquired. Any such negotiated price may bear no relationship to the price at which the Common Stock will trade after each respective acquisition and an active trading market may not be sustained subsequent to any future acquisition transactions. In addition, the trading price of the Common Stock could be subject to significant fluctuations in response to activities of the Company's competitors, variations in quarterly operating results, changes in market conditions, adverse developments that affect the industry in which the Company conducts business (such as interest rate variations) and other events or factors. Moreover, the stock market in the past has experienced significant price and value fluctuations, which have not necessarily been related to corporate operating performance. The volatility of the stock market could adversely affect the market price of the Common Stock and the ability of the Company to raise equity in the public markets.

DILUTION TO NEW INVESTORS

     If the Company issues additional Common Stock in the future, including shares which may be issued pursuant to earn-out arrangements, option grants and future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock.

CERTAIN ANTITAKEOVER PROVISIONS

     Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws and Delaware law may make a change in the control of the Company more difficult to effect, even if a change in control were in the stockholders' interest. Pursuant to the Certificate of Incorporation and Bylaws, the Board of Directors is divided into three classes of directors elected for staggered three-year terms. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. See "Description of Capital Stock -- Certain Provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws."

     Pursuant to the Company's Certificate of Incorporation, the Board of Directors of the Company may issue shares of Preferred Stock of the Company, without stockholder approval, on such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Moreover, although the ability to issue Preferred Stock may provide flexibility in connection with possible acquisitions and other corporate purposes, such issuances may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, stock of the Company. The Company has no current plans to issue any shares of Preferred Stock. See "Description of Capital Stock -- Preferred Stock."

                          ORGANIZATION OF THE COMPANY

UNICAPITAL

     UniCapital was incorporated in Delaware in October 1997 as a holding company to acquire and operate equipment leasing and specialty finance businesses serving the commercial market. As of March 31, 1998, UniCapital had issued 6,798,750 shares of Common Stock for cash or notes to its co-founders, management and certain other investors, including 2,115,000 shares to Robert New, its co-founder, Chairman and Chief Executive Officer, 200,000 shares to Theodore J. Rogenski, Chief Operating Officer, 470,000 shares to Bruce E. Kropschot, Vice Chairman -- Mergers & Acquisitions, 412,500 shares to Martin Kalb, Executive Vice President and General Counsel, or to entities over which Mr. Kalb has control, 190,000 shares to Jonathan New, Chief Financial Officer, 315,000 shares to Steven E. Hirsch, Executive Vice President -- Structured Finance, and 2,115,000 shares to Jonathan J. Ledecky, its co-founder and a director of the Company. Subsequent to the Founding Company Mergers and the IPO, the co-founders of UniCapital own beneficially in the aggregate approximately 8.8% of the outstanding Common Stock of the Company. See "Certain Relationships and Related Party Transactions -- Organization of UniCapital."

THE FOUNDING COMPANY MERGERS

     Simultaneously with or immediately prior to the consummation of the IPO, UniCapital acquired in 12 separate transactions all of the issued and outstanding capital stock and partnership interests of each of the Founding Companies for an aggregate consideration of $585.0 million, which consisted of:
(i) $331.6 million in cash paid to the stockholders of the Founding Companies; and (ii) 13,340,901 shares of Common Stock, with an estimated fair value of $253.4 million, issued to the stockholders of the Founding Companies. In addition, the Company may make additional payments to the stockholders of the Founding Companies (other than PFSC), in cash and Common Stock, based upon increases in the adjusted pre-tax income of the Founding Companies (i.e., the amount by which each Founding Company's pre-tax income exceeds such Founding Company's pre-tax income, adjusted to reflect the differential expenses expected to be realized when operated in a manner consistent with that of a public company, for the prior year), for the years ended December 31, 1998 and 1999 (and, in the case of Boulder, Cauff Lippman and NSJ, also for the year ended December 31, 2000). In addition, the Company repaid indebtedness of Jacom totaling $32.3 million incurred to fund an S Corporation distribution to the stockholder of Jacom immediately prior to the Jacom Merger, indebtedness of Merrimac totaling $2.8 million assumed in the Merrimac Merger and approximately $110.0 million of certain recourse indebtedness of the Founding Companies assumed by the Company in the Founding Company Mergers. The purchase price for each Founding Company was determined based on negotiations between UniCapital and that Founding Company. The factors considered by the parties in determining the purchase price included, among other factors, cash flows, historical operating results, growth rates and business prospects of the Founding Companies.

     The following table contains information concerning the aggregate cash paid and Common Stock issued in connection with the Founding Company Mergers:

                                                 SHARES OF     VALUE OF SHARES       TOTAL
          OPERATING COMPANY             CASH    COMMON STOCK   OF COMMON STOCK   CONSIDERATION
          -----------------             ----    ------------   ---------------   -------------
                                                        (DOLLARS IN MILLIONS)
American Capital.....................  $ 20.4     1,071,051        $ 20.3           $ 40.7
Boulder..............................     7.1       371,053           7.0             14.1
Cauff Lippman........................    48.0     1,684,210          32.0             80.0
Jacom................................   128.0(1)   3,368,368         64.0            192.0
Keystone.............................    27.9     1,468,420          27.9             55.8
Matrix...............................    19.4     1,035,811          19.7             39.1
Merrimac.............................      --(2)     178,750          3.4              3.4
MCMG.................................     7.0       370,656           7.0             14.0
NSJ..................................    16.0       561,978          10.7             26.7
PFSC.................................      --       191,051           3.6              3.6
Varilease............................    36.8     1,934,371          36.8             73.6
Walden...............................    21.0     1,105,182          21.0             42.0
                                       ------    ----------        ------           ------
  Total..............................  $331.6    13,340,901        $253.4           $585.0
                                       ======    ==========        ======           ======

---------------
(1) Does not include $32.3 million of indebtedness incurred to fund an S Corporation distribution to the stockholder of Jacom immediately prior to the Jacom Merger, which indebtedness was repaid by the Company upon consummation of the Jacom Merger from a portion of the net proceeds of the IPO.

(2) Does not include $2.8 million in indebtedness assumed by the Company in the Merrimac Merger, which indebtedness was repaid by the Company upon consummation of the Merrimac Merger from a portion of the net proceeds of the IPO.

     Each of the Founding Company Merger Agreements provided that options to purchase a number of shares of Common Stock, equal to 6.25% of the Merger consideration received (which includes the cash and Common Stock portion of the Merger consideration) be made available to certain key employees of the Founding Companies. The options have an exercise price equal to the fair market value as of the date of grant and will vest ratably over a four-year period, beginning on the anniversary of the date of the grant.

  AMERICAN CAPITAL

     UniCapital acquired all of the outstanding stock of American Capital for:
(i) $20.4 million in cash and (ii) 1,071,053 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in American Capital's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in American Capital's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31,
1997). Each of Michael Pandolfelli, the President of American Capital, and Gerald P. Ennella, the Executive Vice President of American Capital, respectively, entered into a two-year employment agreement with the subsidiary of the Company that operates the American Capital business after the Merger and a two-year, post-employment covenant not to compete with the Company.

  BOULDER

     UniCapital acquired all of the outstanding stock of Boulder for: (i) $7.1 million in cash and (ii) 371,053 shares of Common Stock; provided, that for every $1.00 by which the adjusted pre-tax income of Boulder for the year ended December 31, 1998 is less than the adjusted pre-tax income for the year ended December 31, 1997, the stockholders of Boulder will repay to UniCapital $6.00, in Common Stock valued at the initial public offering price per share, up to a maximum of $3.6 million. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Boulder's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997; and (ii) 50% of any increase in Boulder's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). In addition, as part of the Boulder Merger, UniCapital will acquire Boulder's interest in certain new vendor programs and a real estate venture and will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) the pre-tax income of Boulder attributable to such new vendor programs and Boulder's interest in the real estate venture for each of the years ending December 31, 1998, 1999 and 2000 and
(ii) three times Boulder's interest in the average pre-tax income of the real estate venture for the years ending December 31, 1998, 1999 and 2000. Roy Burger, the President of Boulder, entered into a two-year employment agreement with the subsidiary of the Company that operates the Boulder business after the Merger and a two-year, post-employment covenant not to compete with the Company.

  CAUFF LIPPMAN

     UniCapital acquired all of the outstanding stock of Cauff Lippman for: (i) $48.0 million in cash and (ii) 1,684,210 shares of Common Stock. In addition, UniCapital will pay additional consideration, 60% in cash and 40% in Common Stock, of up to $40.0 million based on the adjusted pre-tax income of the "Big Ticket Leasing Division" (defined as Cauff Lippman and NSJ for the period from January 1, 1998 through the date of consummation of the Mergers, and thereafter as Cauff Lippman, NSJ and other operating subsidiaries of the Company that conduct the business conducted by Cauff Lippman and NSJ prior to the consummation of the Mergers) for the years ended December 31, 1998, 1999 and 2000. The Merger Agreement provides for such additional consideration to be paid in three possible payments: (i) $13.3 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1998 exceeds $19.0 million; (ii) an additional $13.3 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1999, plus the excess of the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1998 over $26.7 million, exceeds $19.0 million; and
(iii) a third $13.3 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 2000, plus the excess of the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1999 over $26.7 million, exceeds $19.0 million; provided, that if the aggregate amount paid under clauses (i) and (ii) is less than $26.7 million and if the aggregate adjusted pre-tax income of the Big Ticket Leasing Division for the three years ended December 31, 2000 equals or exceeds $56.9 million, then the payment under clause (iii) will equal $40.0 million minus the amounts paid under clauses (i) and (ii). Stuart Cauff, the President of Cauff Lippman will became the President and CEO of UniCapital's Big Ticket Leasing Division and will entered into a three-year employment agreement with the Company and a subsidiary of the Company that operates the Cauff Lippman business after the Merger and a two-year, post-employment covenant not to compete with the Company (subject to certain limited exceptions). Wayne Lippman, the Vice-President of Cauff Lippman became the Executive Vice President of UniCapital's Big Ticket Leasing Division and entered into a three-year employment agreement with the Company and a subsidiary of the Company that operates the Cauff Lippman business after the Merger and a two-year, post-employment covenant not to compete with the Company (subject to certain limited exceptions). The employment agreements of Messrs. Cauff and Lippman provided that for each $30.0 million in cumulative adjusted pre-tax income of the Big Ticket Leasing Division during the period beginning January 1, 1998 and ending December 31, 2001, each of Messrs. Cauff and Lippman will be granted options to purchase 125,000 shares of Common Stock, up to a maximum of 500,000 shares to each. Such options will be granted at the fair market value on the date of grant of each installment, if any, and will be immediately exercisable.

     In addition to Cauff Lippman, Messrs. Cauff and Lippman are involved in other entities with interests in the aircraft leasing business which are not part of Cauff Lippman and which were not acquired in the Cauff Lippman Merger. In June 1998, the Company acquired from Messrs. Cauff and Lippman substantially all of the equity interests in Jumbo Jet for a combined consideration of $5.4 million in cash, and in connection therewith assumed indebtedness of approximately $17.0 million and paid $10.0 million to Chase Manhattan Bank to terminate the bank's profit participation interest in Jumbo Jet. In addition, in connection with the Cauff Lippman Merger Agreement, Messrs. Cauff and Lippman have granted the Company the option to purchase their interests in certain other entities, for the following purchase prices: (i) Twin Jet Leasing, Inc and Aircraft 49402, Inc. --

$100,000; and (ii) CL Aircraft XXV, Inc. -- $100,000. Certain third party lenders which are participants in some of these entities, must consent to the transfer of any equity interest in such entities. Such consents may not be obtained.

  JACOM

     UniCapital acquired all of the outstanding stock of Jacom for: (i) $128.0 million in cash and (ii) 3,368,368 shares of Common Stock. Immediately prior to the Merger, Jacom made a distribution to its stockholder in the amount of $32.3 million, which distribution was funded from borrowings repaid by UniCapital upon consummation of the Merger. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Jacom's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in Jacom's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). John Alfano, the President of Jacom, became the Company's National Marketing Director and entered into a two-year employment agreement with the subsidiary of the Company that operates the Jacom business after the Merger and a two-year, post-employment covenant not to compete with the Company. In addition, the Company entered into a consulting agreement with a corporation, the sole stockholder of which is Robert Seaman, pursuant to which Mr. Seaman's corporation continues to provide such consulting services to Jacom, and renders additional consulting services to the Company in pursuing merger and acquisition activities and strategic alliances.

  KEYSTONE

     UniCapital acquired all of the outstanding stock of Keystone for: (i) $27.9 million in cash and (ii) 1,468,421 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Keystone's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and
(ii) 50% of any increase in Keystone's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Each of Alan Kaufman and Edgar Lee, the President and Executive Vice President of Keystone, respectively, entered into a two-year employment agreement with the subsidiary of the Company that operates the Keystone business after the Merger and a two-year, post-employment covenant not to compete with the Company.

  MATRIX

     UniCapital acquired all of the outstanding stock of Matrix for: (i) $19.4 million in cash and (ii) 1,035,811 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Matrix's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in Matrix's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Prior to the consummation of the Merger, Matrix distributed approximately $3.0 million to its stockholders, through a redemption of a portion of Matrix's outstanding stock. Each of Richard Emery, J. Robert Bonnemort and David A. DiCesaris, the President, Executive Vice President and Vice President -- Sales of Matrix, respectively, entered into a two-year employment agreement with the subsidiary of the Company that operates the Matrix business after the Merger and a two-year, post-employment covenant not to compete with the Company.

  MERRIMAC

     UniCapital acquired all of the partnership interests in Merrimac for 178,750 shares of Common Stock. In addition, UniCapital will satisfy $2.8 million in debt assumed in the Merrimac Merger. In addition, UniCapital will pay additional consideration in Common Stock equal to (i) 50% of any increase in Merrimac's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in Merrimac's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Mark Cignoli, the General Manager of Merrimac, entered into a two-year employment agreement with the subsidiary of the Company that operates the Merrimac business after the Merger and a two-year, post-employment covenant not to compete with the Company.

  MCMG

     UniCapital acquired all of the outstanding stock of MCMG for: (i) $7.0 million in cash and (ii) 370,657 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to
(i) 50% of any increase in MCMG's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in MCMG's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Each of Fred R. Cornwall, Michael W. Harling and James E. Craft, the President, Executive Vice President and Senior Vice President of MCMG, respectively, entered into a two-year employment agreement with the subsidiary of the Company that operates the MCMG business after the Merger and a two-year, post-employment covenant not to compete with the Company.

  NSJ

     UniCapital acquired all of the outstanding stock of NSJ for: (i) $16.0 million in cash and (ii) 561,979 shares of Common Stock. In addition, UniCapital will pay additional consideration, 60% in cash and 40% in Common Stock, of up to $13.5 million based on the adjusted pre-tax income of the "Big Ticket Leasing Division" (as defined in the Cauff Lippman and NSJ Merger Agreements) for the years ended December 31, 1998, 1999 and 2000. The Merger Agreement provides for such additional consideration to be paid in three possible payments: (i) $4.4 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1998 exceeds $19.0 million; (ii) an additional $4.4 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1999, plus the excess of the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1998 over $26.7 million, exceeds $19.0 million; and (iii) a third $4.4 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 2000, plus the excess of the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1999 over $26.7 million, exceeds $19.0 million; provided, that if the aggregate amount paid under clauses
(i) and (ii) is less than $8.9 million and if the aggregate adjusted pre-tax income of the Big Ticket Leasing Division for the three years ended December 31, 2000 equals or exceeds $56.9 million, then the payment under clause (iii) will equal $13.3 million minus the amounts paid under clauses (i) and (ii). Each of Jeptha Thornton, Samuel Thornton and Richard Giles, the President, Vice President and Executive Vice President and General Counsel of NSJ, respectively, entered into a three-year employment agreement with the subsidiary of the Company that operates the NSJ business after the Merger and a two-year, post-employment covenant not to compete with the Company.

  PFSC

     UniCapital acquired all of the partnership interests in PFSC for 184,210 shares of Common Stock. Each of Jerry Hudspeth and Chris Kane, the Managing Director and Vice President -- Information Technology of PFSC, respectively, entered into a two-year employment agreement with the subsidiary of the Company that operates the PFSC business after the Merger and a two-year, post-employment covenant not to compete with the Company.

  VARILEASE

     UniCapital acquired all of the outstanding stock of Varilease for: (i) $36.8 million in cash and (ii) 1,934,368 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Varilease's adjusted pre-tax income for the year ended

December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in Varilease's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Robert VanHellemont, the President of Varilease, and Gary Miller, the Chief Financial Officer of Varilease, each entered into a two-year employment agreement with the subsidiary of the Company that operates the Varilease business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     In connection with the Merger Agreement, Mr. VanHellemont has granted the Company an option to purchase his equity interest in two entities, Worldwide Maintenance Corp. ("Worldwide"), an entity that provides maintenance and related services for computer and related equipment and Summa Leasing, Inc. ("Summa"), a provider of vendor financing having total assets of approximately $1.0 million. The Company has the option to purchase Worldwide for $1,000,000 plus the amount, if any, owed to Mr. VanHellemont by Worldwide. The option is exercisable until the date that is twelve months following the consummation of the IPO. The Company has the option to purchase Mr. VanHellemont's equity interest in Summa for an amount in cash equal to the fair market value of Mr. VanHellemont's equity interest, as agreed upon by the parties at the time of purchase. The option is exercisable until May 20, 2000. The Company has made no determination as to whether it wishes to enter the businesses conducted by Worldwide and/or Summa.

  WALDEN

     UniCapital acquired all of the outstanding stock of Walden for: (i) $21.0 million in cash and (ii) 1,105,184 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Walden's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in Walden's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Each of David Burmon, Richard Albertelli and Robert Kopp, the President and Executive Vice Presidents, of Walden, respectively, entered into a two-year employment agreement with the subsidiary of the Company that operates the Walden business after the Merger and a two-year, post-employment covenant not to compete with the Company.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been traded on the New York Stock Exchange since May 15, 1998. On July 13, 1998, the last sale price of the Common Stock was $18 13/16 per share. As of July 13, 1998, there were approximately 60 holders of record of the Company's Common Stock. The following table sets forth the high and low sales prices for the Common Stock for the periods indicated.

                            1998                              HIGH    LOW
                            ----                              ----    ---
Second Quarter (May 15, 1998 to June 30, 1998)..............  $19 5/8 $14 3/16
Third Quarter (July 1, 1998 to July 13, 1998)...............  $19 3/16 $17 1/4

                                DIVIDEND POLICY

     The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other considerations that the Company's Board of Directors deems relevant. In addition, the Company's Senior Credit Facilities include restrictions on the ability of the Company to pay dividends without the consent of its lenders.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998, on a pro forma combined basis (i) to reflect the consummation of the Founding Company Mergers and the issuance of approximately 13,340,901 shares of Common Stock in connection therewith and to give effect to the sale of 28,000,000 shares of Common Stock offered in the IPO at the price of $19.00 per share and the application of the net proceeds therefrom, and (ii) as adjusted to reflect the anticipated consummation of the U.S. TEC Pending Acquisition and the issuance of approximately 2,180,906 shares of Common Stock in connection therewith (based on the estimated value of shares to be issued to stockholders of U.S. TEC calculated with reference to an assumed historical average closing price of $18.34 per share). This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                                         AS OF MARCH 31, 1998
                                                              ------------------------------------------
                                                               PRO FORMA COMBINED     PRO FORMA COMBINED
                                                              FOUNDING COMPANIES(2)    WITH U.S. TEC(3)
                                                              ---------------------   ------------------
                                                                            (IN THOUSANDS)
Total debt..................................................       $  339,368             $  369,568
Stockholders' equity:
Common stock, $.001 par value per share, 100,000,000 shares
  authorized, 48,139,651 and 50,320,557 shares issued and
  outstanding, respectively(1)..............................               48                     50
Preferred stock, $.001 par value per share, 10,000,000
  shares authorized, 0 shares issued and outstanding........               --                     --
Additional paid-in capital..................................          743,419                779,417
Stock subscription notes receivable.........................           (3,959)                (3,959)
Retained earnings (deficit).................................          (19,452)               (19,452)
                                                                   ----------             ----------
Total stockholders' equity..................................          720,056                756,056
                                                                   ----------             ----------
Total capitalization........................................       $1,059,624             $1,125,624
                                                                   ==========             ==========

---------------

(1) Does not include 3,564,723 shares issuable upon the exercise of options granted in connection with the IPO. If all such options were exercised, then the total number of shares of Common Stock that would be outstanding would be 51,697,537 and 53,885,280 shares, respectively. Options granted prior to or upon the effectiveness of the Registration Statement include 1,388,000 options that are immediately exercisable; the balance vest in future periods beginning one year after the date of grant. More specifically, does not include: (i) shares which may be issued to the stockholders of the Founding Companies, other than PFSC, pursuant to earn-out arrangements to be calculated with reference to the performance of those Founding Companies through December 31, 1999 (and, in the case of Boulder, Cauff Lippman and NSJ, through December 31, 2000 or shares which may be issued to the shareholders of U.S. TEC pursuant to earn-out arrangements calculated with reference to the performance of U.S. TEC for the two twelve-month periods following the consummation of the U.S. TEC Pending Acquisition (if consummated)); (ii) shares of Common Stock equal to 15% of the shares of Common Stock outstanding from time to time that are reserved for issuance under the Company's 1998 Long-Term Incentive Plan, of which options to purchase 3,241,723 shares of Common Stock (including options to purchase 500,000 shares granted to Robert New, the Company's Chairman and Chief Executive Officer, and options to purchase 500,000 shares granted to Jonathan J. Ledecky, a director of the Company) were granted in connection with the IPO at an exercise price of $19.00 per share; (iii) 500,000 shares of Common Stock reserved for issuance under the Company's 1998 Non-Employee Directors' Stock Plan, of which options to purchase 63,000 shares of Common Stock were granted in connection with the IPO at an exercise price of $19.00 per share; (iv) 500,000 shares reserved for issuance under the Company's 1997 Executive Non-Qualified Stock Option Plan, of which options to purchase 200,000 shares of Common Stock were granted at an exercise price of $3.00 per share and options to purchase 60,000 shares of Common Stock were granted in connection with the IPO at an exercise price equal to $19.00 per share; and (v) 2,000,000 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan. See "Organization of the Company -- The Mergers," "Management -- 1997 Executive Non-Qualified Stock Option Plan," "-- 1998 Long-Term Incentive Plan" "-- 1998 Non-Employee Directors' Stock Plan" and "-- 1998 Employee Stock Purchase Plan" and "Principal Stockholders."

(2) Presents the pro forma combined capitalization for the Company after giving effect to the Founding Company Mergers and the IPO.

(3) Presents the pro forma combined capitalization for the Company after giving effect to the Founding Company Mergers, the IPO and the U.S. TEC Pending Acquisition.

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA

     UniCapital was established in October 1997 and acquired the Founding Companies simultaneously with the consummation of the IPO on June 15, 1998 the Company entered into a Letter of Intent to acquire U.S. TEC. For financial statement presentation purposes, UniCapital has been identified as the "accounting acquiror." The following unaudited summary pro forma combined financial data present data for the Company, adjusted to give effect to (i) the consummation of the Founding Company Mergers (ii) the U.S. TEC Pending Acquisition as if such Pending Acquisition had already been consummated, (iii) certain pro forma adjustments to the historical financial statements described below and (iv) the consummation of the IPO and the application of the net proceeds therefrom. The summary pro forma data are not necessarily indicative of operating results or the financial position that would have been achieved had the events described above been consummated and should not be construed as representative of future operating results or financial position. The summary pro forma combined financial data should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto and the historical financial statements of the Founding Companies and U.S. TEC and the notes thereto included elsewhere in this Prospectus. The Company anticipates that it will realize savings from the combination of functions such as accounting and finance, treasury, insurance, employee benefits, strategic marketing and legal support at the corporate level. However, these savings cannot be quantified or reasonably estimated and therefore have not been included in the Unaudited Pro Forma Combined Financial Statements.

                                                                               THREE MONTHS
                                                               YEAR ENDED          ENDED
                                                              DECEMBER 31,       MARCH 31,
                                                                  1997             1998
                                                              -------------    -------------
                                                               (IN THOUSANDS, EXCEPT SHARE
                                                                   AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA (1):
Finance income from direct financing and sales-type
  leases....................................................   $    48,882      $    12,512
Rental income from operating leases.........................        55,432           12,803
Sales of equipment..........................................       113,788           50,563
Gain on sale of leases......................................        14,515            3,590
Fees, commissions and remarketing income....................        20,273            4,830
Interest and other income...................................         6,571            1,951
                                                               -----------      -----------
  Total revenues............................................       259,461           86,249
                                                               -----------      -----------
Cost of operating leases....................................        32,820            8,338
Cost of equipment sold......................................        86,117           31,021
Interest expense............................................        38,509            9,241
Selling, general and administrative (2).....................        47,308           15,509
Goodwill amortization (3)...................................        14,590            3,647
                                                               -----------      -----------
  Total expenses............................................       219,344           67,756
                                                               -----------      -----------
Income from operations......................................        40,117           18,493
Equity in income from minority owned affiliates.............         4,215            2,108
                                                               -----------      -----------
Income before income taxes and extraordinary item...........        44,332           20,601
Provision for income taxes (4)..............................        22,390            9,214
                                                               -----------      -----------
Net income before extraordinary item........................   $    21,942      $    11,387
                                                               ===========      ===========
Net income per share before extraordinary item (basic and
  diluted)..................................................   $      0.44      $      0.23
                                                               ===========      ===========
Shares used in computing pro forma net income per share
  before extraordinary item (5).............................    49,622,573       49,622,573

                                                                   AS OF
                                                                 MARCH 31,
                                                                   1998
                                                              ---------------
                                                                 PRO FORMA
                                                                 COMBINED
                                                              ---------------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA (6):
Cash and marketable securities..............................    $    3,559
Net investment in direct financing and sales-type leases....       434,750
Equipment under operating leases, net.......................       124,714
Total assets................................................     1,245,579
Debt........................................................       369,568
Stockholders' equity........................................       756,056

---------------

 (1) The pro forma combined statement of operations data assume that the Founding Company Mergers, the U.S. TEC Pending Acquisition and the IPO were consummated at the beginning of the period presented.

 (2) Reflects an aggregate of approximately $28.1 million in Compensation Differential with respect to the Founding Companies and, assuming consummation of its Pending Acquisition, U.S. TEC for the year ended December 31, 1997 and $10.6 million in Compensation Differential with respect to the Founding Companies and, assuming consummation of its Pending Acquisition, U.S. TEC for the three months ended March 31, 1998, offset by assumed public company costs, primarily increased salaries and professional fees at UniCapital, of approximately $4.8 million for the year ended December 31, 1997 and $1.2 million for the three months ended March 31, 1998.

 (3) Consists of amortization of the $566.0 million of goodwill recorded as a result of the Founding Company Mergers and expected to be recorded as a result of the U.S. TEC Pending Acquisition over a 15 to 40 year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

 (4) Assumes that all income is subject to a corporate income tax rate of 38% and that all goodwill is non-deductible for tax purposes.

 (5) Includes (i) 15,521,807 shares issued to stockholders of the Founding Companies or to be issued to stockholders of U.S. TEC, (ii) 6,798,750 shares issued to the founders and initial investors in UniCapital, (iii) 27,133,595 of the 28,000,000 shares sold in the IPO to pay the cash portion of the Merger consideration for the Founding Companies, to repay certain indebtedness of the Founding Companies and to pay certain expenses of the IPO and (iv) 168,421 shares related to the dilution attributable to options granted with an exercise price below the initial public offering price, in accordance with the treasury stock method.

 (6) Assumes that the Founding Company Mergers and the U.S. TEC Pending Acquisition were consummated on March 31, 1998.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL
                 CONDITION AND PRO FORMA RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Unaudited Pro Forma Financial Statements and the related notes thereto and the historical financial statements of UniCapital, the Founding Companies and U.S. TEC and the related notes appearing elsewhere in this Prospectus.

GENERAL

     UniCapital was founded in October 1997 to create a national consolidator and operator of equipment leasing and specialty finance businesses serving the commercial market. The Company originates, acquires, sells and services equipment leases and arrange structured financings in the computer and telecommunications equipment, large ticket and structured finance, middle market and small ticket areas of the equipment leasing industry. In addition, the Company provides lease administration and processing services for certain of the leases originated by the Founding Companies, as well as for any securitizations undertaken by the Company. The Founding Companies' leases and structured financing arrangements cover a broad range of equipment, including aircraft, computer and telecommunications equipment, construction and manufacturing equipment, office equipment, trucks, printing equipment, car washes and petroleum retail equipment and vending machines. The Company will fund the acquisition or origination of its leases through warehouse credit facilities or through recourse or non-recourse financing and will retain the leases for its own account or sell the leases to third parties. The Company intends to sell certain of its lease receivables in the public and private markets through a securitization program. For the year ended December 31, 1997 and for the three months ended March 31,1998, the Company, including the U.S. TEC Pending Acquisition, as if such Pending Acquisition had already been consummated, had pro forma combined net income before extraordinary item of $21.9 million and $11.4 million, respectively.

     The Company commenced operations in May 1998, in conjunction with the IPO and the Founding Company Mergers. The Company intends to integrate these businesses, their operations and their administrative functions over a period of time. Such integration may present opportunities to reduce costs through the elimination of duplicate functions and through economies of scale, and may necessitate additional costs and expenditures for corporate management and administration, corporate expenses related to being a public company, systems integration, employee relocation and severance and facilities expansion. These various costs and possible cost-savings make comparison of future operating results with historical operating results difficult.

     Prior to their acquisition by the Company, each of the Founding Companies operated historically (and U.S. TEC currently operates) as independent, privately-owned entities, and their results of operations reflect varying tax structures, including both S and C Corporations, which have influenced the historical level of owners' compensation. As a result of varying tax structures and practices regarding compensation to employee-stockholders among the Founding Companies and U.S. TEC, the comparison of operating margins among the Founding Companies and U.S. TEC and from period to period in respect of a particular Founding Company or U.S. TEC may be difficult. Upon consummation of the Founding Company Mergers, certain employee-stockholders of the Founding Companies entered into employment agreements and the aggregate compensation paid to the management of the Founding Companies was reduced. If the U.S. TEC Pending Acquisition is consummated, then the Company expects similar agreements to be entered into with certain employee-stockholders of U.S. TEC. This Compensation Differential for the Founding Companies and U.S. TEC has been reflected in the Unaudited Pro Forma Combined Statement of Operations.

     Subsequent to December 31, 1997, the Company issued an additional 1,522,500 shares of Common Stock to individuals serving as consultants to the Company, each of whom became employees of the Company upon consummation of the IPO, and certain other stockholders, and recorded a non-cash compensation charge of $15.2 million related to the difference between amounts paid and the value of these shares. In addition, in January 1998, the Company issued an option to a consultant to the Company, who became an employee of the Company upon consummation of the IPO, to purchase 200,000 shares of Common Stock at $3.00 per share, which expires on January 31, 2008. The Company recorded a charge in the amount of $2,060,000 in January 1998 reflecting the compensatory value of the option.

     The Company derives the majority of its revenue from lease payments on leases originated and held by the Company, gains on sale of leases and sales of equipment subject to leases. In addition, the Company derives revenue from sales of equipment off-lease and the sale of new equipment, as well as from servicing fees, late charges and administrative fees. In addition, the Company receives remarketing fees for the sale of off-lease equipment on behalf of equity investors in leases originated by the Company and may obtain a premium for sales prices in excess of an agreed-upon amount.

     The Company expects to fund the majority of the leases that it originates through credit facilities. The Company anticipates that a significant portion of its future leases will be sold to third parties or refinanced through a securitization program or other structured finance products. Should the Company be unable to sell or securitize leases with fixed rates within a reasonable period of time after funding, the Company's operating margins could be adversely affected by any increase in interest rates. Moreover, increases in interest rates which cause the Company to raise the implicit rate charged to its customers could cause a reduction in demand for the Company's lease products.

     The leases acquired or originated by the Company generally are noncancelable for a specified term during which the Company generally receives scheduled payments sufficient, in the aggregate, to cover the Company's borrowing costs and, when aggregated with the residual, the costs of the underlying equipment. The noncancelable term of each lease is equal to or less than the equipment's estimated economic life. Initial terms of the leases in the Company's portfolio, on a pro forma basis, generally range from 12 to 84 months. Certain of the leases acquired or originated by the Company carry a $1.00 buy-out provision upon maturity of the lease.

     The Company's leases are collateralized by the equipment leased as well as, in some cases, a personal guarantee provided by a principal of the lessee. The Company manages credit risk through diversifying its business customer base, geographic location of lessees and the type of business equipment leased. The Company believes that prepayment and charge-off risks are mitigated by the noncancelable, full payout structure of the majority of its leases which cover equipment used in business operations.

     The Company currently intends to maintain the present business mix of leasing activities within the Founding Companies and U.S. TEC. While the Company intends to disseminate among the Founding Companies and U.S. TEC "best practices" for the various leasing activities conducted within the entities, the Company does not intend to require the Founding Companies and U.S. TEC to alter their activities in such a manner so as to impair their core origination strengths. However, the present pro forma combined mix of leasing activities may change if the Company consummates additional acquisitions of leasing companies or as the Founding Companies and U.S. TEC change their business practices in response to market changes.

CERTAIN ACCOUNTING CONSIDERATIONS

     Direct Financing Leases. A significant portion of the Company's leases are "direct financing" leases, which transfer substantially all of the benefits and risks of equipment ownership to the lessee. At March 31, 1998, on a pro forma combined basis, the Company's net investment in direct financing leases totaled $339.5 million, or 60.7% of the Company's net investment in leases (including net book value of equipment under operating leases, and including the U.S. TEC Pending Acquisition, as if such Pending Acquisition had already been consummated). A lease is classified as a direct financing lease if the collection of the minimum lease payments is reasonably predictable, no significant uncertainties exist relating to unreimbursable costs yet to be incurred by the lessor under the lease and the lease meets one of the following criteria: (i) ownership of the property is transferred to the lessee at the end of the lease term; (ii) the lease contains a bargain purchase option; (iii) the term of the lease is at least equal to 75% of the estimated economic life of the leased equipment; or (iv) the present value of the minimum lease payments is at least equal to 90% of the fair value of the leased equipment at the inception of the lease. With respect to its direct financing leases, the Company records total lease rentals receivable, estimated unguaranteed residual value and initial direct costs (which are those costs, including sales commissions, incurred in connection with consummating the lease) as the gross investment in the lease. The difference between the gross investment in the lease and the cost of the leased equipment is defined as "unearned income." Finance income is recognized over the term of the lease by amortizing the unearned income using the interest method.

     Sales-Type Leases. At March 31, 1998, on a pro forma combined basis, the Company's net investment in sales-type leases totaled $95.3 million, or 17.0% of the Company's net investment in leases (including net book value of equipment under operating leases, and including the U.S. TEC Pending Acquisition, as if such Pending Acquisition had already been consummated). Sales-type leases, like direct financing leases, transfer substantially all of the benefits and risks of equipment ownership to the lessee. However, sales-type leases include profit at lease inception to the extent the fair value of the equipment exceeds the Company's carrying value. Sales-type leases can arise in connection with new leases, or upon classification of lease renewals. A lease is classified as a sales-type lease if the collection of the minimum lease payments is reasonably predictable, no significant uncertainties exist relating to unreimbursable costs yet to be incurred by the lessor under the lease and the lease meets one of the following criteria: (i) ownership of the property is transferred to the lessee at the end of the lease term; (ii) the lease contains a bargain purchase option;
(iii) the term of the lease is at least equal to 75% of the estimated economic life of the leased equipment; or (iv) the present value of the minimum lease payments is at least equal to 90% of the fair value of the leased equipment at the inception of the lease. With respect to its sales-type leases, the Company records total lease rentals receivable, estimated unguaranteed residual value as the gross investment in the lease. The difference between gross investment in the lease and the present value of the gross investment in the lease is defined as "unearned income." The present value of the minimum lease payments computed at the interest rate implicit in the lease shall be recorded as sales revenue. The cost of the equipment less the present value of the unguaranteed residual value, computed at the interest rate implicit in the lease, is reflected as the cost of sale. Finance income is recognized over the term of the lease by amortizing the unearned income using the interest method.

     Operating Leases. All lease contracts which do not meet the criteria of direct financing leases or sales-type leases are accounted for as operating leases. Monthly lease payments are recorded as income from operating leases. Leased equipment is recorded, at the Company's cost, as "Equipment under operating leases" and depreciated on a straight-line basis over the estimated life of the equipment. The residual value of an item of leased equipment is its estimated fair market value at the expiration of the lease. When equipment is sold, the net proceeds realized in excess of the carrying value are recorded as "Gain on sale of equipment;" if the net proceeds are less than the carrying value, the amount by which the carrying value exceeds the net proceeds is recorded as a loss. At March 31, 1998, on a pro forma combined basis, the net book value of equipment under operating leases totaled $124.7 million, or 22.3% of the Company's net investment in leases (including net book value of equipment under operating leases, and including the U.S. TEC Pending Acquisition, as if such Pending Acquisition had already been consummated).

     Gain on Sale. The Company also generates gain on sale income from the sale of leases to third party financing sources for cash. Gain on sale of leases is calculated as the difference between the proceeds received, net of related selling expenses, and the carrying amount of the related leases, adjusted for ongoing obligations of the Company, if any. In June 1996 the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS 125 is effective for transactions occurring after December 31, 1996. Among other things, SFAS 125 requires that servicing assets and other retained interests in transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on relative fair values at the date of transfer.

     Residual Interests. At the inception of a direct financing lease or a sales-type lease, the Company estimates a residual value based upon the expected net realizable value of the equipment at the end of the lease term. The residual value of equipment subject to operating lease is defined by the depreciable life and method adopted for the equipment. At the end of the initial term of a lease, the lease may be extended, the equipment may be sold to the lessee or the equipment may be sold or leased to another party. A gain or loss is recognized based upon the excess or deficiency of sale proceeds compared to the estimated residual value. The original estimate of the residual value is adjusted downward during the lease term if a decline in value is projected; however, accounting rules do not permit upward adjustments in residual estimates.

     The Company periodically evaluates the collectibility of its leases based on the level of recourse provided, if any, delinquency statistics, historical loss experience, current economic conditions and other relevant factors.

PRO FORMA COMBINED RESULTS OF OPERATIONS OF THE FOUNDING COMPANIES AND U.S. TEC

     The pro forma combined results of operations of the Founding Companies and U.S. TEC for the periods presented do not represent combined results of operations presented in accordance with generally accepted accounting principles, but are only a summation of the revenues, operating expenses and general and administrative expenses of such individual Founding Companies and U.S. TEC on a pro forma combined basis. The pro forma combined results may not be comparable to, and may not be indicative of, the Company's results of operations after consummation of the Founding Company Mergers and the U.S. TEC Pending Acquisition.

     The following table sets forth the combined results of operations of the Founding Companies and U.S. TEC on a pro forma basis and as a percentage of revenues for the period indicated.

                                               TWELVE MONTHS ENDED      THREE MONTHS ENDED
                                                DECEMBER 31, 1997         MARCH 31, 1998
                                               -------------------      ------------------
Finance income from direct financing and
  sales-type leases......................      $ 48,882       18.8%     $12,512       14.5%
Rental income from operating leases......        55,432       21.4       12,803       14.8
Sales of equipment.......................       113,788       43.9       50,563       58.6
Gain on sale of leases...................        14,515        5.6        3,590        4.2
Fees, commissions and remarketing
  income.................................        20,273        7.8        4,830        5.6
Interest and other income................         6,571        2.5        1,951        2.3
                                               --------      -----      -------      -----
     Total revenues......................       259,461      100.0       86,249      100.0
                                               --------      -----      -------      -----
Cost of operating leases.................        32,820       12.6        8,338        9.7
Cost of equipment sold...................        86,117       33.2       31,021       36.0
Interest expense.........................        38,509       14.8        9,241       10.7
Selling, general and administrative......        47,308       18.2       15,509       18.0
Goodwill amortization....................        14,590        5.6        3,647        4.2
                                               --------      -----      -------      -----
     Total expenses......................       219,344       84.5       67,756       78.6
                                               --------      -----      -------      -----
Income from operations...................        40,117       15.5       18,493       21.4
                                               --------      -----      -------      -----
Equity in income from minority owned
  affiliates.............................         4,215        1.6        2,108        2.4
                                               --------      -----      -------      -----
Income before income taxes and
  extraordinary item.....................      $ 44,332       17.1%     $20,601       23.9%
                                               ========      =====      =======      =====

LIQUIDITY AND CAPITAL RESOURCES

     Approximately $331.6 million of the proceeds from the IPO was used to fund the cash portion of the consideration to be paid in connection with the Founding Company Mergers and approximately $145.1 million was used to repay certain indebtedness of the Founding Companies. The remaining $15.4 million will be used for general corporate purposes, including possible acquisitions. As of March 31, 1998, the Company (including U.S. TEC as if the U.S. TEC Pending Acquisition had already been consummated) had cash and marketable securities of approximately $3.6 million on a pro forma combined basis. The Company's business is capital intensive and requires access to substantial short-term and long-term credit to fund new equipment leases. The Founding Companies and U.S. TEC have funded their operations primarily through sales of leases and non-recourse or recourse borrowings. The Company will continue to require access to significant additional capital to maintain and expand its volume of leases funded, as well as to fund any future acquisitions of leasing and specialty finance companies.

     The Company's uses of cash include the origination of equipment leases, payment of interest expenses, repayment of borrowings under its warehouse facilities, operating and administrative expenses, income taxes and capital expenditures and may include payment of the cash portion of the earn-out arrangements with the stockholders of the Founding Companies (other than PFSC) and U.S. TEC. On a pro forma basis, the Company generated positive cash flow from operations for the year ended December 31, 1997 and for the three months ended March 31, 1998.

     The Company currently does not have any commitments to make significant capital expenditures in the next twelve months. The Company believes that funds generated from operations, together with the proceeds from the IPO and possible future sources of borrowings, including the Senior Credit Facilities, will be sufficient to finance its current operations and planned capital expenditure requirements at least through 1998. The Company is currently involved in negotiations with respect to the Pending Acquisitions, and from time-to-time engages in discussions and conducts analyses with respect to other possible acquisitions, some of which may lead to and include negotiation and execution of additional letters of intent. To the extent that the Company is successful in consummating any or all of the Pending Acquisitions or any other acquisitions, it may be necessary to finance such acquisitions through the issuance of additional equity securities, incurrence of indebtedness or a combination of both.

  Senior Credit Facilities

     The Company has entered into credit arrangements with NationsBank, N.A., ("NationsBank"), as administrative agent, and NationsBanc Montgomery Securities LLC, as arranger and syndication agent, to provide $1.2 billion in credit facilities (the "Senior Credit Facilities") which consist of the following sub-facilities: (i) a $300.0 million Corporate Revolving Credit Facility primarily to finance acquisitions and working capital (the "Revolving Facility"); (ii) a $300.0 million Special Purpose Entity Large Ticket Warehouse Facility primarily to finance the purchase and leasing of aircraft and engines (the "Warehouse Facility"); and (iii) two asset-backed commercial paper facilities totaling $600.0 million to finance small ticket and middle market leases, consisting of an Equipment Lease Receivable Purchase Facility (the "Purchase Facility") and an Equipment Lease Receivable Financing Facility (the "Financing Facility"). See "Risk Factors--Need for Additional Capital" and "--Restrictions Imposed by Terms of Indebtedness."

     Revolving Facility. Under the Revolving Facility, the Company may borrow up to $300.0 million with a $50.0 million sublimit for letters of credit and a $15.0 million swingline sublimit. The proceeds of the Revolving Facility may be used to finance the cash portion of permitted acquisitions and for general corporate purposes, subject to certain limitations. Amounts outstanding under the Revolving Facility are to bear interest, at the Company's option, at NationsBank's base rate plus an applicable margin, or a Eurodollar rate plus an applicable margin. The Company's obligations under the Revolving Facility are to be guaranteed by all present and future subsidiaries of the Company other than certain special purpose entities which are not participating in the Warehouse Facility. The Revolving Facility is to be secured by a pledge of all of the capital stock of the Company's subsidiaries (or at least 65% of the capital stock of each present and future foreign subsidiary) and a security interest in all other present and future assets and properties of the Company and those subsidiaries guaranteeing the Revolving Facility, other than assets financed on a non-recourse basis to the Company and any assets subject to liens granted in connection with certain permitted indebtedness (including securitizations). Borrowings under the Revolving Facility are subject to certain conditions, including but not limited to absence of material adverse effect, absence of material litigation, absence of disruption or material adverse change in the financial or capital markets. In addition, the Revolving Facility contains covenants, including but not limited to limitations on liens other than permitted liens, investments, dividends and other restricted payments, incurrence of recourse indebtedness, transactions with affiliates, acquisitions other than permitted acquisitions (as defined in the Revolving Facility) as well as various financial covenants, including ratios of debt with recourse or limited recourse to cash flow, total debt to net worth and cash flow to fixed charges, and maintenance at all times of a minimum net worth with step-ups for a portion of the Company's net income and the net proceeds of any equity issuances. The Company will be obligated to pay an annual commitment fee of a percentage of the unused portion of the Revolving Facility from and after the date on which the Revolving Facility is entered into.

     Warehouse Facility. Under the Warehouse Facility, one or more newly formed special purpose entities wholly-owned by the Company (each a "SPE Borrower" and collectively, the "SPE Borrowers") may borrow up to an aggregate of $300.0 million. The proceeds of the Warehouse Facility may be used to finance the purchase of eligible aircraft and eligible engines. Amounts outstanding under the Warehouse Facility are to bear interest, at the Company's option, at NationsBank's base rate plus an applicable margin or a Eurodollar rate plus an applicable margin. The SPE Borrowers' obligations under the Warehouse Facility are guaranteed by all present and future subsidiaries of the SPE Borrowers (including any trusts with respect to which each SPE Borrower has a beneficial interest) for so long as such SPE Borrowers are borrowers under the Warehouse Facility. The Warehouse Facility will be nonrecourse to the Company, but is secured by a first priority perfected pledge of all of the common stock of each SPE Borrower and each domestic subsidiary (direct or indirect) of each SPE Borrower, and a first priority perfected security interest in all present and future assets and properties of each SPE Borrower and each of its subsidiaries. Borrowings under the Warehouse Facility are subject to certain conditions, including but not limited to absence of material adverse effect, absence of material litigation and absence of disruption or adverse change in the financial or capital markets. In addition, the Warehouse Facility contains certain covenants, including but not limited to limitations on liens, investments, dividends and other restricted payments, capital expenditures, transactions with affiliates, acquisitions, incurrence of debt, as well as annual appraisals of eligible aircraft and engines, annual review of the approved lessees and obligors and aircraft and engine types and interest rate protection acceptable to NationsBank, and various financial covenants customary for transactions of this type, including a ratio of cash flow to interest. The Company will be obligated to pay an annual commitment fee of a percentage of the unused portion of the Warehouse Facility from and after the date on which the Warehouse Facility is entered into.

     Purchase Facility. The Company has established the Purchase Facility with NationsBank, as administrative agent, pursuant to which a commercial paper conduit (the "CP Conduit") or, if the CP Conduit does not buy them, one or more bank investors, which will include NationsBank (the "Bank Investors"), will purchase an interest (the "Net Investment") in an amount of up to $225.0 million, (the "Facility Limit"), of small ticket and middle market leases meeting certain eligibility requirements. Two indirect, bankruptcy-remote subsidiaries of the Company (the "Transferors") will purchase the Company's interest in certain operating and financing leases and related leased equipment originated or purchased by the Company or eligible subsidiaries of the Company. The CP Conduit (or, upon the occurrence of certain events, the Bank Investors) will (lend funds to the Transferors in an amount equal to a percentage of the present value of the remaining lease receivables. Collections on the leases will generally be applied first to pay any amounts due under the Purchase Facility and certain other specified facilities, and then to the Transferors. The Company anticipates that the Net Investment under the Purchase Facility will be periodically reduced though securitizations to an amount significantly less than the Facility Limit. The Purchase Facility contains certain restrictions, including limitations on liens on the leases, indebtedness, certain lease modifications and changes in credit and collection practices. The Purchase Facility requires payment by the Transferor of program fees, facility fees, administration fees and commercial paper dealer fees.

     Financing Facility. The Company has established the Financing Facility with NationsBank, as administrative agent, pursuant to which the CP Conduit or the Bank Investors will advance an amount up to $375.0 million. An indirect subsidiary (the "Financing SPE") will purchase the Company's interest in certain operating and financing leases and certain leased equipment originated or purchased by the Company or any subsidiaries of the Company. The CP Conduit (or, under certain limited circumstances, the Bank Investors) will lend funds to the Financing SPE in an amount equal to a percentage of the present value of the remaining lease receivables. Such borrowings are secured by an interest in the Financing SPE's leases and certain leased equipment. The Financing Facility contains certain restrictions and requires the payment of various fees, generally on terms substantially equivalent to those in the Purchase Facility. The Company has guaranteed amounts borrowed under the Financing Facility.

     The Company has paid a financing fee in connection with entering into the Senior Credit Facilities, and will be obligated to pay an annual administration fee equal to a percentage of the total amount of the Senior Credit Facilities. The Company expects that the aggregate fees and expenses to be paid in connection with entering into the Senior Credit Facilities will be paid from borrowings under the Revolving Facility.

HEDGING STRATEGY

     When the Company borrows funds, it is exposed to a certain degree of risk caused by interest rate fluctuations. Although the Company's equipment loans are generally structured and permanently funded on a fixed interest rate basis, the Company may initially fund the lease by borrowing on a floating rate basis. The Company anticipates that it will use hedging techniques to protect its interest rate margin during the period that floating rate funds are used. To manage its interest rate risk, the Company expects to use derivative financial instruments, such as forward rate agreements and Treasury locks and interest rate swaps, caps and collars. The Company's hedging techniques may not protect it from interest rate-related risks in all interest rate environments.

FLUCTUATIONS IN QUARTERLY RESULTS

     The Company could experience fluctuations in quarterly operating results due to a number of factors including, among others, the completion of a securitization transaction in a particular calendar quarter (or the failure to complete such a securitization transaction) and the interest rates on the securities issued in connection with its securitization transactions, variations in the volume of leases funded by the Company, differences between the Company's cost of funds and the average implicit yield to the Company on its leases prior to being securitized, the effectiveness of the Company's hedging strategy, the degree to which the Company encounters competition in its markets and general economic conditions. In addition, certain of the Operating Companies, particularly those engaged in the lease and sale of aircraft and aircraft engines, may experience significant fluctuations due to the timing of sales of aircraft. Moreover, some of the Operating Companies may from time to time experience relatively large transactions for one or a few customers, which may not recur or may not be followed by correspondingly large transactions for other customers in subsequent periods. As a result of these fluctuations and the significant impact that the timing of any securitization transactions may have on the Company's results of operations, results for any one quarter should not be relied upon as being indicative of performance in future quarters.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE FOUNDING COMPANIES

     The following discussion should be read in conjunction with the historical financial statements of the Founding Companies and related notes thereto appearing elsewhere in this Prospectus.

FOUNDING COMPANIES

     Of the Founding Companies, Cauff Lippman, Jacom, MCMG, NSJ and Walden had previously elected to be treated as S Corporations, Merrimac and PFSC was organized as partnerships and American Capital, Boulder, Keystone, Matrix and Varilease were C Corporations. As a result, only American Capital, Boulder, Keystone, Matrix and Varilease were subject to federal income taxes. The selling, general and administrative expenses of the Founding Companies include compensation to employee-stockholders of the Founding Companies totaling $15.4 million, $15.0 million and $18.9 million for the years ended December 31, 1995, 1996 and 1997, respectively, and $2.8 million and $3.9 million for the three months ended March 31, 1997 and 1998, respectively. Upon consummation of the Founding Company Mergers, certain employee-stockholders entered into employment agreements and the aggregate compensation paid to stockholders of the Founding Companies was reduced. As a result of varying tax structures and practices regarding compensation to employee-stockholders, the comparison of operating margins among the Founding Companies and from period to period in respect of a particular Founding Company may be difficult.

AMERICAN CAPITAL RESOURCES, INC.

     American Capital provides lease and secured financing for equipment, primarily printing presses, to companies in the printing, packaging and paper converting industries. Leases originated by American Capital are direct financing leases, with an average transaction size for the twelve months ended December 31, 1997 of approximately $733,000 and an average term of 81 months. To fund the acquisition of equipment, American Capital either sells the leases that it originates or borrows the required proceeds from various funding sources on both a non-recourse and a limited recourse basis. The substantial majority of American Capital's lessees are businesses operating in the graphic arts and paper converting industries.

  RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                            YEAR ENDED JULY 31,                         SIX MONTHS ENDED JANUARY 31,
                          -------------------------------------------------------    ----------------------------------
                               1995                1996                1997               1997               1998
                          ---------------    ----------------    ----------------    ---------------    ---------------
                                                             (DOLLARS IN THOUSANDS)
Finance income from
  direct financing
  leases and
  contracts.............  $4,680     50.6%   $ 5,069     49.5%   $ 4,986     46.4%   $2,535     54.1%   $2,428     51.8%
Gain on sale of leases
  and contracts.........   3,533     38.2      4,039     39.5      4,426     41.2     1,625     34.7     1,409     30.1
Fee income..............      89      1.0         84      0.8         80      0.7        36      0.8        29      0.6
Interest and other
  income................     944     10.2      1,042     10.2      1,262     11.7       486     10.4       817     17.4
                          ------    -----    -------    -----    -------    -----    ------    -----    ------    -----
    Total revenues......   9,246    100.0     10,234    100.0     10,754    100.0     4,682    100.0     4,683    100.0
                          ------    -----    -------    -----    -------    -----    ------    -----    ------    -----
Interest expense........   4,697     50.8      5,160     50.4      5,390     50.1     2,465     52.6     2,486     53.1
Selling, general and
  administrative........   4,147     44.9      4,617     45.1      5,194     48.3     2,234     47.7     2,869     61.3
                          ------    -----    -------    -----    -------    -----    ------    -----    ------    -----
    Total expenses......   8,844     95.7      9,777     95.5     10,584     98.4     4,699    100.4     5,355    114.3
                          ------    -----    -------    -----    -------    -----    ------    -----    ------    -----
Income (loss) from
  operations............  $  402      4.3%   $   457      4.5%   $   170      1.6%   $  (17)    (0.4)%  $ (672)   (14.3)%
                          ======    =====    =======    =====    =======    =====    ======    =====    ======    =====

  Six Months Ended January 31, 1998 Compared to Six Months Ended January 31,
1997

     Finance Income from Direct Financing Leases and Contracts. Finance income from direct financing leases and contracts decreased to $2.4 million in the six months ended January 31, 1998 from $2.5 million in the six months ended January 31, 1997, a decrease of $0.1 million or 4.2%. As a percentage of revenues, finance income from direct financing leases and contracts decreased by 2.3% to 51.8% in the six months ended January 31, 1998 from 54.1% in the six months ended January 31, 1997.

     Gain on Sale of Leases and Contracts. Gain on sale of leases and contracts decreased to $1.4 million in the six months ended January 31, 1998 from $1.6 million in the six months ended January 31, 1997, a decrease of $0.2 million, or 13.3%, primarily as a result of a lower volume of leases sold during the six months ended January 31, 1998. As a percentage of revenues, gain on sale of leases and contracts decreased by 4.6% to 30.1% in the six months ended January 31, 1998 from 34.7% in the six months ended January 31, 1997.

     Fee Income. Fee income decreased by $7,000, or 19.4%, to $29,000 in the six months ended January 31, 1998 from $36,000 in the six months ended January 31, 1997. As a percentage of revenues, fee income decreased by 0.2% to 0.6% in the six months ended January 31, 1998 from 0.8% in the six months ended January 31, 1997.

     Interest and Other Income. Interest and other income increased to $0.8 million in the six months ended January 31, 1998 from $0.5 million in the six months ended January 31, 1997, an increase of $0.3 million, or 68.1%, primarily as a result of the completion of certain transactions. As a percentage of revenues, interest and other income increased by 7.0% to 17.4% in the six months ended January 31, 1998 from 10.4% in the six months ended January 31, 1997.

     Interest Expense. Interest expense increased by $21,000, or 0.9%, to $2.5 million in the six months ended January 31, 1998, primarily as a result of higher borrowings. As a percentage of revenues, interest expense increased by 0.5% to 53.1% in the six months ended January 31, 1998 from 52.6% in the six months ended January 31, 1997.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $2.9 million in the six months ended January 31, 1998 from $2.2 million in the six months ended January 31, 1997, an increase of $0.6 million, or 28.4%, primarily as a result of an increase in officers' compensation and the provision for bad debts. As a percentage of revenues, selling, general and administrative expenses increased by 13.6% to 61.3% in the six months ended January 31, 1998 from 47.7% in the six months ended January 31, 1997.

     Income (Loss) from Operations. As a result of the factors discussed above and in particular the increase in officers' compensation and bad debt expense, loss from operations increased to $0.7 million in the six months ended January 31, 1998 from $17,000 in the six months ended January 31, 1997, an increase of $0.7 million. As a percentage of revenues, loss from operations increased by 13.9% to 14.3% in the six months ended January 31, 1998 from 0.4% in the six months ended January 31, 1997.

  Year Ended July 31, 1997 Compared to Year Ended July 31, 1996

     Finance Income from Direct Financing Leases and Contracts. Finance income from direct financing leases and contracts decreased to $5.0 million in the year ended July 31, 1997 from $5.1 million in the year ended July 31, 1996, a decrease of $0.1 million, or 1.6%. As a percentage of revenues, finance income from direct financing leases decreased by 3.1% to 46.4% in the year ended July 31, 1997 from 49.5% in the year ended July 31, 1996.

     Gain on Sale of Leases and Contracts. Gain on sale of leases and contracts increased to $4.4 million in the year ended July 31, 1997 from $4.0 million in the year ended July 31, 1996, an increase of $0.4 million, or 9.6%, primarily as a result of sales at higher margins, partially offset by a slightly reduced volume of sales. As a percentage of revenues, gain on sale of leases and contracts increased by 1.7% to 41.2% in the year ended July 31, 1997 from 39.5% in the year ended July 31, 1996.

     Fee Income. Fee income was $0.1 million in the years ended July 31, 1997 and 1996. As a percentage of revenues, fee income decreased by 0.1% to 0.7% in the year ended July 31, 1997 from 0.8% in the year ended July 31, 1996.

     Interest and Other Income. Interest and other income increased to $1.3 million in the year ended July 31, 1997 from $1.0 million in the year ended July 31, 1996, an increase of $0.2 million, or 21.1%, primarily as a result of increased late fees. As a percentage of revenues, interest and other income increased by 1.5% to 11.7% in the year ended July 31, 1997 from 10.2% in the year ended July 31, 1996.

     Interest Expense. Interest expense increased to $5.4 million in the year ended July 31, 1997 from $5.2 million in the year ended July 31, 1996, an increase of $0.2 million, or 4.5%, primarily as a result of the timings and mix of borrowings. As a percentage of revenues, interest expense decreased by 0.3% to 50.1% in the year ended July 31, 1997 from 50.4% in the year ended July 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $5.2 million in the year ended July 31, 1997 from $4.6 million in the year ended July 31, 1996, an increase of $0.6 million, or 12.5%, as a result of increased bad debt expense, increased travel expenses associated with developing new business, increased compensation to officers and the addition of sales personnel. As a percentage of revenues, selling, general and administrative expenses increased by 3.2% to 48.3% in the year ended July 31, 1997 from 45.1% in the year ended July 31, 1996.

     Income (Loss) from Operations. As a result of the factors discussed above, income from operations decreased to $0.2 million in the year ended July 31, 1997 from $0.5 million in the year ended July 31, 1996, a decrease of $0.3 million, or 62.8%. As a percentage of revenues, income from operations decreased by 2.9% to 1.6% in the year ended July 31, 1997 from 4.5% in the year ended July 31, 1996.

  Year Ended July 31, 1996 Compared to Year Ended July 31, 1995

     Finance Income from Direct Financing Leases and Contracts. Finance income from direct financing leases and contracts increased to $5.1 million in the year ended July 31, 1996 from $4.7 million in the year ended July 31, 1995, an increase of $0.4 million, or 8.3%, primarily as a result of an increase in the portfolio of receivables held. As a percentage of revenues, finance income from direct financing leases and contracts decreased by 1.1% to 49.5% in the year ended July 31, 1996 from 50.6% in the year ended July 31,1995.

     Gain on Sale of Leases and Contracts. Gain on sale of leases and contracts increased to $4.0 million in the year ended July 31, 1996 from $3.5 million in the year ended July 31, 1995, an increase of $0.5 million, or 14.3%, primarily as a result of an increase in the volume of leases sold. As a percentage of revenues, gain on sale of leases and contracts increased by 1.3% to 39.5% in the year ended July 31, 1996 from 38.2% in the year ended July 31, 1995.

     Fee Income. Fee income was $0.1 million in the years ended July 31, 1996 and 1995. As a percentage of revenues, fee income decreased by 0.2% to 0.8% in the year ended July 31, 1996 from 1.0% in the year ended July 31, 1995.

     Interest and Other Income. Interest and other income increased to $1.0 million in the year ended July 31, 1996 from $0.9 million in the year ended July 31, 1995, an increase of $0.1 million, or 10.4% due to the increased size of the portfolio held. As a percentage of revenues, interest and other income was 10.2% in the years ended July 31, 1996 and 1995.

     Interest Expense. Interest expense increased to $5.2 million in the year ended July 31, 1996 from $4.7 million in the year ended July 31, 1995, an increase of $0.5 million, or 9.9%, primarily as a result of additional borrowings to support the increased volume of receivables held. As a percentage of revenues, interest expense decreased by 0.4% to 50.4% in the year ended July 31, 1996 from 50.8% in the year ended July 31, 1995.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $4.6 million in the year ended July 31, 1996 from $4.1 million in the year ended July 31, 1995, an increase of $0.5 million, or 11.3%, as a result of increased travel and marketing expenses associated with efforts to attract new business, increased bad debt expense attributable to the increase in the portfolio held and increased compensation. As a percentage of revenues, selling, general and administrative expenses increased by 0.2% to 45.1% in the year ended July 31, 1996 from 44.9% in the year ended July 31, 1995.

     Income (Loss) from Operations. As a result of the factors discussed above, income from operations increased to $0.5 million in the year ended July 31, 1996 from $0.4 million in the year ended July 31, 1995, an increase of $55,000, or 13.7%. As a percentage of revenues, income from operations increased by 0.2% to 4.5% in the year ended July 31, 1996 from 4.3% in the year ended July 31, 1995.

BOULDER CAPITAL GROUP, INC.

     Boulder provides lease financing for petroleum retail equipment, including car washes, fuel dispensers and convenience store operating equipment, to petroleum retail businesses. Boulder originates leases directly with the owner of the petroleum retail business, as well as through programs with petroleum companies, equipment manufacturers and vendors. During the year ended December 31, 1997, car washes constituted approximately 64% of the equipment leased by Boulder, and fuel dispensers approximately 15%. Boulder originates direct financing leases and operating leases. After the inception of the lease, Boulder either retains the lease for its portfolio or, from time to time may transfer direct financing leases to unrelated third parties in transactions accounted for as sales while retaining the servicing responsibility. Boulder also engages in the sale and remarketing of equipment on lease.

  RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                          YEAR ENDED DECEMBER 31,             THREE MONTHS ENDED MARCH 31,
                                    -----------------------------------    -----------------------------------
                                         1996                1997                1997               1998
                                    ---------------    ----------------    ----------------    ---------------
                                                              (DOLLARS IN THOUSANDS)
Finance income from direct
  financing leases................  $2,663     63.0%   $3,618      56.6%   $  909      70.5%   $  889     50.8%
Rental income from operating
  leases..........................     404      9.6       344       5.4        87       6.7        97      5.5
Gain on sale of leases............     100      2.4       727      11.4       135      10.5       105      6.0
Sales of equipment................   1,029     24.3     1,522      23.8       128       9.9       626     35.8
Interest and other income.........      32      0.8       186       2.9        31       2.4        33      1.9
                                    ------    -----    ------    ------    ------    ------    ------    -----
    Total revenues................   4,228    100.0     6,397     100.0     1,290     100.0     1,750    100.0
                                    ------    -----    ------    ------    ------    ------    ------    -----
Depreciation on equipment under
  operating leases................     361      8.5       238       3.7        61       4.7        58      3.3
Cost of equipment sold............     883     20.9     1,338      20.9       107       8.3       563     32.2
Interest expense..................   1,966     46.5     2,696      42.1       661      51.2       665     38.0
Selling, general and
  administrative..................   1,346     31.8     1,652      25.8       366      28.4       505     28.9
                                    ------    -----    ------    ------    ------    ------    ------    -----
    Total expenses................   4,556    107.8     5,924      92.6     1,195      92.6     1,791    102.3
                                    ------    -----    ------    ------    ------    ------    ------    -----
Income (loss) from operations.....  $ (328)    (7.8)%  $  473       7.4%   $   95       7.4%   $  (41)    (2.3)%
                                    ======    =====    ======    ======    ======    ======    ======    =====

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Finance Income from Direct Financing Leases. Finance income from direct financing leases was $0.9 million in the three months ended March 31, 1998 and March 31, 1997. As a percentage of revenues, finance income from direct financing leases decreased by 19.7% to 50.8% in the three months ended March 31, 1998 from 70.5% in the three months ended March 31, 1997.

     Rental Income from Operating Leases. Rental income from operating leases was $0.1 million in the three months ended March 31, 1998 and March 31, 1997. As a percentage of revenues, rental income from operating leases decreased by 1.2% to 5.5% in the three months ended March 31, 1998 from 6.7% in the three months ended March 31, 1997.

     Gain on Sale of Leases. Gain on sale of leases was $0.1 million in the three months ended March 31, 1998 and 1997. As a percentage of revenues, gain on sale of leases decreased by 4.5% to 6.0% in the three months ended March 31, 1998 from 10.5% in the three months ended March 31, 1997.

     Sales of Equipment. Income from sales of equipment increased to $0.6 million in the three months ended March 31, 1998 from $0.1 million in the three months ended March 31, 1997, an increase of $0.5 million, or 389.1%, as a result of increased remarketing volume and lease maturities. As a percentage of revenues, sale of equipment increased by 25.9% to 35.8% in the three months ended March 31, 1998 from 9.9% in the three months ended March 31, 1997.

     Interest and Other Income. Interest and other income, increased by $2,000, or 6.5%, to $33,000 in the three months ended March 31, 1998 from $31,000 in the three months ended March 31, 1997. As a percentage of revenues, interest and other income decreased by 0.5% to 1.9% in the three months ended March 31, 1998 from 2.4% in the three months ended March 31, 1997.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases decreased to $58,000 in the three months ended March 31, 1998 from $61,000 in the three months ended March 31, 1997, a decrease of $3,000, or 4.9%. As a percentage of revenues, depreciation on equipment under operating leases decreased by 1.4% to 3.3% in the three months ended March 31, 1998 from 4.7% in the three months ended March 31, 1997.

     Cost of Equipment Sold. Cost of equipment sold increased to $0.6 million in the three months ended March 31, 1998 from $0.1 million in the three months ended March 31, 1997, an increase of $0.5 million, or 426.2%, primarily as a result of increased remarketing volume and lease maturities. As a percentage of revenues, cost of equipment sold increased by 23.9% to 32.2% in the three months ended March 31, 1998 from 8.3% in the three months ended March 31, 1997.

     Interest Expense. Interest expense was $0.7 million in the three months ended March 31, 1998 and March 31, 1997. As a percentage of revenues, interest expense decreased by 13.2% to 38.0% in the three months ended March 31, 1998 from 51.2% in the three months ended March 31, 1997.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $0.5 million in the three months ended March 31, 1998 from $0.4 million in the three months ended March 31, 1997, an increase of $0.1 million, or 38.0%, primarily as a result of expenses associated with regional expansion efforts. As a percentage of revenues, selling, general and administrative expenses increased by 0.5% to 28.9% in the three months ended March 31, 1998 from 28.4% in the three months ended March 31, 1997.

     Income from Operations. As a result of the factors discussed above, income from operations decreased to ($41,000) in the three months ended March 31, 1998 from $0.1 million in the three months ended March 31, 1997, a decrease of $0.1 million. As a percentage of revenues, operating income decreased by 9.7% to (2.3%) in the three months ended March 31, 1998 from 7.4% in the three months ended March 31, 1997.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Finance Income from Direct Financing Leases. Finance income from direct financing leases increased to $3.6 million in the year ended December 31, 1997 from $2.7 million in the year ended December 31, 1996, an increase of $1.0 million, or 35.9%, as a result of incremental lease originations, primarily associated with Boulder's vendor financing programs. As a percentage of revenues, finance income from direct financing leases decreased by 6.4% to 56.6% in the year ended December 31, 1997 from 63.0% in the year ended December 31, 1996.

     Rental Income from Operating Leases. Rental income from operating leases decreased to $0.3 million in the year ended December 31, 1997 from $0.4 million in the year ended December 31, 1996, a decrease of $60,000, or 14.9%, primarily as a result of a greater number of leases maturing during the year ended December 31, 1997. As a percentage of revenues, rental income from operating leases decreased by 4.2% to 5.4% in the year ended December 31, 1997 from 9.6% in the year ended December 31, 1996.

     Gain on Sale of Leases. Gain on sale of leases increased to $0.7 million in the year ended December 31, 1997 from $0.1 million in the year ended December 31, 1996, an increase of $0.6 million, or 627.0%, as a result of Boulder originating and selling a greater number of direct financing leases. As a percentage of revenues, gain on sale of leases increased by 9.0% to 11.4% in the year ended December 31, 1997 from 2.4% in the year ended December 31, 1996.

     Sales of Equipment. Income from sales of equipment increased to $1.5 million in the year ended December 31, 1997 from $1.0 million in the year ended December 31, 1996, an increase of $0.5 million, or

47.9%, primarily attributable to maturing of leases. As a percentage of revenues, sale of equipment decreased by 0.5% to 23.8% in the year ended December 31, 1997 from 24.3% in the year ended December 31, 1996.

     Interest and Other Income. Interest and other income increased to $0.2 million in the year ended December 31, 1997 from $32,000 in the year ended December 31, 1996, an increase of $0.2 million, or 481.3%, as a result of Boulder's increased collection efforts. As a percentage of revenues, interest and other income increased by 2.1% to 2.9% in the year ended December 31, 1997 from 0.8% in the year ended December 31, 1996.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases decreased to $0.2 million in the year ended December 31, 1997 from $0.4 million in the year ended December 31, 1996, a decrease of $0.1 million, or 34.1%, primarily as a result of the maturity of operating leases. As a percentage of revenues, depreciation on equipment under operating leases decreased by 4.8% to 3.7% in the year ended December 31, 1997 from 8.5% in the year ended December 31, 1996.

     Cost of Equipment Sold. Cost of equipment sold increased to $1.3 million in the year ended December 31, 1997 from $0.9 million in the year ended December 31, 1996, an increase of $0.5 million, or 51.5%, as a result of increased sales of equipment, principally car washes, attributable to maturing leases. As a percentage of revenues, cost of equipment sold was 20.9% for the years ended December 31, 1997 and 1996.

     Interest Expense. Interest expense increased to $2.7 million in the year ended December 31, 1997 from $2.0 million in the year ended December 31, 1996, an increase of $0.7 million, or 37.1%, primarily as a result of increased borrowing due to the expansion of Boulder's lease portfolio. As a percentage of revenues, interest expense decreased by 4.4% to 42.1% in the year ended December 31, 1997 from 46.5% in the year ended December 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $1.7 million in the year ended December 31, 1997 from $1.3 million in the year ended December 31, 1996, an increase of $0.3 million, or 22.7%, primarily as a result of hiring additional personnel and increased professional fees, including costs associated with terminating S Corporation status effective January 1, 1997. As a percentage of revenues, selling, general and administrative expenses decreased by 6.0% to 25.8% in the year ended December 31, 1997 from 31.8% in the year ended December 31, 1996.

     Income (Loss) from Operations. As a result of the factors discussed above, income (loss) from operations increased to $0.5 million in the year ended December 31, 1997 from ($0.3) million in the year ended December 31, 1996, an increase of $0.8 million. As a percentage of revenues, operating income increased to 7.4% in the year ended December 31, 1997 from (7.8%) in the year ended December 31, 1996. Boulder operated at a loss in the year ended December 31, 1996 due to expenses incurred in that year associated with the expansion of vendor programs. This investment in 1996 resulted in increased lease originations associated with vendor programs in the year ended December 31, 1997.

CAUFF, LIPPMAN AVIATION, INC.

     Cauff Lippman provides operating lease financing for used commercial jet aircraft and aircraft engines, as well as brokering and advisory services to domestic and foreign commercial airlines, aircraft lessors and institutional investors and engages in the purchase and sale of aircraft for its own account. Cauff Lippman's revenues are derived primarily from rentals of aircraft and sale and remarketing of aircraft.

     Rental income from operating leases is reported over the life of the lease as rentals become receivable under the provisions of the lease or, in the case of leases with varying payments, under the straight-line method over the noncancelable term of the lease. Revenues from commissions include fees and commissions earned from remarketing on behalf of third parties. Due in part to the substantial purchase price of aircraft, Cauff Lippman's operating results can fluctuate significantly, based in part on the timing of sales of aircraft and commissions on sales of aircraft.

  RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                               YEAR ENDED DECEMBER 31,                  THREE MONTHS ENDED MARCH 31,
                                 ---------------------------------------------------   -------------------------------
                                      1995              1996              1997              1997             1998
                                 ---------------   ---------------   ---------------   --------------   --------------
                                                                (DOLLARS IN THOUSANDS)
Rental income from operating
  leases.......................  $20,997    78.4%  $18,517    75.0%  $17,596    54.7%  $4,452    90.5%  $4,245    52.5%
Sales of equipment.............       --      --        40     0.2     5,725    17.8       --      --       --      --
Fees, commissions and
  remarketing income...........    4,979    18.6     5,390    21.8     8,156    25.3      315     6.4    3,696    45.7
Interest and other income......      821     3.1       749     3.0       708     2.2      152     3.1      148     1.8
                                 -------   -----   -------   -----   -------   -----   ------   -----   ------   -----
    Total revenues.............   26,797   100.0    24,696   100.0    32,185   100.0    4,919   100.0    8,089   100.0
                                 -------   -----   -------   -----   -------   -----   ------   -----   ------   -----
Cost of operating leases.......   12,430    46.4    12,415    50.3    12,660    39.3    3,162    64.3    3,166    39.1
Cost of equipment sold.........       --      --        32     0.1     4,325    13.4       --      --       --      --
Interest expense...............    3,279    12.2     2,998    12.1     2,769     8.6      665    13.5      625     7.7
Selling, general and
  administrative...............    2,690    10.0     3,959    16.0     4,871    15.1      953    19.4      722     8.9
                                 -------   -----   -------   -----   -------   -----   ------   -----   ------   -----
    Total expenses.............   18,399    68.7    19,404    78.6    24,625    76.5    4,780    97.2    4,513    55.8
                                 -------   -----   -------   -----   -------   -----   ------   -----   ------   -----
Income from operations.........  $ 8,398    31.3%  $ 5,292    21.4%  $ 7,560    23.5%  $  139     2.8%  $3,576    44.2%
                                 -------   -----   -------   -----   -------   -----   ------   -----   ------   -----
Equity in income of
  minority-owned affiliates....  $    --           $   239           $   219           $   47           $   --

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Rental Income from Operating Leases. Rental income from operating leases decreased to $4.2 million in the three months ended March 31, 1998 from $4.5 million in the three months ended March 31, 1997, a decrease of $0.2 million, or 4.6%, as a result of an extension and renegotiation of an aircraft lease. As a percentage of revenues, rental income from operating leases decreased by 38.0% to 52.5% in the three months ended March 31, 1998 from 90.5% in the three months ended March 31, 1997.

     Fees, Commissions and Remarketing Income. Fees, commissions and remarketing income increased to $3.7 million in the three months ended March 31, 1998 from $0.3 million in the three months ended March 31, 1997, an increase of $3.4 million, or 1,073.3%, as a result of the consummation of three commission transactions in the three months ended March 31, 1998. As a percentage of revenues, fees, commissions and remarketing income increased by 39.3% to 45.7% in the three months ended March 31, 1998 from 6.4% in the three months ended March 31, 1997.

     Interest and Other Income. Interest and other income, which primarily consists of interest income, decreased by $4,000, or 2.6% to $148,000 in the three months ended March 31, 1998 from $152,000 in the three months ended March 31, 1997. As a percentage of revenues, interest and other income decreased by 1.3% to 1.8% in the three months ended March 31, 1998 from 3.1% in the three months ended March 31, 1997.

     Cost of Operating Leases. Cost of operating leases was $3.2 million in the three months ended March 31, 1998 and March 31, 1997. As a percentage of revenues, cost of operating leases decreased by 25.2% to 39.1% in the three months ended March 31, 1998 from 64.3% in the three months ended March 31, 1997.

     Interest Expense. Interest expense decreased by $40,000, or 6.0%, to $0.6 million in the three months ended March 31, 1998 from $0.7 million in the three months ended March 31, 1997. As a percentage of revenues, interest expense decreased by 5.8% to 7.7% in the three months ended March 31, 1998 from 13.5% in the three months ended March 31, 1997.

     Selling, General and Administrative. Selling, general administrative expenses decreased to $0.7 million in the three months ended March 31, 1998 from $1.0 million in the three months ended March 31, 1997, a decrease of $0.2 million, or 24.2%, primarily as a result of increased professional fees associated with the proposed sale of the business. As a percentage of revenues, selling, general and administrative expenses decreased by 10.5% to 8.9% in the three months ended March 31, 1998 from 19.4% in the three months ended March 31, 1997.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $3.6 million in the three months ended March 31, 1998 from $0.1 million in the three months ended March 31, 1997, an increase of $3.4 million, or 2,472.7%. As a percentage of revenues, operating income increased by 41.4% to 44.2% in the three months ended March 31, 1998 from 2.8% in the three months ended March 31, 1997.

     Equity in Income of Minority-Owned Affiliates. Equity in income of minority-owned affiliates was zero in the three months ended March 31, 1998 compared to $47,000 in the three months ended March 31, 1997. This represents Cauff Lippman's portion of the earnings of certain uncombined entities involved in the sale or lease of aircraft. During the three months ended March 31, 1998, there were no sales or leases of aircraft by the minority-owned affiliates.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Rental Income from Operating Leases. Rental income from operating leases decreased to $17.6 million in the year ended December 31, 1997 from $18.5 million in the year ended December 31, 1996, a decrease of $0.9 million, or 5.0%, primarily due to the decrease in lease revenue associated with the renegotiation of an aircraft lease, partially offset by the addition of certain aircraft engines subject to lease. As a percentage of revenues, rental income from operating leases decreased by 20.3% to 54.7% in the year ended December 31, 1997 from 75.0% in the year ended December 31, 1996.

     Sales of Equipment. Income from sales of equipment increased to $5.7 million in the year ended December 31, 1997 due to the sale of a Boeing 727. Cauff Lippman sold a nominal amount of equipment in the year ended December 31, 1996. As a percentage of revenues, income from sales of equipment increased by 17.6% to 17.8% in the year ended December 31, 1997 from 0.2% in the year ended December 31, 1996.

     Fees, Commissions and Remarketing Income. Fees, commissions and remarketing income increased to $8.2 million in the year ended December 31, 1997 from $5.4 million in the year ended December 31, 1996, an increase of $2.8 million, or 51.3%, primarily as a result of increased commissions attributable to sales of aircraft during the year ended December 31, 1997. As a percentage of revenues, fees, commissions and remarketing income increased by 3.5% to 25.3% in the year ended December 31, 1997 from 21.8% in the year ended December 31, 1996.

     Interest and Other Income. Interest and other income was $0.7 million in the years ended December 31, 1997 and 1996. As a percentage of revenues, interest and other income decreased by 0.8% to 2.2% in the year ended December 31, 1997 from 3.0% in the year ended December 31, 1996.

     Cost of Operating Leases. Cost of operating leases increased to $12.7 million in the year ended December 31, 1997 from $12.4 million in the year ended December 31, 1996, an increase of $0.2 million, or 2.0%. As a percentage of revenues, cost of operating leases decreased by 11.0% to 39.3% in the year ended December 31, 1997 from 50.3% in the year ended December 31, 1996.

     Cost of Equipment Sold. Cost of equipment sold increased to $4.3 million in the year ended December 31, 1997 from $32,000 in the year ended December 31, 1996, an increase of 13,415.6%, due to the purchase and sale of a Boeing 727 in 1997. As a percentage of revenues, cost of equipment sold increased by 13.3% to 13.4% in the year ended December 31, 1997 from 0.1% in the year ended December 31, 1996.

     Interest Expense. Interest expense decreased to $2.8 million in the year ended December 31, 1997 from $3.0 million in the year ended December 31, 1996, a decrease of $0.2 million, or 7.6%, primarily due to lower average outstanding indebtedness. As a percentage of revenues, interest expense decreased by 3.5% to 8.6% in the year ended December 31, 1997 from 12.1% in the year ended December 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $4.9 million in the year ended December 31, 1997 from $4.0 million in the year ended December 31, 1996, an increase of $0.9 million, or 23.0%, primarily as a result of increased professional fees associated with the proposed sale of the business. As a percentage of revenues, selling, general and administrative expenses decreased by 0.9% to 15.1% in the year ended December 31, 1997 from 16.0% in the year ended December 31, 1996.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $7.6 million in the year ended December 31, 1997 from $5.3 million in the year ended December 31, 1996, an increase of $2.3 million, or 42.9%. As a percentage of revenues, income from operations increased by 2.1% to 23.5% in the year ended December 31, 1997 from 21.4% in the year ended December 31, 1996.

     Equity in Income of Minority-Owned Affiliates. Equity in income of minority-owned affiliates was $0.2 million in the years ended December 31, 1997 and 1996. This represents Cauff Lippman's portion of the earnings of certain unconsolidated entities involved in the sale and/or lease of aircraft.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Rental Income from Operating Leases. Rental income from operating leases decreased to $18.5 million in the year ended December 31, 1996 from $21.0 million in the year ended December 31, 1995, a decrease of $2.5 million, or 11.8%, primarily as a result of renegotiation of aircraft leases, partially offset by increased income from new leases of aircraft. As a percentage of revenues, rental income from operating leases decreased by 3.4% to 75.0% in the year ended December 31, 1996 from 78.4% in the year ended December 31, 1995.

     Sales of Equipment. Income from sales of equipment amounted to $40,000 in the year ended December 31, 1996, due to the sale of a piece of aircraft equipment. Cauff Lippman sold no equipment in the year ended December 31, 1995. As a percentage of revenues, income from sales of equipment was 0.2% in the year ended December 31, 1995.

     Fees, Commissions and Remarketing Income. Fees, commissions and remarketing income increased to $5.4 million in the year ended December 31, 1996 from $5.0 million in the year ended December 31, 1995, an increase of $0.4 million, or 8.3%, primarily as a result of increased commissions attributable to sales of aircraft during the year ended December 31, 1996. As a percentage of revenues, fees, commissions and remarketing income increased by 3.2% to 21.8% in the year ended December 31, 1996 from 18.6% in the year ended December 31, 1995.

     Interest and Other Income. Interest and other income decreased to $0.7 million in the year ended December 31, 1996 from $0.8 million in the year ended December 31, 1995, a decrease of $0.1 million, or 8.8%. As a percentage of revenues, interest and other income decreased by 0.1% to 3.0% in the year ended December 31, 1996 from 3.1% in the year ended December 31, 1995.

     Cost of Operating Leases. Cost of operating leases was $12.4 million in the years ended December 31, 1996 and 1995. As a percentage of revenues, cost of operating leases increased by 3.9% to 50.3% in the year ended December 31, 1996 from 46.4% in the year ended December 31, 1995.

     Cost of Equipment Sold. Cost of equipment sold increased to $32,000 in the year ended December 31, 1996 from zero in the year ended December 31, 1995. As a percentage of revenues, cost of equipment sold was 0.1% in the year ended December 31, 1996.

     Interest Expense. Interest expense decreased to $3.0 million in the year ended December 31, 1996 from $3.3 million in the year ended December 31, 1995, a decrease of $0.3 million, or 8.6%, primarily due to lower average outstanding indebtedness. As a percentage of revenues, interest expense decreased by 0.1% to 12.1% in the year ended December 31, 1996 from 12.2% in the year ended December 31, 1995.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $4.0 million in the year ended December 31, 1996 from $2.7 million in the year ended December 31, 1995, an increase of $1.3 million, or 47.2%, primarily as a result of increased professional fees associated with the proposed sale of the business. As a percentage of revenues, selling, general and administrative expenses increased by 6.0% to 16.0% in the year ended December 31, 1996 from 10.0% in the year ended December 31, 1995.

     Income from Operations. As a result of the factors discussed above, income from operations decreased to $5.3 million in the year ended December 31, 1996 from $8.4 million in the year ended December 31, 1995, a decrease of $3.1 million, or 37.0%. As a percentage of revenues, income from operations decreased by 9.9% to 21.4% in the year ended December 31, 1996 from 31.3% in the year ended December 31, 1995.

     Equity in Income of Minority-Owned Affiliates. Equity in income of minority-owned affiliates increased to $0.2 million in the year ended December 31, 1996 from zero in the year ended December 31, 1995. This represents Cauff Lippman's portion of the earnings of certain unconsolidated entities involved in the sale and/or lease of aircraft.

JACOM COMPUTER SERVICES, INC.

     Jacom provides lease financing for computer and telecommunications equipment to large and middle market companies, including financial institutions, throughout the United States. Jacom acquires equipment from many sources and leases or sells the equipment to its customers. Jacom provides or arranges to provide installation, maintenance and modification of the equipment. Jacom funds the equipment purchases through borrowings and either holds the leases for its own account or sells the future lease stream to financial institutions.

  RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                         YEAR ENDED DECEMBER 31,                       THREE MONTHS ENDED MARCH 31,
                         -------------------------------------------------------    ----------------------------------
                               1995                1996               1997               1997               1998
                         ----------------    ----------------    ---------------    ---------------    ---------------
                                                            (DOLLARS IN THOUSANDS)
Finance income from
  direct financing and
  sales-type leases....  $ 9,184     11.1%   $ 9,337     12.7%   $ 8,377     9.3%   $2,412     11.8%   $ 1,808     4.7%
Rental income from
  operating leases.....   11,416     13.9     13,304     18.1     16,531    18.4     3,908     19.1      3,733     9.7
Gain on sale of
  leases...............       --       --         --       --        472     0.5        98      0.5         85     0.2
Sales of equipment.....   60,867     73.9     49,123     67.0     62,897    69.8    13,752     67.1     32,583    84.7
Interest and other
  income...............      927      1.1      1,554      2.1      1,794     2.0       312      1.5        252     0.7
                         -------    -----    -------    -----    -------   -----    ------    -----    -------   -----
    Total revenues.....   82,394    100.0     73,318    100.0     90,071   100.0    20,482    100.0     38,461   100.0
                         -------    -----    -------    -----    -------   -----    ------    -----    -------   -----
Depreciation on
  equipment under
  operating leases.....    4,512      5.5      5,831      8.0      6,448     7.2     1,403      6.8      1,492     3.9
Cost of equipment
  sold.................   53,382     64.8     43,473     59.3     47,914    53.2    11,999     58.6     22,442    58.4
Interest expense.......    5,824      7.1      5,586      7.6      4,645     5.2     1,575      7.7        764     2.0
Selling, general and
  administrative.......   11,797     14.3     11,082     15.1     13,183    14.6     2,818     13.8      5,199    13.5
                         -------    -----    -------    -----    -------   -----    ------    -----    -------   -----
    Total expenses.....   75,515     91.7     65,972     90.0     72,190    80.1    17,795     86.9     29,897    77.7
                         -------    -----    -------    -----    -------   -----    ------    -----    -------   -----
Income from
  operations...........  $ 6,879      8.3%   $ 7,346     10.0%   $17,881    19.9%   $2,687     13.1%   $ 8,564    22.3%
                         =======    =====    =======    =====    =======   =====    ======    =====    =======   =====

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Finance Income from Direct Financing and Sales-Type Leases. Finance income from direct financing and sales-type leases decreased to $1.8 million in the three months ended March 31, 1998 from $2.4 million in the three months ended March 31, 1997, a decrease of $0.6 million, or 25.0%, primarily as a result of sales of future lease payments. As a percentage of revenues, finance income from direct financing and sales-type leases decreased by 7.1% to 4.7% in the three months ended March 31, 1998 from 11.8% in the three months ended March 31, 1997.

     Rental Income from Operating Leases. Rental income from operating leases decreased to $3.7 million in the three months ended March 31, 1998 from $3.9 million in the three months ended March 31, 1997, a decrease of $0.2 million, or 4.5%, primarily as a result of a decrease in the amount of equipment under operating leases. As a percentage of revenues, rental income from operating leases decreased by 9.4% to 9.7% in the three months ended March 31, 1998 from 19.1% in the three months ended March 31, 1997.

     Gain on Sale of Leases. Gain on sale of leases decreased by $13,000, or 13.3% to $85,000 in the three months ended March 31, 1998 from $98,000 in the three months ended March 31, 1997. As a percentage of revenues, gain on sale of leases decreased by 0.3% to 0.2% in the three months ended March 31, 1998 from 0.5% in the three months ended March 31, 1997.

     Sales of Equipment. Income from sales of equipment, which included income from the configuration by Jacom of equipment sold to its customers, increased to $32.6 million in the three months ended March 31, 1998 from $13.8 million in the three months ended March 31, 1997, an increase of $18.8 million, or 136.9%, primarily as a result of the increased customer demand for specifically configured high technology equipment.

Approximately $15.0 million of this increase related to one customer, of which approximately $4.3 million was for services performed relating to the equipment obtained by that customer. As a percentage of revenues, sales of equipment increased by 17.6% to 84.7% in the three months ended March 31, 1998 from 67.1% in the three months ended March 31, 1997.

     Interest and Other Income. Interest and other income, which includes maintenance fees, freight on delivery of equipment and installation fees, decreased by $60,000, or 19.2%, to $0.3 million, primarily as a result of the expiration of a significant maintenance contract upon expiration of the lease for the underlying equipment. As a percentage of revenues, interest and other income decreased by 0.8% to 0.7% in the three months ended March 31, 1998 from 1.5% in the three months ended March 31, 1997.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased to $1.5 million in the three months ended March 31, 1998 from $1.4 million in the three months ended March 31, 1997, an increase of $0.1 million, or 6.3%. As a percentage of revenues, depreciation on equipment under operating leases decreased by 2.9% to 3.9% in the three months ended March 31, 1998 from 6.8% in the three months ended March 31, 1997.

     Cost of Equipment Sold. Cost of equipment sold increased to $22.4 million in the three months ended March 31, 1998 from $12.0 million in the three months ended March 31, 1997, an increase of $10.4 million, or 87.0%, primarily as a result of an increased volume in sales of equipment. As a percentage of revenues, cost of equipment sold decreased by 0.2% to 58.4% in the three months ended March 31, 1998 from 58.6% in the three months ended March 31, 1997.

     Interest Expense. Interest expense decreased to $0.8 million in the three months ended March 31, 1998 from $1.6 million in the three months ended March 31, 1997, a decrease of $0.8 million, or 51.5%, primarily as a result of a reduction in borrowings outstanding due to leases sold. As a percentage of revenues, interest expense decreased by 5.7% to 2.0% in the three months ended March 31, 1998 from 7.7% in the three months ended March 31, 1997.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $5.2 million in the three months ended March 31, 1998 from $2.8 million in the three months ended March 31, 1997, an increase of $2.4 million, or 84.5%, primarily as a result of increased commissions and the payment of a fee upon termination of a consulting arrangement, which was required to be terminated pursuant to the terms of the Jacom Merger Agreement. As a percentage of revenues, selling, general and administrative expenses decreased by 0.3% to 13.5% in the three months ended March 31, 1998 from 13.8% in the three months ended March 31, 1997.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $8.6 million in the three months ended March 31, 1998 from $2.7 million in the three months ended March 31, 1997, an increase of $5.9 million, or 218.7%. As a percentage of revenues, operating income increased by 9.2% to 22.3% in the three months ended March 31, 1998 from 13.1% in the three months ended March 31, 1997.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Finance Income from Direct Financing and Sales-Type Leases. Finance income from direct financing and sales-type leases decreased to $8.4 million in the year ended December 31, 1997 from $9.3 million in the year ended December 31, 1996, a decrease of $1.0 million, or 10.3%, primarily as a result of sales of future lease payments. As a percentage of revenues, finance income from direct financing and sales-type leases decreased by 3.4% to 9.3% in the year ended December 31, 1997 from 12.7%.

     Rental Income from Operating Leases. Rental income from operating leases increased to $16.5 million in the year ended December 31, 1997 from $13.3 million in the year ended December 31, 1996, an increase of $3.2 million, or 24.3%, primarily as a result of an increase in the number of operating leases. As a percentage of revenues, rental income from operating leases increased by 0.3% to 18.4% in the year ended December 31, 1997 from 18.1% in the year ended December 31, 1996.

     Gain on Sale of Leases. During 1997, Jacom sold $44.5 million of future lease payments, resulting in a gain of $0.5 million. As a percentage of revenues, gain on sale of leases was 0.5% in the year ended December 31, 1997.

     Sales of Equipment. Income from sales of equipment increased to $62.9 million in the year ended December 31, 1997 from $49.1 million in the year ended December 31, 1996, an increase of $13.8 million, or 28.0%, primarily as a result of customer demand for specifically configured high technology equipment. As a percentage of revenues, sales of equipment increased by 2.8% to 69.8% in the year ended December 31, 1997 from 67.0% in the year ended December 31, 1996.

     Interest and Other Income. Interest and other income increased to $1.8 million in the year ended December 31, 1997 from $1.6 million in the year ended December 31, 1996, an increase of $0.2 million or 15.4%, as a result of increased interest income attributable to higher levels of cash balances invested and an increase in consulting, installation and freight fees, due to the increased volume of sales in the year ended December 31, 1996. As a percentage of revenues, interest and other income decreased by 0.1% to 2.0% in the year ended December 31, 1997 from 2.1% in the year ended December 31, 1996.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased to $6.4 million in the year ended December 31, 1997 from $5.8 million in the year ended December 31, 1996, an increase of $0.6 million, or 10.6%, primarily as a result of an increase in the amount of equipment held subject to lease. As a percentage of revenues, depreciation on equipment under operating leases decreased by 0.8% to 7.2% in the year ended December 31, 1997 from 8.0% in the year ended December 31, 1996.

     Cost of Equipment Sold. Cost of equipment sold increased to $47.9 million in the year ended December 31, 1997 from $43.5 million in the year ended December 31, 1996, an increase of $4.4 million, or 10.2%, primarily as a result of the increase in sales of equipment. As a percentage of revenues, cost of equipment sold decreased by 6.1% to 53.2% in the year ended December 31, 1997 from 59.3% in the year ended December 31, 1996. This decrease was caused by Jacom's revision of the rates used for estimating values for leases originated in 1997 as compared to rates used in prior years, which revision resulted in cost of equipment sold being $1.9 million lower than if the rates had not been revised.

     Interest Expense. Interest expense decreased to $4.6 million in the year ended December 31, 1997 from $5.6 million in the year ended December 31, 1996, a decrease of $0.9 million, or 16.8%, primarily as a result of a reduction in borrowings outstanding due to leases sold. As a percentage of revenues, interest expense decreased by 2.4% to 5.2% in year ended December 31, 1997 from 7.6% in the year ended December 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $13.2 million in the year ended December 31, 1997 from $11.1 million in the year ended December 31, 1996, an increase of $2.1 million, or 19.0%, primarily as a result of salary increases to existing employees and the hiring of additional personnel necessary to support the expansion of the business. As a percentage of revenues, selling, general and administrative expenses decreased by 0.5% to 14.6% in the year ended December 31, 1997 from 15.1% in the year ended December 31, 1996.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $17.9 million in the year ended December 31, 1997 from $7.3 million in the year ended December 31, 1996, an increase of $10.5 million, or 143.4%. As a percentage of revenues, income from operations increased by 9.9% to 19.9% in the year ended December 31, 1997 from 10.0% in the year ended December 31, 1996.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Finance Income from Direct Financing and Sales-Type Leases. Finance income from direct financing and sales-type leases increased to $9.3 million in the year ended December 31, 1996 from $9.2 million in the year ended December 31, 1995, an increase of $0.2 million, or 1.7%, primarily as a result of the timing of financings during 1996. As a percentage of revenues, finance income from direct financing and sales-type leases increased by 1.6% to 12.7% in the year ended December 31, 1996 from 11.1% in the year ended December 31, 1995.

     Rental Income from Operating Leases. Rental income from operating leases increased to $13.3 million in the year ended December 31, 1996 from $11.4 million in the year ended December 31, 1995, an increase of $1.9 million, or 16.5%, primarily as a result of increased volume of lease originations. As a percentage of revenues, rental income from operating leases increased by 4.2% to 18.1% in the year ended December 31, 1996 from 13.9% in the year ended December 31, 1995.

     Gain on Sale of Leases. Gain on sale of leases was zero in the years ended December 31, 1996 and 1995.

     Sales of Equipment. Income from sales of equipment decreased to $49.1 million in the year ended December 31, 1996 from $60.9 million in the year ended December 31, 1995, a decrease of $11.7 million, or 19.3% primarily as a result of increased customer demand for operating leases and the cyclical nature of replacement schedules for customer equipment acquisitions. As a percentage of revenues, income from sales of equipment decreased by 6.9% to 67.0% in the year ended December 31, 1996 from 73.9% in the year ended December 31, 1995.

     Interest and Other Income. Interest and other income increased to $1.6 million in the year ended December 31, 1996 from $0.9 million in the year ended December 31, 1995, an increase of $0.6 million or 67.6%, primarily as a result of an increase in fees resulting from services provided to existing lease customers. As a percentage of revenues, interest and other income increased by 1.0% to 2.1% in the year ended December 31, 1996 from 1.1% in the year ended December 31, 1995.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased to $5.8 million in the year ended December 31, 1996 from $4.5 million in the year ended December 31, 1995, an increase of $1.3 million, or 29.2%, primarily as a result of an increase in the amount of equipment held subject to operating leases. As a percentage of revenues, depreciation on equipment under operating leases increased by 2.5% to 8.0% in the year ended December 31, 1996 from 5.5% in the year ended December 31, 1995.

     Cost of Equipment Sold. Cost of equipment sold decreased to $43.5 million in the year ended December 31, 1996 from $53.4 million in the year ended December 31, 1995, a decrease of $9.9 million, or 18.6%, primarily as a result of a decrease in sales of equipment. As a percentage of revenues, cost of equipment sold decreased by 5.5% to 59.3% in the year ended December 31, 1996 from 64.8% in the year ended December 31, 1995.

     Interest Expense. Interest expense decreased to $5.6 million in the year ended December 31, 1996 from $5.8 million in the year ended December 31, 1995, a decrease of $0.2 million, or 4.1%, primarily as a result of lower average outstanding borrowings. As a percentage of revenues, interest expense increased by 0.5% to 7.6% in year ended December 31, 1996 from 7.1% in the year ended December 31, 1995.

     Selling, General and Administrative. Selling, general and administrative expenses decreased to $11.1 million in the year ended December 31, 1996 from $11.8 million in the year ended December 31, 1995, a decrease of $0.7 million, or 6.1%, primarily as a result of decreased commissions due to origination of fewer sales-type leases. As a percentage of revenues, selling, general and administrative expenses increased by 0.8% to 15.1% in the year ended December 31, 1996 from 14.3% in the year ended December 31, 1995.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $7.3 million in the year ended December 31, 1996 from $6.9 million in the year ended December 31, 1995, an increase of $0.5 million, or 6.8%. As a percentage of revenues income from operations increased by 1.7% to 10.0% in the year ended December 31, 1996 from 8.3% in the year ended December 31, 1995.

K.L.C., INC.

     Keystone provides lease financing for a variety of equipment, primarily tractor trailers, embroidery machines and construction equipment to companies throughout the United States. Upon origination, Keystone either retains the lease for its portfolio, or sells the lease to a third party, while retaining the servicing responsibility.

  RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                            YEAR ENDED DECEMBER 31,                 THREE MONTHS ENDED MARCH 31,
                               -------------------------------------------------   -------------------------------
                                    1995             1996              1997             1997             1998
                               --------------   ---------------   --------------   --------------   --------------
                                                             (DOLLARS IN THOUSANDS)
Finance income from direct
  financing leases...........  $5,688    74.8%  $ 7,967    52.2%  $7,573    84.2%  $1,424    80.7%  $2,335    79.6%
Gain on sale of leases.......      --      --     5,363    35.2       --      --       --      --       --      --
Fees, commissions and
  remarketing income.........   1,652    21.7     1,338     8.8      772     8.6      195    11.1      340    11.6
Other income.................     267     3.5       579     3.8      648     7.2      145     8.2      257     8.8
                               ------   -----   -------   -----   ------   -----   ------   -----   ------   -----
    Total revenues...........   7,607   100.0    15,247   100.0    8,993   100.0    1,764   100.0    2,932   100.0
                               ------   -----   -------   -----   ------   -----   ------   -----   ------   -----
Interest expense.............   2,173    28.5     2,823    18.5    2,458    27.2      393    22.3      831    28.3
Selling, general and
  administrative.............   3,405    44.8     3,764    24.7    4,842    53.8      930    52.7      928    31.7
                               ------   -----   -------   -----   ------   -----   ------   -----   ------   -----
    Total expenses...........   5,578    73.3     6,587    43.2    7,300    81.2    1,323    75.0    1,759    60.0
                               ------   -----   -------   -----   ------   -----   ------   -----   ------   -----
Income from operations.......  $2,029    26.7%  $ 8,660    56.8%  $1,693    18.8%  $  441    25.0%  $1,173    40.0%
                               ======   =====   =======   =====   ======   =====   ======   =====   ======   =====

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Finance Income from Direct Financing Leases. Finance income from direct financing leases increased to $2.3 million in the three months ended March 31, 1998 from $1.4 million in the three months ended March 31, 1997, an increase of $0.9 million, or 64.0%, as a result of an increase in direct financing leases held. As a percentage of revenues, finance income from direct financing leases decreased by 1.1% to 79.6% in the three months ended March 31, 1998 from 80.7% in the three months ended March 31, 1997.

     Fees, Commissions and Remarketing Income. Fees, commissions and remarketing income, which includes servicing income for the leases sold by Keystone and remarketing of equipment, increased to $0.3 million in the three months ended March 31, 1998 from $0.2 million in the three months ended March 31, 1997, an increase of $0.1 million, or 74.4%, primarily as a result of an increase in service fee income on leases sold. As a percentage of revenues, fees, commissions and remarketing income increased by 0.5% to 11.6% in the three months ended March 31, 1998 from 11.1% in the three months ended March 31, 1997.

     Other Income. Other income, which includes late fees, increased to $0.3 million in the three months ended March 31, 1998 from $0.1 million in the three months ended March 31, 1997, an increase of $0.1 million, or 77.2%, primarily as a result of an increase in direct financing leases held. As a percentage of revenues, other income increased by 0.6% to 8.8% in the three months ended March 31, 1998 from 8.2% in the three months ended March 31, 1997.

     Interest Expense. Interest expense increased to $0.8 million in the three months ended March 31, 1998 from $0.4 million in the three months ended March 31, 1997, an increase of $0.4 million, or 111.5%, primarily as a result of an increase in borrowings associated with an increase in direct financing leases held. As a percentage of revenues, interest expense increased by 6.0% to 28.3% in the three months ended March 31, 1998 from 22.3% in the three months ended March 31, 1997.

     Selling, General and Administrative. Selling, general and administrative expenses were $0.9 million in the three months ended March 31, 1998 and 1997. As a percentage of revenues, selling, general and administrative expenses decreased by 21.0% to 31.7% in the three months ended March 31, 1998 from 52.7% in the three months ended March 31, 1997.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $1.2 million in the three months ended March 31, 1998 from $0.4 million in the three months ended March 31, 1997, an increase of $0.7 million, or 166.0%. As a percentage of revenues, operating income increased by 15.0% to 40.0% in the three months ended March 31, 1998 from 25.0% in the three months ended March 31, 1997.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Finance Income from Direct Financing Leases. Finance income from direct financing leases decreased to $7.6 million in the year ended December 31, 1997 from $8.0 million in the year ended December 31, 1996, a decrease of $0.4 million, or 4.9%, primarily as a result of a decrease in the number of leases held by Keystone due to the sale of a significant portion of the portfolio to a third party in October 1996. As a percentage of revenues, finance income from direct financing leases increased by 32.0% to 84.2% in the year ended December 31, 1997 from 52.2% in the year ended December 31, 1996.

     Gain on Sale of Leases. Gain on sale of leases decreased to zero in the year ended December 31, 1997 from $5.4 million in the year ended December 31, 1996. As a percentage of revenues, gain on sale of leases was 35.2% in the year ended December 31, 1996.

     Fees, Commissions and Remarketing Income. Fees, commissions and remarketing income, which includes servicing income for the leases sold by Keystone and remarketing of equipment, decreased to $0.8 million in the year ended December 31, 1997 from $1.3 million in the year ended December 31, 1996, a decrease of $0.6 million, or 42.3%, due to a decrease in the number of leases serviced and equipment remarketed. Leases for which servicing ceased were principally contained in portfolios sold in 1992 and 1994, for which Keystone had retained servicing rights. As a percentage of revenues, fees, commissions and remarketing income decreased by 0.2% to 8.6% in the year ended December 31, 1997 from 8.8% in the year ended December 31, 1996.

     Other Income. Other income, which includes late fees, increased by $69,000, or 11.9% to $0.6 million in the year ended December 31, 1997. As a percentage of revenues, other income increased by 3.4% to 7.2% in the year ended December 31, 1997 from 3.8% in the year ended December 31, 1996.

     Interest Expense. Interest expense decreased to $2.5 million in the year ended December 31, 1997 from $2.8 million in the year ended December 31, 1996, a decrease of $0.4 million, or 12.9%, primarily as a result of the repayment of borrowings associated with the leases sold by Keystone in October 1996. As a percentage of revenues, interest expense increased by 8.8% to 27.3% in the year ended December 31, 1997 from 18.5% in the year ended December 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $4.8 million in the year ended December 31, 1997 from $3.8 million in the year ended December 31, 1996, an increase of $1.1 million, or 28.6%, primarily as a result of a higher provision for lease losses and higher professional fees associated with collection of delinquent leases and general corporate matters. As a percentage of revenues, selling, general and administrative expenses increased by 29.1% to 53.8% in the year ended December 31, 1997 from 24.7% in the year ended December 31, 1996.

     Income from Operations. As a result of the factors discussed above, principally the absence of gain on sale of leases in 1997 and the increase in selling, general and administrative expenses over 1996, income from operations decreased to $1.7 million in the year ended December 31, 1997 from $8.7 million in the year ended December 31, 1996, a decrease of $7.0 million, or 80.5%. As a percentage of revenues, income from operations decreased by 38.0% to 18.8% in the year ended December 31, 1997 from 56.8% in the year ended December 31, 1996.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Finance Income from Direct Financing Leases. Finance income from direct financing leases increased to $8.0 million in the year ended December 31, 1996 from $5.7 million in the year ended December 31, 1995, an increase of $2.3 million, or 40.1%, primarily as a result of increased lease originations. As a percentage of revenues, finance income from direct financing leases decreased by 22.6% to 52.2% in the year ended December 31, 1996 from 74.8% in the year ended December 31, 1995.

     Gain on Sale of Leases. Gain on sale of leases increased to $5.4 million in the year ended December 31, 1996 from zero in the year ended December 31, 1995, as a result of the sale of a portion of Keystone's portfolio to a third party. As a percentage of revenues, gain on sale of leases was 35.2% in the year ended December 31, 1996.

     Fees, Commissions and Remarketing Income. Fees, commissions and remarketing income decreased to $1.3 million in the year ended December 31, 1996 from $1.7 million in the year ended December 31, 1995, a decrease of $0.3 million, or 19.0%, due to a decrease in the number of leases serviced and a decline in remarketing of equipment. Leases for which servicing ceased were principally contained in portfolios sold in 1992 and 1994, for which Keystone had retained servicing rights. As a percentage of revenues, fees, commissions and remarketing income decreased by 12.9% to 8.8% in the year ended December 31, 1996 from 21.7% in the year ended December 31, 1995.

     Other Income. Other income increased to $0.6 million in the year ended December 31, 1996 from $0.3 million in the year ended December 31, 1995, an increase of $0.3 million, or 116.9%, primarily as a result of increased collection of late fees. As a percentage of revenues, other income increased by 0.3% to 3.8% in the year ended December 31, 1996 from 3.5% in the year ended December 31, 1995.

     Interest Expense. Interest expense increased to $2.8 million in the year ended December 31, 1996 from $2.2 million in the year ended December 31, 1995, an increase of $0.7 million, or 29.9%, primarily as a result of higher outstanding average borrowings during the year ended December 31, 1996, associated with the increase in the leases held by Keystone, until the sale of a portion of the portfolio in October 1996. As a percentage of revenues, interest expense decreased by 10.1% to 18.5% in the year ended December 31, 1996 from 28.6% in the year ended December 31, 1995.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $3.8 million in the year ended December 31, 1996 from $3.4 million in the year ended December 31, 1995, an increase of $0.4 million, or 10.5%, as a result of increased professional fees, principally associated with the sale of a portion of Keystone's lease portfolio. As a percentage of revenues, selling, general and administrative expenses decreased by 20.1% to 24.7% in the year ended December 31, 1996 from 44.8% in the year ended December 31, 1995.

     Income from Operations. As a result of the factors discussed above, principally the gain on sale associated with the sale of a portion of Keystone's lease portfolio, income from operations increased to $8.7 million in the year ended December 31, 1996 from $2.0 million in the year ended December 31, 1995, an increase of $6.6 million, or 326.8%. As a percentage of revenues, income from operations increased by 30.1% to 56.8% in the year ended December 31, 1996 from 26.7% in the year ended December 31, 1995.

MATRIX FUNDING CORPORATION

     Matrix provides lease financing for a variety of equipment, primarily computer, communication and electronic equipment, to companies throughout the United States. Matrix originates the majority of its leases through its telesales program. Matrix originates both direct financing leases and operating leases. Upon origination, Matrix either sells the lease on a non-recourse basis, or retains it for its own portfolio.

  RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                                     YEAR ENDED JUNE 30,                      NINE MONTHS ENDED MARCH 31,
                                     ---------------------------------------------------   ---------------------------------
                                          1995              1996              1997              1997              1998
                                     ---------------   ---------------   ---------------   ---------------   ---------------
                                                                     (DOLLARS IN THOUSANDS)
Finance income from direct
  financing and leveraged leases...  $ 1,376    29.2%  $ 2,331    47.4%  $ 6,705    72.5%  $ 4,716    75.6%  $ 7,694    75.2%
Rental income from operating
  leases...........................    1,098    23.3     1,062    21.6       985    10.7       626    10.0       655     6.4
Gain on sale of leases.............    1,729    36.7     1,034    21.0     1,070    11.6       595     9.5     1,511    14.8
Remarketing income.................      333     7.1       156     3.2       335     3.6       200     3.2       236     2.3
Other income.......................      173     3.7       333     6.8       148     1.6        99     1.6       138     1.3
                                     -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
        Total revenues.............    4,709   100.0     4,916   100.0     9,243   100.0     6,236   100.0    10,234   100.0
                                     -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
Depreciation on equipment under
  operating leases.................      897    19.0       805    16.4       835     9.0       524     8.4       552     5.4
Interest expense...................      506    10.7       765    15.6     2,773    30.0     1,796    28.8     3,280    32.1
Selling, general and
  administrative...................    2,686    57.0     2,885    58.7     3,849    41.6     2,669    42.8     3,127    30.6
                                     -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
        Total expenses.............    4,089    86.8     4,455    90.6     7,457    80.7     4,989    80.0     6,959    68.0
                                     -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
Income from operations.............  $   620    13.2%  $   461     9.4%  $ 1,786    19.3%  $ 1,247    20.0%  $ 3,275    32.0%
                                     =======   =====   =======   =====   =======   =====   =======   =====   =======   =====

  Nine Months Ended March 31, 1998 Compared to Nine Months Ended March 31, 1997

     Finance Income from Direct Financing and Leveraged Leases. Finance income from direct financing and leveraged leases increased to $7.7 million in the nine months ended March 31, 1998 from $4.7 million in the nine months ended March 31, 1997, an increase of $3.0 million, or 63.1%, as a result of Matrix retaining a greater number of the leases it originated for its own account, as well as an increased volume of lease originations due to the hiring of additional telesales representatives and increased originations from existing telesales representatives. As a percentage of revenues, finance income from direct financing and leveraged leases decreased by 0.4% to 75.2% in the nine months ended March 31, 1998 from 75.6% in the nine months ended March 31, 1997.

     Rental Income from Operating Leases. Rental income from operating leases increased by $29,000, or 4.6%, to $0.7 million in the nine months ended March 31, 1998 from $0.6 million in the nine months ended March 31, 1997. As a percentage of revenues, rental income from operating leases decreased by 3.6% to 6.4% in the nine months ended March 31, 1998 from 10.0% in the nine months ended March 31, 1997.

     Gain on Sale of Leases. Gain on sale of leases increased to $1.5 million in the nine months ended March 31, 1998 from $0.6 million in the nine months ended March 31, 1997, an increase of $0.9 million, or 153.9%, as a result of increased lease originations due to the hiring of additional telesales representatives and increased originations from existing telesales representatives. As a percentage of revenues, gain on sale of leases increased by 5.3% to 14.8% in the nine months ended March 31, 1998 from 9.5% in the nine months ended March 31, 1997.

     Remarketing Income. Remarketing income increased by $36,000, or 18.0%, to $0.2 million in the nine months ended March 31, 1998. As a percentage of revenues, remarketing income decreased by 0.9% to 2.3% in the nine months ended March 31, 1998 from 3.2% in the nine months ended March 31, 1997.

     Other Income. Other income, increased by $39,000, or 39.4%, to $0.1 million in the nine months ended March 31, 1998, primarily as a result of increased volume of lease originations. As a percentage of revenues, other income decreased by 0.3% to 1.3% in the nine months ended March 31, 1998 from 1.6% in the nine months ended March 31, 1997.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased by $28,000, or 5.3%, to $0.6 million in the nine months ended March 31, 1998 from $0.5 million in the nine months ended March 31, 1997. As a percentage of revenues, depreciation on equipment under operating leases decreased by 3.0% to 5.4% in the nine months ended March 31, 1998 from 8.4% in the nine months ended March 31, 1997.

     Interest Expense. Interest expense increased to $3.3 million in the nine months ended March 31, 1998 from $1.8 million in the nine months ended March 31, 1997, an increase of $1.5 million, or 82.6%, primarily as a result of increased borrowings associated with Matrix retaining a greater number of the leases it originated. As a percentage of revenues, interest expense increased by 3.3% to 32.1% in the nine months ended March 31, 1998 from 28.8% in the nine months ended March 31, 1997.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $3.1 million in the nine months ended March 31, 1998 from $2.7 million in the nine months ended March 31, 1997, an increase of $0.5 million, or 17.2%, primarily as a result of the hiring of additional telesales representatives and additional support staff. As a percentage of revenues, selling, general and administrative expenses decreased by 12.2% to 30.6% in the nine months ended March 31, 1998 from 42.8% in the nine months ended March 31, 1997.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $3.3 million in the nine months ended March 31, 1998 from $1.2 million in the nine months ended March 31, 1997, an increase of $2.0 million, or 162.6%. As a percentage of revenues, operating income increased by 12.0% to 32.0% in the nine months ended March 31, 1998 from 20.0% in the nine months ended March 31, 1997.

  Year Ended June 30, 1997 Compared to Year Ended June 30, 1996

     Finance Income from Direct Financing and Leveraged Leases. Finance income from direct financing and leveraged leases increased to $6.7 million in the year ended June 30, 1997 from $2.3 million in the year ended June 30, 1996, an increase of $4.4 million, or 187.6%, primarily as a result of Matrix retaining a greater number of the leases that it originated for its own account, as well as an increased volume of lease originations due to the hiring of additional telesales representatives and increased originations from existing telesales representatives. As a percentage of revenues, finance income from direct financing and leveraged leases increased by 25.1% to 72.5% in the year ended June 30, 1997 from 47.4% in the year ended June 30, 1996.

     Rental Income from Operating Leases. Rental income from operating leases decreased to $1.0 million in the year ended June 30, 1997 from $1.1 million in the year ended June 30, 1996, a decrease of $77,000, or 7.2%, as a result of new lease originations consisting primarily of direct financing leases. As a percentage of revenues, rental income from operating leases decreased by 10.9% to 10.7% in the year ended June 30, 1997 from 21.6% in the year ended June 30, 1996.

     Gain on Sale of Leases. Gain on sale of leases increased to $1.1 million in the year ended June 30, 1997 from $1.0 million in the year ended June 30, 1996, an increase of $36,000 or 3.5%. As a percentage of revenues, gain on sale of leases decreased by 9.4% to 11.6% in the year ended June 30, 1997 from 21.0% in the year ended June 30, 1996.

     Remarketing Income. Remarketing income increased to $0.3 million in the year ended June 30, 1997 from $0.2 million in the year ended June 30, 1996, an increase of $0.2 million, or 115.6%, primarily as a result of an increase in lease expirations for leases sold to third parties in which Matrix retained remarketing rights. As a percentage of revenues, remarketing income increased by 0.4% to 3.6% in the year ended June 30, 1997 from 3.2% in the year ended June 30, 1996.

     Other Income. Other income decreased to $0.1 million in the year ended June 30, 1997 from $0.3 million in the year ended June 30, 1996, a decrease of $0.2 million, or 55.6%. As a percentage of revenues, other income decreased by 5.2% to 1.6% in the year ended June 30, 1997 from 6.8% in the year ended June 30, 1996.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases was $0.8 million in the years ended June 30, 1997 and 1996. As a percentage of revenues, depreciation on equipment under operating leases decreased by 7.4% to 9.0% in the year ended June 30, 1997 from 16.4% in the year ended June 30, 1996.

     Interest Expense. Interest expense increased to $2.8 million in the year ended June 30, 1997 from $0.8 million in the year ended June 30, 1996, an increase of $2.0 million, or 262.5%, as a result of increased borrowing associated with Matrix retaining a greater number of the leases that it originated. As a percentage of revenues, interest expense increased by 14.4% to 30.0% in the year ended June 30, 1997 from 15.6% in the year ended June 30, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $3.8 million in the year ended June 30, 1997 from $2.9 million in the year ended June 30, 1996, an increase of $1.0 million, or 33.4%, primarily as a result of the expanded implementation of the telesales program, including hiring of additional telesales representatives, increased expenses, including telephone expenses, and an increased allowance for bad debts, due to the greater number of leases retained by Matrix. As a percentage of revenues, selling, general and administrative expenses decreased by 17.1% to 41.6% in the year ended June 30, 1997 from 58.7% in the year ended June 30, 1996.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $1.8 million in the year ended June 30, 1997 from $0.5 million in the year ended June 30, 1996, an increase of $1.3 million, or 287.1%. As a percentage of revenues, income from operations increased by 9.9% to 19.3% in the year ended June 30, 1997 from 9.4% in the year ended June 30, 1996.

  Year Ended June 30, 1996 Compared to Year Ended June 30, 1995

     Finance Income from Direct Financing and Leveraged Leases. Finance income from direct financing and leveraged leases increased to $2.3 million in the year ended June 30, 1996 from $1.4 million in the year ended June 30, 1995, an increase of $1.0 million, or 69.6%, primarily as a result of Matrix retaining a greater number of the leases that it originated for its own account, as well as an increased volume of lease originations due to the hiring of additional telesales representatives and increased originations from existing telesales representatives. As a percentage of revenues, finance income from direct financing and leveraged leases increased by 18.2% to 47.4% in the year ended June 30, 1996 from 29.2% in the year ended June 30, 1995.

     Rental Income from Operating Leases. Rental income from operating leases was $1.1 million in the years ended June 30, 1996 and 1995. As a percentage of revenues, rental income from operating leases decreased by 1.7% to 21.6% in the year ended June 30, 1996 from 23.3% in the year ended June 30, 1995.

     Gain on Sale of Leases. Gain on sale of leases decreased to $1.0 million in the year ended June 30, 1996 from $1.7 million in the year ended June 30, 1995, a decrease of $0.7 million, or 40.2%. As a percentage of revenues, gain on sale of leases decreased by 15.7% to 21.0% in the year ended June 30, 1996 from 36.7% in the year ended June 30, 1995.

     Remarketing Income. Remarketing income decreased to $0.2 million in the year ended June 30, 1996 from $0.3 million in the year ended June 30, 1995, a decrease of $0.2 million, or 53.3%, attributable to several significant remarketings on behalf of investors in the year ended June 30, 1995. As a percentage of revenues, remarketing income decreased by 3.9% to 3.2% in the year ended June 30, 1996 from 7.1% in the year ended June 30, 1995.

     Other Income. Other income increased to $0.3 million in the year ended June 30, 1996 from $0.2 million in the year ended June 30, 1995, an increase of $0.2 million, or 92.8%. As a percentage of revenues, other income increased by 3.1% to 6.8% in the year ended June 30, 1996 from 3.7% in the year ended June 30, 1995.

     Depreciation on Equipment Under Operating Leases. Depreciation on equipment under operating leases decreased to $0.8 million in the year ended June 30, 1996 from $0.9 million in the year ended June 30, 1995, a decrease of $0.1 million, or 10.3%, primarily as a result of Matrix originating primarily direct financing leases. As a percentage of revenues, depreciation on equipment under operating leases decreased by 2.6% to 16.4% in the year ended June 30, 1996 from 19.0% in the year ended June 30, 1995.

     Interest Expense. Interest expense increased to $0.8 million in the year ended June 30, 1996 from $0.5 million in the year ended June 30, 1995, an increase of $0.3 million, or 51.3%, as a result of increased borrowing associated with Matrix retaining a greater number of the leases that it originated. As a percentage of revenues, interest expense increased by 4.9% to 15.6% in the year ended June 30, 1996 from 10.7% in the year ended June 30, 1995.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $2.9 million in the year ended June 30, 1996 from $2.7 million in the year ended June 30, 1995, an increase of $0.2 million, or 7.4%, primarily as a result of the hiring of additional personnel, principally telesales representatives. As a percentage of revenues, selling, general and administrative expenses increased by 1.7% to 58.7% in the year ended June 30, 1996 from 57.0% in the year ended June 30, 1995.

     Income from Operations. As a result of the factors discussed above, income from operations decreased to $0.5 million in the year ended June 30, 1996 from $0.6 million in the year ended June 30, 1995, a decrease of $0.2 million, or 25.6%. As a percentage of revenues, income from operations decreased by 3.8% to 9.4% in the year ended June 30, 1996 from 13.2% in the year ended June 30, 1995.

MERRIMAC FINANCIAL ASSOCIATES

     Merrimac provides equipment financing to operating companies that are engaged in the coin-operated, vending, amusement and coffee service businesses. Merrimac provides direct finance leasing to the operating companies and in most instances has a recourse agreement with the equipment vendor in the event of default by the lessee. Merrimac retains the leases it originates for its own portfolio.

  RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                          YEAR ENDED DECEMBER 31,             THREE MONTHS ENDED MARCH 31,
                                    -----------------------------------    -----------------------------------
                                         1996                1997                1997               1998
                                    ---------------    ----------------    ----------------    ---------------
                                                              (DOLLARS IN THOUSANDS)
Finance income from direct
  financing leases................  $1,977     90.9%   $1,930      92.8%   $  477      92.6%   $  470     92.9%
Other income......................     199      9.1       149       7.2        38       7.4        36      7.1
                                    ------    -----    ------    ------    ------    ------    ------    -----
        Total revenues............   2,176    100.0     2,079     100.0       515     100.0       506    100.0
                                    ------    -----    ------    ------    ------    ------    ------    -----
Interest expense..................     683     31.4       663      31.9       161      31.3       165     32.6
Selling, general and
  administrative..................     814     37.4       805      38.7       187      36.3       201     39.7
                                    ------    -----    ------    ------    ------    ------    ------    -----
        Total expenses............   1,497     68.8     1,468      70.6       348      67.6       366     72.3
                                    ------    -----    ------    ------    ------    ------    ------    -----
Income from operations............  $  679     31.2%   $  611      29.4%   $  167      32.4%   $  140     27.7%
                                    ======    =====    ======    ======    ======    ======    ======    =====

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Finance Income from Direct Financing Leases. Finance income from direct financing leases was $0.5 million in the three months ended March 31, 1998 and 1997. As a percentage of revenues, finance income from direct financing leases increased by 0.3% to 92.9% in the three months ended March 31, 1998 from 92.6% in the three months ended March 31, 1997.

     Other Income. Other income, which includes late fees and administrative fees, decreased by $2,000, or 5.3%, to $36,000 in the three months ended March 31, 1998 from the three months ended March 31, 1997. As a percentage of revenues, interest and other income decreased by 0.3% to 7.1% in the three months ended March 31, 1998 from 7.4% in the three months ended March 31, 1997.

     Interest Expense. Interest expense was $0.2 million in the three months ended March 31, 1998 and 1997. As a percentage of revenues, interest expense increased by 1.3% to 32.6% in the three months ended March 31, 1998 from 31.3% in the three months ended March 31, 1997.

     Selling, General and Administrative. Selling, general and administrative expenses increased by $14,000, or 7.5% in the three months ended March 31, 1998. As a percentage of revenues, selling, general and administrative expenses increased by 3.4% to 39.7% in the three months ended March 31, 1998 from 36.3% in the three months ended March 31, 1997.

     Income from Operations. Income from operations decreased by $27,000, or 16.2% to $0.1 million in the three months ended March 31, 1998 from $0.2 million in the three months ended March 31, 1997. As a percentage of revenues, operating income decreased by 4.7% to 27.7% in the three months ended March 31, 1998 from 32.4% in the three months ended March 31, 1997.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Finance Income from Direct Financing Leases. Finance income from direct financing leases decreased to $1.9 million in the year ended December 31, 1997 from $2.0 million in the year ended December 31, 1996, a decrease of $47,000, or 2.4%, primarily as a result of the loss of customers to a competitor that offers leases to lessees without requiring a recourse agreement from the equipment vendor. As a percentage of revenues, finance income from direct financing leases increased by 1.9% to 92.8% in the year ended December 31, 1997 from 90.9% in the year ended December 31, 1996.

     Other Income. Other income decreased to $0.1 million in the year ended December 31, 1997 from $0.2 million in the year ended December 31, 1996, a decrease of $50,000, or 25.1%, primarily as a result of a decrease in administrative fees charged for servicing the liquidation of certain lease portfolios. As a percentage of revenues, other income decreased by 1.9% to 7.2% in the year ended December 31, 1997 from 9.1% in the year ended December 31, 1996.

     Interest Expense. Interest expense decreased by $20,000 to $0.7 million in the year ended December 31, 1997, a decrease of 2.9%, primarily as a result of a decrease in the average debt outstanding, and a decrease in the interest rate and commitment fee applicable to Merrimac's credit facility. As a percentage of revenues, interest expense increased by 0.5% to 31.9% in the year ended December 31, 1997 from 31.4% in the year ended December 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses remained relatively constant at $0.8 million in the years ended December 31, 1997 and 1996. As a percentage of revenues, selling, general and administrative expenses increased by 1.3% to 38.7% in the year ended December 31, 1997 from 37.4% in the year ended December 31, 1996, primarily as a result of increased compensation to owner/employees, partially offset by a decrease in the provision for lease losses.

     Income from Operations. As a result of the factors discussed above, income from operations decreased to $0.6 million in the year ended December 31, 1997 from $0.7 million in the year ended December 31, 1996, a decrease of $0.1 million, or 10.0%. As a percentage of revenues, income from operations decreased by 1.8% to 29.4% in the year ended December 31, 1997 from 31.2% in the year ended December 31, 1996.

MUNICIPAL CAPITAL MARKETS GROUP, INC.

     MCMG arranges for the financing of bonds and leases primarily for community-based mental health/mental retardation facilities and correctional facilities. MCMG is a registered broker-dealer and places the leases that it arranges with institutional investors. Substantially all of MCMG's revenue is derived from underwriting and advisory income.

  RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                               YEAR ENDED DECEMBER 31,                   THREE MONTHS ENDED MARCH 31,
                                  --------------------------------------------------    ------------------------------
                                       1995              1996              1997             1997             1998
                                  --------------    --------------    --------------    ------------    --------------
                                                                 (DOLLARS IN THOUSANDS)
Underwriting and advisory
  income........................  $  782    66.7%   $1,482    81.7%   $3,358    74.7%   $477    79.2%   $ --        --%
Brokerage fee income............      --      --        --      --       790    17.6      --      --      --        --
Management fee income...........     147    12.5       184    10.1       164     3.6      45     7.5      33      30.6
Mutual fund fee income..........      --      --       104     5.7       102     2.3      32     5.3      38      35.2
Consulting fees.................     200    17.1        --      --        --      --      --      --      --        --
Other income....................      43     3.7        43     2.4        83     1.8      48     8.0      37      34.3
                                  ------   -----    ------   -----    ------   -----    ----   -----    ----   -------
        Total revenues..........   1,172   100.0     1,813   100.0     4,497   100.0     602   100.0     108     100.0
                                  ------   -----    ------   -----    ------   -----    ----   -----    ----   -------
Commission expense..............     809    69.0     1,186    65.4     3,077    68.4     347    57.6      30      27.8
Underwriting expenses...........     119    10.2       220    12.1       726    16.1     140    23.3      13      12.0
Management fee expenses.........     104     8.9       124     6.8       109     2.4      32     5.3      23      21.3
Selling, general and
  administrative................     236    20.1       215    11.9       266     5.9      50     8.3     101      93.5
                                  ------   -----    ------   -----    ------   -----    ----   -----    ----   -------
        Total expenses..........   1,268   108.2     1,745    96.2     4,178    92.9     569    94.5     167   (154.6)
                                  ------   -----    ------   -----    ------   -----    ----   -----    ----   -------
Income (loss) from operations...  $  (96)   (8.2)%  $   68     3.8%   $  319     7.1%   $ 33     5.5%   $(59)   (54.6)%
                                  ======   =====    ======   =====    ======   =====    ====   =====    ====   =======

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Underwriting and Advisory Income. Underwriting and advisory income was zero in the three months ended March 31, 1998, compared to $0.5 million in the three months ended March 31, 1997, as a result of delays in the closing of four bond issues. As a percentage of revenues, underwriting and advisory income was 79.2% in the three months ended March 31, 1997.

     Management Fee Income. Management fee income decreased by $12,000, or 26.7%, to $33,000 in the three months ended March 31, 1998, as a result of the reduction of funds under management following an advance refunding issue in July 1997. As a percentage of revenues, management fee income increased by 23.1% to 30.6% in the three months ended March 31, 1998 from 7.5% in the three months ended March 31, 1997.

     Mutual Fund Fee Income. Mutual fund fee income increased by $6,000, or 18.8%, to $38,000 in the three months ended March 31, 1998. As a percentage of revenues, mutual fund fee income increased by 29.9% to 35.2% in the three months ended March 31, 1998 from 5.3% in the three months ended March 31, 1997.

     Other Income. Other income, which consists primarily of reimbursement income for expenses, decreased by $11,000, or 22.9%, to $37,000 in the three months ended March 31, 1998. As a percentage of revenues, other income increased by 26.3% to 34.3% in the three months ended March 31, 1998 from 8.0% in the three months ended March 31, 1997.

     Commission Expense. Commission expense decreased to $30,000 in the three months ended March 31, 1998 from $0.3 million in the three months ended March 31, 1997, a decrease of 91.4%, primarily as a result of the delays in closing pending bond issues. As a percentage of revenues, commission expense decreased by 29.8% to 27.8% in the three months ended March 31, 1998 from 57.6% in the three months ended March 31, 1997.

     Underwriting Expenses. Underwriting expense decreased to $13,000 in the three months ended March 31, 1998 from $0.1 million in the three months ended March 31, 1997, a decrease of $0.1 million, or 90.7%, primarily as a result of the delays in closing bond issues. As a percentage of revenues, underwriting expense decreased by 11.3% to 12.0% in the three months ended March 31, 1998 from 23.3% in the three months ended March 31, 1997.

     Management Fee Expense. Management fee expenses decreased by $9,000, or 28.1% to $23,000 in the three months ended March 31, 1998. As a percentage of revenues, management fee expenses increased by 16.0% to 21.3% in the three months ended March 31, 1998 from 5.3% in the three months ended March 31, 1997.

     Selling, General and Administrative Expense. Selling, general and administrative expense increased to $0.1 million in the three months ended March 31, 1998 from $50,000 in the three months ended March 31, 1997, an increase of $0.1 million, or 102.0%, primarily as a result of the costs associated with opening a new office. As a percentage of revenues, selling, general and administrative expenses increased by 85.2% to 93.5% in the three months ended March 31, 1998 from 8.3% in the three months ended March 31, 1997.

     Income (Loss) from Operations. As a result of the factors discussed above, income (loss) from operations decreased to ($0.1) million in the three months ended March 31, 1998 from $33,000 in the three months ended March 31, 1997, a decrease of $0.1 million. As a percentage of revenues, operating income (loss) decreased by 60.1% to (54.6%) in the three months ended March 31, 1998 from 5.5% in the three months ended March 31, 1997.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Underwriting and Advisory Income. Underwriting and advisory income increased to $3.4 million in the year ended December 31, 1997 from $1.5 million in the year ended December 31, 1996, an increase of $1.9 million, or 126.6%, primarily as a result of transactions generated by a recently opened branch office in Denver, Colorado and an overall increase in the volume of transactions. As a percentage of revenues, underwriting and advisory income decreased by 7.0% to 74.7% in the year ended December 31, 1997 from 81.7% in the year ended December 31, 1996.

     Brokerage Fee Income. Brokerage fee income increased to $0.8 million in the year ended December 31, 1997 from zero in the year ended December 31, 1996. MCMG commenced the business of brokerage of other financial products in the year ended December 31, 1997. As a percentage of revenues, brokerage fee income was 17.6% in the year ended December 31, 1997.

     Management Fee Income. Management fee income decreased by $20,000, or 10.9%, to $0.2 million in the year ended December 31, 1997, as a result of the transfer of a portion of clients' investments into an investment vehicle with a front-end fee. As a percentage of revenues, management fee income decreased by 6.5% to 3.6% in the year ended December 31, 1997 from 10.1% in the year ended December 31, 1996.

     Mutual Fund Fee Income. Mutual fund fee income was $0.1 million in the years ended December 31, 1997 and 1996. As a percentage of revenues, mutual fund fee income decreased by 3.4% to 2.3% in the year ended December 31, 1997 from 5.7% in the year ended December 31, 1996.

     Other Income. Other income, which primarily includes reimbursement income for expenses, increased by $40,000, or 93.0% to $0.1 million in the year ended December 31, 1997. As a percentage of revenues, other income decreased by 0.6% to 1.8% in the year ended December 31, 1997 from 2.4% in the year ended December 31, 1996.

     Commission Expense. Commission expense increased to $3.1 million in the year ended December 31, 1997 from $1.2 million in the year ended December 31, 1996, an increase of $1.9 million or 159.4%, primarily as a result of the increased number of transactions. As a percentage of revenues, commission expense increased by 3.0% to 68.4% in the year ended December 31, 1997 from 65.4% in the year ended December 31, 1996.

     Underwriting Expenses. Underwriting expenses increased to $0.7 million in the year ended December 31, 1997 from $0.2 million in the year ended December 31, 1996, an increase of $0.5 million, or 230.0%, primarily as a result of the increased number of transactions. As a percentage of revenues, underwriting expense increased by 4.0% to 16.1% in the year ended December 31, 1997 from 12.1% in the year ended December 31, 1996.

     Management Fee Expenses. Management fee expenses, which include the cost of marketing and managing a money market fund for social service providers in Illinois, decreased by $15,000, or 12.1%, to $0.1 million in the year ended December 31, 1997. As a percentage of revenue, management fee expenses decreased by 4.4% to 2.4% in the year ended December 31,1997 from 6.8% in the year ended December, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $0.3 million in the year ended December 31, 1997 from $0.2 million in the year ended December 31, 1996, an increase of $51,000, or 23.7%, primarily as a result of expenses attributable to MCMG's new office in Uniondale, New York and the increase in variable costs associated with the increased number of transactions. As a percentage of revenues, selling, general and administrative expenses decreased by 6.0% to 5.9% in the year ended December 31, 1997 from 11.9% in the year ended December 31, 1996.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $0.3 million in the year ended December 31, 1997 from $0.1 million in the year ended December 31, 1996, an increase of $0.3 million, or 369.1%. As a percentage of revenues, income from operations increased by 3.3% to 7.1% in the year ended December 31, 1997 from 3.8% in the year ended December 31, 1996.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Underwriting and Advisory Income. Underwriting and advisory income increased to $1.5 million in the year ended December 31, 1996 from $0.8 million in the year ended December 31, 1995, an increase of $0.7 million, or 89.5%, primarily as a result of the increased volume of transactions. As a percentage of revenues, underwriting and advisory income increased by 15.0% to 81.7% in the year ended December 31, 1996 from 66.7% in the year ended December 31, 1995.

     Management Fee Income. Management fee income increased to $0.2 million in the year ended December 31, 1996 from $0.1 million in the year ended December 31, 1995, an increase of $37,000, or 25.2%, primarily as a result of the increase in the number of clients utilizing MCMG's money market mutual fund. As a percentage of revenues, management fee income decreased by 2.4% to 10.1% in the year ended December 31, 1996 from 12.5% in the year ended December 31, 1995.

     Mutual Fund Fee Income. Mutual fund fee income increased to $0.1 million in the year ended December 31, 1996 from zero in the year ended December 31, 1995. MCMG began setting up and overseeing 401(k) retirement plans for small businesses during the year ended December 31, 1996. As a percentage of revenues, mutual fund fee income was 5.7% in the year ended December 31, 1996.

     Consulting Fees. Consulting fees decreased to zero in the year ended December 31, 1996 from $0.2 million the year ended December 31, 1995, as a result of a consulting fee received in connection with the sale of a retirement facility in 1995. As a percentage of revenues, consulting fees were 17.1% in the year ended December 31, 1995.

     Other Income. Other income was $43,000 in the years ended December 31, 1996 and 1995. As a percentage of revenues, other income decreased by 1.3% to 2.4% in the year ended December 31, 1996 from 3.7% in the year ended December 31, 1995.

     Commission Expense. Commission expense increased to $1.2 million in the year ended December 31, 1996 from $0.8 million in the year ended December 31, 1995, an increase of $0.4 million, or 46.6%, primarily as a result of the increased number of transactions. As a percentage of revenues, commission expense decreased by 3.6% to 65.4% in the year ended December 31, 1996 from 69.0% in the year ended December 31, 1995.

     Underwriting Expenses. Underwriting expenses increased to $0.2 million in the year ended December 31, 1996 from $0.1 million in the year ended December 31, 1995, an increase of $0.1 million, or 84.9%, primarily as a result of the increased number of transactions. As a percentage of revenues, underwriting expenses increased by 1.9% to 12.1% in the year ended December 31, 1996 from 10.2% in the year ended December 31, 1995.

     Management Fee Expenses. Management fee expenses, which are a percentage of management fee income, increased by $20,000, or 19.2%, to $0.1 million in the year ended December 31, 1996, as a result of the increase in management fee income. As a percentage of revenues, management fee expenses decreased by 2.1% to 6.8% in the year ended December 31, 1996 from 8.9% in the year ended December 31, 1995.

     Selling, General and Administrative. Selling, general and administrative expenses decreased by $21,000, or 8.9%, to $0.2 million in the year ended December 31, 1996, as a result of costs incurred in the year ended December 31, 1995 associated with an arbitration action filed by MCMG against another securities broker-dealer, partially offset by contributions to a retirement plan established by MCMG in the year ended December 31, 1996. As a percentage of revenues, general and administrative expenses decreased by 8.2% to 11.9% in the year ended December 31, 1996 from 20.1% in the year ended December 31, 1995.

     Income (Loss) from Operations. As a result of the factors discussed above, income from operations increased to $0.1 million in the year ended December 31, 1996 from ($0.1) million in the year ended December 31, 1995, an increase of $0.2 million. As a percentage of revenues, income from operations increased by 12.0% to 3.8% in the year ended December 31, 1996 from (8.2%) in the year ended December 31, 1995.

THE NSJ GROUP

     NSJ provides lease financing for commercial jet aircraft and jet aircraft engines to commercial airlines and engages in the purchase and sale of aircraft for its own account, as well as remarketing activities on behalf of airlines, financial institutions and other leasing companies. NSJ arranges financing for each aircraft that it purchases, and either sells the lease to investors on a non-recourse basis or holds the lease in its portfolio. NSJ acquires aircraft and aircraft engines for its portfolio with a combination of equity capital and debt financing.

     NSJ's revenues are derived primarily from the sale and remarketing of aircraft and rentals of aircraft. NSJ's leases are operating leases and revenues are recognized over the life of the lease as rentals are earned. Revenues from NSJ's remarketing activities consist primarily of gains on the sale of aircraft from NSJ's portfolio and also include fees and commissions earned from remarketing on behalf of third parties. Interest income is derived from notes receivable and investment of cash. Due in part to the substantial purchase price of aircraft, NSJ's operating results can fluctuate significantly, based in part on the timing of sales of aircraft and commissions on sales of aircraft.

  RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                               YEAR ENDED DECEMBER 31,                  THREE MONTHS ENDED MARCH 31,
                                  -------------------------------------------------   --------------------------------
                                       1995             1996             1997              1997             1998
                                  --------------   --------------   ---------------   --------------   ---------------
                                                                 (DOLLARS IN THOUSANDS)
Rental income from operating
  leases........................  $1,757    19.7%  $3,343    94.6%  $ 7,320    42.1%  $1,461    99.3%  $   961    63.3%
Sales of equipment..............   7,084    79.5       --      --     9,560    55.0       --      --        --      --
Interest and other income.......      75     0.8      191     5.4       511     2.9       10     0.7       557    36.7
                                  ------   -----   ------   -----   -------   -----   ------   -----   -------   -----
    Total revenues..............   8,916   100.0    3,534   100.0    17,391   100.0    1,471   100.0     1,518   100.0
                                  ------   -----   ------   -----   -------   -----   ------   -----   -------   -----
Depreciation on equipment under
  operating leases..............     740     8.3    1,124    31.8     1,866    10.7      475    32.3       466    30.7
Cost of equipment sold..........   6,271    70.3       --      --     8,723    50.2       --      --        --      --
Interest expense................     938    10.5    1,810    51.2     3,034    17.4      611    41.5       555    36.6
Selling, general and
  administrative................     741     8.3    1,270    35.9     3,015    17.3      290    19.7     1,502    98.9
                                  ------   -----   ------   -----   -------   -----   ------   -----   -------   -----
    Total expenses..............   8,690    97.5    4,204   119.0    16,638    95.7    1,376    93.5     2,523   166.2
                                  ------   -----   ------   -----   -------   -----   ------   -----   -------   -----
Income (loss) from operations...  $  226     2.5%  $ (670)  (19.0)% $   753     4.3%  $   95     6.5%  $(1,005)  (66.2)%
                                  ------   -----   ------   -----   -------   -----   ------   -----   -------   -----
Equity in net earnings (loss) of
  affiliated companies..........  $   (5)          $  896           $ 3,996           $  442           $ 2,108

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Rental Income from Operating Leases. Rental income from operating leases decreased to $1.0 million in the three months ended March 31, 1998 from $1.5 million in the three months ended March 31, 1997, a decrease of $0.5 million, or 34.2%, as a result of the termination of the lease of one aircraft in December 1997. As a percentage of revenues, rental income from operating leases decreased by 36.0% to 63.3% in the three months ended March 31, 1998 from 99.3% in the three months ended March 31, 1997.

     Interest and Other Income. Interest and other income increased to $0.6 million in the three months ended March 31, 1998 from $10,000 in the three months ended March 31, 1997, an increase of $0.5 million, or 5,470.0%, primarily as a result of the recognition of revenue associated with certain security deposits and maintenance reserves relating to a lessee default and the repossession of one aircraft. As a percentage of revenues, interest and other income increased by 36.0% to 36.7% in the three months ended March 31, 1998 from 0.7% in the three months ended March 31, 1997.

     Depreciation on Equipment Under Operating Leases. Depreciation on equipment under operating leases was $0.5 million in the three months ended March 31, 1998 and 1997. As a percentage of revenues, depreciation on equipment under operating leases decreased by 1.6% to 30.7% in the three months ended March 31, 1998 from 32.3% in the three months ended March 31, 1997.

     Interest Expense. Interest expense decreased by $56,000, or 9.2%, to $0.6 million in the three months ended March 31, 1998, primarily as a result of a reduction in the principal amounts outstanding under secured loans. As a percentage of revenues, interest expense decreased by 4.9% to 36.6% in the three months ended March 31, 1998 from 41.5% in the three months ended March 31, 1997.

     Selling, General and Administrative. Selling, general and administrative expenses, including commission expense, all of which were paid to Cauff Lippman, increased to $1.5 million in the three months ended March 31, 1998 from $0.3 million in the three months ended March 31, 1997, an increase of $1.2 million, or 417.9%, primarily as a result of increased commission payments to a third party in connection with sales of aircraft by affiliated companies, which accounted for approximately $0.8 million of the increase, certain legal expenses relating to the bankruptcy of a lessee, and the remarketing of two off-lease aircraft. As a percentage of revenues, selling, general and administrative expenses increased by 79.2% to 98.9% in the three months ended March 31, 1998 from 19.7% in the three months ended March 31, 1997.

     Income (Loss) from Operations. As a result of the factors above, income from operations decreased to ($1.0) million in the three months ended March 31, 1998 from $0.1 million in the three months ended March 31, 1997, a decrease of $1.1 million. As a percentage of revenues, operating income decreased by 72.7% to (66.2%) in the three months ended March 31, 1998 from 6.5% in the three months ended March 31, 1997.

     Equity in Net Earnings (Loss) of Affiliated Companies. Equity in net earnings of affiliated companies increased to $2.1 million in the three months ended March 31, 1998 from $0.4 million in the three months ended March 31, 1997, an increase of $1.7 million, or 376.9%, as a result of an increased number of aircraft sales by those affiliated companies.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Rental Income from Operating Leases. Rental income from operating leases increased to $7.3 million in the year ended December 31, 1997 from $3.3 million in the year ended December 31, 1996, an increase of $4.0 million, or 119.0%, primarily due to the lease of additional aircraft purchased during the fourth quarter of 1996 and during 1997. As a percentage of revenues, rental income from operating leases decreased by 52.5% to 42.1% in the year ended December 31, 1997 from 94.6% in the year ended December 31, 1996.

     Sales of Equipment. Income from sales of equipment increased to $9.6 million in the year ended December 31, 1997 from zero in the year ended December 31, 1996, due to the sale of a Boeing 727-200 aircraft. As a percentage of revenues, income from sales of equipment was 55.0% in the year ended December 31, 1997.

     Interest and Other Income. Interest and other income increased to $0.5 million in the year ended December 31, 1997 from $0.2 million in the year ended December 31, 1996, an increase of $0.3 million, or 167.5%, primarily as a result of income attributable to a settlement with a lessee in December 1997, relating to the return condition of an aircraft. As a percentage of revenues, interest and other income decreased by 2.5% to 2.9% in the year ended December 31, 1997 from 5.4% in the year ended December 31, 1996.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased to $1.9 million in the year ended December 31, 1997 from $1.1 million in the year ended December 31, 1996, an increase of $0.7 million, or 66.0%, due to the increased number of aircraft in NSJ's portfolio. As a percentage of revenues, depreciation on equipment under operating leases decreased by 21.1% to 10.7% in the year ended December 31, 1997 from 31.8% in the year ended December 31, 1996.

     Cost of Equipment Sold. Cost of equipment sold of $8.7 million in the year ended December 31, 1997 relates to the purchase and sale of a Boeing 727-200 in 1997. As a percentage of revenues, cost of equipment sold amounted to 50.2% in the year ended December 31, 1997.

     Interest Expense. Interest expense increased to $3.0 million in the year ended December 31, 1997 from $1.8 million in the year ended December 31, 1996, an increase of $1.2 million, or 67.6% as a result of increased borrowings associated with additional aircraft purchased in the fourth quarter of 1996 and in 1997. As a percentage of revenues, interest expense decreased by 33.8% to 17.4% in the year ended December 31, 1997 from 51.2% in the year ended December 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses, including commission expenses, all of which were paid to Cauff Lippman, increased to $3.0 million in the year ended December 31, 1997 from $1.3 million in the year ended December 31, 1996, an increase of $1.7 million, or 137.4%, primarily as a result of expenses associated with NSJ's increased volume of operating leases and buying and selling of aircraft with Cauff Lippman, partially offset by a reduction in compensation to stockholder/employees. As a percentage of revenues, selling, general and administrative expenses decreased by 18.6% to 17.3% in the year ended December 31, 1997 from 35.9% in the year ended December 31, 1996.

     Income (Loss) from Operations. As a result of the factors discussed above, income from operations increased to $0.8 million in the year ended December 31, 1997 from ($0.7) million in the year ended December 31, 1996, an increase of $1.4 million. As a percentage of revenues, operating income increased by 23.3% to 4.3% in the year ended December 31, 1997 from (19.0)% in the year ended December 31, 1996.

     Equity in Net Earnings (Loss) of Affiliated Companies. Equity in net earnings of affiliated companies increased to $4.0 million in the year ended December 31, 1997 from $0.9 million in the year ended December 31, 1996, an increase of $3.1 million, or 346.0%, as a result of an increase in the number of aircraft sales by affiliated companies in the year ended December 31, 1997, compared to the year ended December 31, 1996.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Rental Income from Operating Leases. Rental income from operating leases increased to $3.3 million in the year ended December 31, 1996 from $1.8 million in the year ended December 31, 1995, an increase of $1.6 million, or 90.3%, primarily due to the lease of additional aircraft purchased during the fourth quarter of 1995 and during 1996. As a percentage of revenues, rental income from operating leases increased by 74.9% to 94.6% in the year ended December 31, 1996 from 19.7% in the year ended December 31, 1995.

     Sales of Equipment. Income from sales of equipment decreased to zero in the year ended December 31, 1996 from $7.1 million in the year ended December 31, 1995. As a percentage of revenues, income from sales of equipment was 79.5% in the year ended December 31, 1995.

     Interest and Other Income. Interest income increased to $0.2 million in the year ended December 31, 1996 from $0.1 million in the year ended December 31, 1995, an increase of $0.1 million, or 154.7%. The increase was primarily attributable to income from a single commission in 1996. As a percentage of revenues, interest and other income increased by 4.6% to 5.4% in the year ended December 31, 1996 from 0.8% in the year ended December 31, 1995.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased to $1.1 million in the year ended December 31, 1996 from $0.7 million in the year ended December 31, 1995, an increase of $0.4 million, or 51.9%, due to the increased number of aircraft in NSJ's portfolio. As a percentage of revenues, depreciation on equipment under operating leases increased by 23.5% to 31.8% in the year ended December 31, 1996 from 8.3% in the year ended December 31, 1995.

     Cost of Equipment Sold. Cost of equipment sold decreased to zero in the year ended December 31, 1996 from $6.3 million in the year ended December 31, 1995, due to sales of aircraft in the year ended December 31, 1995 and no sales of aircraft in the year ended December 31, 1996. As a percentage of revenues, cost of equipment sold amounted to 70.3% in the year ended December 31, 1995.

     Interest Expense. Interest expense increased to $1.8 million in the year ended December 31, 1996 from $0.9 million in the year ended December 31, 1995, an increase of $0.9 million, or 93.0% as a result of increased borrowings associated with additional aircraft purchased in the fourth quarter of 1995 and in 1996. As a percentage of revenues, interest expense increased by 40.7% to 51.2% in the year ended December 31, 1996 from 10.5% in the year ended December 31, 1995.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $1.3 million in the year ended December 31, 1996 from $0.7 million in the year ended December 31, 1995, an increase of $0.5 million, or 71.4%, primarily as a result of expenses associated with a Boeing 737-200 aircraft purchased by NSJ which required a high level of marketing and technical support. As a percentage of revenues, selling, general and administrative expenses increased by 27.6% to 35.9% in the year ended December 31, 1996 from 8.3% in the year ended December 31, 1995.

     Income (Loss) from Operations. As a result of the factors discussed above, income (loss) from operations decreased to ($0.7) million in the year ended December 31, 1996 from $0.2 million in the year ended December 31, 1995, a decrease of $0.9 million, or 396.5%. As a percentage of revenues, income (loss) from operations decreased by 21.5% to (19.0%) in the year ended December 31, 1996 from 2.5% in the year ended December 31, 1995.

     Equity in Net Earnings (Loss) of Affiliated Companies. Equity in net earnings (loss) of affiliated companies increased to $0.9 million in the year ended December 31, 1996 from ($5,000) in the year ended December 31, 1995 due to the affiliated companies having no leasing or sales activities in the year ended December 31, 1995.

PORTFOLIO FINANCIAL SERVICING COMPANY, L.P.

     PFSC provides servicing and processing services to leasing companies, including lease accounting for both financial reporting and federal income tax purposes, lien searches, UCC filings, asset tracking, insurance tracking, preparation of sales, use and property tax returns, invoicing and collections. PFSC derives its revenues from servicing fees, including set-up, monthly and conversion fees.

  RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                            YEAR ENDED DECEMBER 31,              THREE MONTHS ENDED MARCH 31,
                                     --------------------------------------    ---------------------------------
                                           1996                 1997                1997               1998
                                     -----------------    -----------------    ---------------    --------------
                                                               (DOLLARS IN THOUSANDS)
Servicing fees.....................  $ 1,322     100.0%   $ 1,480     100.0%   $ 337     100.0%   $ 448    100.0%
                                     -------    ------    -------    ------    -----    ------    -----    -----
    Total revenues.................    1,322     100.0      1,480     100.0      337     100.0      448    100.0
                                     -------    ------    -------    ------    -----    ------    -----    -----
Selling, general and
  administrative...................    3,356     253.9      3,356     226.8      904     268.2      890    198.7
                                     -------    ------    -------    ------    -----    ------    -----    -----
    Total expenses.................    3,356     253.9      3,356     226.8      904     268.2      890    198.7
                                     -------    ------    -------    ------    -----    ------    -----    -----
Loss from operations...............  $(2,034)   (153.9)%  $(1,876)   (126.8)%  $(567)   (168.2)%  $(442)   (98.7)%
                                     =======    ======    =======    ======    =====    ======    =====    =====

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Servicing Fees. Servicing fees increased to $0.4 million in the three months ended March 31, 1998 from $0.3 million in the three months ended March 31, 1997, an increase of $0.1 million, or 32.9% as a result of an increase in the number of leases serviced.

     Selling, General and Administrative. Selling, general and administrative expenses were $0.9 million in the three months ended March 31, 1998 and 1997. As a percentage of revenues, selling, general and administrative expenses decreased by 69.5% to 198.7% in the three months ended March 31, 1998 from 268.2% in the three months ended March 31, 1997.

     Loss from Operations. Loss from operations, which was primarily the result of costs incurred in connection with updating and broadening PFSC's capabilities to provide lease and loan portfolio servicing to third parties, decreased to ($0.4 million) in the three months ended March 31, 1998 from ($0.6 million) in the three months ended March 31, 1997, a decrease of $0.1 million. As a percentage of revenues, loss from operations decreased by 69.5% to (98.7)% in the three months of March 31, 1998 from (168.2)% in the three months ended March 31, 1997.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Servicing Fees. Servicing fees increased to $1.5 million in the year ended December 31, 1997 from $1.3 million in the year ended December 31, 1996, an increase of $0.2 million or 12.0% as a result of an increase in the number of leases serviced.

     Selling, General and Administrative. Selling, general and administrative expenses were $3.4 million in the years ended December 31, 1997 and 1996. Increased expenses in the year ended December 31, 1997 include hiring additional information technology, customer service and sales personnel associated with broadening the services available to clients, and were offset by a decrease in depreciation expense due to write downs of obsolete computer equipment in the year ended December 31, 1996. As a percentage of revenues, selling, general, and administrative expenses decreased by 27.1% to 226.8% in the year ended December 31, 1997 from 253.9% in the year ended December 31, 1996.

     Loss from Operations. Loss from operations, which was primarily the result of costs incurred in connection with updating and broadening PFSC's capabilities to provide lease and loan portfolio servicing to third parties, decreased to ($1.9 million) in the year ended December 31, 1997 from ($2.0 million) in the year ended December 31, 1996, a decrease of $0.2 million or 7.8%. As a percentage of revenues, loss from operations decreased by 27.1% to (126.8%) in the year ended December 31, 1997 from (153.9%) in the year ended December 31, 1996.

VARILEASE CORPORATION

     Varilease provides lease financing for high-technology equipment, primarily computers, workstations/desktops, servers and telecommunications equipment, to Fortune 1000 companies and other businesses throughout the United States. Upon origination of a lease, Varilease either sells the lease to a third party on a non-recourse basis or retains the lease for its portfolio.

  RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                       YEAR ENDED SEPTEMBER 30,                        SIX MONTHS ENDED MARCH 31,
                        -------------------------------------------------------    -----------------------------------
                              1995                1996               1997                1997               1998
                        ----------------    ----------------    ---------------    ----------------    ---------------
                                                            (DOLLARS IN THOUSANDS)
Finance income from
  direct financing
  leases..............  $ 1,716     13.8%   $ 3,759     21.9%   $ 6,572    16.8%   $ 3,071     22.5%   $ 3,371    16.8%
Rental income from
  operating leases....    4,365     35.1      5,374     31.4     10,240    26.2      2,538     18.6      5,883    29.3
Gain on sale of
  leases..............    1,478     11.9      2,054     12.0      4,953    12.7      4,271     31.3      4,005    20.0
Sales of equipment....    3,854     31.0      3,890     22.7     12,197    31.3      2,121     15.6      3,182    15.9
Remarketing income....      832      6.7      1,967     11.5      4,913    12.6      1,522     11.2      3,415    17.0
Other income..........      177      1.4         82      0.5        138     0.4        102      0.7        194     1.0
                        -------    -----    -------    -----    -------   -----    -------    -----    -------   -----
    Total revenues....   12,422    100.0     17,126    100.0     39,013   100.0     13,625    100.0     20,050   100.0
                        -------    -----    -------    -----    -------   -----    -------    -----    -------   -----
Depreciation on
  equipment under
  operating leases....    3,319     26.7      3,904     22.8      7,915    20.3      2,179     16.0      4,750    23.7
Cost of equipment
  sold................    2,923     23.5      3,719     21.7     10,091    25.9      1,421     10.4      1,457     7.3
Interest expense......    2,231     18.0      3,524     20.6      6,297    16.1      2,606     19.1      3,499    17.5
Selling, general and
  administrative......    3,575     28.8      5,712     33.4      8,449    21.7      4,270     31.3      5,169    25.8
                        -------    -----    -------    -----    -------   -----    -------    -----    -------   -----
    Total expenses....   12,048     97.0     16,859     98.4     32,752    84.0     10,476     76.9     14,875    74.2
                        -------    -----    -------    -----    -------   -----    -------    -----    -------   -----
Income from
  operations..........  $   374      3.0%   $   267      1.6%   $ 6,261    16.0%   $ 3,149     23.1%   $ 5,175    25.8%
                        =======    =====    =======    =====    =======   =====    =======    =====    =======   =====

  Six Months Ended March 31, 1998 Compared to Six Months Ended March 31, 1997

     Finance Income from Direct Financing Leases. Finance income from direct financing leases increased to $3.4 million in the six months ended March 31, 1998 from $3.1 million in the six months ended March 31, 1997, an increase of $0.3 million, or 9.8%, primarily as a result of Varilease retaining a greater portion of leases for its own account. As a percentage of revenues, finance income from direct financing leases decreased by 5.7% to 16.8% in the six months ended March 31, 1998 from 22.5% in the six months ended March 31, 1997.

     Rental Income from Operating Leases. Rental income from operating leases increased to $5.9 million in the six months ended March 31, 1998 from $2.5 million in the six months ended March 31, 1997, an increase of $3.3 million, or 131.8%, primarily as a result of increased lease originations. As a percentage of revenues, income from operating leases increased by 10.7% to 29.3% in the six months ended March 31, 1998 from 18.6% in the six months ended March 31, 1997.

     Gain on Sale of Leases. Gain on sale of leases decreased to $4.0 million in the six months ended March 31, 1998 from $4.3 million in the six months ended March 31, 1997, a decrease of $0.3 million, or 6.2%, primarily as a result of the consummation of a large transaction during the six months ended March 31, 1997. As a percentage of revenues, gain on sale of leases decreased by 11.3% to 20.0% in the six months ended March 31, 1998 from 31.3% in the six months ended March 31, 1997.

     Sales of Equipment. Income from sales of equipment increased to $3.2 million in the six months ended March 31, 1998 from $2.1 million in the six months ended March 31, 1997, an increase of $1.1 million, or 50.0%, primarily as a result of an increase in originations from the St. Louis, Missouri office during the six months ended March 31, 1998. As a percentage of revenues, income from sales of equipment increased by 0.3% to 15.9% in the six months ended March 31, 1998 from 15.6% in the six months ended March 31, 1997.

     Remarketing Income. Remarketing income increased to $3.4 million in the six months ended March 31, 1998 from $1.5 million in the six months ended March 31, 1997, an increase of $1.9 million, or 124.4%, primarily as a result of proceeds awarded to Varilease in connection with its acquisition of its St. Louis, Missouri operations in the fourth quarter of fiscal 1996 and the remarketing of an increased volume of equipment coming off lease during the six months ended March 31, 1998. As a percentage of revenues, remarketing income increased by 5.8% to 17.0% in the six months ended March 31, 1998 from 11.2% in the six months ended March 31, 1997.

     Other Income. Other income increased by $0.1 million, or 90.2% to $0.2 million for the six months ended March 31, 1998 from $0.1 million for the six months ended March 31, 1997. As a percentage of revenues, other income increased by 0.3% to 1.0% in the six months ended March 31, 1998 from 0.7% in the six months ended March 31, 1997.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased to $4.8 million in the six months ended March 31, 1998 from $2.2 million in the six months ended March 31, 1997, an increase of $2.6 million, or 118.0%, as a result of a higher operating lease average investment balance. As a percentage of revenues, depreciation on equipment under operating leases increased by 7.7% to 23.7% in the six months ended March 31, 1998 from 16.0% in the six months ended March 31, 1997.

     Cost of Equipment Sold. Cost of equipment sold increased by $36,000, or 2.5% to $1.5 million in the six months ended March 31, 1998. As a percentage of revenues, cost of equipment sold decreased by 3.1% to 7.3% in the six months ended March 31, 1998 from 10.4% in the six months ended March 31, 1997.

     Interest Expense. Interest expense increased to $3.5 million in the six months ended March 31, 1998 from $2.6 million in the six months ended March 31, 1997, an increase of $0.9 million, or 34.3%, as a result of higher average borrowings required to fund additional investments in equipment under lease. As a percentage of revenues, interest expense decreased by 1.6% to 17.5% in the six months ended March 31, 1998 from 19.1% in the six months ended March 31, 1997.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $5.2 million in the six months ended March 31, 1998 from $4.3 million in the six months ended March 31, 1997, an increase of $0.9 million, or 21.1%, primarily the result of increase in salary expense attributable to the hiring of additional employees. As a percentage of revenues, selling, general and administrative expenses decreased by 5.5% to 25.8% in the six months ended March 31, 1998 from 31.3% in the six months ended March 31, 1997.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $5.2 million in the six months ended March 31, 1998 from $3.1 million in the six months ended March 31, 1997, an increase of $2.0 million, or 64.3%. As a percentage of revenues, income from operations increased by 2.7% to 25.8% in the six months ended March 31, 1998 from 23.1% in the six months ended March 31, 1997.

  Year Ended September 30, 1997 Compared to Year Ended September 30, 1996

     Finance Income from Direct Financing Leases. Finance income from direct financing leases increased to $6.6 million in the year ended September 30, 1997 from $3.8 million in the year ended September 30, 1996, an increase of $2.8 million, or 74.8%, as a result of increased originations, primarily to existing customers, as well as to new customers. As a percentage of revenues, finance income from direct financing leases decreased by 5.1% to 16.8% in the year ended September 30, 1997 from 21.9% in the year ended September 30, 1996.

     Rental Income from Operating Leases. Rental income from operating leases increased to $10.2 million in the year ended September 30, 1997 from $5.4 million in the year ended September 30, 1996, an increase of $4.9 million, or 90.5%, primarily as a result of originations generated by Varilease's St. Louis, Missouri location, which was acquired during the fourth quarter of fiscal 1996. As a percentage of revenues, rental income from operating leases decreased by 5.2% to 26.2% in the year ended September 30, 1997 from 31.4% in the year ended September 30, 1996.

     Gain on Sale of Leases. Gain on sale of leases increased to $5.0 million in the year ended September 30, 1997 from $2.1 million in the year ended September 30, 1996, an increase of $2.9 million, or 141.1%, primarily as a result of increased sales of leases originated from one customer and an overall increase in the volume of leases sold. As a percentage of revenues, gain on sale of leases increased by 0.7% to 12.7% in the year ended September 30, 1997 from 12% in the year ended September 30, 1996.

     Sales of Equipment. Income from sales of equipment increased to $12.2 million in the year ended September 30, 1997 from $3.9 million in the year ended September 30, 1996, an increase of $8.3 million, or 213.5%, primarily as a result of increased sales of computer equipment. As a percentage of revenues, income from sales of equipment increased by 8.6% to 31.3% in the year ended September 30, 1997 from 22.7% in the year ended September 30, 1996.

     Remarketing Income. Remarketing income increased to $4.9 million in the year ended September 30, 1997 from $2.0 million in the year ended September 30, 1996, an increase of $2.9 million, or 149.8%, primarily as a result of proceeds associated with the remarketing agreement awarded to Varilease in connection with its acquisition of the St. Louis, Missouri operations in the fourth quarter of fiscal 1996. As a percentage of revenues, remarketing income increased by 1.1% to 12.6% in the year ended September 30, 1997 from 11.5% in the year ended September 30, 1996.

     Other Income. Other income increased by $56,000 or 68.3% to $0.1 million in the year ended September 30, 1997. As a percentage of revenues, other income decreased by 0.1% to 0.4% in the year ended September 30, 1997 from 0.5% in the year ended September 30, 1996.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased to $7.9 million in the year ended September 30, 1997 from $3.9 million in the year ended September 30, 1996, an increase of $4.0 million, or 102.7%, as a result of a higher operating lease average investment balance, primarily attributable to operating leases originated by Varilease's St. Louis, Missouri location. As a percentage of revenues, depreciation on equipment under operating leases decreased by 2.5% to 20.3% in the year ended September 30, 1997 from 22.8% in the year ended September 30, 1996.

     Cost of Equipment Sold. Cost of equipment sold increased to $10.1 million in the year ended September 30, 1997 from $3.7 million in the year ended September 30, 1996, an increase of $6.4 million, or 171.3%. As a percentage of revenues, cost of equipment sold increased by 4.2% to 25.9% in the year ended September 30, 1997 from 21.7% in the year ended September 30, 1996.

     Interest Expense. Interest expense increased to $6.3 million in the year ended September 30, 1997 from $3.5 million in the year ended September 30, 1996, an increase of $2.8 million, or 78.7%, as a result of higher average borrowings required to fund additional investments in equipment under lease. As a percentage of revenues, interest expense decreased by 4.5% to 16.1% in the year ended September 30, 1997 from 20.6% in the year ended September 30, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $8.4 million in the year ended September 30, 1997 from $5.7 million in the year ended September 30, 1996, an increase of $2.7 million, or 47.9%, as a result of increased lease origination activity and operating expenses, including additional personnel costs, associated with the St. Louis, Missouri location. As a percentage of revenues, selling, general and administrative expenses decreased by 11.7% to 21.7% in the year ended September 30, 1997 from 33.4% in the year ended September 30, 1996.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $6.3 million in the year ended September 30, 1997 from $0.3 million in the year ended September 30, 1996, an increase of $6.0 million, or 2,244.9%. As a percentage of revenues, income from operations increased by 14.4% to 16.0% in the year ended September 30, 1997 from 1.6% in the year ended September 30, 1996.

  Year Ended September 30, 1996 Compared to Year Ended September 30, 1995

     Finance Income from Direct Financing Leases. Finance income from direct financing leases increased to $3.8 million in the year ended September 30, 1996 from $1.7 million in the year ended September 30, 1995, an increase of $2.0 million, or 119.1%, as a result of increased originations, primarily to existing customers. As a percentage of revenues, finance income from direct financing leases increased by 8.1% to 21.9% in the year ended September 30, 1996 from 13.8% in the year ended September 30, 1995.

     Rental Income from Operating Leases. Rental income from operating leases increased to $5.4 million in the year ended September 30, 1996 from $4.4 million in the year ended September 30, 1995, an increase of $1.0 million, or 23.1%, as a result of increased lease originations. As a percentage of revenues, rental income from operating leases decreased by 3.7% to 31.4% in the year ended September 30, 1996 from 35.1% in the year ended September 30, 1995.

     Gain on Sale of Leases. Gain on sale of leases increased to $2.1 million in the year ended September 30, 1996 from $1.5 million in the year ended September 30, 1995, an increase of $0.6 million, or 39.0%, primarily as a result of increased sales of leases originated from one customer and an overall increase in the volume of leases sold. As a percentage of revenues, gain on sale of leases increased by 0.1% to 12.0% in the year ended September 30, 1996 from 11.9% in the year ended September 30, 1995.

     Sales of Equipment. Income from sales of equipment were $3.9 million in the years ended September 30, 1996 and 1995. As a percentage of revenues, sales of equipment decreased by 8.3% to 22.7% in the year ended September 30, 1996 from 31.0% in the year ended September 30, 1995.

     Remarketing Income. Remarketing income increased to $2.0 million in the year ended September 30, 1996 from $0.8 million in the year ended September 30, 1995, an increase of $1.1 million, or 136.4%, primarily as a result of Varilease's acquisition, in the first quarter of fiscal 1996 of an equipment refurbishing and remarketing facility. As a percentage of revenues, remarketing income increased by 4.8% to 11.5% in the year ended September 30, 1996 from 6.7% in the year ended September 30, 1995.

     Other Income. Other income decreased to $0.1 million in the year ended September 30, 1996 from $0.2 million in the year ended September 30, 1995, a decrease of $0.1 million, or 53.7%. As a percentage of revenues, other income decreased by 0.9% to 0.5% in the year ended September 30, 1996 from 1.4% in the year ended September 30, 1995.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased to $3.9 million in the year ended September 30, 1996 from $3.3 million in the year ended September 30, 1995, an increase of $0.6 million, or 17.6%, primarily as a result of increased lease originations. As a percentage of revenues, depreciation on equipment under operating leases decreased by 3.9% to 22.8% in the year ended September 30, 1996 from 26.7% in the year ended September 30, 1995.

     Cost of Equipment Sold. Cost of equipment sold increased to $3.7 million in the year ended September 30, 1996 from $2.9 million in the year ended September 30, 1995, an increase of $0.8 million, or 27.2%. As a percentage of revenues, cost of equipment sold decreased by 1.8% to 21.7% in the year ended September 30, 1996 from 23.5% in the year ended September 30, 1995.

     Interest Expense. Interest expense increased to $3.5 million in the year ended September 30, 1996 from $2.2 million in the year ended September 30, 1995, an increase of $1.3 million, or 58.0%, as a result of higher average borrowings required to fund additional investments in equipment under lease. As a percentage of revenues, interest expense increased by 2.6% to 20.6% in the year ended September 30, 1996 from 18.0% in the year ended September 30, 1995.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $5.7 million in the year ended September 30, 1996 from $3.6 million in the year ended September 30, 1995, an increase of $2.1 million, or 59.8%, as a result of increased lease origination activity and operating expenses, including additional personnel costs associated with the remarketing facility acquired in the first quarter of fiscal 1996. As a percentage of revenues, selling, general and administrative expenses increased by 4.6% to 33.4% in the year ended September 30, 1996 from 28.8% in the year ended September 30, 1995.

     Income from Operations. As a result of the factors discussed above, income from operations decreased to $0.3 million in the year ended September 30, 1996 from $0.4 million in the year ended September 30, 1995, a decrease of $0.1 million, or 28.6%. As a percentage of revenues, income from operations decreased by 1.4% to 1.6% in the year ended September 30, 1996 from 3.0% in the year ended September 30, 1995.

THE WALDEN ASSET GROUP, INC.

     Walden provides equipment lease financing for a variety of equipment, including communications, computer and manufacturing equipment, to Fortune 500 and other businesses throughout the United States. Lease transactions are either held in Walden's portfolio or sold, on a non-recourse basis.

     Income generated by leasing activities is comprised of operating lease revenues and interest income on direct financing leases. Remarketing income represents fees charged by Walden under agreements with third parties to market their equipment for re-lease or sale at the end of a lease term. Walden depreciates equipment on operating leases on a straight-line basis over a five-year period. Walden finances its lease transactions primarily through non-recourse debt agreements with several lending institutions.

  RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                          YEAR ENDED DECEMBER 31,                 THREE MONTHS ENDED MARCH 31,
                              ------------------------------------------------   -------------------------------
                                   1995             1996             1997             1997             1998
                              --------------   --------------   --------------   --------------   --------------
                                                            (DOLLARS IN THOUSANDS)
Finance income from direct
  financing leases..........  $3,262    62.4%  $4,234    55.9%  $6,575    63.6%  $1,178    62.2%  $1,563    37.7%
Rental income from operating
  leases....................     314     6.0      316     4.2    1,543    14.9      177     9.3      706    17.0
Sales of equipment..........      74     1.4    1,089    14.4    1,046    10.1      246    13.0    1,357    32.7
Gain on sale of leases......   1,502    28.7    1,470    19.4      573     5.5      173     9.1      392     9.5
Remarketing income..........      73     1.4      470     6.2      602     5.8      120     6.3      127     3.1
                              ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
        Total revenues......   5,225   100.0    7,579   100.0   10,339   100.0    1,894   100.0    4,145   100.0
                              ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
Depreciation on equipment
  under operating leases....     180     3.4      243     3.2      683     6.6      147     7.8      293     7.1

Cost of equipment sold......      --      --      899    11.9      389     3.8       92     4.9       --      --
Interest expense............   2,124    40.7    3,110    41.0    3,868    37.4      879    46.4      956    23.1
Selling, general and
  administrative............   1,790    34.3    2,384    31.5    3,128    30.3      286    15.1    1,858    44.8
                              ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
        Total expenses......   4,094    78.4    6,636    87.6    8,068    78.0    1,404    74.1    3,107    75.0
                              ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
Income from operations......  $1,131    21.6%  $  943    12.4%  $2,271    22.0%  $  490    25.9%  $1,038    25.0%
                              ======   =====   ======   =====   ======   =====   ======   =====   ======   =====

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Finance Income from Direct Financing Leases. Finance income from direct financing leases increased to $1.6 million in the three months ended March 31, 1998 from $1.2 million in the three months ended March 31, 1997, an increase of $0.4 million, or 32.7%, primarily as a result of increased originations and of Walden retaining for its own account a greater portion of the leases that it originated. As a percentage of revenues, finance income from direct financing leases decreased by 24.5% to 37.7% in the three months ended March 31, 1998 from 62.2% in the three months ended March 31, 1997.

     Rental Income from Operating Leases. Rental income from operating leases increased to $0.7 million in the three months ended March 31, 1998 from $0.2 million in the three months ended March 31, 1997, an increase of $0.5 million, or 298.9%, primarily as a result of increased originations. As a percentage of revenues, rental income from operating leases increased by 7.7% to 17.0% in the three months ended March 31, 1998 from 9.3% in the three months ended March 31, 1997.

     Sales of Equipment. Income from sales of equipment increased to $1.4 million in the three months ended March 31, 1998 from $0.2 million in the three months ended March 31, 1997, an increase of $1.1 million or 451.6%, primarily as a result of a large sale of computer and network equipment under several leases to a single lessee. As a percentage of revenues, sales of equipment increased by 19.7% to 32.7% in the three months ended March 31, 1998 from 13.0% in the three months ended March 31, 1997.

     Gain on Sale of Leases. Gain on sale of leases increased to $0.4 million in the three months ended March 31, 1998 from $0.2 million in the three months ended March 31, 1997, an increase of $0.2 million, or 126.6%, primarily as a result of increased volume of computer lease sales transactions to third party lease servicers. As a percentage of revenues, gain on sale of leases increased by 0.4% to 9.5% in the three months ended March 31, 1998 from 9.1% in the three months ended March 31, 1997.

     Remarketing Income. Remarketing income increased by $7,000, or 5.8% in the three months ended March 31, 1998. As a percentage of revenues, remarketing income decreased by 3.2% to 3.1% in the three months ended March 31, 1998 from 6.3% in the three months ended March 31, 1997.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased to $0.3 million in the three months ended March 31, 1998 from $0.1 million in the three months ended March 31, 1997, an increase of $0.1 million, or 99.3%, primarily as a result of increased purchases of equipment due to increased lease originations. As a percentage of revenues, depreciation on equipment under operating leases decreased by 0.7% to 7.1% in the three months ended March 31, 1998 from 7.8% in the three months ended March 31, 1997.

     Cost of Equipment Sold. Cost of equipment sold was zero in the three months ended March 31, 1998 and $0.1 million in the three months ended March 31, 1997 primarily as a result of sales of computer and network equipment with no book value at time of sale in 1998. As percentage of revenues, cost of equipment sold was 4.9% in the three months ended March 31, 1997.

     Interest Expense. Interest expense increased to $1.0 million in the three months ended March 31, 1998 from $0.9 million in the three months ended March 31, 1997, an increase of $0.1 million, or 8.8%, primarily as a result of increased debt to finance increased lease originations. As a percentage of revenues, interest expense decreased 23.3% to 23.1% in the three months ended March 31, 1998 from 46.4% in the three months ended March 31, 1997.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $1.9 million in the three months ended March 31, 1998 from $0.3 million in the three months ended March 31, 1997, an increase of $1.6 million, or 549.7%, primarily as a result of increased compensation to Walden stockholders. As a percentage of revenues, selling, general and administrative expenses increased by 29.7% to 44.8% in the three months ended March 31, 1998 from 15.1% in the three months ended March 31, 1997.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $1.0 million in the three months ended March 31, 1998 from $0.5 million in the three months ended March 31, 1997, an increase of $0.5 million, or 111.8%. As a percentage of revenues, income from operations decreased by 0.9% to 25.0% in the three months ended March 31, 1998 from 25.9% in the three months ended March 31, 1997.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Finance Income from Direct Financing Leases. Finance income from direct financing leases increased to $6.6 million in the year ended December 31, 1997 from $4.2 million in the year ended December 31, 1996, an increase of $2.3 million, or 55.3%, primarily as a result of increased originations and of Walden retaining for its own account a greater portion of the leases that it originated. As a percentage of revenues, finance income from direct financing leases increased by 7.7% to 63.6% in the year ended December 31, 1997 from 55.9% in the year ended December 31, 1996.

     Rental Income from Operating Leases. Rental income from operating leases increased to $1.5 million in the year ended December 31, 1997 from $0.3 million in the year ended December 31, 1996, an increase of $1.2 million, or 388.3%, primarily as a result of increased originations. As a percentage of revenues, rental income from operating leases increased by 10.7% to 14.9% in the year ended December 31, 1997 from 4.2% in the year ended December 31, 1996.

     Sales of Equipment. Income from sales of equipment decreased to $1.0 million in the year ended December 31, 1997 from $1.1 million in the year ended December 31, 1996, a decrease of $43,000, or 3.9%. As a percentage of revenues, income from sales of equipment decreased by 4.3% to 10.1% in the year ended December 31, 1997 from 14.4% in the year ended December 31, 1996.

     Gain on Sale of Leases. Gain on sale of leases decreased to $0.6 million in the year ended December 31, 1997 from $1.5 million in the year ended December 31, 1996, a decrease of $0.9 million or 61.0%, primarily as a result of Walden retaining a greater portion of leases for its own account. As a percentage of revenues, gain on sale of leases decreased by 13.9% to 5.5% in the year ended December 31, 1997 from 19.4% in the year ended December 31, 1996.

     Remarketing Income. Remarketing income increased to $0.6 million in the year ended December 31, 1997 from $0.5 million in the year ended December 31, 1996, an increase of $0.1 million, or 28.1%, primarily as a result of an increase in fees associated with remarketing equipment on behalf of third parties. As a percentage of revenues, remarketing income decreased by 0.4% to 5.8% in the year ended December 31, 1997 from 6.2% in the year ended December 31, 1996.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased to $0.7 million in the year ended December 31, 1997 from $0.2 million in the year ended December 31, 1996, an increase of $0.4 million, or 181.1%, as a result of increased purchases of equipment due to increased lease originations. As a percentage of revenues, depreciation on equipment under operating leases increased by 3.4% to 6.6% in the year ended December 31, 1997 from 3.2% in the year ended December 31, 1996.

     Cost of Equipment Sold. Cost of equipment sold decreased to $0.4 million in the year ended December 31, 1997 from $0.9 million in the year ended December 31, 1996, a decrease of $0.5 million, or 56.7%. As a percentage of revenues, cost of equipment sold decreased by 8.1% to 3.8% in the year ended December 31, 1997 from 11.9% in the year ended December 31, 1996.

     Interest Expense. Interest expense increased to $3.9 million in the year ended December 31, 1997 from $3.1 million in the year ended December 31, 1996, an increase of $0.8 million, or 24.4%, primarily as a result of the incurrence of increased debt to finance increased lease originations. As a percentage of revenues, interest expense decreased by 3.6% to 37.4% in the year ended December 31, 1997 from 41.0% in the year ended December 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $3.1 million in the year ended December 31, 1997 from $2.4 million in the year ended December 31, 1996, an increase of $0.7 million, or 31.2%, primarily as a result of increased rent due to the relocation and expansion of Walden's headquarters and increased compensation to stockholders/employees. As a percentage of revenues, selling, general and administrative expenses decreased by 1.2% to 30.3% in the year ended December 31, 1997 from 31.5% in the year ended December 31, 1996.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $2.3 million in the year ended December 31, 1997 from $0.9 million in the year ended December 31, 1996, an increase of $1.3 million, or 140.8%. As a percentage of revenues, income from operations increased by 9.6% to 22.0% in the year ended December 31, 1997 from 12.4% in the year ended December 31, 1996.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Finance Income from Direct Financing Leases. Finance income from direct financing leases increased to $4.2 million in the year ended December 31, 1996 from $3.3 million in the year ended December 31, 1995, an increase of $1.0 million, or 29.8%, primarily as a result of Walden retaining for its own account a greater portion of the leases that it originated. As a percentage of revenues, finance income from direct financing leases decreased by 6.5% to 55.9% in the year ended December 31, 1996 from 62.4% in the year ended December 31, 1995.

     Rental Income from Operating Leases. Rental income from operating leases increased by $2,000, or 0.6% to $0.3 million in the year ended December 31, 1996. As a percentage of revenues, rental income from operating leases decreased by 1.8% to 4.2% in the year ended December 31, 1996 from 6.0% in the year ended December 31, 1995.

     Sales of Equipment. Income from sales of equipment increased to $1.1 million in the year ended December 31, 1996 from $0.1 million in the year ended December 31, 1995, an increase of $1.0 million, or 1,371.6%, primarily as a result of the increase in sales of equipment at lease maturity associated with the increase in Walden's portfolio. As a percentage of revenues, income from sales of equipment increased by 13.0% to 14.4% in the year ended December 31, 1996 from 1.4% in the year ended December 31, 1995.

     Gain on Sale of Leases. Gain on sale of leases decreased by $32,000, or 2.1%, to $1.5 million in the year ended December 31, 1996, primarily as a result of Walden retaining a greater portion of leases for its own account. As a percentage of revenues, gain on sale of leases decreased by 9.3% to 19.4% in the year ended December 31, 1996 from 28.7% in the year ended December 31, 1995.

     Remarketing Income. Remarketing income increased to $0.5 million in the year ended December 31, 1996 from $0.1 million in the year ended December 31, 1995, an increase of $0.4 million, or 543.8%, primarily as a result of an increase in fees associated with remarketing equipment on behalf of third parties. As a percentage of revenues, remarketing income increased by 4.8% to 6.2% in the year ended December 31, 1996 from 1.4% in the year ended December 31, 1995.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased by $0.1 million to $0.2 million in the year ended December 31, 1996, an increase of 35.0%, as a result of increased purchases of equipment due to increased originations. As a percentage of revenues, depreciation on equipment under operating leases decreased by 0.2% to 3.2% in the year ended December 31, 1996 from 3.4% in the year ended December 31, 1995.

     Cost of Equipment Sold. Cost of equipment sold increased to $0.9 million in the year ended December 31, 1996 from zero in the year ended December 31, 1995, as a result of the increase in sales of equipment and principally as a result of the early termination of a lease and the sale of the underlying equipment in 1996. As a percentage of revenues, cost of equipment sold was 11.9% in the year ended December 31, 1996.

     Interest Expense. Interest expense increased to $3.1 million in the year ended December 31, 1996 from $2.1 million in the year ended December 31, 1995, an increase of $1.0 million, or 46.4%, primarily as a result of the incurrence of increased debt to finance increased lease originations. As a percentage of revenues, interest expense increased by 0.3% to 41.0% in the year ended December 31, 1996 from 40.7% in the year ended December 31, 1995.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $2.4 million in the year ended December 31, 1996 from $1.8 million in the year ended December 31, 1995, an increase of $0.6 million, or 33.2%, primarily as a result in increases in salaries to stockholders/employees. As a percentage of revenues, selling, general and administrative expenses decreased by 2.8% to 31.5% in the year ended December 31, 1996 from 34.3% in the year ended December 31, 1995.

     Income from Operations. As a result of the factors discussed above, income from operations decreased to $0.9 million in the year ended December 31, 1996 from $1.1 million in the year ended December 31, 1995, a decrease of $0.2 million, or 16.6%. As a percentage of revenues, income from operations decreased by 9.2% to 12.4% in the year ended December 31, 1996 from 21.6% in the year ended December 31, 1995.

                                    BUSINESS

OVERVIEW

     UniCapital was founded in October 1997 to create a national consolidator and operator of equipment leasing and specialty finance businesses serving the commercial market. The Company commenced operations in May, 1998 in conjunction with the consummation of the IPO and the Founding Company Mergers. The Company originates, acquires, sells and services equipment leases and arranges structured financings in the computer and telecommunications equipment, large ticket and structured finance, middle market and small ticket areas of the equipment leasing industry. In addition the Company provides lease administration and processing services for certain of the leases originated by the Operating Companies, as well as for any securitizations undertaken by the Company. The Company's leases and structured financing arrangements cover a broad range of equipment, including aircraft, computer and telecommunications equipment, construction and manufacturing equipment, office equipment, trucks, printing equipment, car washes and petroleum retail equipment and vending machines. The Company will fund the acquisition or origination of its leases through warehouse credit facilities or through recourse or non-recourse financing and will retain the leases for its own account or sell the leases to third parties. The Company intends to sell certain of its lease receivables in the public and private markets through a securitization program. For the year ended December 31, 1997 and the three months ended March 31, 1998, the Company (including the U.S. TEC Pending Acquisition as if such Pending Acquisition had been consummated on January 1, 1997) had pro forma combined income from operations of $40.1 million and $18.5 million, respectively, and pro forma combined net income before extraordinary item of $21.9 million and $11.4 million, respectively.

     The Company's senior management team collectively has more than 70 years of experience in the acquisition and integration of businesses, lease financing, securitizations and other structured finance transactions. Robert New, the Company's co-founder, Chairman and Chief Executive Officer, previously served as an operating company president of and an Acquisition Consultant to U.S. Office Products Company where he participated in over 40 acquisitions. Theodore J. Rogenski, the Company's Chief Operating Officer, has served as a senior executive with three national leasing companies, including Chief Operating Officer of LINC Anthem Corporation and its successor, Newcourt LINC Financial Inc., and Wells Fargo Leasing Corporation, where he served for ten years as the President and Chief Executive Officer. Bruce E. Kropschot, the Company's Vice Chairman -- Mergers and Acquisitions, founded and operated a private mergers and acquisitions advisory firm which has arranged the sale of over 100 equipment leasing and specialty finance businesses. Steven E. Hirsch, the Company's Executive Vice President -- Structured Finance, was the Head of the Leasing Products Group at Morgan Stanley & Co. Incorporated where he was involved in arranging over $30 billion of transactions in structured lease financings, advising on mergers and acquisitions of leasing companies and securitizations.

INDUSTRY OVERVIEW

     The equipment leasing and financing industry in the United States has grown consistently during the last decade and includes a wide range of entities that provide funding for the purchase or use of equipment. The equipment leasing industry in the United States is a significant factor in financing capital expenditures of businesses. The ELA projects that $183 billion of $593 billion invested in equipment in 1998 will be financed by means of leasing. According to ELA estimates, from 1996 to 1997, equipment placed on lease grew by approximately $10 billion from $170 billion to an estimated $180 billion. The 1996 investment in equipment placed on lease represents an increase of approximately 90% from comparable 1986 data. The ELA estimates that 80% of all U.S. businesses currently use leasing or financing to acquire capital assets. The Company believes that leasing helps businesses to more efficiently acquire capital equipment, receive favorable tax and accounting treatment and avoid or mitigate the perceived risks of equipment ownership including obsolescence.

     The Company believes the equipment leasing industry is a growing business in part due to (i) the consolidation of the banking industry, which has eliminated many of the smaller community banks that traditionally provided equipment financing for small to mid-size businesses, (ii) stricter lending requirements imposed by commercial banks, (iii) a trend toward rapid credit approvals at the point of sale made possible by improved technology, and (iv) the adoption of accounting pronouncements concerning the accounting treatment of transactions with captive finance company subsidiaries, which has caused a number of manufacturers to eliminate their finance companies, resulting in an increased demand for independent financing. According to the ELA, two primary factors contributing to the favorable funding environment experienced by the commercial leasing industry are a better understanding of the leasing business by bank regulators and a growing understanding of the leasing industry by the investment community and the rating agencies.

     As a result of the operating efficiencies made possible by advances in technology and access to the asset-backed securities markets, the Company believes the larger, better capitalized participants in the equipment leasing market will have opportunities to consolidate a portion of the market. The Company believes this consolidation will be driven by: (i) the highly fragmented nature of the equipment leasing industry; (ii) the need for reductions in the cost of funds to remain competitive, which will require market participants to access capital through securitizations or other low cost sources of funds; (iii) the need for productivity gains and reductions in overhead as a percentage of revenues by increasing the size of lease portfolios; and (iv) the increased cost of new technologies that may not be accessible to small to mid-size market participants due to the relatively high cost.

STRATEGY

     The Company's goal is to become a leading consolidator and operator of equipment leasing and speciality finance businesses. Key elements of the Company's strategy include:

     PURSUE STRATEGIC ACQUISITIONS. The Company intends to capitalize upon consolidation opportunities in the U.S. equipment leasing industry by pursuing selective acquisitions. The Company will focus upon opportunities that complement its existing equipment leasing and commercial specialty finance businesses as well as opportunities that facilitate entry into new market segments. The Company's senior management team has significant experience in the acquisition and integration of businesses, including leasing companies, and Jonathan J. Ledecky, the Company's co-founder and a director, has considerable experience consolidating private businesses into publicly-held entities. Mr. Ledecky has founded or co-founded three publicly-held companies, U.S. Office Products Company, U.S.A. Floral Products, Inc. and Consolidation Capital Corporation, each of which has implemented a consolidation strategy.

     PROVIDE GREATER ACCESS TO CAPITAL AT LOWER COST. The Company believes that, due to its pro forma combined lease originations, the diversification of its portfolio and the experience of its senior management team, it will be able to provide increased sources of capital at a lower cost to the Operating Companies. The Company expects to benefit from increased access to capital from both public and private sources by utilizing traditional credit facilities and accessing public and private capital through securitizations. The Company believes that the effective interest rate obtained on borrowings by the Operating Companies individually is higher than the interest rate that could be obtained by an entity with the aggregate size of the Company. In addition to the anticipated ability to lower the Operating Companies' cost of funds, the Company believes that increased access to capital will allow the Operating Companies to generate an increased volume of lease originations and develop new lease product offerings.

     ACHIEVE OPERATING EFFICIENCIES. The Company believes that it will be able to increase the operating efficiency of and achieve certain synergies among the Operating Companies as well as any subsequently acquired businesses. For example, one of the Founding Companies, Portfolio Financial Servicing Company, L.P., provides servicing and administration for equipment leases and loan portfolios. The Company intends to transfer to PFSC, where appropriate, certain servicing functions currently performed by the Operating Companies. The Company will also seek to combine certain other administrative functions, such as accounting and finance, treasury, insurance, employee benefits, strategic marketing and legal support, at the corporate level, and to institute a Company-wide management information system. The Company believes the integration of these functions will enable the Operating Companies to focus on their core business of lease origination as well as enable the Company to operate in a more efficient and cost-effective manner.

     EXPAND PRODUCTS AND SERVICE OPPORTUNITIES. The Company believes that the diversity among the Operating Companies within the equipment leasing industry, together with the size and geographic breadth of the Company, can create significant opportunities to increase the volume and type of lease products and service offerings. The Company plans to expand existing programs, such as equipment vendor and manufacturer programs, pursue cross-selling opportunities among the Operating Companies and any subsequently acquired entities, and develop new products and service offerings. The Company believes potential opportunities include national expansion of products currently offered by certain of the Operating Companies on a local or regional basis and leveraging the expertise of certain of the Operating Companies to enhance the Company's customer service and off-lease asset remarketing capabilities. In addition, the Company intends to market products and services under the name UniCapital to establish name recognition and create a brand image while maintaining the identity and associated goodwill of each of the Operating Companies.

     OPERATE WITH DECENTRALIZED MANAGEMENT. The Company plans to conduct its operations using a decentralized management approach through which individual management teams, consisting primarily of current executive officers of the Operating Companies, will be responsible for the day-to-day operations of the Operating Companies as well as for helping to identify additional acquisition candidates in their respective markets. At the same time, a Company-wide team of senior management will provide the Operating Companies with strategic oversight and guidance with respect to acquisitions, credit, financing, marketing and operations. As part of this strategy, the Company intends to foster a culture of cooperation and teamwork that emphasizes dissemination of "best practices" among its local management teams. The Company believes stock ownership and incentive compensation will help to align the objectives of local management with those of the Company, and that a decentralized management philosophy will result in better customer service by allowing local management the flexibility to implement policies and make decisions based on the needs of their customers.

THE OPERATING COMPANIES

     The following descriptions of each of the Operating Companies are categorized according to the primary markets which each Operating Company serves.

     COMPUTER AND TELECOMMUNICATIONS EQUIPMENT LEASING. Computer and telecommunications equipment leasing includes lease financing for mainframe, mid-range and personal computers, workstations, servers, telephone systems, switches, networks, peripherals and related high-technology equipment. Companies that specialize in computer and telecommunications equipment leasing must understand customer usage patterns and equipment residual values, including technological obsolescence issues.

          JACOM COMPUTER SERVICES, INC. Founded in 1975, Jacom provides lease financing for computer and telecommunications equipment to large and middle market companies, including financial institutions, throughout the United States. Leases originated by Jacom generally have an average transaction size of approximately $81,000 and an average term of 36 months. Jacom funds purchases of the equipment underlying its leases through borrowings and holds the leases for its own account or sells the future lease payments to financial institutions. For the twelve months ended December 31, 1997 and the three months ended March 31, 1998, Jacom originated or acquired $64.0 million and $27.0 million, respectively, in direct financing and sales-type leases. At December 31, 1997 and at March 31, 1998, the carrying value of equipment under operating leases was $13.3 million and $12.6 million, respectively. Jacom employs 49 persons and maintains an office in Northvale, New Jersey.

          VARILEASE CORPORATION. Founded in 1987, Varilease provides lease financing for computer and telecommunications equipment to Fortune 1000 companies and other businesses throughout the United States. Upon origination of a lease, Varilease either sells the lease on a non-recourse basis or retains the lease for its portfolio. Leases originated by Varilease generally have an average transaction size of approximately $600,000 and an average term of 36 months. For the twelve months ended December 31, 1997 and the three months ended March 31, 1998, Varilease originated or acquired $195.6 million and $40.8 million, respectively, in direct financing and sales-type leases. At December 31, 1997 and at March 31, 1998, the carrying value of equipment under operating leases was $22.5 million and $19.4 mil-lion, respectively. Varilease employs 79 persons and maintains 14 offices in the United States, including its headquarters in Farmington Hills, Michigan, and one office in Canada.

     LARGE TICKET LEASING AND STRUCTURED FINANCING. Large ticket leases are typically for equipment with a purchase price in excess of $5.0 million, such as aircraft, satellites, rail and other transportation equipment. Large ticket leasing is characterized by fewer transactions involving greater amounts of capital and lessees that require tailored structures and solutions to meet particular needs.

          CAUFF, LIPPMAN AVIATION, INC. Founded in 1981, Cauff Lippman provides operating lease financing for used commercial jet aircraft and jet aircraft engines, as well as brokerage and advisory services to domestic and foreign commercial airlines, aircraft lessors and institutional investors and engages in the purchase and sale of aircraft for its own account. Aircraft leases originated by Cauff Lippman have an average transaction size of approximately $15.1 million and an average term of 57 months, and aircraft engine leases have an average transaction size of approximately $1.9 million and an average term of 84 months. Cauff Lippman participated in the sale, trading, brokerage and financing of 37 aircraft and three aircraft engines during the year ended December 31, 1997. At December 31, 1997, and at March 31, 1998, the carrying value of equipment under operating leases was $23.3 million and $38.7 million, respectively. Cauff Lippman employs seven persons and maintains an office in Miami, Florida.

          MUNICIPAL CAPITAL MARKETS GROUP, INC. Founded in 1989, MCMG arranges structured financing primarily for community-based mental health/mental retardation facilities and correctional facilities. MCMG is a registered broker-dealer and places the bonds and leases that it arranges primarily with institutional investors. Substantially all of MCMG's revenue is derived from underwriting and advisory income. For the year ended December 31, 1997, MCMG arranged approximately $152.4 million in municipal leases and bonds for 40 lessees and borrowers. For the three months ended March 31, 1998 no municipal bond or lease transactions were consummated. MCMG employs nine persons and maintains three offices, including its headquarters in Dallas, Texas.

          THE NSJ GROUP. Founded in 1989, NSJ provides lease financing for used commercial jet aircraft and jet aircraft engines to domestic and foreign commercial airlines and engages in the purchase and sale of aircraft for its own account. NSJ also engages in remarketing activities on behalf of airlines, financial institutions and other leasing companies. NSJ arranges financing for each aircraft it purchases, and either sells the lease to investors on a non-recourse basis or holds the lease in its portfolio. Leases originated by NSJ have an initial term of 36 to 84 months. At December 31, 1997 and at March 31, 1998, the carrying value of equipment under operating leases was $23.8 million and $23.4 million, respectively. NSJ employs seven persons and maintains an office in Orlando, Florida.

          JUMBO JET. Founded in 1997, Jumbo Jet provides lease financing for the acquisition of commercial aircraft. UniCapital acquired substantially all of the equity interests in Jumbo Jet in June 1998. See "Prospectus Summary--Recent Developments."

     MIDDLE MARKET LEASING. Middle market leases generally include those leases for equipment with a purchase price ranging from $250,000 to $5.0 million, such as construction and manufacturing equipment. Middle market leasing is characterized by lessees that are sensitive to both price and customer service issues.

          AMERICAN CAPITAL RESOURCES, INC. Founded in 1979, American Capital provides lease and secured financing for equipment, primarily printing presses, to companies in the printing, packaging and paper converting industries. Leases originated by American Capital are direct financing leases, with an average transaction size of approximately $733,000 and an average term of 81 months. American Capital either sells the leases that it originates or borrows the required proceeds from various funding sources on both a non-recourse and a limited recourse basis. For the twelve months ended December 31, 1997 and the three months ended March 31, 1998, American Capital originated or acquired $112.9 million and $30.6 million, respectively, in direct financing leases. American Capital employs 27 persons and maintains three offices, including its headquarters in Hackensack, New Jersey.

          MATRIX FUNDING CORPORATION. Founded in 1978, Matrix provides lease financing for a variety of equipment, primarily computer, communication and electronic equipment, to companies throughout the

     United States. Matrix originates the majority of its leases through its telesales program. Upon origination, Matrix either sells the lease to a third party on a non-recourse basis, or retains the lease for its portfolio. Leases originated by Matrix generally have an average transaction size of approximately $458,000 and an average term of 46 months. For the twelve months ended December 31, 1997 and the three months ended March 31, 1998, Matrix originated or acquired $53.0 million and $9.8 million, respectively, in direct financing and sales-type leases. At December 31, 1997, and at March 31, 1998, the carrying value of equipment under operating leases was $1.1 million and $0.9 million, respectively. Matrix employs 53 persons and maintains an office in Midvale, Utah.

          THE WALDEN ASSET GROUP, INC. Founded in 1991, Walden provides equipment lease financing for a variety of equipment, including communications, computer and manufacturing equipment, to Fortune 500 and other businesses throughout the United States. Lease transactions are either held in Walden's portfolio or sold, on a non-recourse basis. Leases originated by Walden generally have an average transaction size of approximately $500,000 and an average term of 36 months. For the twelve months ended December 31, 1997 and the three months ended March 31, 1998, Walden originated or acquired $82.8 million and $28.9 million, respectively, in direct financing and sales-type leases. At December 31, 1997 and at March 31, 1998, the carrying value of equipment under operating leases was $3.7 million and $7.4 million, respectively. Walden employs nine persons and maintains four offices, including its headquarters in Wellesley, Massachusetts.

     SMALL TICKET LEASING. Small ticket leases generally include those leases for equipment with a purchase price of less than $250,000. Small ticket leasing generally is a vendor-oriented business in which lessors depend on transaction flow and streamlined administrative operations.

          BOULDER CAPITAL GROUP, INC. Founded in 1986, Boulder provides lease financing for petroleum retail equipment, including car washes, fuel dispensers and convenience store operating equipment, to petroleum retail businesses. In addition, Boulder has recently commenced providing financing for the acquisition of real property, including buildings and underground fuel tanks, for petroleum retail locations. Boulder originates leases directly with the owner of the petroleum retail business, as well as through programs with petroleum companies, equipment manufacturers and distributors. Upon origination, Boulder either retains the lease for its portfolio or sells the lease on a limited recourse basis while retaining the servicing responsibility. Leases originated by Boulder generally have an average transaction size of approximately $108,000 and an average term of 60 months. For the twelve months ended December 31, 1997 and the three months ended March 31, 1998, Boulder originated or acquired $21.3 million and $5.8 million, respectively, in direct financing and sales-type leases. At December 31, 1997 and at March 31, 1998, the carrying value of equipment under operating leases was $0.6 million and $0.5 million, respectively. Boulder employs 24 persons and maintains an office in Boulder, Colorado.

          K.L.C., INC. Founded in 1972, Keystone provides lease financing for a variety of equipment, primarily tractor trailers, embroidery machines and construction equipment to companies throughout the United States. Leases originated by Keystone generally have an average transaction size of approximately $32,000 and an average term of approximately 47 months. Upon origination, Keystone either retains the lease for its portfolio, or sells the lease to a third party, while retaining the servicing responsibility. For the twelve months ended December 31, 1997 and the three months ended March 31, 1998, Keystone originated or acquired $43.0 million and $9.9 million, respectively, in direct financing and sales-type leases. Keystone employs 36 persons and maintains an office in West Hartford, Connecticut.

          MERRIMAC FINANCIAL ASSOCIATES. Founded in 1984, Merrimac provides equipment financing to operating companies that engaged in the coin-operated, vending, amusement and coffee service businesses. Merrimac enters into leases with the operating companies and in most instances has a recourse agreement with the equipment vendor in the event of default by the lessee. Leases originated by Merrimac have an average transaction size of approximately $10,000 and an average term of 24 months. For the twelve months ended December 31, 1997 and the three months ended March 31, 1998, Merrimac originated or acquired $8.9 million and $2.2 million, respectively, in direct financing and sales-type leases. Merrimac employs six persons and maintains an office in Billerica, Massachusetts.

     LEASE SERVICING. Lease servicing involves lease administrations and processing services, including lease accounting for both financial reporting and federal income tax purposes, lien searches, UCC filings, asset tracking, insurance tracking, preparation of sales, use and property tax returns, invoicing and collections.

          PORTFOLIO FINANCIAL SERVICING COMPANY, L.P. Founded in 1993, PFSC provides servicing and processing services to leasing companies. PFSC currently services approximately 14,400 contracts for 14 customers. The contract sizes range from under $10,000 to over $30 million. During 1997, PFSC was the servicer for 14 securitization pools, including 12 pools for which PFSC was the primary servicer. PFSC derives its revenue from servicing fees, including set-up, monthly and conversion fees. For the year ended December 31, 1997 and the three months ended March 31, 1998, PFSC had total revenues of approximately $1.5 million and $0.4 million, respectively. PFSC employs 51 persons and maintains an office in Portland, Oregon. The Company intends to utilize PFSC to provide lease administration and processing services for certain of the leases originated by the Founding Companies or by entities that may hereafter be acquired by the Company, as well as for any securitizations undertaken by the Company. UniCapital has entered into an agreement with an unrelated third party to negotiate a possible sale by UniCapital of all or a portion of PFSC's existing business of servicing the portfolios of leasing companies other than affiliates of UniCapital. No definitive agreement to sell such business has been reached, nor have any of the material terms of such agreement been determined. UniCapital believes that any such sale would not adversely affect PFSC's capacity to service leases of the Founding Companies or of any other entities that may hereafter be acquired by the Company.

PRODUCTS AND SERVICES

     The Company provides lease financing and related services to a broad range of commercial customers. The Company originates direct financing leases, sales-type leases and operating leases. In addition to financing equipment through leases, the Company sells new equipment and provides lease- and equipment-related services, such as servicing, brokering and remarketing, which is the sale of equipment that has come off lease.

     Direct Financing Leases. A significant portion of the Company's leases are direct financing leases, which transfer substantially all of the benefits and risks of equipment ownership to the lessees. A lease is classified as a direct financing lease if the collection of the minimum lease payments is reasonably predictable, no significant uncertainties exist relating to unreimbursable costs yet to be incurred by the lessor under the lease and the lease meets one of the following criteria: (i) ownership of the property is transferred to the lessee at the end of the lease term; (ii) the lease contains a bargain purchase option;
(iii) the term of the lease is at least equal to 75% of the estimated economic life of the leased equipment; or (iv) the present value of the minimum lease payments is at least equal to 90% of the fair value of the leased equipment at the inception of the lease.

     Sales-Type Leases. Sales-type leases, like direct financing leases, transfer substantially all of the benefits and risks of equipment ownership to the lessees. However, sales-type leases include profit at lease inception to the extent the fair value of the equipment exceeds the Company's carrying value. A lease is classified as a sales-type lease if the collection of the minimum lease payments is reasonably predictable, no significant uncertainties exist relating to unreimbursable costs yet to be incurred by the lessor under the lease and the lease meets one of the following criteria: (i) ownership of the property is transferred to the lessee at the end of the lease term; (ii) the lease contains a bargain purchase option; (iii) the term of the lease is at least equal to 75% of the estimated economic life of the leased equipment; or (iv) the present value of the minimum lease payments is at least equal to 90% of the fair value of the leased equipment at the inception of the lease.

     Operating Leases. All lease contracts which do not meet the criteria of direct financing leases or sales-type leases are accounted for as operating leases.

     Some of the Operating Companies use master lease agreements as a means to establish an ongoing relationship with customers. Once a master lease has been negotiated and entered into, the lease of a particular piece of equipment is documented by a schedule to that lease, thereby facilitating the fast and efficient funding of a lease.

     In general, the Company's lease transactions are net leases with a specified noncancelable lease term. The leases include a "hell-or-high-water" provision which requires the lessee to make all lease payments under all circumstances and which requires the lessee to maintain the equipment, pay all property, sales and use taxes and insure the equipment against casualty loss.

RESIDUAL INTEREST IN EQUIPMENT

     The Company retains a residual interest in the equipment covered by many of its leases. The Company generally seeks to determine the best remarketing plan for such equipment prior to the expiration of the lease. In many cases, the remarketing plan provides for the continuation of the lease or the negotiated sale of the underlying equipment.

CREDIT AND COLLECTION POLICIES AND PROCEDURES

     The Company will employ underwriting policies and procedures that are intended to minimize the risk of delinquencies and credit losses. The Company has hired a corporate credit officer and will have a Credit Committee that will establish overall corporate credit guidelines and individual guidelines tailored to the business of each Operating Company. The corporate credit officer will review a sample of credit decisions made by each Founding Company to ensure compliance with corporate credit guidelines and may also make credit decisions for those transactions which exceed the credit approval authority of the Operating Company. The Company's credit underwriting policies will include specific criteria for those leases that the Company intends to securitize.

     The credit approval process generally takes place at the Operating Company level and includes a review of financial statements, a credit report, and, depending upon the size of the proposed transaction and the business, credit references and a review of the personal credit of the principals of the business. The Company anticipates utilizing a credit scoring model for approving credits on small ticket leases. Proposed transactions which are not within the credit parameters authorized for the Operating Company originating the lease, must be reviewed by the corporate credit officer or the Credit Committee.

     The Operating Companies have developed collection procedures designed to identify accounts experiencing payment problems quickly and, if necessary, take action to preserve the Operating Companies' equity interest in the equipment. Generally, when payments are past due, the Operating Companies send a notice of delinquency and charge a late fee to the lessee. The Company intends to transfer certain servicing and collection functions of the Operating Companies to PFSC. See "-- Servicing, Collection and Administration."

SERVICING, COLLECTION AND ADMINISTRATION

     The Company anticipates that PFSC will provide servicing, collection and administration services for certain of the leases originated by the Operating Companies. PFSC has the capability to provide transaction processing and management services for each lease contract, from the time it is originated through its termination, including set-up, billing, cash posting, customer service, accounting, collection, tax compliance and asset management. PFSC will also be the service provider for the Company's securitizations. PFSC's service offerings include lien searches, UCC filings, asset tracking, insurance tracking, preparation of sales, use and property tax returns, invoicing and collections. Currently, PFSC services approximately 14,400 contracts for 14 customers, with contract sizes ranging from $1,180 to $31.6 million. During 1997, PFSC was a servicer for 14 securitization pools, including 12 pools for which PFSC was the primary servicer. UniCapital has entered into an agreement with an unrelated third party to negotiate a possible sale by UniCapital of all or a portion of PFSC's existing business of servicing the portfolios of leasing companies other than affiliates of UniCapital. No definitive agreement to sell such business has been reached, nor have any of the material terms of such agreement been determined. UniCapital believes that any such sale would not adversely affect PFSC's capacity to service leases of the Operating Companies or of any other entities that may hereafter be acquired by UniCapital.

     The Company will determine, on a company-by-company and customer-by-customer basis, whether to transfer the servicing functions performed by the Operating Companies, and any subsequently acquired businesses, to PFSC. The Company expects that it will transfer the servicing and collection function to PFSC in those circumstances in which the Company anticipates that the transfer will not have a significant adverse effect on servicing, collections or customer relations.

SALES AND MARKETING

     Each of the Operating Companies employs sales representatives to originate leases. Sales and marketing efforts are conducted on a one-on-one basis with established accounts, through equipment manufacturers and vendors and also through advertising, participation in trade associations and telesales. Most of the salespersons are compensated on a commission basis or through other incentive-based compensation programs. After their acquisition by the Company of the Operating Companies Mergers, each Operating Company continued or will continue, as the case may be, to operate its business using its current name. In addition, the Company intends to market products and services under the name UniCapital to establish name recognition and create a brand image while maintaining the identity and associated goodwill of each of the Operating Companies.

COMPETITION

     The financing of equipment is highly competitive. The Company competes for customers with a number of national, regional and local finance companies. In addition, the Company's competitors include those equipment manufacturers that finance the sale or lease of their products themselves and other traditional types of financial services companies, such as commercial banks and savings and loan associations, all of which provide financing for the purchase of equipment. Many of the Company's competitors and potential competitors possess substantially greater financial, marketing and operational resources than the Company. The Company's competitors and potential competitors include many larger, more established companies which may have a lower cost of funds than the Company and access to capital markets and to other funding sources which may be unavailable to the Company.

     Competition in the equipment lease finance market is based primarily on lease rates, terms, reliability in meeting commitments, customer service and market presence. Although the Company expects that credit facilities, sales of leases and securitizations will have the effect of making capital available at a cost which will allow the Company to offer competitive lease rates, the Company may not be successful in completing future securitizations, or any such securitizations may not result in increased proceeds to the Company from lease sales. The Company will continue to encounter significant competition, and the Company may not be able to compete effectively in its chosen market segments or any new market segments which the Company enters.

FACILITIES

     The Company's corporate offices are located in leased space at 10800 Biscayne Boulevard, Miami, Florida 33161. The telephone number of its principal executive offices is (305) 899-5000.

     In addition to its corporate offices, the Company leases the following facilities (except for the Farmington Hills, Michigan headquarters of Varilease which the Company acquired in connection with the Varilease Merger):

OPERATING COMPANY             LOCATION              PRINCIPAL USE
-----------------  -------------------------------  -------------
American Capital   Hackensack, New Jersey           Headquarters
                   Los Angeles, California          Sales office
                   Charlotte, North Carolina        Sales office
Boulder            Boulder, Colorado                Headquarters
Cauff Lippman      Miami, Florida                   Headquarters
Jacom              Northvale, New Jersey            Headquarters
Keystone           West Hartford, Connecticut       Headquarters
Matrix             Midvale, Utah                    Headquarters
                   Salt Lake City, Utah             Warehouse
Merrimac           Billerica, Massachusetts         Headquarters
MCMG               Dallas, Texas                    Headquarters
                   Denver, Colorado                 Sales office
                   Uniondale, New York              Sales office
NSJ                Orlando, Florida                 Headquarters
PFSC               Portland, Oregon                 Headquarters
Varilease          Farmington Hills, Michigan       Headquarters
                   Phoenix, Arizona                 Warehouse
                   Scottsdale, Arizona              Sales office
                   San Juan Capistrano, California  Sales office
                   Huntington Beach, California     Sales office
                   Santa Barbara, California        Sales office
                   Westport, Connecticut            Sales office
                   Atlanta, Georgia                 Sales office
                   Columbia, Maryland               Sales office
                   Ashland, Massachusetts           Sales office
                   St. Louis, Missouri              Sales office
                   Absecon, New Jersey              Sales office
                   Brooklyn, New York               Sales office
                   Suffern, New York                Sales office
                   Warrenton, Virginia              Sales office
                   Toronto, Ontario, Canada         Sales office
Walden             Wellesley, Massachusetts         Headquarters
                   Norwalk, Connecticut             Sales office
                   Delmar, New York                 Sales office
                   Northfield, Ohio                 Sales office

     The Company believes that all of the facilities of the Operating Companies are adequate for their respective current and anticipated operations.

EMPLOYEES

     As of July 8, 1998, UniCapital employed approximately 40 people, primarily engaged in mergers and acquisitions, finance and accounting, and administration. As of March 31, 1998, the Operating Companies collectively employed approximately 360 people. The Company believes that its relations with all of its employees are good.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

GOVERNMENT REGULATION

     Although most states do not regulate the equipment financing business, certain states require licensing of lenders and financiers, impose limitations on interest rates and other charges, mandate adequate disclosure of certain contract terms and constrain certain collection practices and creditor remedies.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning each of the executive officers and directors of the Company:

                  NAME                       AGE               POSITION WITH THE COMPANY
                  ----                       ---               -------------------------
Robert New                                   33     Chairman and Chief Executive Officer
Theodore J. Rogenski                         58     Chief Operating Officer
Bruce E. Kropschot                           57     Vice Chairman -- Mergers & Acquisitions
Martin Kalb                                  55     Executive Vice President and General Counsel
Steven E. Hirsch                             44     Executive Vice President -- Structured Finance
Jonathan New                                 38     Chief Financial Officer
H. Steven Swink                              56     Executive Vice President -- Corporate Planning
Vincent W. Eades                             39     Director
Jonathan J. Ledecky                          40     Director
John A. Quelch                               45     Director
Anthony K. Shriver                           32     Director

     ROBERT NEW co-founded UniCapital in October 1997 and has since served as its Chairman and Chief Executive Officer. From July 1996 until December 1997, Mr. New served as an operating company president of and as acquisition consultant to U.S. Office Products Company, a publicly-held supplier of a broad range of office products and business services, where Mr. New participated in over 40 acquisitions. From March 1990 until August 1997, Mr. New served as Chief Executive Officer of Prudential of Florida Leasing, Inc., a small-ticket leasing company. From December 1989 through July 1996, Mr. New served as President and Chief Executive Officer of Prudential of Florida, Inc., an office services company. Robert New is the brother of Jonathan New.

     THEODORE J. ROGENSKI has served as Chief Operating Officer since May 1998. From February 1998 to May 1998, Mr. Rogenski served as a consultant to UniCapital providing services consistent with the duties and responsibilities of Chief Operating Officer. From December 1994 until January 1997, Mr. Rogenski served as Chief Operating Officer of LINC Anthem Corporation and its successor, Newcourt LINC Financial, Inc., a leasing company specializing in small-ticket leasing as well as financial products for the health care industry, after which he was subject to a noncompetition agreement. From 1990 until April 1992, Mr. Rogenski served as the President and Chief Executive Officer of John Hancock Leasing Corporation, after which he pursued personal interests. From 1981 until 1990, Mr. Rogenski served as President and Chief Executive Officer of Wells Fargo Leasing Corporation.

     BRUCE E. KROPSCHOT has served as Vice Chairman -- Mergers & Acquisitions since May 1998. From November 1997 to May 1998, Mr. Kropschot served as a consultant to UniCapital providing services consistent with the duties and responsibilities of Vice Chairman -- Mergers & Acquisitions. From 1987 through December 1997, he was founder and President of Kropschot Financial Services, a merger and acquisition advisor to equipment leasing companies, which has arranged for the sale of over 100 equipment leasing and specialty finance businesses. From 1980 to 1986, Mr. Kropschot served as President and Vice Chairman of Master Lease Corporation, which is now known as Tokai Financial Services, Inc. From 1972 to 1980, Mr. Kropschot served as Executive Vice President of HBE Leasing Corporation and Vice President -- Finance, of its parent corporation, HBE Corporation. Mr. Kropschot serves on the board of directors of the Equipment Leasing Association of America.

     MARTIN KALB has served as Executive Vice President and General Counsel since May 1998. From October 1997 to May 1998, Mr. Kalb served as a consultant to UniCapital providing services consistent with the duties and responsibilities of Executive Vice President and General Counsel of UniCapital. From 1987 until November 1997, he was a senior partner in the Miami, Florida office of Greenberg Traurig Hoffman Lipoff

Rosen & Quentel, P.A. whose practice focused upon mergers and acquisitions, income taxation and estate planning.

     STEVEN E. HIRSCH has served as Executive Vice President -- Structured Finance since May 1998. From January 1998 to May 1998, Mr. Hirsch served as a consultant to UniCapital providing services consistent with the duties and responsibilities of Executive Vice President -- Structured Finance of UniCapital. From 1987 until January 1998, Mr. Hirsch was associated with Morgan Stanley & Co. Incorporated, most recently as the Head of the Leasing Products Group. From 1984 until 1987 Mr. Hirsch served as Senior Vice President of Matrix Leasing International, Inc., an equipment leasing brokerage and packaging concern and a wholly-owned subsidiary of First Bank Systems. From 1980 until 1983, Mr. Hirsch served as Vice President and Eastern Regional Manager of Wells Fargo Leasing Corporation.

     JONATHAN NEW has served as the Chief Financial Officer of UniCapital since October 1997. Mr. New served as Vice President and Controller of Delta Financial Corporation, a securitizing mortgage bank, from August 1995 until December 1997. From March 1993 until August 1995, Mr. New was the Controller of RAI Credit Corporation, a securitizing private label credit card and data processing business. Jonathan New is the brother of Robert New.

     H. STEVEN SWINK, PHD. has served as the Executive Vice
President -- Corporate Planning since June 1998. From 1995 to 1998, Dr. Swink served as the President of the coffee, vending and roasting group of U.S. Office Products Company, an office products supplier. From 1977 to 1995, Dr. Swink served as Vice President and Chief Operating Officer of Coffee Butler Service, Inc., an independently owned coffee products company.

     VINCENT W. EADES has been a Director of UniCapital since October 1997. Mr. Eades has served as the Senior Vice President of Sales and Marketing for Starbucks Coffee Co. Inc. since May 1995. Mr. Eades was employed by Hallmark Cards Inc., most recently as a General Manager, from November 1985 through April 1995. Mr. Eades also serves as a director of U.S.A. Floral Products, Inc. and as a director of Consolidation Capital Corporation.

     JOHN A. QUELCH has been a Director of UniCapital since October 1997. Dr. Quelch has been a director of U.S. Office Products Company since February 1995. Dr. Quelch is the Sebastian S. Kresge Professor of Marketing at the Harvard Business School. Dr. Quelch serves on the board of directors of WPP Group plc, a marketing services company that includes Ogilvy & Mather, J. Walter Thompson and Hill & Knowlton. Mr. Quelch also serves as a director of U.S.A. Floral Products, Inc.

     JONATHAN J. LEDECKY co-founded UniCapital in October 1997 and has since served as a director. From October 1997 until April 1998, Mr. Ledecky also served as Non-Executive Chairman of the Company's Board of Directors. Mr. Ledecky founded U.S. Office Products Company in October 1994 and has served as its Chairman of the Board and, until November 1997, its Chief Executive Officer. Since its inception, U.S. Office Products Company has acquired over 190 companies. Mr. Ledecky has also served as the Non-Executive Chairman of the Board of U.S.A. Floral Products, Inc. since April 1997. Mr. Ledecky founded Consolidation Capital Corporation in February 1997 and serves as its Chairman and Chief Executive Officer. From 1991 until September 1994 Mr. Ledecky served as President and Chief Executive Officer of Legacy Dealer Capital Fund, Inc.

     ANTHONY K. SHRIVER has been a director of UniCapital since March 1998. Mr. Shriver has been Chairman and Chief Executive Officer of Best Buddies International, Inc., a non-profit organization that provides mentally handicapped adults with employment services and promotes their social integration, since February 1989. From May 1996 to March 1998, he also served as Chairman and Chief Executive Officer of Fast Rx, Inc., a pharmaceutical sales company which provides physicians the technology to dispense products at the point of care, and from March 1997 to September 1997 he was Chairman of Larkin Community Hospital.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors has established an Audit Committee and a Compensation Committee.

     The responsibilities of the Audit Committee include recommending to the Board of Directors the independent public accountants to be selected to conduct the annual audit of the books and records of the Company, reviewing the proposed scope of such audit and approving the audit fees to be paid, reviewing accounting and financial controls of the Company with the independent public accountants and the Company's financial and accounting staff and reviewing and approving transactions between the Company and its directors, officers and affiliates. Mr. Ledecky is a member of the Audit Committee; an additional non-employee director will be appointed to the Audit Committee not later than the first meeting of the Board of Directors held after the date of this Prospectus.

     The Compensation Committee provides a general review of the Company's compensation plans to ensure that they meet corporate objectives. The responsibilities of the Compensation Committee also include administering the 1998 Long-Term Incentive Plan, including selecting the officers and salaried employees to whom awards will be granted. Mr. Eades is a member of the Compensation Committee; an additional non-employee director will be appointed the Compensation Committee not later than the first meeting of the Board of Directors held after the date of this Prospectus.

DIRECTOR COMPENSATION

     Directors who are not currently receiving compensation as officers, employees or consultants of the Company are entitled to receive an annual retainer fee of $25,000, plus reimbursement of expenses for each meeting of the Board of Directors and each committee meeting that they attend in person. In addition, non-employee directors receive certain formula grants of non-qualified stock options under the 1998 Non-Employee Directors' Stock Plan. See " -- 1998 Non-Employee Directors' Stock Plan."

EXECUTIVE COMPENSATION

     UniCapital was incorporated in October 1997. Beginning May 20, 1998 and for the balance of 1998, the Company is paying, pursuant to employment agreements, compensation based on the following annual salaries to the executive officers named below (together, the "Named Executive Officers"):

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                                               ANNUAL      ------------
                                                                            COMPENSATION    SECURITIES
                                                                            ------------    UNDERLYING
          NAME                                POSITION                       SALARY(1)       OPTIONS
------------------------  ------------------------------------------------  ------------   ------------
Robert New                Chairman and Chief Executive Officer                $650,000       500,000(2)
Theodore J. Rogenski      Chief Operating Officer                              475,000       200,000(3)
Bruce E. Kropschot        Vice Chairman -- Mergers & Acquisitions              450,000            --
Martin Kalb               Executive Vice President and General Counsel         450,000       150,000(4)
Steven E. Hirsch          Executive Vice President -- Structured Finance       250,000        30,000(2)
Jonathan New              Chief Financial Officer                              250,000       100,000(4)

---------------

(1) For Messrs. Rogenski, Kropschot, Kalb and Hirsch, the amount listed is the annualized consulting fee paid to each such individual for periods prior to the consummation of the IPO and the annual salary to be paid under each such individual's agreed-upon Employment Agreement from and after consummation of the IPO.

(2) Consists of options granted under the 1998 Long-Term Incentive Plan in connection with the IPO at an exercise price equal to $19.00 per share, which options are immediately exercisable.

(3) Consists of options granted under the 1997 Executive Non-Qualified Stock Option Plan, at an exercise price of $3.00 per share, which options are immediately exercisable.

(4) Consists of options granted under the 1998 Long-Term Incentive Plan on June 9, 1998 at an exercise price of $16.5625 per share, which options vest ratably at 25% of the shares subject thereto on each of the first four anniversaries of the date of grant.

     The Company currently has no bonus plan for the Named Executive Officers, and has not yet determined any of the parameters (including the maximum amount, if any, that may be paid in cash to any individual) of any bonus plan that it may ultimately adopt. Pursuant to Employment Agreements entered into with each Named Executive Officer in connection with the IPO, such individual will be entitled to participate in any such bonus plan that the Company may adopt.

1997 EXECUTIVE NON-QUALIFIED STOCK OPTION PLAN

     The Company's Board of Directors has adopted and the stockholders have approved the UniCapital Corporation 1997 Executive Non-Qualified Stock Option Plan (the "Executive Plan"), under which awards of options to acquire shares of Common Stock may be made to employees, directors, consultants and advisors of the Company or any of its subsidiaries. The purpose of the Executive Plan is to promote the interests of the Company and its stockholders by (i) attracting and retaining employees, consultants and advisors of outstanding ability, (ii) motivating such persons, by means of performance-related incentives, to achieve longer-range performance goals, and (iii) enabling such persons to participate in the long-term growth and financial success of the Company.

     Administration. The Executive Plan is to be administered by a committee of the Board (the "Committee"). The Board has designated the Compensation Committee of the Board to serve as the Committee that administers the Executive Plan. After the effective date of the registration statement relating to the IPO, the Committee must at all times consist of two or more persons, each of whom qualifies as an "outside director" within the meaning of Section 162(m) or any successor provision of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable Treasury regulations thereunder, if such qualification is deemed necessary in order for the grant or the exercise of awards made under the Executive Plan to qualify for any tax or other material benefit to participants or the Company under applicable law.

     Shares Available. The maximum number of shares of Common Stock as to which awards may be granted under the Executive Plan is 500,000 shares. After the effective date of the registration statement of which this Prospectus forms a part, no participant in the Executive Plan will be granted awards in respect of more than 100,000 shares of Common Stock in any calendar year. The Common Stock to be offered under the Executive Plan will be authorized but unissued Common Stock, or issued Common Stock which will have been reacquired by the Company and held in its treasury. Awards of options to purchase an aggregate of 500,000 shares of Common Stock have been made under the Executive Plan.

     Shares Subject to Terminated Awards. The Common Stock covered by any unexercised portion of terminated stock options granted under the Executive Plan cannot again be subject to new awards under the Executive Plan. In the event the purchase price of a stock option is paid in whole or in part through the delivery of Common Stock, only the net number of shares of Common Stock issuable in connection with the exercise of the stock option will be counted against the number of shares remaining available for the grant of awards under the Executive Plan.

     Adjustments. The number of shares subject to outstanding options under the Executive Plan, the exercise price of such stock options and the number of shares available for stock options subsequently granted under the Executive Plan will be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Executive Plan or the awards granted under the Executive Plan.

     Awards. The Committee will have discretion to grant awards under the Executive Plan to employees, directors, consultants or advisors of the Company or any of its subsidiaries, provided that such consultants or advisors render bona fide services which are not in connection with the offer or sale of securities in a capital-raising transaction. The Committee will determine those individuals who will receive awards and the number of shares of Common Stock to be covered by each award. Discretionary Awards shall be in the form of stock options which do not and are not intended to meet the requirements of Section 422 of the Code ("Nonqualified Options").

     Terms and Conditions of Awards. The Committee will determine the terms and conditions of each award, including the exercise price (which may be less than the fair market value of the Common Stock on the date of grant). Unless otherwise determined by the Committee, all rights to exercise options under Discretionary Awards will terminate on the first to occur of (i) the scheduled expiration date as set forth in the applicable stock option agreement, (ii) thirty days following the date of termination of employment for any reason other than death or permanent disability (as defined in the Code) of the participant or (iii) one year following the date of termination of employment by reason of the participant's death or permanent disability. The exercise price of all stock options granted under the Executive Plan will be payable in cash or in such other form of considerations as the Committee may approve in the applicable option agreement, including, without limitation, (i) by the delivery to the Company by the participant of a promissory note containing such terms as the Committee may determine, (ii) by the delivery to the Company by the participant of shares of Common Stock that have been held by the participant for at least six months prior to exercise of the option, valued at the fair market value of such shares on the date of exercise or (iii) pursuant to a cashless exercise arrangement with a broker. Options awarded under the Executive Plan are transferable by will or the laws of descent and distribution, or to the extent determined by the Committee and set forth in the applicable option agreement. Options granted under the Executive Plan may be exercised by the participant or by any permitted transferee.

     Consequences of Change of Control. Upon a "Change of Control" (as defined in the Executive Plan), each outstanding option granted under the Executive Plan shall automatically accelerate vesting and become immediately exercisable in full, unless the option is, in connection with the Change of Control, either assumed by the "Acquiring Corporation" (as defined in the Executive Plan) or parent thereof in connection with the Change of Control or replaced with a comparable option to purchase shares of the capital stock of the Acquiring Corporation or parent thereof. Assumed or replaced options held by an employee whose employment with the Company or the Acquiring Corporation is terminated without "cause" (as defined in the Executive Plan) or who resigns for "good reason" (as defined in the Executive Plan) in the period beginning upon the Change of Control and ending 12 months following the Change of Control will become immediately exercisable upon the date of such termination or resignation of employment. The Executive Plan provides that no action described in the Executive Plan, including any acceleration of vesting, shall be taken that would make a Change of Control ineligible for "pooling of interest" accounting treatment or that would make a Change of Control ineligible for desired tax treatment if, in the absence of such action, the Change of Control would qualify for such treatment and if the Company intends to use such treatment with respect to such Change of Control.

     Withholding Obligations. The Company has the right to deduct from a participant's salary, bonus or other compensation any taxes required by law to be withheld with respect to awards made under the Executive Plan. In the Committee's discretion, a participant may be permitted to elect to have withheld from the shares otherwise issuable to the participant, or to tender to the Company, the number of shares of Common Stock whose fair market value equals the amount required to be withheld.

     Amendment and Termination. The Board may, by resolution, amend or revise the Executive Plan. Such action will not be effective without stockholder approval if such approval is required to maintain the compliance of the Executive Plan and/or awards granted to directors, executive officers or other persons with Rule 16b-3 promulgated under the Securities Exchange Act or 1934, as amended, or any successor rule. The Board may not modify any options previously granted under the Executive Plan in a manner adverse to the holders thereof without the consent of such holders (other than such adjustments required to reflect capital changes). The Executive Plan will terminate on November 13, 2007, unless it is earlier terminated by the Board. Termination of the Executive Plan will not affect awards previously granted under the Executive Plan.

1998 LONG-TERM INCENTIVE PLAN

     The Company's Board of Directors has adopted and the stockholders have approved the UniCapital Corporation 1998 Long-Term Incentive Plan (the "LTIP"), under which awards of options to acquire shares of Common Stock may be made to employees, directors (other than non-employee directors who receive options under the Company's 1998 Non-Employee Directors' Stock Plan), consultants and advisors of the Company or any of its subsidiaries. The purpose of the LTIP is to promote the interests of the Company and its stockholders by (i) attracting and retaining employees, consultants and advisors of outstanding ability, (ii) motivating such persons, by means of performance-related incentives, to achieve longer-range performance goals, and (iii) enabling such persons to participate in the long-term growth and financial success of the Company.

     Administration. The LTIP is to be administered by a Committee, which the Board has designated to be the Compensation Committee. After the effective date of the registration statement relating to the IPO, the Committee must at all times consist of two or more persons, each of whom qualifies as an "outside director" within the meaning of Section 162(m) or any successor provision of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable Treasury regulations thereunder, if such qualification is deemed necessary in order for the grant or the exercise of awards made under the LTIP to qualify for any tax or other material benefit to participants or the Company under applicable law.

     Shares Available. The maximum number of shares of Common Stock as to which awards may be granted under the LTIP is equal to 15% of the total number of shares of Common Stock outstanding from time to time. After the effective date of the registration statement of which this Prospectus forms a part, no participant in the LTIP will be granted awards in respect of more than 500,000 shares of Common Stock in any calendar year. The Common Stock to be offered under the LTIP will be authorized but unissued Common Stock, or issued Common Stock which will have been reacquired by the Company and held in its treasury. Awards of options to purchase an aggregate of 3,367,773 shares of Common Stock have been made under the LTIP.

     Shares Subject to Terminated Awards. The Common Stock covered by any unexercised portion of terminated stock options granted under the LTIP may again be subject to new awards under the LTIP. In the event the purchase price of a stock option is paid in whole or in part through the delivery of Common Stock, only the net number of shares of Common Stock issuable in connection with the exercise of the stock option will be counted against the number of shares remaining available for the grant of awards under the LTIP.

     Adjustments. The number of shares subject to outstanding options under the LTIP, the exercise price of such stock options and the number of shares available for stock options subsequently granted under the LTIP will be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the LTIP or the awards granted under the LTIP.

     Discretionary Awards. The Committee will have discretion to grant awards under the LTIP to employees, directors, consultants or advisors of the Company or any of its subsidiaries, provided that such consultants or advisors render bona fide services which are not in connection with the offer or sale of securities in a capital-raising transaction. The Committee will determine those individuals who will receive discretionary awards and the number of shares of Common Stock to be covered by each discretionary award. Discretionary awards may be in the form of stock options meeting the requirements of Section 422 of the Code ("Incentive Stock Options") or Nonqualified Options which do not meet such requirements. The maximum number of shares as to which Incentive Stock Options may be granted under the LTIP is 5,000,000.

     Terms and Conditions of Discretionary Awards. The Committee will determine the terms and conditions of each Discretionary Award, provided that (i) Discretionary Awards will be granted at an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of a grant of Incentive Stock Options) to a participant who at the time of such grant owns (within the meaning of Section 424(d) of the Code) more than 10% of the voting power of all classes of stock or the Company (a "10% Holder"), (ii) the period within which a Discretionary Award may be exercised will not exceed ten years from the date of grant (five years in the case of a grant of Incentive Stock Options to a 10% Holder), and (iii) the aggregate fair market value (determined on the date of grant) of Common Stock with respect to which Incentive Stock Options granted to a participant under the LTIP or any other plan of the Company and its subsidiaries become exercisable for the first time in any single calendar year will not exceed $100,000. Unless otherwise determined by the Committee, all rights to exercise options under Discretionary Awards will terminate on the first to occur of (i) the scheduled expiration date as set forth in the applicable stock option agreement, (ii) thirty days following the date of termination of employment for any reason other than death or permanent disability (as defined in the Code) of the participant or (iii) one year following the date of termination of employment by reason of the participant's death or permanent disability.

     Withholding Obligations. The Company has the right to deduct from a participant's salary, bonus or other compensation any taxes required by law to be withheld with respect to awards made under the LTIP. In the Committee's discretion, a participant may be permitted to elect to have withheld from the shares otherwise issuable to the participant, or to tender to the Company, the number of shares of Common Stock whose fair market value equals the amount required to be withheld.

     Amendment and Termination. The Board may, by resolution, amend or revise the LTIP. Such action will not be effective without stockholder approval if such approval is required to maintain the compliance of the LTIP and/or awards granted to directors, executive officers or other persons with Rule 16b-3 promulgated under the Securities Exchange Act or 1934, as amended, or any successor rule. The Board may not modify any options previously granted under the LTIP in a manner adverse to the holders thereof without the consent of such holders (other than such adjustments required to reflect capital changes). The LTIP will terminate on the tenth anniversary of the effective date of the LTIP, unless it is earlier terminated by the Board. Termination of the LTIP will not affect awards previously granted under the LTIP.

1998 NON-EMPLOYEE DIRECTORS' STOCK PLAN

     The Company's Board of Directors has adopted and the stockholders have approved the UniCapital Corporation 1998 Non-Employee Directors' Stock Plan (the "Directors' Plan"), under which awards of options to acquire shares of Common Stock will be made automatically to non-employee directors. The purpose of the Directors' Plan is to promote the interests of the Company and its stockholders by enabling non-employee directors, who are ineligible to participate in the LTIP, to participate in the long-term growth and financial success of the Company.

     Shares Available. Awards under the Directors' Plan may be granted as to a maximum of 500,000 shares of Common Stock. The Common Stock to be offered under the Directors' Plan will be authorized but unissued Common Stock, or issued Common Stock which will have been reacquired by the Company and held in its treasury. Awards of options to purchase an aggregate of 63,000 shares of Common Stock have been made under the Directors' Plan.

     Shares Subject to Terminated Awards. The Common Stock covered by any unexercised portion of terminated stock options granted under the Directors' Plan may again be subject to new awards under the Directors' Plan. In the event the purchase price of a stock option is paid in whole or in part through the delivery of Common Stock, only the net number of shares of Common Stock issuable in connection with the exercise of the stock option will be counted against the number of shares remaining available for the grant of awards under the Directors' Plan.

     Adjustments. The number of shares subject to outstanding options under the Directors' Plan, the exercise price of such stock options and the number of shares available for stock options subsequently granted under the Directors' Plan will be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Directors' Plan or the awards granted under the Directors' Plan.

     Initial Awards. Each non-employee director as of the effective date of the IPO received on such date, and each individual who is not an employee of the Company or any subsidiary and who becomes a member of the Board after that date, will receive on the date of his or her election to the Board, a Nonqualified Option to purchase 21,000 shares of Common Stock (an "Initial Award"). Initial Awards will become immediately exercisable in full on the date of grant.

     Annual Awards. Each person who is a member of the Board immediately preceding the annual meeting of stockholders in each year beginning in 1999 (the "Annual Meeting Date") will receive a Nonqualified Option to purchase 6,000 shares of Common Stock (an "Annual Award") on the Annual Meeting Date. Annual Awards will be immediately exercisable in full.

     Terms and Conditions of Automatic Awards. The exercise price of each Initial Award and each Annual Award will be the fair market value of the Common Stock on the date of grant. The term of each Initial Award and each Annual Award will be ten years. All rights to exercise options will terminate on the first to occur of (i) the scheduled expiration date of such option or (ii) one year following the date of termination of service as a director.

     Withholding Obligations. The Company has the right to deduct from a participant's salary, bonus or other compensation any taxes required by law to be withheld with respect to awards made under the Directors' Plan. In the Committee's discretion, a participant may be permitted to elect to have withheld from the shares otherwise issuable to the participant, or to tender to the Company, the number of shares of Common Stock whose fair market value equals the amount required to be withheld.

     Amendment and Termination. The Board may, by resolution, amend or revise the Directors' Plan. Such action will not be effective without stockholder approval if such approval is required to maintain the compliance of the Directors' Plan and/or awards granted to directors, executive officers or other persons with Rule 16b-3 promulgated under the Securities Exchange Act or 1934, as amended, or any successor rule. The Board may not modify any options previously granted under the Directors' Plan in a manner adverse to the holders thereof without the consent of such holders (other than such adjustments required to reflect capital changes). The Directors' Plan will terminate on the tenth anniversary of the effective date of the Directors' Plan, unless it is earlier terminated by the Board. Termination of the Directors' Plan will not affect awards previously granted under the Directors' Plan.

1998 EMPLOYEE STOCK PURCHASE PLAN

     The Company's Board of Directors has adopted and the stockholders have approved the 1998 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan will permit eligible employees of the Company and its subsidiaries (generally all full-time employees who have completed one year of service) to purchase shares of Common Stock at a discount. Employees who elect to participate will have amounts withheld through payroll deduction during purchase periods. At the end of each purchase period, accumulated payroll deductions will be used to purchase stock at a price equal to 85% of the market price at the beginning of the period or the end of the period, whichever is lower. Stock purchased under the Purchase Plan will be subject to a six-month holding period. The Company has reserved 2,000,000 shares of Common Stock for issuance under the Purchase Plan.

     The Purchase Plan will remain in effect until terminated by the Board. The Purchase Plan may be amended by the Board without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

EMPLOYMENT AND CONSULTING AGREEMENTS

     Effective May 20, 1998, the Company entered into an Employment Agreement with Robert New, pursuant to which Mr. New continued in the employ of the Company as Chairman and Chief Executive Officer. The Employment Agreement provided for a term of employment beginning on the date of consummation of the IPO and ending on April 1, 2000. Under the Employment Agreement, Mr. New receives an annual base salary of $650,000. The Employment Agreement includes a two-year post-termination non-competition and non-solicitation provision that restrains Mr. New from engaging in, directly or indirectly, any "Competing Business" (as defined in the Employment Agreement). If Mr. New's employment is terminated without cause, he will be entitled to receive his salary then in effect for the shorter of (i) the three-month period following his termination or (ii) the remaining term of the Employment Agreement.

     Effective May 20, 1998, UniCapital entered into an Employment Agreement with Theodore J. Rogenski, pursuant to which Mr. Rogenski is employed as the Company's Chief Operating Officer for a term beginning on such date and ending on April 1, 2000. Under the Employment Agreement, Mr. Rogenski receives an annual base salary of $475,000. The Employment Agreement includes a two-year post-termination non-competition and non-solicitation provision that restrains Mr. Rogenski from engaging in, directly or indirectly, any "Competing Business" (as defined in the Employment Agreement). If Mr. Rogenski's employment is terminated without cause after his term of employment commences, then he will be entitled to receive his salary then in effect for the shorter of (i) the eight-month period following his termination or (ii) the remaining term of the Employment Agreement.

     Effective May 20, 1998, UniCapital and Bruce E. Kropschot entered into an Employment Agreement pursuant to which Mr. Kropschot is employed as the Company's Vice Chairman -- Mergers & Acquisitions for a term beginning on such date and ending on February 20, 2000. Under the Employment Agreement, Mr. Kropschot receives an annual base salary of $450,000. The Employment Agreement includes a two-year post-termination non-competition and non-solicitation provision that restrains Mr. Kropschot from engaging in, directly or indirectly, any "Competing Business" (as defined in the Employment Agreement), except that Mr. Kropschot will be entitled to provide investment advisory services to any Competing Business beginning six months after the termination or expiration of his consultancy to or employment with the Company for any reason whatsoever. If Mr. Kropschot's employment is terminated without cause after his term of employment commences, then he will be entitled to receive his salary then in effect for the shorter of (i) the 12-month period following his termination or
(ii) the remaining term of the Employment Agreement.

     Effective May 20, 1998, UniCapital entered into an Employment Agreement with Martin Kalb, pursuant to which Mr. Kalb is employed as the Company's Executive Vice President and General Counsel for a term beginning on such date and ending on April 1, 2000. Under the Employment Agreement, Mr. Kalb receives an annual base salary of $450,000. The Employment Agreement includes a two-year post-termination non-competition and non-solicitation provision that restrains Mr. Kalb from engaging in, directly or indirectly, any "Competing Business" (as defined in the Employment Agreement). If Mr. Kalb's employment is terminated without cause after his term of employment commences, then he will be entitled to receive his salary then in effect for the shorter of (i) the eight-month period following his termination or (ii) the remaining term of the Employment Agreement.

     Effective May 20, 1998, UniCapital entered into an Employment Agreement with Steven E. Hirsch, pursuant to which Mr. Hirsch is employed as the Company's Executive Vice President -- Structured Finance for a term beginning on such date and ending on January 24, 2000. Under the Employment Agreement, Mr. Hirsch receives an annual base salary of $250,000. The Employment Agreement includes a two-year post-termination non-competition and non-solicitation provision (nine months in the event that the non-solicitation and confidentiality provisions of the agreement are not breached) that restrains Mr. Hirsch from engaging in, directly or indirectly, any "Competing Business" (as defined in the Employment Agreement), other than employment with an investment banking or financial advisory firm or boutique (or the investment banking or financial advisory division of a commercial bank) in a position analogous to, or providing services analogous to, the position in which Mr. Hirsch was employed with, or those services provided by Mr. Hirsch at, Morgan Stanley & Co. Incorporated prior to January 24, 1998. If Mr. Hirsch's employment is terminated without cause after his term of employment commences, then he will be entitled to receive his salary then in effect plus benefits for the longer of (i) the 12-month period following his termination or (ii) the remaining term of the Employment Agreement.

     Effective May 20, 1998, the Company entered into an Employment Agreement with Jonathan New, pursuant to which Mr. New continued in the employ of the Company as Chief Financial Officer. The Employment Agreement provided for a term of employment beginning on such date and ending on April 1, 2000. Under the Employment Agreement, Mr. New receives an annual base salary of $250,000. The Employment Agreement includes a two-year post-termination non-competition and non-solicitation provision that restrains Mr. New from engaging in, directly or indirectly, any "Competing Business" (as defined in the Employment Agreement). If Mr. New's employment is terminated without cause after his term of employment commences, then he will be entitled to receive his salary then in effect for the shorter of (i) the eight-month period following his termination or (ii) the remaining term of the Employment Agreement.

     In addition, the Founding Company Merger Agreements provided that the Company, through its wholly-owned subsidiaries, enter into employment agreements with certain of the individuals principally responsible for management of the Founding Companies. Each such employment agreement provided for a base salary, plus a bonus based in part upon the performance of the applicable Founding Company and in part upon the performance of the Company. Each such agreement also included a two-year post-employment non-competition provision.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Set forth below is a description of certain transactions and relationships between UniCapital and certain persons who are officers, directors and principal stockholders of the Company following the Operating Company Mergers and the IPO. In addition, set forth below is certain information regarding transactions and relationships prior to the Operating Company Mergers between certain of the Operating Companies and their respective officers, directors and principal stockholders.

ORGANIZATION OF UNICAPITAL

     UniCapital was incorporated in Delaware in October 1997 as a holding company to acquire and operate equipment leasing and specialty finance businesses serving the commercial market. As of March 31, 1998, UniCapital had issued 6,798,750 shares of Common Stock for cash or notes to its co-founders, management and certain other investors, including 2,115,000 shares to Robert New, its co-founder, Chairman and Chief Executive Officer, 200,000 shares to Theodore J. Rogenski, Chief Operating Officer, 470,000 shares to Bruce E. Kropschot, Vice Chairman -- Mergers & Acquisitions, 412,500 shares to Martin Kalb, Executive Vice President and General Counsel, or to entities over which Mr. Kalb has control, 190,000 shares to Jonathan New, Chief Financial Officer, 315,000 shares to Steven E. Hirsch, Executive Vice President -- Structured Finance, and 2,115,000 shares to Jonathan J. Ledecky, its co-founder and a director of the Company. Subsequent to the Founding Company Mergers and the IPO, the co-founders of UniCapital own beneficially in the aggregate approximately 8.8% of the outstanding Common Stock of the Company.

THE FOUNDING COMPANY MERGERS

     Simultaneously with or immediately prior to the consummation of the IPO, UniCapital acquired in 12 separate transactions all of the issued and outstanding capital stock and partnership interests of each of the Founding Companies for an aggregate consideration of $585.0 million, which consisted of:
(i) $331.6 million in cash paid to the stockholders of the Founding Companies; and (ii) 13,340,901 shares of Common Stock, with an estimated fair value of $253.4 million, issued to the stockholders of the Founding Companies. In addition, the Company may make additional payments to the stockholders of the Founding Companies (other than PFSC), in cash and Common Stock, based upon increases in the adjusted pre-tax income of the Founding Companies (i.e., the amount by which each Founding Company's pre-tax income exceeds such Founding Company's pre-tax income, adjusted to reflect the differential expenses expected to be realized when operated in a manner consistent with that of a public company, for the prior year) for the years ended December 31, 1998 and 1999 (and, in the case of Boulder, Cauff Lippman and NSJ, also for the year ended December 31, 2000). In addition, the Company repaid indebtedness of Jacom totaling $32.3 million incurred to fund an S Corporation distribution to the stockholder of Jacom immediately prior to the Jacom Merger, indebtedness of Merrimac totaling $2.8 million assumed in the Merrimac Merger and approximately $110.0 million of certain recourse indebtedness of the Founding Companies assumed by the Company in the Founding Company Mergers. The purchase price for each Founding Company was determined based on negotiations between UniCapital and that Founding Company. The factors considered by the parties in determining the purchase price included, among other factors, cash flows, historical operating results, growth rates and business prospects of the Founding Companies.

     The following table contains information concerning the aggregate cash to be paid and Common Stock to be issued in connection with the Founding Company Mergers and U.S. TEC Pending Acquisition:

                                                     SHARES OF      VALUES OF SHARES
                                                       COMMON              OF               TOTAL
           OPERATING COMPANY               CASH        STOCK          COMMON STOCK      CONSIDERATION
           -----------------              ------    ------------    ----------------    -------------
                                                             (DOLLARS IN MILLIONS)
American Capital........................  $ 20.4      1,071,051          $ 20.3            $ 40.7
Boulder.................................     7.1        371,053             7.0              14.1
Cauff Lippman...........................    48.0      1,684,210            32.0              80.0
Jacom...................................   128.0(1)   3,368,368            64.0             192.0
Keystone................................    27.9      1,468,420            27.9              55.8
Matrix..................................    19.4      1,035,811            19.7              39.1
Merrimac................................      --(2)     178,750             3.4               3.4
MCMG....................................     7.0        370,656             7.0              14.0
NSJ.....................................    16.0        561,978            10.7              26.7
PFSC....................................      --        191,051             3.6               3.6
Varilease...............................    36.8      1,934,371            36.8              73.6
Walden..................................    21.0      1,105,182            21.0              42.0
                                          ------     ----------          ------            ------
Total...................................  $331.6     13,340,901          $253.4            $585.0
                                          ======     ==========          ======            ======

---------------
(1) Does not include $32.3 million of indebtedness incurred to fund an S Corporation distribution to the stockholder of Jacom immediately prior to the Jacom Merger, which indebtedness was repaid by the Company upon consummation of the Jacom Merger from a portion of the net proceeds of the IPO.

(2) Does not include $2.8 million in indebtedness assumed by the Company in the Merrimac Merger, which indebtedness was repaid by the Company upon consummation of the Merrimac Merger from a portion of the net proceeds of the IPO.

     Each of the Founding Company Merger Agreements provided that options to purchase a number of shares of Common Stock, equal to 6.25% of the Merger consideration received (which includes the cash and Common Stock portion of the Merger consideration) be made available to certain key employees of the Founding Companies. The options have an exercise price equal to the fair market value as of the date of grant and will vest ratably over a four-year period, beginning on the anniversary of the date of the grant.

  AMERICAN CAPITAL

     UniCapital acquired all of the outstanding stock of American Capital for:
(i) $20.4 million in cash and (ii) 1,071,053 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in American Capital's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in American Capital's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31,
1997). Each of Michael Pandolfelli, the President of American Capital, and Gerald P. Ennella, the Executive Vice President of American Capital, entered into a two-year employment agreement with the subsidiary of the Company that operates the American Capital business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     From time to time, Mr. Pandolfelli borrowed money from American Capital. As of January 31, 1998, the amount due from Mr. Pandolfelli totaled $697,000. Upon consummation of the Merger, all amounts due to American Capital from Mr. Pandolfelli were repaid.

     Mr. Pandolfelli is a 25% stockholder in Phase I Management, Inc. ("Phase I"), a real estate development company which has obtained loans from American Capital. As of January 31, 1998 Phase I owed approximately $622,000 to American Capital. Upon consummation of the Merger, all amounts due to American Capital from Phase I were repaid.

     Mr. Pandolfelli owns a 51% interest in DML Associates ("DML"), a general partnership which has obtained loans from American Capital. As of January 31, 1998 DML owed approximately $118,200 to American Capital. Upon consummation of the Merger, all amounts due to American Capital from DML were repaid.

  BOULDER

     UniCapital acquired all of the outstanding stock of Boulder for: (i) $7.1 million in cash and (ii) 371,053 shares of Common Stock; provided that for every $1.00 by which the adjusted pre-tax income of Boulder for the year ended December 31, 1998 is less than the adjusted pre-tax income for the year ended December 31, 1997, the stockholders of Boulder will repay to UniCapital $6.00, in Common Stock valued at the initial public offering price per share, up to a maximum of $3.6 million. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock equal to (i) 50% of any increase in Boulder's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997; and (ii) 50% of any increase in Boulder's adjusted pre-tax income for the year ended December 31, 1999 over the pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). In addition, as part of the Boulder Merger, UniCapital acquired Boulder's interest in certain new vendor programs and a real estate venture and will pay additional consideration, 50% in cash and 50% in Common Stock equal to (i) the pre-tax income of Boulder attributable to such new vendor programs and Boulder's interest in the real estate venture for each of the years ending December 31, 1998, 1999 and 2000 and (ii) three times Boulder's interest in the average pre-tax income of the real estate venture for the years ending December 31, 1998, 1999 and 2000. Roy Burger, the President of Boulder, entered into a two-year employment agreement with the subsidiary of the Company that operates the Boulder business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     Mr. Burger was the lender under a revolving credit agreement with Boulder that permitted Boulder to borrow up to $200,000 as of December 31, 1997. Interest on the amount outstanding under the credit agreement accrued at an annual rate equal to the prime rate plus one percent. On August 15, 1997, Boulder repaid the outstanding principal balance, plus interest, in the aggregate amount of $211,668. As of December 31, 1997, no amounts were outstanding under the credit agreement. As of the consummation of the Merger, any amounts due under the credit agreement were repaid and the credit agreement was terminated.

  CAUFF LIPPMAN

     UniCapital acquired all of the outstanding stock of Cauff Lippman for: (i) $48.0 million in cash and (ii) 1,684,210 shares of Common Stock. In addition, UniCapital will pay additional consideration, 60% in cash and 40% in Common Stock, of up to $40.0 million based on the adjusted pre-tax income of the "Big Ticket Leasing Division" (defined as Cauff Lippman and NSJ for the period from January 1, 1998 through the date of consummation of the Mergers, and thereafter as Cauff Lippman, NSJ and other operating subsidiaries of the Company that conduct the business conducted by Cauff Lippman and NSJ prior to the consummation of the Mergers) for the years ended December 31, 1998, 1999 and 2000. The Merger Agreement provides for such additional consideration to be paid in three possible payments: (i) $13.3 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1998 exceeds $19.0 million; (ii) an additional $13.3 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1999, plus the excess of the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1998 over $26.7 million, exceeds $19.0 million; and
(iii) a third $13.3 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 2000, plus the excess of the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1999 over $26.7 million, exceeds $19.0 million; provided, that if the aggregate amount paid under clauses (i) and (ii) is less than $26.7 million and if the aggregate adjusted pre-tax income of the Big Ticket Leasing Division for the three years ended December 31, 2000 equals or exceeds $56.9 million, then the payment under clause (iii) will equal $40.0 million minus the amounts paid under clauses (i) and (ii). Stuart Cauff, the President of Cauff Lippman will become the President and CEO of UniCapital's Big Ticket Leasing Division and entered into a three-year employment agreement with the Company and a subsidiary of the Company that operates the Cauff Lippman business after the Merger and a two-year, post-employment covenant not to compete with the Company (subject to certain limited exceptions). Wayne Lippman, the Vice President of Cauff Lippman became the Executive Vice President of UniCapital's Big Ticket Leasing Division and entered into a three-year employment agreement with the Company and a subsidiary of the Company that operates the Cauff Lippman business after the Merger and a two-year, post-employment covenant not to compete with the Company (subject to certain limited exceptions).

     In addition to Cauff Lippman, Messrs. Cauff and Lippman are involved in other entities with interests in the aircraft leasing business which are not part of Cauff Lippman and which were not acquired in the Founding Companies Merger. In June 1998, the Company acquired from Messrs. Cauff and Lippman substantially all of the equity interests in Jumbo Jet for a combined consideration of $5.4 million, and in connection therewith assumed indebtedness of approximately $17.0 million and paid $10.0 million to Chase Manhattan Bank to terminate the bank's profit participation interest in Jumbo Jet. In addition, in connection with the Cauff Lippman Merger Agreement, Messrs. Cauff and Lippman granted the Company the option to purchase their interests in certain other entities, for the following purchase prices: (i) Twin Jet Leasing, Inc and Aircraft 49402, Inc. -- $100,000; and (ii) CL Aircraft XXV, Inc. -- $100,000.
Each option is exercisable until the date that is twelve months after the consummation of the IPO. Certain third party lenders, which are participants in some of these entities, must consent to the transfer of any equity interest in such entities. Such consents may not be obtained.

     From time to time, the stockholders advanced funds to Cauff Lippman. As of December 31, 1997, the amount due from Cauff Lippman to the stockholders and certain of their affiliates totaled $8,188,080. Upon consummation of the Merger, all amounts due from Cauff Lippman to the stockholders were repaid, other than certain promissory notes in the aggregate principal amount of $3.5 million held by Messrs. Cauff and Lippman and certain of their respective affiliates, which were assumed by the Company.

     Cauff Lippman has procured services from certain affiliated entities. For the year ended December 31, 1997, such affiliated entities performed services for Cauff Lippman having an aggregate value of $1,344,000. The terms upon which Cauff Lippman procures services, if any, from affiliated entities are no less favorable than those the Company could obtain from an unaffiliated third party.

  JACOM

     UniCapital acquired all of the outstanding stock of Jacom for: (i) $128.0 million in cash and (ii) 3,368,368 shares of Common Stock. Immediately prior to the Merger, Jacom made a dividend to its stockholder in the amount of $32.3 million. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Jacom's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in Jacom's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). John Alfano, the President of Jacom, became the Company's National Marketing Director and entered into a two-year employment agreement with the subsidiary of the Company that operates the Jacom business after the Merger and a two-year, post-employment covenant not to compete with the Company. In addition, the Company entered into a consulting agreement with a corporation the sole stockholder of which is Robert Seaman, pursuant to which Mr. Seaman's corporation will continue to provide such consulting services to Jacom, and will render additional consulting services to the Company in pursuing merger and acquisition activities and forming strategic alliances. The agreement included a two-year post-consulting covenant not to compete.

     From time to time, Jacom advanced funds to Mr. Alfano. As of December 31, 1997, amounts outstanding under such advances totaled $451,000. Upon consummation of the Merger, all amounts due from Mr. Alfano were repaid.

     From time to time, Jacom sold lease receivables to Mr. Alfano. As of December 31, 1997 Jacom owed approximately $781,000 to Mr. Alfano. Upon consummation of the Merger, the amount due to Mr. Alfano was repaid and Jacom no longer sells its lease receivables to Mr. Alfano.

     Jacom leases its office space from Mr. Alfano. For the year ended December 31, 1997 rental payments for the office space totaled $120,000. The terms of the lease are no less favorable than those the Company could have obtained from an unaffiliated third party.

     Trusts established for the benefit of Mr. Alfano's children are the indirect stockholders of Museum Monthly, Inc. and RKL Publishing, Inc., which entities provided consulting services to Jacom from time to time. For the year ended December 31, 1997, Jacom paid approximately $87,000 in consulting fees to such entities. Upon consummation of the Merger, Jacom no longer procured consulting services from these entities.

  KEYSTONE

     UniCapital acquired all of the outstanding stock of Keystone for: (i) $27.9 million in cash and (ii) 1,468,421 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Keystone's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and
(ii) 50% of any increase in Keystone's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Each of Alan Kaufman and Edgar Lee, the President and Executive Vice President of Keystone, respectively, entered into a two-year employment agreement with the subsidiary of the Company that operates the Keystone business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     Messrs. Lee and Kaufman are the partners of Alored Associates ("Alored"), a general partnership from which Keystone leases its office space. For the year ended December 31, 1997, the lease payments totaled $180,000. Upon consummation of the Merger, the lease was terminated and Keystone entered into a new lease with Alored on terms that are no less favorable than those the Company could have obtain from an unaffiliated third party.

     From time to time, Keystone made loans to its stockholders. As of December 31, 1997, amounts outstanding under such loans totaled $220,000. From time to time, Keystone has made loans to Alored. As of December 31, 1997, amounts outstanding under such loans totaled $326,029. In addition, Keystone guaranteed a mortgage loan to Alored. The outstanding principal of such loan totaled $641,041 as of December 31, 1997. Messrs. Lee and Kaufman are the sole stockholders of Keystone Mortgage Service Corporation ("KMSC"). From time to time, Keystone made loans to KMSC. As of December 31, 1997, amounts outstanding under such loans totaled $200,000. Upon consummation of the Merger, the stockholders of Keystone repaid $246,029 to Keystone and Keystone assigned to the stockholders its rights to collect all outstanding amounts due to Keystone from the stockholders, Alored and KMSC.

  MATRIX

     UniCapital acquired all of the outstanding stock of Matrix for: (i) $19.4 million in cash and (ii) 1,035,811 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Matrix's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in Matrix's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Prior to the consummation of the Merger, Matrix distributed approximately $3.0 million to its stockholders, through a redemption of a portion of the outstanding stock. Each of Richard Emery, J. Robert Bonnemort and David DiCesaris, the President, Executive Vice President and Vice President -- Sales, respectively of Matrix, entered into a two-year employment agreement with the subsidiary of the Company that operates the Matrix business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     Emco Associates ("Emco"), a Utah general partnership, in which Mr. Emery has a one-third ownership interest, entered into a loan agreement with Matrix on January 12, 1995. As of December 31, 1997, the amount due to Matrix from Emco totaled $61,000. Upon consummation of the Merger, all amounts due to Matrix from Emco Associates were repaid.

     Mr. Bonnemort owns a 17% interest in Union Park Associates, a Utah limited partnership from which Matrix leases office space, and in which Matrix owns a 1.83% interest. For the year ended December 31, 1997, Matrix made aggregate lease payments to Union Park Associates of $144,583. Upon consummation of the Merger, Matrix continues to lease office space from Union Park Associates. The Company believes that the terms are no less favorable than those the Company could obtain from an unaffiliated third party.

  MERRIMAC

     UniCapital acquired all of the partnership interests of Merrimac for: (i) the satisfaction of $2.8 million in debt and (ii) 178,750 shares of Common Stock. In addition, UniCapital will pay additional consideration in Common Stock, equal to (i) 50% of any increase in Merrimac's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and
(ii) 50% of any increase in Merrimac's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Mark Cignoli the General Manager of Merrimac, entered into a two-year employment agreement with the subsidiary of the Company that operates the Merrimac business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     Merrimac leases office space from JAM Associates, a Massachusetts general partnership owned by Jordan Shatz and Allan Gilbert, both of whom are partners in Merrimac. For the year ended December 31, 1997, Merrimac made rental payments to JAM Associates in the amount of $60,000. Upon consummation of the Offering, the lease was terminated and a new lease was entered into, which was based on terms no less favorable than those the Company could obtain from an unaffiliated third party.

  MCMG

     UniCapital will acquire all of the outstanding stock of MCMG for: (i) $7.0 million in cash and (ii) 370,657 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to
(i) 50% of any increase in MCMG's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in MCMG's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Each of Fred R. Cornwall, Michael W. Harling and James E. Craft, the President, Executive Vice President and Senior Vice President of MCMG, respectively, entered into a two-year employment agreement with the subsidiary of the Company that operates the MCMG business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     Mr. Cornwall owns approximately 6% of Colorado Natural Gas, Inc ("CNG"). For the year ended December 31, 1997, MCMG received $532,950 from CNG in connection with underwriting an equity and bond financing on behalf of CNG.

  NSJ

     UniCapital acquired all of the outstanding stock of NSJ for: (i) $16.0 million in cash and (ii) 561,979 shares of Common Stock. In addition, UniCapital will pay additional consideration, 60% in cash and 40% in Common Stock, of up to $13.5 million based on the adjusted pre-tax income of the "Big Ticket Leasing Division" (as defined in the Cauff Lippman and NSJ Merger Agreements) for the years ended December 31, 1998, 1999 and 2000. The Merger Agreement provides for such additional consideration to be paid in three possible payments: (i) $4.4 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended

December 31, 1998 exceeds $19.0 million; (ii) an additional $4.4 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1999, plus the excess of the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1998 over $26.7 million, exceeds $19.0 million; and (iii) a third $4.4 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 2000, plus the excess of the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1999 over $26.7 million, exceeds $19.0 million; provided, that if the aggregate amount paid under clauses (i) and (ii) is less than $8.9 million and if the aggregate adjusted pre-tax income of the Big Ticket Leasing Division for the three years ended December 31, 2000 equals or exceeds $56.9 million, then the payment under clause (iii) will equal $13.3 million minus the amounts paid under clauses (i) and (ii). Each of Jeptha Thornton, Samuel Thornton and Richard Giles, the President, Vice President and Executive Vice President and General Counsel of NSJ, respectively, entered into a three-year employment agreement with the subsidiary of the Company that operates the NSJ business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     Jeptha Thornton, a former stockholder of NSJ, owns NSJ Corporation of Florida ("NSJ Florida"). NSJ Florida provided certain management and administrative services to NSJ. Such management services were valued at $250,000 in 1997 and were recorded as contributed capital. Upon consummation of the Merger, NSJ Florida no longer provided these services to NSJ.

  PFSC

     UniCapital acquired all of the partnership interests in PFSC for 184,210 shares of Common Stock. Each of Jerry Hudspeth and Chris Kane, the Managing Director and Vice President -- Information Technology of PFSC, respectively, entered into a two-year employment agreement with the subsidiary of the Company that operates the PFSC business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     During the year ended December 31, 1997, PFSC provided contract lease portfolio management services to PLC Lease Receivables 1993-A Trust (the "Trust"), an entity affiliated with PFSC by common ownership, and received $118,521 in service and late fees from the Trust.

  VARILEASE

     UniCapital acquired all of the outstanding stock of Varilease for: (i) $36.8 million in cash and (ii) 1,934,368 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Varilease's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and
(ii) 50% of any increase in Varilease's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Each of Robert VanHellemont and Gary Miller, the President and Chief Financial Officer of Varilease, respectively, entered into a two-year employment agreement with the subsidiary of the Company that operates the Varilease business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     In connection with the Merger Agreement, Mr. VanHellemont has granted the Company an option to purchase his equity interest in two entities, Worldwide and Summa. The Company has the option to purchase Worldwide for $1,000,000 plus the amount, if any, owed to Mr. VanHellemont by Worldwide. The option is exercisable until the date that is twelve months following the consummation of the IPO. The Company has the option to purchase Mr. VanHellemont's equity interest in Summa for an amount equal to the fair market value of Mr. VanHellemont's equity interest, as agreed upon by the parties at the time of purchase. The option is exercisable until the date that is twenty-four months following the consummation of the IPO. The Company has made no determination as to whether it wishes to enter the businesses conducted by Worldwide and/or Summa.

     In connection with the Merger Agreement, the Company agreed to cause the subsidiary of the Company that operates the Varilease business to enter into a lease of a building to be built upon real property owned by Mr. VanHellemont.

     From time to time, Varilease made loans to Mr. VanHellemont. As of December 31, 1997, amounts due with respect to such loans from Varilease to Mr. VanHellemont totaled approximately $1,489,561. Upon consummation of the Merger, all amounts due from Mr. VanHellemont with respect to such loans were repaid.

  WALDEN

     UniCapital acquired all of the outstanding stock of Walden for: (i) $21.0 million in cash and (ii) 1,105,184 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Walden's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in Walden's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be for the year ended December 31, 1997). Each of David Burmon, Richard Albertelli and Robert Kopp, the President and Executive Vice Presidents, of Walden, respectively, entered into a two-year employment agreement with the subsidiary of the Company that operates the Walden business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     Walden Asset Associates ("WAA"), a New York partnership in which the stockholders of Walden have equal ownership interests, was established to hold key man life insurance policies on the principals of Walden. Walden sold its rights under certain remarketing contracts to WAA. Upon consummation of the Merger, WAA was dissolved and the rights under the remarketing contracts reverted to Walden.

FINANCIAL ADVISORY SERVICE FEES

     Bruce E. Kropschot, the Company's Vice Chairman -- Mergers & Acquisitions, was founder and President of Kropschot Financial Services ("KFS"), a merger and acquisition advisor to equipment leasing companies, through December 1997. KFS has provided financial advisory services to seven of the Operating Companies in connection with the Mergers. As compensation for these services, KFS received the following fees: (i) from Walden's shareholders, $200,000 which was payable in cash (none of which was received directly or indirectly by Mr. Kropschot, and all of which was paid directly to Martin Shames, who is currently a managing director of KFS); (ii) from Matrix's shareholders, $500,000 which was payable in cash and 10,526 shares of Common Stock (all of which was payable directly to Mr. Kropschot in accordance with an arrangement between Mr. Kropschot and KFS regarding such fee); and (iii) from Jacom's shareholder, $350,000 which was payable in cash ($200,000 was payable directly to Mr. Kropschot and $150,000 was payable to Mr. Shames in accordance with an arrangement between Mr. Kropschot and KFS regarding such fee).

     In connection with his employment with UniCapital, Mr. Kropschot reached agreement with the two managing directors of KFS pursuant to which Mr. Kropschot has redeemed his entire equity interest in KFS in exchange for a note payable by the parent company of KFS. Since KFS is a prominent merger and acquisition advisor to equipment leasing companies, it is likely that KFS will be an advisor to future candidates to be acquired by the Company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of July 13, 1998, by: (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each Named Executive Officer of the Company; (iii) each director of the Company and (iv) all of the Company's directors and executive officers as a group. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.

                                                                              PERCENTAGE OF COMMON
                                                                                   STOCK OWNED
                                                                             -----------------------
                                                         NUMBER OF SHARES    BEFORE THE    AFTER THE
                   BENEFICIAL OWNER                      OF COMMON STOCK      OFFERING     OFFERING
                   ----------------                      ----------------    ----------    ---------
Robert New(1)..........................................     1,851,713            3.8          2.5
  c/o UniCapital Corporation
  1111 Kane Concourse
  Suite 301
  Bay Harbor Island, FL 33154
Theodore J. Rogenski(2)................................       400,000              *            *
Bruce E. Kropschot(3)..................................       480,526              *            *
Martin Kalb(4).........................................       412,600              *            *
Steven E. Hirsch.......................................       315,000              *            *
Jonathan New...........................................       190,000              *            *
Jonathan J. Ledecky(1).................................     2,415,000            5.0          3.3
  c/o UniCapital Corporation
  1111 Kane Concourse
  Suite 301
  Bay Harbor Island, FL 33154
Vincent W. Eades(5)....................................       116,000              *            *
John A. Quelch(5)......................................        96,000              *            *
Anthony K. Shriver(5)(6)...............................        81,000              *            *
John Alfano............................................     3,368,368            7.0          4.6
  c/o Jacom Computer Services, Inc.
  207 Washington Street
  Northvale, NJ 07647
All directors and executive officers, as a group(7)....     6,457,839           13.1          8.7

---------------
* Less than one percent.

(1) Includes 500,000 shares which may be acquired within 60 days of July 13, 1998, pursuant to the exercise of options granted under the LTIP.

(2) Includes 200,000 shares which may be acquired within 60 days of July 13, 1998, pursuant to the exercise of options granted under the Executive Plan.

(3) Includes 10,526 shares received by Mr. Kropschot from Matrix's shareholders after the consummation of the Merger in accordance with a fee arrangement among Mr. Kropschot, KFS and Matrix.

(4) Shares are held by the Kalb Investments L.P.

(5) Includes 21,000 shares which may be acquired within 60 days of July 13, 1998, pursuant to the exercise of options granted under the Directors' Plan.

(6) Includes 60,000 shares which may be acquired within 60 days of July 13 1998, pursuant to the exercise of options granted under the Executive Plan.

(7) See notes (1) through (6).

                            DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, par value $.001 per share and 20,000,000 shares of Preferred Stock, par value $.001 per share. The following summary description of the capital stock of the Company reflects the material provisions of the Company's Certificate of Incorporation and Bylaws that affect capital stock. The description does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this Prospectus forms a part, and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to the rights of any holders of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in the distribution of all assets remaining after payment of liabilities, subject to the rights of any holders of preferred stock of the Company. The holders of Common Stock have no preemptive rights to subscribe for additional shares of the Company and no right to convert their Common Stock into any other securities. In addition, there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

PREFERRED STOCK

     The Company is authorized to issue up to 20,000,000 shares of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, without further shareholder approval, to issue such shares of Preferred Stock in one or more series, with such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be established by the Board of Directors at the time of issuance.

     The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock. For example, the issuance of shares of Preferred Stock could result in securities outstanding that would have preference over the Common Stock with respect to dividends and in liquidation and that could (upon conversion or otherwise) enjoy all of the rights of the Common Stock.

     The authority possessed by the Board of Directors to issue Preferred Stock could potentially be used to discourage attempts by third persons to obtain control of the Company through merger, tender offer, proxy or consent solicitation or otherwise, by making such attempts more difficult to achieve or more costly. The Board of Directors may issue Preferred Stock without stockholder approval and with voting rights that could adversely affect the voting power of holders of Common Stock. There are no agreements or understandings for the issuance of Preferred Stock, and the Company has no plans to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     The Company is subject to the provisions of Section 203 of the DGCL.
Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the proposed business combination has owned 15% or more of the corporation's voting stock.

     The Company's Certificate of Incorporation and Bylaws divide the Board of Directors of the Company into three classes, each class to be as nearly equal in number of directors as possible. At each annual meeting of stockholders, directors in each class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. John A. Quelch will be a Class I director whose term will expire in 1999. Vincent W. Eades and Anthony K. Shriver will be Class II directors whose terms will expire in 2000. Bruce E. Kropschot, Jonathan J. Ledecky and Robert New will be Class III directors whose terms will expire in 2001. In accordance with the DGCL, directors serving on classified boards of directors may only be removed from office for cause. These provisions could, under certain circumstances, operate to delay, defer or prevent a change in control of the Company.

     The Bylaws of the Company provide that stockholders must follow an advance notification procedure for certain stockholder nominations of candidates for the Board of Directors and for certain other stockholder business to be conducted at an annual meeting. These provisions could, under certain circumstances, operate to delay, defer or prevent a change in control of the Company.

     The Company's Certificate of Incorporation provides that liability of directors of the Company is eliminated to the fullest extent permitted under
Section 102(b)(7) of the DGCL. As a result, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any wilful or negligent payment of an unlawful dividend, stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of July 13, 1998, the Company has 48,139,651 shares of Common Stock outstanding. The 28,000,000 shares sold in the IPO are freely tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144; shares held by affiliates will be subject to resale limitations of Rule 144 described below. All of the remaining 20,139,651 outstanding shares of Common Stock will be available for resale at various dates beginning 180 days after May 14, 1998, upon expiration of applicable lock-up agreements described below and subject to compliance with Rule 144 under the Securities Act as the holding provisions of Rule 144 are satisfied. Of those shares, 19,939,651 shares are subject to certain lock-up agreements described below which expire 180 days after May 14, 1998. Further, as of July 13, 1998, 3,564,723 shares of Common Stock were issuable upon the exercise of stock options granted prior to or on such date. The Company intends to file a registration statement on Form S-8 with respect to the shares of Common Stock issuable upon exercise of such options. In addition, the 25,000,000 shares of Common Stock offered by this Prospectus generally will be freely tradeable after their issuance by persons not affiliated with the Company, unless their resale is contractually restricted or unless Rule 145 under the Securities Act is applicable. Sales, or the availability for sale, of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the future ability of the Company to raise equity capital and to complete acquisitions in which all or a portion of the consideration is Common Stock.

     In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned for at least one year shares privately acquired directly or indirectly from the Company or from an affiliate of the Company, and persons who are affiliates of the Company who have acquired the shares in registered transactions, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the outstanding shares of Common Stock; or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.

     The Company, each of its directors and officers, the holders of the shares of Common Stock issued or to be issued in the Mergers and certain related persons have agreed with the Underwriters not to offer, sell or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for such shares for a period of 180 days after May 14, 1998 without the prior written consent of Morgan Stanley & Co. Incorporated.

     Prior to the IPO, there was no public market for the Common Stock. The offering price for the Common Stock to be issued pursuant to this Prospectus will be based upon the Company's closing stock price at a date certain or the average closing stock price over a period of time determined by negotiations between the Company and the owners of the Companies to be acquired. The negotiated price may bear no relationship to the price at which the Common Stock will trade after the respective acquisition and an active trading market may not be sustained subsequent to any future acquisition transactions. The trading price of the Common Stock could be subject to significant fluctuations in response to activities of the Company's competitors, variations in quarterly operating results, changes in market conditions and other events or factors. Moreover, the stock market in the past has experienced significant price and value fluctuations, which have not necessarily been related to corporate operating performance. The volatility of the market could adversely affect the market price of the Common Stock and the ability of the Company to raise equity in the public markets. See "Risk Factors -- No Prior Market for Common Stock; Possible Volatility of Stock Price."

                              PLAN OF DISTRIBUTION

     The Company will issue the Common Stock from time to time in connection with merger or acquisition transactions entered into by the Company, including the Subsequent Company Mergers. It is expected that the terms of such acquisitions will be determined by direct negotiations with the owners or controlling persons of the businesses, assets or securities to be acquired by the Company. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act.

                             RESTRICTIONS ON RESALE

     Affiliates of entities acquired by the Company who do not become affiliates of the Company may not resell Common Stock registered under the Registration Statement to which this Prospectus relates except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits such affiliates to sell such shares immediately following the acquisition in compliance with certain volume limitations and manner of sale requirements. Under Rule 145, sales by such affiliates during any three-month period cannot exceed the greater of (i) one percent of the shares of Common Stock of the Company outstanding and (ii) the average weekly reported volume of trading of such shares of Common Stock on all national securities exchanges during the four calendar weeks preceding the proposed sale. These restrictions will cease to apply under most other circumstances if the affiliate has held the Common Stock for at least one year, provided that the person or entity is not then an affiliate of the Company. Individuals who are not affiliates of the entity being acquired and do not become affiliates of the Company will not be subject to resale restrictions under Rule 145 and, unless otherwise contractually restricted, may resell Common Stock immediately following the acquisition without an effective registration statement under the Securities Act. The ability of affiliates to resell shares of Common Stock under Rule 145 will be subject to the Company having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. In addition, the Company generally includes contractual restrictions on resale in the definitive agreements pursuant to which it effects its acquisitions of entities, and intends to include such restrictions in future agreements as and to the extent that it deems appropriate.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania.

                                    EXPERTS

     The financial statements of UniCapital as of December 31, 1997 and for the period from inception (October 9, 1997) to December 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Boulder as of December 31, 1997 and for the year then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Merrimac as of December 31, 1997 and for each of the two years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of NSJ and Walden as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Varilease as of September 30, 1996 and 1997 and for each of the three years in the period ended September 30, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Varilease as of December 31, 1997 and for the three month period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of American Capital as of July 31, 1996 and 1997 and for each of the years in the three-year period ended July 31, 1997 and the financial statements of Boulder for the year ended December 31, 1996 included in this Prospectus have been so included in reliance on the reports of KPMG Peat Marwick LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of American Capital as of December 31, 1997 and for the five month period ended December 31, 1997 included in this Prospectus have been so included in reliance of the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined financial statements of Cauff Lippman at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Jacom as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of BDO Seidman LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Matrix as of June 30, 1996 and 1997 and for each of the three years in the period ended June 30, 1997 and as of December 31, 1997 and for the six month period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Tanner + Co., independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of MCMG as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of PFSC as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Arthur Andersen LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Keystone as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Coopers & Lybrand LLP independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of U.S. Turbine Engine Corporation as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act and the rules and regulations promulgated thereunder, covering the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance, reference is made to the exhibit for a more complete description of the matter involved, each such statement being qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission maintained at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the company with the Commission can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at the addresses set forth above or through the Commission's EDGAR system via the Internet at the website set forth above.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
UNICAPITAL CORPORATION
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
  Introduction..............................................    F-4
  Unaudited Pro Forma Combined Balance Sheet................    F-6
  Unaudited Pro Forma Combined Statement of Operations......    F-7
  Notes to Unaudited Pro Forma Combined Financial
     Statements.............................................    F-9
UNICAPITAL CORPORATION
  Report of Independent Certified Public Accountants........   F-21
  Balance Sheet.............................................   F-22
  Statement of Operations...................................   F-23
  Statement of Stockholders' Equity.........................   F-24
  Statement of Cash Flows...................................   F-25
  Notes to Financial Statements.............................   F-26
AMERICAN CAPITAL RESOURCES, INC.
  As of December 31, 1997 and for the five months ended
     December 31, 1997
  Report of Independent Certified Public Accountants........   F-30
  Balance Sheet.............................................   F-31
  Statement of Operations and Retained Earnings.............   F-32
  Statement of Cash Flows...................................   F-33
  Notes to Financial Statements.............................   F-34
  As of July 31, 1996 and 1997 and for the three years in
     the period ended July 31, 1997
  Independent Auditors' Report..............................   F-40
  Balance Sheets............................................   F-41
  Statements of Income and Retained Earnings................   F-42
  Statements of Cash Flows..................................   F-43
  Notes to Financial Statements.............................   F-44
BOULDER CAPITAL GROUP, INC.
  Report of Independent Certified Public Accountants........   F-51
  Balance Sheet.............................................   F-52
  Statement of Operations...................................   F-53
  Statement of Stockholders' Equity.........................   F-54
  Statement of Cash Flows...................................   F-55
  Notes to Financial Statements.............................   F-56
  Independent Auditors' Report..............................   F-63
  Statements of Operations and Retained Earnings............   F-64
  Statement of Cash Flows...................................   F-65
  Notes to Financial Statements.............................   F-66
CAUFF, LIPPMAN AVIATION, INC. AND CERTAIN AFFILIATES
  Report of Independent Certified Public Accountants........   F-70
  Combined Balance Sheets...................................   F-71
  Combined Statements of Income.............................   F-72
  Combined Statements of Changes in Equity (Deficit)........   F-73
  Combined Statements of Cash Flows.........................   F-74
  Notes to Combined Financial Statements....................   F-75

                                                              PAGE
                                                              ----
JACOM COMPUTER SERVICES, INC.
  Report of Independent Certified Public Accountants........   F-80
  Balance Sheets............................................   F-81
  Statements of Income and Retained Earnings................   F-82
  Statements of Cash Flows..................................   F-83
  Summary of Accounting Policies............................   F-84
  Notes to Financial Statements.............................   F-87
K.L.C., INC.
  Report of Independent Accountants.........................   F-90
  Balance Sheets............................................   F-91
  Statements of Income and Retained Earnings................   F-92
  Statements of Cash Flows..................................   F-93
  Notes to Financial Statements.............................   F-94
MATRIX FUNDING CORPORATION AND SUBSIDIARY
  At December 31, 1997 and for the six months ended December
     31, 1997
  Independent Auditors' Report..............................   F-99
  Consolidated Balance Sheet................................  F-100
  Consolidated Statement of Income..........................  F-101
  Consolidated Statement of Stockholders' Equity............  F-102
  Consolidated Statement of Cash Flows......................  F-103
  Notes to Consolidated Financial Statements................  F-104
  At June 30, 1996 and 1997 and for the three years in the
     period ended June 30, 1997
  Independent Auditors' Report..............................  F-110
  Consolidated Balance Sheet................................  F-111
  Consolidated Statement of Income..........................  F-112
  Consolidated Statement of Stockholders' Equity............  F-113
  Consolidated Statement of Cash Flows......................  F-114
  Notes to Consolidated Financial Statements................  F-115
MERRIMAC FINANCIAL ASSOCIATES
  Report of Independent Certified Public Accountants........  F-123
  Balance Sheet.............................................  F-124
  Statement of Operations...................................  F-125
  Statement of Partners' Capital............................  F-126
  Statement of Cash Flows...................................  F-127
  Notes to Financial Statements.............................  F-128
MUNICIPAL CAPITAL MARKETS GROUP, INC.
  Report of Independent Certified Public Accountants........  F-132
  Balance Sheets............................................  F-133
  Statements of Operations..................................  F-134
  Statement of Stockholders' Equity.........................  F-135
  Statements of Cash Flows..................................  F-136
  Notes to Financial Statements.............................  F-137

                                                              PAGE
                                                              ----
THE NSJ GROUP
  Report of Independent Certified Public Accountants........  F-139
  Combined Balance Sheet....................................  F-140
  Combined Statement of Operations..........................  F-141
  Combined Statement of Stockholders' Equity................  F-142
  Combined Statement of Cash Flows..........................  F-143
  Notes to Combined Financial Statements....................  F-144
PORTFOLIO FINANCIAL SERVICING COMPANY, L.P.
  Report of Independent Public Accountants..................  F-150
  Balance Sheets............................................  F-151
  Statements of Operations..................................  F-152
  Statements of Changes in Partners' Equity.................  F-153
  Statements of Cash Flows..................................  F-154
  Notes to Financial Statements.............................  F-155
VARILEASE CORPORATION AND SUBSIDIARY
  At December 31, 1997 and for the three months ended
     December 31, 1997
  Report of Independent Certified Public Accountants........  F-158
  Consolidated Balance Sheet................................  F-159
  Consolidated Statement of Operations......................  F-160
  Consolidated Statement of Stockholders' Equity............  F-161
  Consolidated Statement of Cash Flows......................  F-162
  Notes to Consolidated Financial Statements................  F-163
  At September 30, 1996 and 1997 and for the three years in
     the period ended September 30, 1997
  Report of Independent Certified Public Accountants........  F-169
  Consolidated Balance Sheet................................  F-170
  Consolidated Statement of Operations......................  F-171
  Consolidated Statement of Stockholders' Equity............  F-172
  Consolidated Statement of Cash Flows......................  F-173
  Notes to Consolidated Financial Statements................  F-174
THE WALDEN ASSET GROUP, INC.
  Report of Independent Certified Public Accountants........  F-182
  Balance Sheet.............................................  F-183
  Statement of Operations...................................  F-184
  Statement of Stockholders' Equity.........................  F-185
  Statement of Cash Flows...................................  F-186
  Notes to Financial Statements.............................  F-187
U.S. TURBINE ENGINE CORPORATION
  Report of Independent Certified Public Accountants........  F-192
  Balance Sheet.............................................  F-193
  Statement of Operations and Retained Earnings (Deficit)...  F-194
  Statement of Cash Flows...................................  F-195
  Notes to Financial Statements.............................  F-196

                             UNICAPITAL CORPORATION

                      INTRODUCTION TO UNAUDITED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements of UniCapital Corporation ("UniCapital") present a balance sheet as of March 31, 1998 and statements of operations for the year ended December 31, 1997 and for the three months ended March 31, 1998. The pro forma financial statements include the impact of the acquisition of U.S. Turbine Engine Corporation ("U.S. TEC"), the consummation of which is considered by management to be probable. The statements of operations for year ended December 31, 1997 and for the three months ended March 31, 1998 include the pro forma impact of the acquisitions of the Founding Companies, completed on May 20, 1998, and the consummation of the pending acquisition of U.S. TEC, assuming that all of the acquisitions have been completed at the beginning of the period presented. The pro forma impact of the acquisition of substantially all of the equity interests in Jumbo Jet Leasing LP, Jumbo Jet, Inc., CL Aircraft Marketing LP and CL Aircraft Marketing, Inc. (collectively, "Jumbo Jet") is not presented since the impact of this entity is not considered to be significant to the combined financial condition or results of operations of UniCapital. The acquisitions of Jumbo Jet and, if consummated, U.S. TEC will be accounted for using the purchase method of accounting.

     The unaudited pro forma combined financial statements also give effect to the consummated acquisitions (collectively, the "Founding Company Mergers") by UniCapital of the outstanding capital stock of American Capital Resources, Inc. ("American Capital"), Boulder Capital Group, Inc. ("Boulder"), Cauff, Lippman Aviation, Inc. and Certain Affiliates ("Cauff Lippman"), Jacom Computer Services, Inc. ("Jacom"), K.L.C., Inc. ("Keystone"), Matrix Funding Corporation and Subsidiary ("Matrix"), Municipal Capital Markets Group, Inc. ("MCMG"), The NSJ Group ("NSJ"), Varilease Corporation and Subsidiary ("Varilease") and The Walden Asset Group, Inc. ("Walden") and the partnership interests of Merrimac Financial Associates ("Merrimac") and Portfolio Financial Servicing Company, L.P. ("PFSC") (collectively, the "Founding Companies"). These acquisitions occurred simultaneously with the consummation of UniCapital's IPO on May 20, 1998 and were accounted for using the purchase method of accounting. UniCapital was identified as the "accounting acquiror" in accordance with the provisions of the Securities and Exchange Commission Staff Accounting Bulletin No. 97. The consideration paid to the stockholders of the Founding Companies in the Founding Company Mergers consisted of a combination of cash and Common Stock.

     In addition, UniCapital may make additional payments to the stockholders of the Founding Companies (other than PFSC) and U.S. TEC, in cash and Common Stock, based upon increases in the adjusted pre-tax income of the Founding Companies for the years ended December 31, 1998 and 1999 (and, in the case of Boulder, Cauff Lippman and NSJ, also for the year ended December 31, 2000) and with respect to U.S. TEC the twelve months ended July 31, 1999 and 2000. If and when such additional consideration is paid to the stockholders of the Founding Companies and U.S. TEC, the fair value of such consideration will be recorded in a manner consistent with the consideration paid at closing for each such company. Any shares of Common Stock issued as contingent consideration will impact earnings per share in the period in which the contingencies are resolved and the Common Stock is distributable. The additional goodwill will be amortized over the remaining term of the original goodwill recorded by UniCapital at closing. See Note 7 for pro forma information related to the completed acquisition of the Founding Companies.

     The unaudited pro forma combined balance sheet gives effect to the Founding Company Mergers and the pending acquisition of U.S. TEC and the IPO as if they had occurred on March 31, 1998. The unaudited pro forma combined statements of operations give effect to these transactions as if they had occurred at the beginning of the period presented. The unaudited pro forma combined statements of operations reflect the pro forma combined operating results of the Founding Companies and the pending acquisition of U.S. TEC for the year ended December 31, 1997 and the interim three-month period ended March 31, 1998.

     UniCapital has preliminarily analyzed the savings that it expects to realize from reductions in salaries and certain benefits to the stockholders and management of the Founding Companies and the pending acquisition of U.S. TEC. To the extent that the stockholders and management of the Founding Companies and the pending acquisition of U.S. TEC have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the pro forma combined statements of operations. With respect to other potential cost savings, UniCapital has not and cannot quantify these savings until completion of the combination of the Founding Companies and the pending acquisition of U.S. TEC. Additionally, the pro forma combined statements of operations give effect to expected compensation of UniCapital's corporate management and associated public company costs.

     The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what UniCapital's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of UniCapital's financial position or results of operations for any future period. Since the Founding Companies were not under common control or management, and U.S. TEC, if acquired, will not have been under common control or management with any other UniCapital operating company, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors" included elsewhere in this Prospectus.

                             UNICAPITAL CORPORATION

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 MARCH 31, 1998
                                 (IN THOUSANDS)

                                                      FOUNDING                                             TOTAL
                                                      COMPANIES                             PRO FORMA    PRO FORMA
                                                      COMBINED     U.S. TEC     TOTAL      ADJUSTMENTS    COMBINED
                                                     -----------   --------   ----------   -----------   ----------
                             ASSETS
Assets:
  Cash and cash equivalents........................  $    31,137    $   37    $   31,174    $(29,293)    $    1,881
  Marketable securities............................        1,013       665         1,678          --          1,678
  Accounts receivable..............................       21,584        --        21,584          --         21,584
  Net investment in direct financing and sales-type
    leases.........................................      434,750        --       434,750          --        434,750
  Equipment under operating leases, net............      124,714        --       124,714          --        124,714
  Equipment held for sale/lease....................       52,426        --        52,426          --         52,426
  Property and equipment, net......................        3,274       187         3,461          --          3,461
  Investments......................................       10,479        --        10,479          --         10,479
  Other assets.....................................       12,465     3,833        16,298          --         16,298
  Deposits on equipment held for lease.............       12,343        --        12,343          --         12,343
  Goodwill.........................................      470,215        --       470,215      95,750        565,965
                                                     -----------    ------    ----------    --------     ----------
    Total assets...................................  $ 1,174,400    $4,722    $1,179,122    $ 66,457     $1,245,579
                                                     ===========    ======    ==========    ========     ==========

              LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Recourse debt....................................  $    15,291    $   --    $   15,291    $ 30,000     $   45,291
  Non-recourse and limited recourse debt...........      322,277        --       322,277          --        322,277
  Subordinated debt................................        2,000        --         2,000          --          2,000
  Accounts payable and accrued expenses............       46,762     2,549        49,311          --         49,311
  Security and other deposits......................        8,173     3,000        11,173          --         11,173
  Other liabilities................................        6,745        --         6,745          --          6,745
  Income taxes payable.............................        3,637        69         3,706          --          3,706
  Deferred income taxes payable....................       49,459      (439)       49,020          --         49,020
                                                     -----------    ------    ----------    --------     ----------
    Total liabilities..............................      454,344     5,179       459,523      30,000        489,523
Stockholders' equity:
  Common stock.....................................           48         1            49           1             50
  Additional paid-in capital.......................      743,419        --       743,419      35,998        779,417
  Stock subscription notes receivable..............       (3,959)       --        (3,959)         --         (3,959)
  Retained earnings (deficit)......................      (19,452)     (458)      (19,910)        458        (19,452)
                                                     -----------    ------    ----------    --------     ----------
    Total stockholders' equity (deficit)...........      720,056      (457)      719,599      36,457        756,056
                                                     -----------    ------    ----------    --------     ----------
    Total liabilities and stockholders' equity.....  $ 1,174,400    $4,722    $1,179,122    $ 66,457     $1,245,579
                                                     ===========    ======    ==========    ========     ==========

                             UNICAPITAL CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                      FOUNDING
                                                      COMPANIES                                         TOTAL
                                                      ---------                          PRO FORMA    PRO FORMA
                                                      COMBINED    U.S. TEC    TOTAL     ADJUSTMENTS   COMBINED
                                                      ---------   --------   --------   -----------   ---------
Finance income from direct financing and sales-type
  leases............................................  $ 48,882    $    --    $ 48,882     $    --     $ 48,882
Rental income from operating leases.................    55,432         --      55,432          --       55,432
Sales of equipment..................................    93,052     20,736     113,788          --      113,788
Gain on sale of leases..............................    14,515         --      14,515          --       14,515
Fees, commissions and remarketing income............    20,273         --      20,273          --       20,273
Interest and other income...........................     6,295        276       6,571          --        6,571
                                                      --------    -------    --------     -------     --------
    Total revenues..................................   238,449     21,012     259,461          --      259,461
                                                      --------    -------    --------     -------     --------
Cost of operating leases............................    32,820         --      32,820          --       32,820
Cost of equipment sold..............................    72,854     13,263      86,117          --       86,117
Interest expense....................................    36,334         --      36,334       2,175       38,509
Selling, general and administrative.................    45,477     15,481      60,958     (13,650)      47,308
Goodwill amortization...............................    12,196         --      12,196       2,394       14,590
                                                      --------    -------    --------     -------     --------
    Total expenses..................................   199,681     28,744     228,425      (9,081)     219,344
                                                      --------    -------    --------     -------     --------
Income from operations..............................    38,768     (7,732)     31,036       9,081       40,117
Equity in income from minority owned affiliates.....     4,215         --       4,215          --        4,215
                                                      --------    -------    --------     -------     --------
Net income (loss) before income taxes and
  extraordinary item................................    42,983     (7,732)     35,251       9,081       44,332
Provision (benefit) for income taxes................    20,968     (3,170)     17,798       4,592       22,390
                                                      --------    -------    --------     -------     --------
Net income (loss) before extraordinary item.........  $ 22,015    $(4,562)   $ 17,453     $ 4,489     $ 21,942
                                                      ========    =======    ========     =======     ========
Net income per share before extraordinary item
  (basic and diluted)...............................                                                  $    .44
Shares used to compute pro forma net income per
  share before extraordinary item (see Note 5)......                                                  49,622,573

                             UNICAPITAL CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       FOUNDING
                                                       COMPANIES                                         TOTAL
                                                      -----------                         PRO FORMA    PRO FORMA
                                                       COMBINED     U.S. TEC    TOTAL    ADJUSTMENTS   COMBINED
                                                      -----------   --------   -------   -----------   ---------
Finance income from direct financing and sales-type
  leases............................................    $12,512     $    --    $12,512     $    --      $12,512
Rental income from operating leases.................     12,803          --     12,803          --       12,803
Sales of equipment..................................     36,601      13,962     50,563          --       50,563
Gain on sale of leases..............................      3,590          --      3,590          --        3,590
Fees, commissions and remarketing income............      4,830          --      4,830          --        4,830
Interest and other income...........................      1,788         163      1,951          --        1,951
                                                        -------     -------    -------     -------      -------
    Total revenues..................................     72,124      14,125     86,249          --       86,249
                                                        -------     -------    -------     -------      -------
Cost of operating leases............................      8,338          --      8,338          --        8,338
Cost of equipment sold..............................     23,672       7,349     31,021          --       31,021
Interest expense....................................      8,697          --      8,697         544        9,241
Selling, general and administrative.................     15,141       8,318     23,459      (7,950)      15,509
Goodwill amortization...............................      3,049          --      3,049         598        3,647
                                                        -------     -------    -------     -------      -------
    Total expenses..................................     58,897      15,667     74,564      (6,808)      67,756
                                                        -------     -------    -------     -------      -------
Income from operations..............................     13,227      (1,542)    11,685       6,808       18,493
Equity in income from minority owned affiliates.....      2,108          --      2,108          --        2,108
                                                        -------     -------    -------     -------      -------
Net income (loss) before income taxes...............     15,335      (1,542)    13,793       6,808       20,601
Provision (benefit) for income taxes................      6,986        (632)     7,439       2,860        9,214
                                                        -------     -------    -------     -------      -------
Net income (loss)...................................    $ 8,349     $  (910)   $ 7,439     $ 3,948      $11,387
                                                        =======     =======    =======     =======      =======
Net income per share (basic and diluted)............                                                    $   .23
Shares used to compute pro forma net income per
  share (see Note 5)................................                                                   49,622,573

                             UNICAPITAL CORPORATION

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 1--GENERAL

     UniCapital was established to create a national consolidator and operator of equipment leasing and speciality finance businesses serving the commercial market.

     The historical financial statements reflect the financial position and results of operations of UniCapital, the Founding Companies and U.S. TEC and were derived from the respective Founding Companies' and U.S. TEC's financial statements where indicated. The periods included in these pro forma combined financial statements are as of March 31, 1998, and for the three month period ended March 31, 1998 and for the year ended December 31, 1997, regardless of the fiscal year end of the Founding Companies and U.S. TEC. The audited historical financial statements of UniCapital, the Founding Companies and U.S. TEC are included elsewhere in this Prospectus.

NOTE 2--ACQUISITION OF U.S. TEC

     UniCapital will acquire all of the outstanding capital stock of U.S. TEC. The acquisition will be accounted for using the purchase method of accounting. The carrying value of intangible assets is periodically reviewed by the Company based on the expected future undiscounted operating cash flows of the related business unit.

     The following table sets forth the consideration expected to be paid in cash and shares of Common Stock to the stockholders of U.S. TEC. For purposes of computing the estimated purchase price for accounting purposes, the value of shares is determined using an estimated fair value of $16.51 per share, which represents a discount of 10 percent from the estimated average closing price of UniCapital's common stock of $18.34 per share. This discount is due to restrictions on the sale and transferability of the shares issued. The estimated purchase price allocations for this acquisition is based upon preliminary estimates and are subject to certain adjustments. The Company does not anticipate that the final allocation of purchase price will differ significantly from that presented.

                                                                VALUE OF        TOTAL
                                                      CASH       SHARES     CONSIDERATION
                                                     -------    --------    -------------
U.S. TEC...........................................  $60,000    $36,000       $ 96,000

                             UNICAPITAL CORPORATION

NOTE 3--UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

     The following table summarizes unaudited pro forma combined balance sheet adjustments for U.S. TEC as of March 31, 1998:

                                                                              U.S. TEC
                                                           -----------------------------------------------
                                                                                                PRO FORMA
                                                             (A)         (B)         (C)       ADJUSTMENTS
                                                           --------    -------     --------     --------
                         ASSETS
  Cash and cash equivalents..............................  $     --    $   707     $(30,000)    $(29,293)
  Goodwill...............................................        --     95,750           --       95,750
                                                           --------    -------     --------     --------
         Total assets....................................  $     --    $96,457      (30,000)    $ 66,457
                                                           ========    =======     ========     ========

          LIABILITIES AND STOCKHOLDERS' EQUITY
  Recourse debt..........................................  $     --    $    --     $ 30,000     $ 30,000
  Payable to shareholders, officers and affiliates.......    60,000         --      (60,000)          --
                                                           --------    -------     --------     --------
         Total liabilities...............................    60,000         --      (30,000)      30,000
                                                           --------    -------     --------     --------
Stockholders' equity
  Common Stock...........................................        --          1           --            1
  Additional paid-in capital.............................   (60,000)    95,998           --       35,998
  Retained earnings (deficit)............................        --        458           --          458
                                                           --------    -------     --------     --------
         Total stockholders' equity (deficit)............   (60,000)    96,457           --       36,457
                                                           --------    -------     --------     --------
         Total liabilities and stockholders' equity
           (deficit).....................................  $     --    $96,457     $(30,000)    $ 66,457
                                                           ========    =======     ========     ========

(A) Records the liability for the cash portion of the consideration to be paid to the stockholders of U.S. TEC.

(B) Reflects the proposed acquisition of U.S. TEC for a total estimated purchase price of $96.0 million consisting of $60.0 million in cash and 2,180,906 shares of common stock with an estimated fair value of $16.51 per share (or $36.0 million), which represents a discount of ten percent from an estimated average closing price of $18.34 per share due to restrictions on the sale and transferability of the shares issued.

(C) The Company anticipates that a portion of the cash used to consummate the pending acquisition of U.S. TEC will be obtained from borrowings under the Company's credit facilities, and the accompanying pro forma financial statements reflect proceeds from indebtedness in the amount of $30.0 million.

NOTE 4--UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

     The following table summarizes unaudited pro forma combined statement of operations adjustments for U.S. TEC:

                                              YEAR ENDED DECEMBER 31, 1997
                                  -----------------------------------------------------
                                    (A)         (B)        (C)        (D)       TOTAL
                                  --------    -------    -------    -------    --------
Interest expense................  $     --    $    --    $ 2,175    $    --    $  2,175
Selling, general and
  administrative................   (13,650)        --         --         --     (13,650)
Goodwill amortization...........        --      2,394         --         --       2,394
                                  --------    -------    -------    -------    --------
Total expenses..................   (13,650)     2,394      2,175         --      (9,081)
                                  --------    -------    -------    -------    --------
Income from operations..........    13,650     (2,394)    (2,175)        --       9,081
Provision for income taxes......        --         --         --      4,592       4,592
                                  --------    -------    -------    -------    --------
Net income (loss)...............  $ 13,650    $(2,394)   $(2,175)   $(4,592)   $  4,489
                                  ========    =======    =======    =======    ========

                             UNICAPITAL CORPORATION

NOTE 4--UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS (CONTINUED)

                                        THREE MONTHS ENDED MARCH 31, 1998
                                       ------------------------------------
                                         (A)       (B)      (C)       (D)       TOTAL
                                       -------    -----    -----    -------    -------
Interest expense.....................  $    --    $  --    $ 544    $    --    $   544
Selling, general and
  administrative.....................   (7,950)      --       --         --     (7,950)
Goodwill amortization................       --      598       --         --        598
                                       -------    -----    -----    -------    -------
Total expenses.......................   (7,950)     598      544         --     (6,808)
                                       -------    -----    -----    -------    -------
Income (loss) from operations........    7,950     (598)    (544)        --      6,808
Provision for income taxes...........       --       --       --      2,860      2,860
                                       -------    -----    -----    -------    -------
Net income (loss)....................  $ 7,950    $(598)   $(544)   $(2,860)   $ 3,948
                                       =======    =====    =====    =======    =======

---------------

(A) Reflects the net reduction in compensation to the stockholders and management of U. S. TEC to which they are expected to agree in employment agreements that UniCapital anticipates entering into as a condition to the acquisition of U.S. TEC. UniCapital has not yet adopted any incentive bonus compensation plan. On a prospective basis, UniCapital expects that bonuses will only be paid if earnings increase to a level substantially in excess of pro forma combined earnings for the year ended December 31, 1997.

(B) Reflects the amortization of goodwill expected to be recorded as a result of the U.S. TEC Pending Acquisition over an estimated useful life of 40 years.

(C) Reflects the interest expense in connection with indebtedness, bearing interest at 7.25%, incurred to pay the cash portion of the purchase price of the U.S. TEC Pending Acquisition.

(D) Reflects (i) federal and state income taxes relating to the other statement of operations' adjustments; and (ii) the non-deductibility of goodwill amortization for tax purposes.

                             UNICAPITAL CORPORATION

NOTE 5--SHARES USED IN COMPUTING PRO FORMA NET INCOME PER SHARE BEFORE EXTRAORDINARY ITEM

     Includes (i) 6,798,750 shares issued to the founders and initial investors of UniCapital; (ii) 13,340,901 shares issued to stockholders of the Founding Companies as part of the purchase price of the Founding Company Mergers; (iii) 27,133,595 of the 28,000,000 shares sold in the IPO necessary to pay the cash portion of the purchase price of the Founding Companies, to repay certain indebtedness of the Founding Company Mergers and to pay certain expenses of the IPO; (iv) 168,421 shares related to the dilution attributable to options granted with an exercise price below the initial public offering price, in accordance with the treasury stock method; and (v) an estimated 2,180,906 shares expected to be issued to stockholders of U.S. TEC as part of the purchase price that may be paid for U.S. TEC.

NOTE 6--STOCK OPTION PLANS

     UniCapital has adopted the 1998 Long-Term Incentive Plan (the "1998 Incentive Plan") under which awards of options to acquire shares of Common Stock may be made to employees, directors (other than non-employee directors), consultants and advisors of UniCapital. The maximum number of shares of Common Stock which may be awarded under the 1998 Incentive Plan is 15% of the total number of shares of Common Stock outstanding from time to time. UniCapital granted to employees of the Founding Companies, stock options to purchase 1,933,223 shares of Common Stock. The options vest ratably over a four-year period and will expire 10 years from the date of grant. In addition, in connection with the IPO, on May 14, 1998 UniCapital granted 1,065,000 options that became exercisable immediately at an exercise price of $19.00 per share, and which will expire 10 years from the date of grant and 243,500 options with an exercise price equal to $19.00 per share that become exercisable over a four year period. At March 31, 1998, no options had been granted under this Plan.

     UniCapital has also adopted the 1997 Executive Non-Qualified Stock Option Plan (the "1997 Executive Plan") under which awards of options to acquire shares of Common Stock may be made to employees, directors, consultants and advisors of UniCapital. The maximum number of shares of Common Stock which may be awarded under options is 500,000. Options to purchase 200,000 shares at an exercise price of $3.00 under the 1997 Executive Plan have been awarded as of February 19, 1998. Accordingly, under APB No. 25 UniCapital recorded compensation expense of $2.1 million in relation to these options in January 1998. In addition, in connection with the IPO, UniCapital granted 60,000 options exercisable immediately at an exercise price per share equal to $19.00, which expire 10 years from the date of grant.

     UniCapital has also adopted the 1998 Non-Employee Directors' Stock Plan (the "1998 Non-Directors' Plan") under which awards of options to acquire shares of Common Stock may be made automatically to non-employee directors of UniCapital. The maximum number of shares of Common Stock which may be awarded under options is 500,000. In connection with the IPO, UniCapital granted 63,000 options exercisable immediately at an exercise price equal to $19.00, which expire 10 years from the date of grant.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to account for employee stock options or similar equity instruments under APB No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied. UniCapital has elected APB No. 25, and will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements. For pro forma disclosure purposes, had pro forma compensation cost for UniCapital's stock based compensation plans been determined based on the pro forma fair value at the grant dates

                             UNICAPITAL CORPORATION

NOTE 6--STOCK OPTION PLANS (CONTINUED)
for awards under those plans consistent with the method of SFAS 123, UniCapital's pro forma net income before extraordinary item would have been $13.9 million, and $9.4 million for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively. Pro forma net income per share before extraordinary item (basic and diluted) would have been $.28 and $.19 for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively.

     The pro forma fair value of the options was estimated on the assumed date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 40%, risk free interest rates of 5.70% and expected lives of four years.

NOTE 7--CONSUMMATED ACQUISITIONS OF FOUNDING COMPANIES

     The following information presents on a pro forma combined basis, the pro forma effect of the Founding Company Mergers and the IPO recently consummated on May 20, 1998. The pro forma balance sheet set forth in this Note 7 gives effect to the recently completed Founding Company Mergers and the IPO as if they had occurred on March 31, 1998. The pro forma statements of operations gives effect to these transactions as if they had occurred at the beginning of the period presented.

     Concurrently with and as a condition to the closing of the IPO, UniCapital acquired all of the outstanding capital stock or partnership interests of the Founding Companies. The acquisitions were accounted for using the purchase method of accounting with UniCapital as the accounting acquiror.

     The following table sets forth the consideration paid in cash and shares of Common Stock to the stockholders of each of the Founding Companies. For purposes of computing the estimated purchase price for accounting purposes, the value of shares is determined using an estimated fair value of $17.10 per share, which represents a discount of 10 percent from the initial public offering price of $19.00 per share due to restrictions on the sale and transferability of the shares issued. The estimated purchase price allocations for the acquisitions are based upon preliminary estimates and are subject to certain adjustments. The Company does not anticipate that the final allocation of purchase price will differ significantly from that presented.

                                                               VALUE OF        TOTAL
                FOUNDING COMPANY                     CASH       SHARES     CONSIDERATION
                ----------------                   --------    --------    -------------
American Capital Resources, Inc..................  $ 20,350    $ 18,315      $ 38,665
Boulder Capital Group, Inc.......................     7,050       6,345        13,395
Cauff, Lippman Aviation, Inc. and Certain
  Affiliates.....................................    48,000      28,800        76,800
Jacom Computer Services, Inc.....................   128,000      57,600       185,600
K.L.C., Inc......................................    27,900      25,110        53,010
Matrix Funding Corporation and Subsidiary........    19,416      17,712        37,128
Merrimac Financial Associates....................        --       3,056         3,056
Municipal Capital Markets Group, Inc.............     7,043       6,339        13,382
The NSJ Group....................................    16,016       9,610        25,626
Portfolio Financial Servicing Company, L.P.......        --       3,150         3,150
Varilease Corporation and Subsidiary.............    36,753      33,078        69,831
The Walden Asset Group, Inc......................    20,999      18,899        39,898
                                                   --------    --------      --------
                                                   $331,527    $228,014      $559,541
                                                   ========    ========      ========

                             UNICAPITAL CORPORATION

NOTE 7--CONSUMMATED ACQUISITIONS OF FOUNDING COMPANIES--CONTINUED

                        FOUNDING COMPANY MERGERS AND IPO

           UNAUDITED PRO FORMA COMBINED BALANCE SHEET MARCH 31, 1998
                                 (in thousands)

                                                  AMERICAN                CAUFF
                                     UNICAPITAL   CAPITAL    BOULDER     LIPPMAN       JACOM     KEYSTONE   MATRIX    MERRIMAC
                                     ----------   -------    -------     -------       -----     --------   ------    --------
              ASSETS
Assets:
 Cash and cash equivalents.........   $    41     $   302    $   134     $   312      $  1,127   $ 1,521    $ 5,156   $   143
 Marketable securities.............        --          --         --          --            --        --      1,013        --
 Accounts receivable...............        --          --      1,817       7,759         5,383     1,533      1,280       232
 Net investment in direct financing
   and sales-type leases...........        --      73,565     33,905          --        95,358    51,009     48,836    11,996
 Equipment under operating leases,
   net.............................        --          --        500      38,674        12,611        --        886        --
 Equipment held for sale/lease.....        --          --      1,567          --            --     3,518     13,269        --
 Property and equipment, net.......        --         227        220          --            --       290        323        18
 Receivable from stockholders......        --         750         --       4,742           451        --         --        --
 Investments.......................        --          --         --          --            --        --         --        --
 Other assets......................     2,394       4,627         --       5,274           674       401        335        69
 Deposits on equipment held for
   lease...........................        --          --         --         500         9,444        --         --        --
 Goodwill..........................        --          --         --          --            --        --         --        --
                                      -------     -------    -------     -------      --------   -------    -------   -------
   Total assets....................   $ 2,435     $79,471    $38,143     $57,261      $125,048   $58,272    $71,098   $12,458
                                      =======     =======    =======     =======      ========   =======    =======   =======
   LIABILITIES AND STOCKHOLDERS'
               EQUITY
Liabilities:
 Recourse debt.....................   $    --     $43,495    $ 7,081     $    --      $  6,111   $41,791    $10,452   $12,113
 Non-recourse and limited recourse
   debt............................        --      15,207     25,939      41,521        30,740        --     41,457        --
 Subordinated debt.................        --          --      2,000          --            --        --         --        --
 Payable to stockholders, officers
   and affiliates..................        --          --         --          --            --        --         --        --
 Accounts payable and accrued
   expenses........................       825      11,256      2,049         277         7,738     3,069      3,694        61
 Security and other deposits.......        --          --         --       6,437            --        --         --        96
 Other liabilities.................        50           6         --          --            --        --         --        --
 Income taxes payable..............        --          --         --          --           580       347      2,710        --
 Deferred income taxes payable.....        --       1,602        582          --         2,678       345      2,684        --
                                      -------     -------    -------     -------      --------   -------    -------   -------
   Total liabilities...............       875      71,566     37,651      48,235        47,847    45,552     60,997    12,270
                                      -------     -------    -------     -------      --------   -------    -------   -------
Minority Interest..................        --          --         --         799            --        --         --        --
Stockholders' equity:
 Preferred stock...................        --          --         --          --            --        --      5,540        --
 Common stock......................         7          --         --           1             1       100        255        --
 Additional paid-in capital........    24,964       1,030        536       1,817            --         6         --        --
 Loans receivable from related
   party...........................        --          --         --          --            --      (746)        --        --
 Stock subscription notes
   receivable......................    (3,959)         --         --          --            --        --         --        --
 Retained earnings (deficit).......   (19,452)      6,875        (44)      6,409        77,200    13,360      4,038        --
 Partners' equity..................        --          --         --          --            --        --         --       188
 Unrealized gain (loss) on
   securities......................        --          --         --          --            --        --        268        --
                                      -------     -------    -------     -------      --------   -------    -------   -------
   Total stockholders' equity......     1,560       7,905        492       8,227        77,201    12,720     10,101       188
                                      -------     -------    -------     -------      --------   -------    -------   -------
   Total liabilities and
     stockholders' equity..........   $ 2,435     $79,471    $38,143     $57,261      $125,048   $58,272    $71,098   $12,458
                                      =======     =======    =======     =======      ========   =======    =======   =======


                                     MCMG     NSJ
                                     ----     ---
              ASSETS
Assets:
 Cash and cash equivalents.........  $154   $    51
 Marketable securities.............   --         --
 Accounts receivable...............   --         30
 Net investment in direct financing
   and sales-type leases...........   --         --
 Equipment under operating leases,
   net.............................   --     23,431
 Equipment held for sale/lease.....   --      2,390
 Property and equipment, net.......   11         --
 Receivable from stockholders......   --         10
 Investments.......................  148      7,095
 Other assets......................    8        461
 Deposits on equipment held for
   lease...........................   --      2,399
 Goodwill..........................   --         --
                                     ----   -------
   Total assets....................  $321   $35,867
                                     ====   =======
   LIABILITIES AND STOCKHOLDERS'
               EQUITY
Liabilities:
 Recourse debt.....................  $--    $    --
 Non-recourse and limited recourse
   debt............................   --     22,681
 Subordinated debt.................   --         --
 Payable to stockholders, officers
   and affiliates..................   --         --
 Accounts payable and accrued
   expenses........................   29        667
 Security and other deposits.......   --      1,640
 Other liabilities.................   --      3,612
 Income taxes payable..............   --         --
 Deferred income taxes payable.....   --         --
                                     ----   -------
   Total liabilities...............   29     28,600
                                     ----   -------
Minority Interest..................   --         --
Stockholders' equity:
 Preferred stock...................   --         --
 Common stock......................    1          1
 Additional paid-in capital........   41      2,566
 Loans receivable from related
   party...........................   --         --
 Stock subscription notes
   receivable......................   --         --
 Retained earnings (deficit).......  250      4,700
 Partners' equity..................   --         --
 Unrealized gain (loss) on
   securities......................   --         --
                                     ----   -------
   Total stockholders' equity......  292      7,267
                                     ----   -------
   Total liabilities and
     stockholders' equity..........  $321   $35,867
                                     ====   =======

                             UNICAPITAL CORPORATION

NOTE 7--CONSUMMATED ACQUISITIONS OF FOUNDING COMPANIES--CONTINUED

                        FOUNDING COMPANY MERGERS AND IPO

           UNAUDITED PRO FORMA COMBINED BALANCE SHEET MARCH 31, 1998
                                 (in thousands)

                                                                              PRO FORMA                 POST MERGER       AS
                                    PFSC    VARILEASE   WALDEN     TOTAL     ADJUSTMENTS    COMBINED    ADJUSTMENTS    ADJUSTED
                                    ----    ---------   ------     -----     -----------    --------    -----------    --------
              ASSETS
Assets:
 Cash and cash equivalents........  $ 38    $  1,574    $ 1,360   $ 11,913    $   3,730    $   15,643    $  15,494    $   31,137
 Marketable securities............    --          --         --      1,013           --         1,013           --         1,013
 Accounts receivable..............   170       3,284        196     21,684         (100)       21,584           --        21,584
 Net investment in direct
   financing and sales-type
   leases.........................    --      67,149     53,554    435,372         (622)      434,750           --       434,750
 Equipment under operating leases,
   net............................    --      19,387      7,380    102,869       21,845       124,714           --       124,714
 Equipment held for sale/lease....    --      20,441     11,241     52,426           --        52,426           --        52,426
 Property and equipment, net......   519       1,703         --      3,311          (37)        3,274           --         3,274
 Receivable from stockholders.....    --       2,117         --      8,070       (8,070)           --           --            --
 Investments......................    --       3,236         --     10,479           --        10,479           --        10,479
 Other assets.....................    38         790         98     15,169         (340)       14,829       (2,364)       12,465
 Deposits on equipment held for
   lease..........................    --          --         --     12,343           --        12,343           --        12,343
 Goodwill.........................    --          --         --         --      470,215       470,215           --       470,215
                                    ----    --------    -------   --------    ---------    ----------    ---------    ----------
   Total assets...................  $765    $119,681    $73,829   $674,649    $ 486,621    $1,161,270    $  13,130    $1,174,400
                                    ====    ========    =======   ========    =========    ==========    =========    ==========
  LIABILITIES AND STOCKHOLDERS'
              EQUITY
Liabilities:
 Recourse debt....................  $ --    $  6,872    $   405   $128,320    $    (250)   $  128,070    $(112,779)   $   15,291
 Non-recourse and limited recourse
   debt...........................    --      90,874     56,293    324,712       (2,435)      322,277           --       322,277
 Subordinated debt................    --          --         --      2,000           --         2,000           --         2,000
 Payable to stockholders, officers
   and affiliates.................    --          --         --         --      363,827       363,827     (363,827)           --
 Accounts payable and accrued
   expenses.......................   176       8,198      8,723     46,762           --        46,762           --        46,762
 Security and other deposits......    --          --         --      8,173           --         8,173           --         8,173
 Other liabilities................   144         650      2,283      6,745           --         6,745           --         6,745
 Income taxes payable.............    --          --         --      3,637           --         3,637           --         3,637
 Deferred income taxes payable....    --       8,400         --     16,291       33,168        49,459           --        49,459
                                    ----    --------    -------   --------    ---------    ----------    ---------    ----------
   Total liabilities..............   320     114,994     67,704    536,640      394,310       930,950     (476,606)      454,344
                                    ----    --------    -------   --------    ---------    ----------    ---------    ----------
Minority Interest.................    --          --         --        799         (799)           --           --            --
Stockholders' equity:
 Preferred stock..................    --          --         --      5,540       (5,540)           --           --            --
 Common stock.....................    --           5         --        371         (351)           20           28            48
 Additional paid-in capital.......    --          --         75     31,035      222,676       253,711      489,708       743,419
 Loans receivable from related
   party..........................    --          --         --       (746)         746            --           --            --
 Stock subscription notes
   receivable.....................    --          --         --     (3,959)          --        (3,959)          --        (3,959)
 Retained earnings (deficit)......    --       4,682      6,050    104,068     (123,520)      (19,452)          --       (19,452)
 Partners' equity.................   445          --         --        633         (633)           --           --            --
 Unrealized gain (loss) on
   securities.....................    --          --         --        268         (268)           --           --            --
                                    ----    --------    -------   --------    ---------    ----------    ---------    ----------
   Total stockholders' equity.....   445       4,687      6,125    137,210       93,110       230,320      489,736       720,056
                                    ----    --------    -------   --------    ---------    ----------    ---------    ----------
   Total liabilities and
     stockholders' equity.........  $765    $119,681    $73,829   $674,649    $ 486,621    $1,161,270    $  13,130    $1,174,400
                                    ====    ========    =======   ========    =========    ==========    =========    ==========

                             UNICAPITAL CORPORATION

NOTE 7--CONSUMMATED ACQUISITIONS OF FOUNDING COMPANIES--CONTINUED

                        FOUNDING COMPANY MERGERS AND IPO

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                       (in thousands, except share data)

                                     AMERICAN              CAUFF
                        UNICAPITAL   CAPITAL    BOULDER   LIPPMAN    JACOM    KEYSTONE   MATRIX    MERRIMAC    MCMG      NSJ
                        ----------   -------    -------   -------    -----    --------   ------    --------    ----      ---
Finance income from
  direct financing and
  sales-type leases...   $    --     $ 4,784    $3,618   $    --    $ 8,377    $7,573    $ 9,269    $1,930    $  --    $    --
Rental income from
  operating leases....        --          --       344    17,596     16,531        --        991        --       --      7,320
Sales of equipment....        --          --     1,522     5,725     62,897        --                   --       --      9,560
Gain on sale of
  leases..............        --       5,079       727        --        472        --      1,148        --       --         --
Fees, commissions and
  remarketing
  income..............        --          87        --     8,156         --       772        370        --    4,414         --
Interest and other
  income..............        --       1,555       186       708      1,794       648        519       149       83        511
                         -------     -------    ------    ------    -------    ------    -------    ------    ------   -------
    Total revenues....        --      11,505     6,397    32,185     90,071     8,993     12,297     2,079    4,497     17,391
Cost of operating
  leases..............        --          --       238    12,660      6,448        --        854        --       --      1,866
Cost of equipment
  sold................        --          --     1,338     4,325     47,914        --         --        --       --      8,723
Interest expense......        --       5,328     2,696     2,769      4,645     2,458      3,949       663       --      3,034
Selling, general and
  administrative......     2,137       6,089     1,652     4,871     13,183     4,842      4,075       805    4,178      3,015
Goodwill
  amortization........        --          --        --        --         --        --         --        --       --         --
                         -------     -------    ------    ------    -------    ------    -------    ------    ------   -------
    Total expenses....     2,137      11,417     5,924    24,625     72,190     7,300      8,878     1,468    4,178     16,638
                         -------     -------    ------    ------    -------    ------    -------    ------    ------   -------
Income from
  operations..........    (2,137)         88       473     7,560     17,881     1,693      3,419       611      319        753
Minority interest.....        --          --        --       645         --        --         --        --       --         --
Equity in income from
  minority owned
  affiliates..........        --          --        --       219         --        --         --        --       --      3,996
                         -------     -------    ------    ------    -------    ------    -------    ------    ------   -------
Net income (loss)
  before income taxes
  and extraordinary
  item................    (2,137)         88       473     7,134     17,881     1,693      3,419       611      319      4,749
Provision for income
  taxes...............        --          36       598        --        755       689      1,316        --       --         --
                         -------     -------    ------    ------    -------    ------    -------    ------    ------   -------
Net income (loss)
  before extraordinary
  item................   $(2,137)    $    52    $ (125)   $7,134    $17,126    $1,004    $ 2,103    $  611    $ 319    $ 4,749
                         =======     =======    ======    ======    =======    ======    =======    ======    ======   =======

                                                        COMBINED    PRO FORMA    PRO FORMA
                         PFSC     VARILEASE   WALDEN     TOTAL     ADJUSTMENTS   COMBINED
                         ----     ---------   ------     -----     -----------   --------
Finance income from
  direct financing and
  sales-type leases...  $    --    $ 6,756    $ 6,575   $48,882     $     --     $ 48,882
Rental income from
  operating leases....       --     11,107      1,543    55,432           --       55,432
Sales of equipment....       --     12,302      1,046    93,052           --       93,052
Gain on sale of
  leases..............       --      6,516        573    14,515           --       14,515
Fees, commissions and
  remarketing
  income..............    1,480      6,390        602    22,271       (1,998)      20,273
Interest and other
  income..............       --        142         --     6,295           --        6,295
                        -------    -------    -------   -------     --------     --------
    Total revenues....    1,480     43,213     10,339   240,447       (1,998)     238,449
Cost of operating
  leases..............       --      9,122        683    31,871          949       32,820
Cost of equipment
  sold................       --     10,165        389    72,854           --       72,854
Interest expense......       --      6,924      3,868    36,334           --       36,334
Selling, general and
  administrative......    3,356      7,966      3,128    59,297      (13,820)      45,477
Goodwill
  amortization........       --         --         --        --       12,196       12,196
                        -------    -------    -------   -------     --------     --------
    Total expenses....    3,356     34,177      8,068   200,356         (675)     199,681
                        -------    -------    -------   -------     --------     --------
Income from
  operations..........   (1,876)     9,036      2,271    40,091       (1,323)      38,768
Minority interest.....       --         --         --       645         (645)          --
Equity in income from
  minority owned
  affiliates..........       --         --         --     4,215           --        4,215
                        -------    -------    -------   --------    --------     --------
Net income (loss)
  before income taxes
  and extraordinary
  item................   (1,876)     9,036      2,271    43,661         (678)      42,983
Provision for income
  taxes...............       --      3,557        122     7,073       13,895       20,968
                        -------    -------    -------   -------     --------     --------
Net income (loss)
  before extraordinary
  item................  $(1,876)   $ 5,479    $ 2,149   $36,588     $(14,573)    $ 22,015
                        =======    =======    =======   =======     ========     ========

                             UNICAPITAL CORPORATION

NOTE 7--CONSUMMATED ACQUISITIONS OF FOUNDING COMPANIES--CONTINUED

                        FOUNDING COMPANY MERGERS AND IPO

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                       (in thousands, except share data)

                                         AMERICAN              CAUFF
                            UNICAPITAL   CAPITAL    BOULDER   LIPPMAN    JACOM    KEYSTONE   MATRIX   MERRIMAC   MCMG    NSJ
                            ----------   -------    -------   -------    -----    --------   ------   --------   ----    ---
Finance income from direct
  financing and sales-type
  leases..................   $     --     $1,352    $  889    $   --    $ 1,808    $2,335    $2,377     $470     $--    $   --
Rental income from
  operating leases........         --         --        97     4,245      3,733        --       213       --      --       961
Sales of equipment........         --         --       626        --     32,583        --        --       --      --        --
Gain on sale of leases....         --        594       105        --         85        --       619       --      --        --
Fees, commissions and
  remarketing income......         --         19        --     3,696         --       340        36       --      71        --
Interest and other
  income..................         --        269        34       148        252       257        52       36      37       557
                             --------     ------    ------    ------    -------    ------    ------     ----     ----   ------
  Total revenues..........         --      2,234     1,751     8,089     38,461     2,932     3,297      506     108     1,518
                             --------     ------    ------    ------    -------    ------    ------     ----     ----   ------
Cost of operating
  leases..................         --         --        58     3,166      1,492        --       178       --      --       466
Cost of equipment sold....         --         --       563        --     22,442        --        --       --      --        --
Interest expense..........         --      1,359       665       625        764       831     1,089      165      --       555
Selling, general and
  administrative..........     17,315        923       506       722      5,199       928     1,031      201     167     1,502
Goodwill amortization.....         --         --        --        --         --        --        --       --      --        --
                             --------     ------    ------    ------    -------    ------    ------     ----     ----   ------
  Total expenses..........     17,315      2,282     1,792     4,513     29,897     1,759     2,298      366     167     2,523
                             --------     ------    ------    ------    -------    ------    ------     ----     ----   ------
Income from operations....    (17,315)       (48)      (41)    3,576      8,564     1,173       999      140     (59)   (1,005)
Minority interest.........         --         --        --       218         --        --        --       --      --        --
Equity in income from
  minority owned
  affiliates..............         --         --        --        --         --        --        --       --      --     2,108
                             --------     ------    ------    ------    -------    ------    ------     ----     ----   ------
Net income (loss) before
  income taxes............    (17,315)       (48)      (41)    3,358      8,564     1,173       999      140     (59)    1,103
Provision for income
  taxes...................         --        (20)      (12)       --        531       498       361       --      --        --
                             --------     ------    ------    ------    -------    ------    ------     ----     ----   ------
Net income................   $(17,315)    $  (28)   $  (29)   $3,358    $ 8,033    $  675    $  638     $140     $(59)  $1,103
                             ========     ======    ======    ======    =======    ======    ======     ====     ====   ======

                                                         COMBINED    PRO FORMA    PRO FORMA
                            PFSC    VARILEASE   WALDEN    TOTAL     ADJUSTMENTS   COMBINED
                            ----    ---------   ------    -----     -----------   --------
Finance income from direct
  financing and sales-type
  leases..................  $  --    $1,718    $1,563   $12,512     $     --     $ 12,512
Rental income from
  operating leases........     --     2,848       706     12,803           --       12,803
Sales of equipment........     --     2,035     1,357     36,601           --       36,601
Gain on sale of leases....     --     1,796       391      3,590           --        3,590
Fees, commissions and
  remarketing income......    448     1,146       128      5,884       (1,054)       4,830
Interest and other
  income..................     --       146        --      1,788           --        1,788
                            -----    ------     -----    -------     --------     --------
  Total revenues..........    448     9,689     4,145     73,178       (1,054)      72,124
                            -----    ------     -----    -------     --------     --------
Cost of operating
  leases..................     --     2,412       293      8,065          273        8,338
Cost of equipment sold....     --       667        --     23,672           --       23,672
Interest expense..........     --     1,688       956      8,697           --        8,697
Selling, general and
  administrative..........    890     3,693     1,858     34,935      (19,794)      15,141
Goodwill amortization.....     --        --        --         --        3,049        3,049
                            -----    ------     -----    -------     --------     --------
  Total expenses..........    890     8,460     3,107     75,369      (16,472)      58,897
                            -----    ------     -----    -------     --------     --------
Income from operations....   (442)    1,229     1,038     (2,191)      15,418       13,227
Minority interest.........     --        --        --        218         (218)          --
Equity in income from
  minority owned
  affiliates..............     --        --        --      2,108           --        2,108
                            -----    ------     -----    -------     --------     --------
Net income (loss) before
  income taxes............   (442)    1,229     1,038       (301)      15,636       15,335
Provision for income
  taxes...................     --       595        50      2,003        4,983        6,986
                            -----    ------     -----    -------     --------     --------
Net income................  $(442)   $  634     $ 988    $(2,304)    $ 10,653     $  8,349
                            =====    ======     =====    =======     ========     ========

                             UNICAPITAL CORPORATION

NOTE 7--CONSUMMATED ACQUISITIONS OF FOUNDING COMPANIES--CONTINUED

     The following table summarizes unaudited pro forma combined balance sheet adjustments for the Founding Company Mergers and the IPO as of March 31, 1998:

                                               FOUNDING COMPANY MERGER ADJUSTMENTS
                                     -------------------------------------------------------     PRO FORMA
                                        (A)         (B)        (C)         (D)        (E)       ADJUSTMENTS
                                     ---------    -------    --------    -------    --------    -----------

              ASSETS
Cash and cash equivalents..........  $      --    $(3,500)   $     --    $ 7,230    $     --     $  3,730
Accounts receivable................         --         --          --       (100)         --         (100)
Net investment in direct financing
  and sales-type leases............         --         --          --       (622)         --         (622)
Equipment under operating leases,
  net..............................         --         --          --         --      21,845       21,845
Property and equipment, net........         --         --          --        (37)         --          (37)
Receivable from stockholders.......         --         --          --     (8,070)         --       (8,070)
Other assets.......................         --         --          --       (340)         --         (340)
Goodwill...........................         --         --          --         --     470,215      470,215
                                     ---------    -------    --------    -------    --------     --------
      Total assets.................  $      --    $(3,500)   $     --    $(1,939)   $492,060     $486,621
                                     =========    =======    ========    =======    ========     ========

   LIABILITIES AND STOCKHOLDERS'
               EQUITY
Liabilities:
Payable to stockholders, officers
  and affiliates...................  $ 331,527    $    --    $ 32,300    $    --    $     --     $363,827
Recourse debt......................         --         --          --       (250)         --         (250)
Non-recourse and limited recourse
  debt.............................         --         --          --     (2,435)         --       (2,435)
Deferred income taxes payable......         --         --          --         --      33,168       33,168
                                     ---------    -------    --------    -------    --------     --------
      Total liabilities............    331,527         --      32,300     (2,685)     33,168      394,310
Minority interest..................         --       (799)         --         --          --         (799)
Stockholders' equity:                                  --
  Preferred stock..................         --         --          --         --      (5,540)      (5,540)
  Common stock.....................         --         --          --         --        (351)        (351)
  Additional paid-in capital.......   (331,527)        --          --         --     554,203      222,676
  Loan receivable from related
    party..........................         --         --          --        746          --          746
  Retained deficit.................         --     (2,701)    (32,300)        --     (88,519)    (123,520)
  Partners' equity.................         --         --          --         --        (633)        (633)
  Unrealized gain on securities....         --         --          --         --        (268)        (268)
                                     ---------    -------    --------    -------    --------     --------
      Total stockholders' equity...   (331,527)    (2,701)    (32,300)       746     458,892       93,110
                                     ---------    -------    --------    -------    --------     --------
      Total liabilities and
        stockholders' equity.......  $      --    $(3,500)   $     --    $(1,939)   $492,060     $486,621
                                     =========    =======    ========    =======    ========     ========

                                        IPO ADJUSTMENTS
                                     ---------------------       POST
                                                                MERGER
                                       (F)          (G)       ADJUSTMENTS
                                     --------    ---------    -----------
              ASSETS
Cash and cash equivalents..........  $492,100    $(476,606)    $  15,494
Accounts receivable................        --           --            --
Net investment in direct financing
  and sales-type leases............        --           --            --
Equipment under operating leases,
  net..............................        --           --            --
Property and equipment, net........        --           --            --
Receivable from stockholders.......        --           --            --
Other assets.......................    (2,364)          --        (2,364)
Goodwill...........................        --           --            --
                                     --------    ---------     ---------
      Total assets.................  $489,736    $(476,606)    $  13,130
                                     ========    =========     =========
   LIABILITIES AND STOCKHOLDERS'
               EQUITY
Liabilities:
Payable to stockholders, officers
  and affiliates...................  $     --    $(363,827)    $(363,827)
Recourse debt......................        --     (112,779)     (112,779)
Non-recourse and limited recourse
  debt.............................        --           --            --
Deferred income taxes payable......        --           --            --
                                     --------    ---------     ---------
      Total liabilities............        --     (476,606)     (476,606)
Minority interest..................        --           --            --
Stockholders' equity:
  Preferred stock..................        --           --            --
  Common stock.....................        28           --            28
  Additional paid-in capital.......   489,708           --       489,708
  Loan receivable from related
    party..........................        --           --            --
  Retained deficit.................        --           --            --
  Partners' equity.................        --           --            --
  Unrealized gain on securities....        --           --            --
                                     --------    ---------     ---------
      Total stockholders' equity...   489,736           --       489,736
                                     --------    ---------     ---------
      Total liabilities and
        stockholders' equity.......  $489,736    $(476,606)    $  13,130
                                     ========    =========     =========

                             UNICAPITAL CORPORATION

NOTE 7--CONSUMMATED ACQUISITIONS OF FOUNDING COMPANIES--CONTINUED

(A) Records the liability for the cash portion of the consideration paid to the stockholders of the Founding Companies in connection with the Founding Company Mergers.

(B) Reflects reimbursement of stockholders of Cauff Lippman for their repurchase of the minority interest in Cauff Lippman immediately prior to the Founding Company Mergers.

(C) Reflects a distribution taken by the stockholder of Jacom immediately prior to the Founding Company Mergers.

(D) Reflects the payment of amounts payable to and receivable from stockholders at American Capital, Boulder, Cauff Lippman, Jacom, Keystone, Matrix, NSJ and Varilease.

(E) Reflects the acquisitions of the Founding Companies for a total estimated purchase price of $559.5 million consisting of $331.5 million in cash and 13,334,064 shares of common stock with an estimated fair value of $17.10 per share (or $228.0 million), which represents a discount of ten percent from the assumed initial public offering price of $19.00 per share due to restrictions on the sale and transferability of the shares issued. $21.8 million of the purchase price has been allocated to aircraft under operating leases and $33.2 million to a deferred tax liability established upon the conversion from S Corporation or partnership status of certain of the Founding Companies and the remaining purchase price in excess of book value of assets acquired has been allocated to goodwill.

(F) Reflects the cash proceeds from the issuance of 28,000,000 shares of Common Stock net of estimated expenses of the IPO (based on the initial public offering price of $19.00 per share). Expenses of the IPO primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

(G) Reflects payment of the cash portion of the purchase price paid to the stockholders of the Founding Companies and the repayment of certain indebtedness of the Founding Companies assumed by UniCapital in the Founding Company Mergers with a portion of the net proceeds from the IPO.

     The following table summarizes unaudited pro forma combined statement of operations adjustments for the Founding Company Mergers and the IPO:

                                                              YEAR ENDED DECEMBER 31, 1997
                                -----------------------------------------------------------------------------------------
                                  (A)        (B)       (C)     (D)      (E)       (F)        (G)        (H)       TOTAL
                                --------   --------   -----   -----   -------   --------   --------   --------   --------
Fees, commissions and
  remarketing income..........  $     --   $     --   $  --   $  --   $    --   $     --   $ (1,998)  $     --   $ (1,998)
                                --------   --------   -----   -----   -------   --------   --------   --------   --------

Cost of operating leases......        --         --     949      --        --         --         --         --        949
Selling, general and
  administrative..............   (14,490)        --      --      --    (2,133)        --     (1,998)     4,801    (13,820)
Goodwill amortization.........        --     12,196      --      --        --         --         --         --     12,196
                                --------   --------   -----   -----   -------   --------   --------   --------   --------
                                 (14,490)    12,196     949      --    (2,133)        --     (1,998)     4,801       (675)
                                --------   --------   -----   -----   -------   --------   --------   --------   --------
Income (loss) from
  operations..................    14,490    (12,196)   (949)     --     2,133         --         --     (4,801)    (1,323)
Minority interest.............        --         --      --    (645)       --         --         --         --       (645)
                                --------   --------   -----   -----   -------   --------   --------   --------   --------
Pretax earnings (loss)........    14,490    (12,196)   (949)    645     2,133         --         --     (4,801)      (678)
Provision for income taxes....        --         --      --      --        --     13,895         --         --     13,895
                                --------   --------   -----   -----   -------   --------   --------   --------   --------
Net income (loss).............  $ 14,490   $(12,196)  $(949)  $ 645   $ 2,133   $(13,895)  $     --   $ (4,801)  $(14,573)
                                ========   ========   =====   =====   =======   ========   ========   ========   ========

                             UNICAPITAL CORPORATION

NOTE 7--CONSUMMATED ACQUISITIONS OF FOUNDING COMPANIES--CONTINUED

                                                   THREE MONTHS ENDED MARCH 31, 1998
                         -------------------------------------------------------------------------------------
                           (A)       (B)      (C)     (D)      (E)        (F)       (G)       (H)      TOTAL
                         -------   -------   -----   -----   --------   -------   -------   -------   --------
Fees, commissions and
  remarketing income...  $    --   $    --   $  --   $  --   $     --   $    --   $(1,054)  $    --   $ (1,054)
Cost of operating
  leases...............       --        --     273      --         --        --        --        --        273
Selling, general and
  administrative.......   (2,632)       --      --      --    (17,308)       --    (1,054)    1,200    (19,794)
Goodwill
  amortization.........       --     3,049      --      --         --        --        --        --      3,049
                         -------   -------   -----   -----   --------   -------   -------   -------   --------
                          (2,632)    3,049     273      --    (17,308)       --    (1,054)    1,200    (16,472)
                         -------   -------   -----   -----   --------   -------   -------   -------   --------
Income (loss) from
  operations...........    2,632    (3,049)   (273)     --     17,308        --        --    (1,200)    15,418
Minority interest......       --        --      --    (218)        --        --        --        --       (218)
                         -------   -------   -----   -----   --------   -------   -------   -------   --------
Pretax earnings
  (loss)...............    2,632    (3,049)   (273)    218     17,308        --        --    (1,200)    15,636
Provision for income
  taxes................       --        --      --      --         --     4,983        --        --      4,983
                         -------   -------   -----   -----   --------   -------   -------   -------   --------
Net income (loss)......  $ 2,632   $(3,049)  $(273)  $ 218   $ 17,308   $(4,983)  $    --   $(1,200)  $ 10,653
                         =======   =======   =====   =====   ========   =======   =======   =======   ========

---------------

(A) Reflects the net reduction in compensation to the stockholders and management of the Founding Companies to which they agreed in employment agreements in connection with the IPO. The Company has not yet adopted any incentive bonus compensation plan. On a prospective basis, the Company expects that bonuses will only be paid if earnings increase to a level substantially in excess of pro forma combined earnings for the year ended December 31, 1997.

(B) Reflects the amortization of goodwill recorded as a result of the Founding Company Mergers over estimated useful lives ranging from 15 to 40 years.

(C) Reflects an increase in the depreciation for the aircraft under operating leases based on the fair value of the assets recorded in purchase accounting for these Founding Company Mergers.

(D) Reflects the increase in Cauff Lippman's net income resulting from the repurchase by the stockholders of Cauff Lippman of the minority interest in Cauff Lippman immediately prior to the Founding Company Mergers.

(E) Reflects the reduction in compensation expense related to the non-cash compensation charge recorded by UniCapital related to Common Stock issued to management and consultants of UniCapital.

(F) Reflects (i) the incremental provision for federal and state income taxes assuming all entities were subject to federal and state income taxes at a combined effective rate of 38%; (ii) federal and state income taxes relating to the other statement of operations' adjustments; and (iii) the non-deductibility of goodwill amortization for tax purposes.

(G) Reflects the elimination of revenue/expenses recorded by NSJ and Cauff Lippman relating to activities between the two companies for the year ended December 31, 1997 and for the three months ended March 31, 1998.

(H) Reflects an estimate of additional costs to be incurred by UniCapital as a public company. These expenses are primarily salaries and professional fees.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of UniCapital Corporation

     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of UniCapital Corporation at December 31, 1997, and the results of its operations and its cash flows for the period from inception (October 9, 1997) to December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Ft. Lauderdale, Florida
February 19, 1998

                             UNICAPITAL CORPORATION

                                 BALANCE SHEET

                                                              DECEMBER 31, 1997   MARCH 31, 1998
                                                              -----------------   --------------
                                                                                   (UNAUDITED)
ASSETS
Cash........................................................     $    30,406       $    40,939
Deferred offering costs.....................................         573,090         2,364,018
Prepaid expenses and other assets...........................          27,702            30,014
                                                                 -----------       -----------
          Total assets......................................     $   631,198       $ 2,434,971
                                                                 ===========       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses.......................     $   355,053       $   825,294
Line of Credit..............................................              --            50,000
                                                                 -----------       -----------
          Total liabilities.................................         355,053           875,294
Commitments (Note 6)
Stockholders' equity:
  Preferred stock, $0.001 par value, 10,000,000 shares
     authorized, no shares issued and outstanding...........              --                --
  Common stock, $0.001 par value, 100,000,000 shares
     authorized, 5,276,250 and 6,798,750 shares issued and
     outstanding at December 31, 1997 and March 31, 1998,
     respectively...........................................           5,276             6,799
  Stock subscription notes receivable.......................        (128,750)       (3,959,268)
  Additional paid-in capital................................       2,536,599        24,963,826
  Accumulated deficit.......................................      (2,136,980)      (19,451,680)
                                                                 -----------       -----------
          Net stockholders' equity..........................         276,145         1,559,677
                                                                 -----------       -----------
          Total liabilities and stockholders' equity........     $   631,198       $ 2,434,971
                                                                 ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                             UNICAPITAL CORPORATION

                            STATEMENT OF OPERATIONS

                                                               FOR THE PERIOD
                                                               FROM INCEPTION
                                                              (OCTOBER 9, 1997)    THREE MONTHS
                                                               TO DECEMBER 31,        ENDED
                                                                    1997          MARCH 31, 1998
                                                              -----------------   --------------
                                                                                   (UNAUDITED)
Total revenues..............................................     $        --       $         --
                                                                 -----------       ------------
Selling, general and administrative.........................       2,136,980         17,314,700
                                                                 -----------       ------------
Total expenses..............................................       2,136,980         17,314,700
Loss before income taxes....................................      (2,136,980)       (17,314,700)
Provision for income taxes..................................              --                 --
                                                                 -----------       ------------
Net loss....................................................     $(2,136,980)      $(17,314,700)
                                                                 ===========       ============

   The accompanying notes are an integral part of these financial statements.

                             UNICAPITAL CORPORATION

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                              STOCK         ADDITIONAL
                                COMMON     SUBSCRIPTION       PAID-IN     ACCUMULATED
                                STOCK    NOTES RECEIVABLE     CAPITAL       DEFICIT         TOTAL
                                ------   ----------------   -----------   ------------   ------------
Balance at inception (October
  9, 1997)....................  $  --      $        --      $        --   $         --   $         --
Issuance of 5,276,250 shares
  of common stock ($2,133,125
  of compensation expense
  recorded)...................  5,276         (128,750)       2,536,599             --      2,413,125
Net loss......................     --               --               --     (2,136,980)    (2,136,980)
                                ------     -----------      -----------   ------------   ------------
Balance at December 31,
  1997........................  5,276         (128,750)       2,536,599     (2,136,980)       276,145
                                ------     -----------      -----------   ------------   ------------
Issuance of 1,522,500 shares
  of common stock ($15,248,150
  of compensation expense
  recorded) (unaudited).......  1,523       (3,830,518)      20,367,227             --     16,538,232
Issuance of options
  ($2,060,000 of compensation
  expense recorded)
  (unaudited).................                                2,060,000                     2,060,000
Net loss (unaudited)..........     --               --               --    (17,314,700)   (17,314,700)
                                ------     -----------      -----------   ------------   ------------
Balance at March 31, 1998
  (unaudited).................  $6,799     $(3,959,268)     $24,963,826   $(19,451,680)  $  1,559,677
                                ======     ===========      ===========   ============   ============

   The accompanying notes are an integral part of these financial statements.

                             UNICAPITAL CORPORATION

                            STATEMENT OF CASH FLOWS

                                                               FOR THE PERIOD
                                                               FROM INCEPTION
                                                              (OCTOBER 9, 1997)    THREE MONTHS
                                                               TO DECEMBER 31,        ENDED
                                                                    1997          MARCH 31, 1998
                                                              -----------------   --------------
                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................     $(2,136,980)      $(17,314,700)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Compensation expense related to equity issuances.......       2,133,125         17,308,150
     Changes in other assets and liabilities:
       Prepaid expenses and other assets....................         (27,702)            (2,312)
       Deferred offering costs..............................        (573,090)        (1,790,928)
       Accounts payable and accrued expenses................         355,053            470,241
                                                                 -----------       ------------
Net cash used in operating activities.......................        (249,594)        (1,329,549)
                                                                 -----------       ------------
Cash flows from financing activities:
  Proceeds from line of credit..............................              --             50,000
  Proceeds from issuance of common stock....................         280,000          1,290,082
                                                                 -----------       ------------
Net cash provided by financing activities...................         280,000          1,340,082
                                                                 -----------       ------------
Increase in cash............................................          30,406             10,533
Cash at beginning of period.................................              --             30,406
                                                                 -----------       ------------
Cash at end of period.......................................     $    30,406       $     40,939
                                                                 ===========       ============
Supplemental disclosures of cash flow information for
  non-cash items:
  Stock subscription notes receivable as consideration for
     issuance of common stock...............................     $   128,750       $  3,830,518

   The accompanying notes are an integral part of these financial statements.

                             UNICAPITAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--NATURE OF OPERATIONS

     UniCapital Corporation, a Delaware Corporation, ("UniCapital" or the "Company", formerly known as "U.S. Leasing, Inc.") was founded in October 1997, to create a national consolidator and operator of equipment leasing and specialty finance businesses serving the commercial market. UniCapital intends to acquire twelve equipment leasing and related businesses (the "Mergers"), upon consummation of an initial public offering (the "Offering") of its common stock and, subsequent to the Offering, continue to acquire through merger or purchase, similar companies to expand its national operations.

     UniCapital has not conducted any operations, and all activities to date have related to the Offering and the Mergers. The Company's cash balances were generated from the sale of common stock of the Company to investors. Accordingly, statements of operations, of cash flows and of changes in stockholders' equity from inception of the Company to December 31, 1997 would not provide meaningful information and have been omitted. Operating expenses subsequent to inception consist primarily of the salary and benefits of the Company's one employee which have been expensed. As of December 31, 1997, the Company has incurred $573,090 in costs associated with the Offering, which have been capitalized as deferred offering costs. These costs primarily include professional and consulting fees, and will be recorded as a reduction of proceeds of the Offering. The Company is dependent upon the Offering to execute the pending Mergers. There is no assurance that the pending Mergers will be completed or the Company will be able to generate future operating revenues.

     Unaudited Interim Financial Information. The interim financial data as of March 31, 1998 and for the three months ended March 31, 1998 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations and of cash flows for the interim period. Such interim financial data is not necessarily indicative of results for the entire fiscal year including such interim period.

NOTE 2--STOCKHOLDERS' EQUITY

     Common Stock. In connection with the organization and initial capitalization of UniCapital, on October 9, 1997, the Company authorized 100,000,000 shares of common stock with a par value of $.001 per share, and issued 4,000,000 shares at $.05 per share to certain individuals who have assisted the Company in their capacity as consultants for aggregate consideration of $200,000. One of the co-founders will become an employee of the Company pursuant to an employment agreement upon completion of the Offering. In addition, the Company sold 1,276,250 additional shares of common stock for prices ranging from $.05 to $3.00 per share between October 9, 1997 and December 31, 1997, to consultants and investors for aggregate consideration of $208,750 of which $128,750 was in the form of notes receivable. As a result of the sale of these shares, the Company recorded a non-cash compensation charge of $2,133,125 during 1997, representing the excess of the estimated fair value of the shares over the consideration received for the shares at issuance.

     Consideration received by the Company from the sale of shares of common stock included $128,750 in notes receivable from two stockholders, which is reflected in the balance sheet as a reduction from stockholders' equity. The notes are due one year from completion of the Offering and bear interest at the Applicable short term Federal Rate (5.68% at December 31, 1997).

NOTE 3--STOCK OPTION AND STOCK PURCHASE PLANS

     The Company has adopted certain stock option plans and an employee stock purchase plan, which are summarized below. Each of the option plans are administered by a compensation committee composed of outside members of the Board of Directors. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to account for employee stock options or similar equity instruments under APB No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied. The Company has

                             UNICAPITAL CORPORATION

NOTE 3--STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED) elected APB No. 25, and will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.

1997 Executive Non-Qualified Stock Option Plan

     The Company has adopted and the stockholders have approved the 1997 Executive Non-Qualified Stock Option Plan (the "1997 Executive Plan") under which awards of options to acquire shares of common stock may be made to employees, directors, consultants and advisors of the Company. The maximum number of shares of common stock which may be awarded under options is 500,000 shares, of which, after the Offering, no more than 100,000 shares may be awarded to an optionee in any calendar year. Options to purchase 200,000 shares at an exercise price of $3.00 per share under the 1997 Executive Plan have been awarded as of February 19, 1998.

     The terms and conditions of awards under the 1997 Executive Plan are determined from time to time by the compensation committee and will constitute nonqualified options under Section 422 of the Internal Revenue Code, as amended. Outstanding awards will vest and become exercisable in the event of a change in control of the Company, as defined.

1998 Long-Term Incentive Plan

     The Company expects to adopt, and submit to the stockholders for approval, the 1998 Long-Term Incentive Plan (the "1998 Incentive Plan") under which awards of options to acquire shares of common stock may be made to employees, directors (other than non-employee directors), consultants and advisors of the Company. The maximum number of shares of common stock which may be awarded under the 1998 Incentive Plan is 15% of the total number of shares of common stock outstanding from time to time. After the Offering, no more than 500,000 shares may be awarded to an optionee in any calendar year. As of February 12, 1998, no awards under the 1998 Incentive Plan are outstanding. Upon successful completion of the Offering, the Company intends to grant to employees of the Founding Companies, stock options to purchase a number of shares of common stock equal to 6.25% of the aggregate consideration to be paid in the Mergers, divided by the initial public offering price per share. The options will vest ratably over a four year period and will expire 10 years from the date of grant. In addition, the Company intends to grant 1,000,000 options (500,000 each to the Company's co-founders) that will be exercisable immediately at an exercise price equal to the initial offering price, which will expire 10 years from the date of grant.

     The terms and conditions of awards under the 1998 Incentive Plan are determined from time to time by the compensation committee. Exercise prices may not be less than the fair value of the common stock on the date of grant and exercise periods may not exceed 10 years.

1998 Non-Employee Directors' Stock Plan

     The Company expects to adopt, and submit to the stockholders for approval, the 1998 Non-Employee Directors' Stock Plan (the "1998 Non-Employee Directors' Plan") under which awards of options to acquire shares of common stock may be made automatically to non-employee directors. The maximum number of shares of common stock which may be awarded under the 1998 Non-Employee Directors' Plan is 500,000 shares. Each non-employee director will receive on the date of the Offering an initial award of an option to purchase 21,000 shares of common stock (63,000 shares in the aggregate) at an exercise price equal to the initial offering price of the common stock in the Offering. Thereafter, each non-employee director will receive an annual award of an option to purchase 6,000 shares of common stock at an exercise price equal to the fair value of the common stock. All awards are immediately exercisable.

1998 Employee Stock Purchase Plan

     The Company expects to adopt, and submit to the stockholders for approval, the 1998 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") under which eligible employees of the Company may

                             UNICAPITAL CORPORATION

NOTE 3--STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED) purchase shares of common stock through payroll deductions at a price equal to 85% of the fair value of the common stock. The Company has reserved 2,000,000 shares of common stock for issuance under the Employee Stock Purchase Plan.

NOTE 4--LINE OF CREDIT

     The Company has a $250,000 line of credit facility with a financial institution, due on July 31, 1998, all of which was unused at December 31, 1997. Subsequent to December 31, 1997 the maximum borrowings allowed under the line of credit agreement were increased to $500,000. The agreement expires in July 1998, and is guaranteed jointly and severally by one of the Company's stockholders and another related party. Interest on the facility is payable monthly computed at the prime lending rate plus 0.75%.

NOTE 5--INCOME TAXES

     The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are provided to reduce deferred taxes to the amount expected to be realized based on available evidence.

     The Company's provision for income tax expense was composed of the following for the year ended December 31, 1997:

Current:
  Federal...................................................  $      --
  State.....................................................         --
                                                              ---------
     Total current..........................................         --
                                                              ---------
Deferred:
  Federal...................................................    748,000
  State.....................................................     78,000
                                                              ---------
                                                                826,000
Valuation allowance.........................................   (826,000)
                                                              ---------
     Total deferred.........................................  $      --
                                                              =========

     The effective income tax rate for the year ended December 31, 1997 varied from the federal statutory rate as follows:

Tax benefit computed at statutory 35% rate..................  $ 748,000
State taxes, net of federal benefit.........................     78,000
Valuation allowance.........................................   (826,000)
                                                              ---------
                                                              $      --
                                                              =========

The components of net deferred tax asset at December 31, 1997 were as follows:

Organization costs and deferred offering costs..............  $ 826,000
Less: Valuation allowance...................................   (826,000)
                                                              ---------
                                                              $      --
                                                              =========

NOTE 6--COMMITMENTS

     Employment Agreements. The Company has entered into separate employment agreements with seven management executives which will be effective at the time of the Offering, each with a term of two years expiring

                             UNICAPITAL CORPORATION

NOTE 6--COMMITMENTS (CONTINUED)
at various dates in the year 2000. The agreements provide for annual base salaries ranging from $175,000 to $650,000. These agreements would generally remain an obligation of the Company in the event the Company terminates employment without cause after the employment term commences.

     Consulting Agreement. The Company intends to enter into a two-year consulting agreement, which will be effective at the time of the Offering, with a corporation the sole stockholder of which is a consultant to Jacom Computer Services, Inc. ("Jacom"), one of the Founding Companies. The agreement provides that such corporation will continue to provide such consulting services to Jacom as it currently provides, and will render additional consulting services to the Company in pursuing merger and acquisition activities and forming strategic alliances. The agreement provides for base annual consulting fees of $500,000, payable monthly.

NOTE 7--SUBSEQUENT EVENTS

     Subsequent to December 31, 1997, the Company issued an additional 1,522,500 shares of Common Stock for prices ranging from $3.00 to $10.00 per share to individuals serving as consultants to the Company, each of whom will become employees of the Company upon consummation of the Offering, and certain other stockholders, for aggregate consideration of $5,127,500 of which $3,830,518 was in the form of notes receivable, and recorded a non-cash compensation charge of $15.2 million related to the difference between amounts paid and the value of these shares. In addition, in January 1998, the Company issued an option to a consultant to the Company, who will become an employee of the Company upon consummation of the Offering, to purchase 200,000 shares of Common Stock at $3.00 per share, which expires on January 31, 2008. The Company recorded a charge in the amount of $2,060,000 in January 1998 reflecting the compensatory value of the option.

     On January 27, 1998, the Board of Directors approved a resolution to change the Company's name to UniCapital Corporation and authorized 10,000,000 shares of preferred stock with a par value of $.001 per share. No preferred stock has been issued by the Company as of February 19, 1998.

     Unaudited subsequent event. UniCapital has signed definitive agreements to acquire by merger twelve equipment leasing and related companies ("Founding Companies") to be effective contemporaneously with the Offering. The consideration to be paid by UniCapital in acquiring the Founding Companies will be a combination of cash and common stock, currently estimated to be approximately $584.9 million.

     The total consideration does not reflect contingent consideration which may be issued pursuant to earn out arrangements included in the definitive agreements for the Founding Companies. These arrangements provide for the Company to pay additional consideration based on earnings before taxes generated by the Founding Companies for the years ended December 31, 1998 and 1999 (and in certain cases also for the year ended December 31, 2000). Contingent consideration, if earned, will be recorded in a manner consistent with the consideration paid at closing for each Founding Company. Any shares of common stock issued as contingent consideration will be included in shares used to compute earnings per share in the period in which the contingencies are resolved and the common stock is distributable.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholder of
  American Capital Resources, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of American Capital Resources, Inc. at December 31, 1997, and the results of its operations and its cash flows for the five months ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Ft. Lauderdale, Florida
July 14, 1998

                        AMERICAN CAPITAL RESOURCES, INC.

                                 BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
ASSETS
Cash........................................................  $   849,478
Net investment in contracts and leases receivable, held for
  sale......................................................   68,088,765
Other receivables...........................................    4,198,096
Receivable from stockholder.................................      525,747
Property and equipment, net.................................      210,956
Prepaid expenses and other assets...........................      337,061
                                                              -----------
     Total assets...........................................  $74,210,103
                                                              ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
Notes payable--banks--recourse..............................  $35,551,662
Notes payable--banks--limited recourse and nonrecourse......   13,005,297
Notes payable--other........................................        5,861
Accounts payable and accrued expenses.......................   16,103,619
Deferred income taxes payable...............................    1,610,000
                                                              -----------
     Total liabilities......................................   66,276,439
                                                              -----------
Commitments and contingencies (Note 8)
Stockholder's equity
  Common stock--no par value, 200 shares authorized, issued
     and outstanding........................................          200
  Additional paid in capital................................    1,029,882
  Retained earnings.........................................    6,903,582
                                                              -----------
     Total stockholder's equity.............................    7,933,664
                                                              -----------
     Total liabilities and stockholder's equity.............  $74,210,103
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                        AMERICAN CAPITAL RESOURCES, INC.

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                                                                FIVE MONTHS
                                                                   ENDED
                                                                DECEMBER 31,
                                                                    1997
                                                                ------------
Finance income from direct financing leases and contracts...     $1,732,116
Gain on sale of contracts...................................      1,417,189
Fee income..................................................         23,325
Interest and other income...................................        527,721
                                                                 ----------
     Total revenues.........................................      3,700,351
                                                                 ----------
Interest expense............................................      1,807,608
Selling, general and administrative expenses................      2,513,349
                                                                 ----------
     Total expenses.........................................      4,320,957
                                                                 ----------
Loss before income taxes....................................       (620,606)
Income tax benefit..........................................       (250,000)
                                                                 ----------
Net loss....................................................       (370,606)
Retained earnings--beginning of period......................      7,274,188
                                                                 ----------
Retained earnings--end of period............................     $6,903,582
                                                                 ==========

   The accompanying notes are an integral part of these financial statements.

                        AMERICAN CAPITAL RESOURCES, INC.

                            STATEMENT OF CASH FLOWS

                                                              FIVE MONTHS
                                                                 ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Cash flows from operating activities:
  Net loss..................................................  $   (370,606)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................        51,250
     Amortization and charge off of initial direct costs....       538,269
     Deferred income taxes..................................      (250,000)
  Change in operating assets and liabilities:
     Other receivables......................................       495,964
     Prepaid expenses and other assets......................       (28,746)
     Accounts payable and accrued expenses..................     5,610,034
                                                              ------------
          Net cash provided by operating activities.........     6,046,165
                                                              ------------
Cash flows from investing activities:
  Investment in contracts and leases, net...................   (28,547,500)
  Principal received from contracts and leases..............    22,361,033
  Initial direct costs capitalized..........................    (1,102,797)
  Purchase of property and equipment........................        (4,537)
                                                              ------------
          Net cash used in investing activities.............    (7,293,801)
                                                              ------------
Cash flows from financing activities:
  Proceeds from issuance of notes payable--banks............    45,866,599
  Payments of notes payable--banks..........................   (45,762,345)
  Decrease in notes payable--other..........................        (2,109)
  Increase in receivable from stockholder...................       (37,575)
                                                              ------------
          Net cash provided by financing activities.........        64,570
                                                              ------------
  Decrease in cash..........................................    (1,183,066)
Cash at beginning of period.................................     2,032,544
                                                              ------------
Cash at end of period.......................................  $    849,478
                                                              ============
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
     Interest...............................................  $  1,964,965
                                                              ============
     Income taxes...........................................  $     10,500
                                                              ============

   The accompanying notes are an integral part of these financial statements.

                        AMERICAN CAPITAL RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION AND BUSINESS

     American Capital Resources, Inc. (the "Company"), a financial services company, provides a wide array of financial products and services to both manufacturers/dealers and end-users for American industry. Among the products offered are equipment financing and leasing (both new and used equipment), commercial collateralized lending, including both accounts receivable and inventory financing, working capital loans, mergers and acquisitions, portfolio financing and retail marketing programs for manufacturers and dealers of equipment.

     Headquartered in Hackensack, New Jersey, the Company operates on a nation-wide basis with sales representation resulting in a geographical customer mix throughout the United States with no specific concentration in any one area. While continuing as a prime source of funds for the graphic arts and paper converting industries, including commercial printing, corrugating, packaging, bindery, etc., the Company also provides financing for various other industries, including but not limited to, plastics, electronics, machine tools, etc. However, as of December 31, 1997, substantially all of the customers' receivables are concentrated in the graphic arts and paper converting industries.

  REVENUE RECOGNITION

     The Company purchases and finances equipment for its customers. To fund the purchase of such equipment, the Company sells its customers' contracts and leases and the payments receivable thereunder to a bank or borrows the required proceeds from various funding sources. The Company does not provide servicing for receivables sold. For borrowings, the finance method of accounting is followed for financial statement reporting purposes and the proceeds received are reflected as borrowings.

     Contracts and leases are accounted for by recording as an asset, the total minimum payments receivable, the guaranteed residual (the stated purchase agreement amount) and the unearned income which is a contra-asset account. The unearned income represents the excess of the total minimum payments, including the stated purchase agreement amount expected to be realized, over the cost of the related equipment. The unearned income is recognized as revenue over the terms of the related contracts following the interest method. When a contract or lease is sold, the excess of the proceeds from the sale over the carrying value of the receivable, net of the related unearned income, is recorded as a gain on sale of the contract. Effective for transactions after December 31, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 125, (FASB 125) "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." The adoption of FASB 125 did not have a material effect on the Company's financial position or results of operations.

     Initial direct costs are deferred and included as part of the net investment. Amortization of the deferred initial direct costs is computed using the interest method over the lives of the contracts or leases. When a contract or lease is sold, the related initial direct costs are charged to gain on sale of contracts.

  ALLOWANCE FOR DOUBTFUL RECEIVABLES

     The allowance for doubtful receivables represents the Company's recognition of the assumed risks of extending credit and the quality of the contracts and leases. The allowance is maintained at a level considered adequate to provide for potential credit losses based on management's assessment of various factors affecting the quality of the portfolio, including loss experience, review of problem accounts, aging of the portfolio and general business conditions. The allowance for doubtful receivables is an estimate and ultimate losses may vary from current estimates and future additions to the allowance may be necessary.

                        AMERICAN CAPITAL RESOURCES, INC.

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are being depreciated on a straight line basis over their estimated useful lives as follows:

                 CATEGORY                                  USEFUL LIFE
                 --------                                  -----------
Furniture, fixtures and computer equipment   3 to 7 years
Transportation equipment                     3 to 10 years
Leasehold improvements                       Shorter of useful life or lease term

  INCOME TAXES

     The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2--NET INVESTMENT IN CONTRACTS AND LEASES RECEIVABLE

     The following comprises the net investment in contracts and leases receivable as of December 31, 1997:

Payments receivable in installments, including the stated
  purchase agreement amount due at the end of the term......  $ 86,028,617
Initial direct costs........................................     2,057,880
Unearned income.............................................   (19,393,149)
Allowance for doubtful receivables..........................      (604,583)
                                                              ------------
Net investment in contracts and leases receivable...........  $ 68,088,765
                                                              ============

     Included in gross payments receivable is a loan in the amount of $622,000 due from an entity in which the stockholder of the Company owns a minority interest. During 1998, this loan was repaid in full.

     Nonaccrual contracts and leases approximated $1,600,000 at December 31, 1997.

     The change in the allowance for doubtful receivables for the five months ended December 31, 1997 was as follows:

Balance, beginning of period................................  $ 506,000
Provision for doubtful receivables..........................    335,000
Receivables written off.....................................   (236,417)
                                                              ---------
Balance, end of period......................................  $ 604,583
                                                              =========

                        AMERICAN CAPITAL RESOURCES, INC.

NOTE 2--NET INVESTMENT IN CONTRACTS AND LEASES RECEIVABLE (CONTINUED) Contracts and leases receivable at December 31, 1997 are due in installments as follows:

12 MONTHS ENDING
  DECEMBER 31,
----------------
    1998.........................................................  $28,015,909
    1999.........................................................   12,868,116
    2000.........................................................   12,709,592
    2001.........................................................   10,521,721
    2002.........................................................    8,302,453
    Thereafter...................................................   13,610,826
                                                                   -----------
                                                                   $86,028,617
                                                                   ===========

     Contracts and leases financed under nonrecourse borrowings have been structured in such a way that the payments to be received are equal to or greater than the underlying debt service. Because customers may prepay balances due or the Company may sell or assign the future payment stream, the above is not intended to be a projection of future cash flow.

     During 1998, the Company sold approximately $54,000,000 of net receivables, consisting of contracts and receivables outstanding at December 31, 1997 and production during 1998, and realized a gain.

NOTE 3--PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1997 consists of the following:

Furniture, fixtures and computer equipment..................  $ 422,310
Transportation equipment....................................     67,137
                                                              ---------
                                                                489,447
Less accumulated depreciation and amortization..............   (278,491)
                                                              ---------
                                                              $ 210,956
                                                              =========

NOTE 4--OTHER RECEIVABLES

     Other receivables at December 31, 1997 are summarized as follows:

Due from funding sources for completed transactions.........  $4,036,625
Notes, loans and other receivables..........................      43,208
Due from DML Associates.....................................     118,263
                                                              ----------
                                                              $4,198,096
                                                              ==========

     DML Associates ("DML") is a partnership controlled by the stockholder of the Company. The amount due from DML at December 31, 1997 is secured by DML's purchase agreements on leases which are in excess of the receivables at those dates.

     The receivable from stockholder, who is also an officer of the Company, represents net advances to the stockholder. Such amounts are not interest bearing and do not have a specific due date.

NOTE 5--NOTES PAYABLE--BANKS--RECOURSE

     The Company funds certain contracts under secured lines of credit. The amount of credit available to the Company under these lines was $54,000,000 at December 31, 1997.

     As of December 31, 1997, $35,551,662 was outstanding under such lines, is due on demand and is collateralized by contracts receivable.

                        AMERICAN CAPITAL RESOURCES, INC.

NOTE 5--NOTES PAYABLE--BANKS--RECOURSE (CONTINUED)
     The interest rates on the outstanding borrowings under the secured lines of credit range from Libor plus 2.0% to prime plus 1.0%. At December 31, 1997, the Libor rate was 5.94% and the prime rate was 8.50%.

     The line of credit agreements include provisions for the maintenance of certain debt covenants and restricts the payment of dividends to the stockholder.

NOTE 6--NOTES PAYABLE--BANKS--LIMITED RECOURSE AND NONRECOURSE

     The following table summarizes the Company's future obligations by year for notes payable--banks, collateralized by contracts or leases assigned, on both a limited recourse and nonrecourse basis, as of December 31, 1997.

12 MONTHS ENDING
  DECEMBER 31,
----------------
  1998.............................................................  $ 3,605,003
  1999.............................................................    2,526,743
  2000.............................................................    2,554,756
  2001.............................................................    2,053,723
  2002.............................................................      996,480
  Thereafter.......................................................    1,268,592
                                                                     -----------
                                                                     $13,005,297
                                                                     ===========

     Of the $13,005,297, the Company has recourse for a maximum amount of approximately $2,000,000 under limited recourse provisions.

     Interest on the notes is generally at the rate of prime plus 1.0%. At December 31, 1997, the prime rate was 8.50%. The above notes will be prepaid early to the extent customers prepay their contract or lease balances or if the Company sells the related collateral.

NOTE 7--INCOME TAXES

     The components of the income tax benefit for the five months ended December 31, 1997 are as follows:

Federal:
  Current...................................................  $  --
  Deferred..................................................  214,750
                                                              --------
                                                              214,750
                                                              --------
State:
  Current...................................................     --
  Deferred..................................................   35,250
                                                              --------
                                                               35,250
                                                              --------
Total:
  Current...................................................     --
  Deferred..................................................   250,000
                                                              --------
                                                              $250,000
                                                              ========

     The temporary differences that give rise to the Company's deferred income tax assets and liabilities at December 31, 1997 primarily include the treatment of certain contracts as operating leases for income tax purposes, investment tax credit carryforwards and alternative minimum tax credit carryforwards.

     At December 31, 1997, the Company's deferred income tax assets and liabilities approximated $1,000,000 and $2,610,000, respectively. A valuation allowance for deferred income tax assets has not been recorded since

                        AMERICAN CAPITAL RESOURCES, INC.

NOTE 7--INCOME TAXES (CONTINUED)
management believes it is more likely than not that assets will be realized through the generation of future taxable income and utilization of tax credits.

     At July 31, 1997, the Company's last income tax reporting date, the Company has for income tax reporting purposes, investment tax credit carryforwards of approximately $281,000 expiring between 1998 and 2001, and approximately $640,000 of alternative minimum tax credit carryforwards which can be carried forward indefinitely.

     The Company is currently undergoing an audit by the Internal Revenue Service for the years ended July 31, 1994 and 1995. Management does not believe the results of such examination will materially affect the results of operations of the Company.

NOTE 8--COMMITMENTS AND CONTINGENCIES

     Rent expense for office facilities for the five months ended December 31, 1997 was approximately $102,000. The Company has minimum rental commitments under a noncancellable operating lease for office space in New Jersey expiring on December 31, 2000. The lease contains renewal options and escalation clauses based on increased operating costs. Estimated minimum annual rentals under the lease are as follows:

12 MONTHS ENDING
  DECEMBER 31,                                                       ANNUAL RENTALS
----------------                                                     --------------
  1998.............................................................     $177,006
  1999.............................................................         186,576
  2000.............................................................         186,576
                                                                        --------
                                                                        $550,158
                                                                        ========

     The Company has committed to extend credit to its customers in the normal course of business. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract or lease and generally have fixed expiration dates or other termination clauses; such commitments may also provide for a fee to the Company. The amount of collateral obtained by the Company upon extension of credit is based on management's credit evaluations of the counter-party. The Company evaluates each customer's credit worthiness on a case-by-case basis. At such time as a commitment is made, the collateral value supporting such commitment is at least equal to or greater than the value of the commitment. In some cases, these transactions also may have vendor support.

     Most of the commitments are expected to be drawn upon and, accordingly, the total commitment amounts normally represent future cash requirements. Over the twelve months ending December 31, 1998, the Company expects to fund such commitments from its unused credit lines from the sale of receivables, or from working capital. Collateral obtained includes the equipment financed and may include other property, plant, and equipment, as well as personal guarantees. At December 31, 1997, the Company had contracts to extend credit to customers aggregating approximately $38,000,000.

     The Company periodically sells contracts and leases with recourse provisions. Under these transactions, estimated future obligations under these agreements are recorded and included in the gain on sale of contracts.

     The Company has several vendor guarantee programs in existence whereby, in the event of a customer default, the vendors involved would be obligated to "repurchase" the transaction from the Company up to certain predetermined limits under certain programs and up to 100% of the equipment cost under other programs.

     At December 31, 1997, the Company has outstanding a commitment to pay the assignees of approximately $17.5 million of contracts and leases receivable interest at a variable rate and the Company earns interest at a fixed rate. Settlements of these commitments are made quarterly.

                        AMERICAN CAPITAL RESOURCES, INC.

NOTE 9--PENSION PLAN

     The Company has a 401(k) defined contribution pension plan (the "Plan") covering substantially all employees of the Company. Employees become eligible to participate in the Plan upon completion of one year of service. Employee contributions are matched by the Company to a maximum of 3% of each participant's compensation. For the five months ended December 31, 1997, the Company's matching contributions aggregated approximately $10,000.

NOTE 10--SUBSEQUENT EVENT

     On May 20, 1998 all of the outstanding shares of the Company's common stock was acquired by UniCapital Corporation ("UniCapital") in exchange for cash and common stock of UniCapital, concurrent with the consummation of the initial public offering of the common stock of UniCapital.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
  American Capital Resources, Inc.

     We have audited the accompanying balance sheets of American Capital Resources, Inc. as of July 31, 1996 and 1997, and the related statements of income and retained earnings and cash flows for each of the years in the three-year period ended July 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also incudes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Capital Resources, Inc. as of July 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended July 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

New York, New York
October 27, 1997

                        AMERICAN CAPITAL RESOURCES, INC.

                                 BALANCE SHEETS

                                                                 JULY 31,
                                                         -------------------------   JANUARY 31,
                                                            1996          1997          1998
                                                         -----------   -----------   -----------
                                                                                     (UNAUDITED)
ASSETS
Cash...................................................  $ 1,652,341   $ 2,032,544   $   701,200
Net investment in contracts and leases receivable (note
  2)...................................................   60,205,674    60,803,133    70,697,638
Property and equipment, net (note 3)...................      296,850       265,214       208,251
Other receivables (note 4).............................    4,401,309     4,694,060     4,412,342
Receivable from stockholder (note 4)...................      418,872       488,172       697,341
Prepaid expenses and other assets......................      425,041       308,315       332,501
                                                         -----------   -----------   -----------
     Total assets......................................  $67,400,087   $68,591,438   $77,049,273
                                                         ===========   ===========   ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
Notes payable--banks--recourse (note 5)................  $26,992,365   $28,442,676   $35,144,900
Notes payable--banks--limited recourse and nonrecourse
  (note 6).............................................   21,640,834    19,482,937    15,772,711
Notes payable--other...................................       19,961         7,970         5,237
Accounts payable and accrued expenses..................    9,366,194    10,493,585    16,642,564
Deferred income taxes payable (note 7).................    1,522,000     1,860,000     1,622,000
                                                         -----------   -----------   -----------
     Total liabilities.................................   59,541,354    60,287,168    69,187,412
                                                         -----------   -----------   -----------
Commitments (note 8)
Stockholder's equity:
  Common Stock--no par value, 200 shares authorized,
     issued and outstanding............................          200           200           200
  Additional paid in capital...........................    1,029,882     1,029,882     1,029,882
  Retained earnings....................................    6,828,651     7,274,188     6,831,779
                                                         -----------   -----------   -----------
     Total stockholder's equity........................    7,858,733     8,304,270     7,861,861
                                                         -----------   -----------   -----------
     Total liabilities and stockholder's equity........  $67,400,087   $68,591,438   $77,049,273
                                                         ===========   ===========   ===========

                See accompanying notes to financial statements.

                        AMERICAN CAPITAL RESOURCES, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                               SIX MONTHS ENDED
                                            YEAR ENDED JULY 31,                   JANUARY 31,
                                   --------------------------------------   -----------------------
                                      1995         1996          1997          1997         1998
                                   ----------   -----------   -----------   ----------   ----------
                                                                                  (UNAUDITED)
Finance income from direct
  financing leases and
  contracts......................  $4,679,763   $ 5,069,687   $ 4,986,537   $2,535,358   $2,427,724
Gain on sale of contracts........   3,533,063     4,038,683     4,425,745    1,624,420    1,408,704
Fee income.......................      89,374        83,936        79,825       35,950       29,325
Interest and other income........     943,940     1,041,628     1,261,582      486,139      817,107
                                   ----------   -----------   -----------   ----------   ----------
     Total revenues..............   9,246,140    10,233,934    10,753,689    4,681,867    4,682,860
                                   ----------   -----------   -----------   ----------   ----------
Interest expense.................   4,696,591     5,159,682     5,389,659    2,464,805    2,486,428
Selling, general and
  administrative.................   4,147,134     4,617,400     5,194,250    2,234,424    2,868,841
                                   ----------   -----------   -----------   ----------   ----------
     Total expenses..............   8,843,725     9,777,082    10,583,909    4,699,229    5,355,269
                                   ----------   -----------   -----------   ----------   ----------
Income (loss) before income taxes
  and extraordinary item.........     402,415       456,852       169,780      (17,362)    (672,409)
Provision (benefit) for income
  taxes (note 7).................     163,000       193,000       117,000       (7,000)    (230,000)
                                   ----------   -----------   -----------   ----------   ----------
Income (loss) before
  extraordinary item.............     239,415       263,852        52,780      (10,362)    (442,409)
Extraordinary item, net of income
  taxes of $321,000 (note 10)....          --            --       392,757           --           --
                                   ----------   -----------   -----------   ----------   ----------
Net income (loss)................     239,415       263,852       445,537      (10,362)    (442,409)
Retained earnings--beginning of
  period.........................   6,325,384     6,564,799     6,828,651    6,828,651    7,274,188
                                   ----------   -----------   -----------   ----------   ----------
Retained earnings--end of
  period.........................  $6,564,799   $ 6,828,651   $ 7,274,188   $6,818,289   $6,831,779
                                   ==========   ===========   ===========   ==========   ==========

                See accompanying notes to financial statements.

                        AMERICAN CAPITAL RESOURCES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                       SIX MONTHS ENDED
                                                YEAR ENDED JULY 31,                       JANUARY 31,
                                     ------------------------------------------   ---------------------------
                                         1995           1996           1997           1997           1998
                                     ------------   ------------   ------------   ------------   ------------
                                                                                          (UNAUDITED)
Cash flows from operating
  activities:
  Net income (loss)................  $    239,415   $    263,852   $    445,537   $    (10,362)  $   (442,409)
  Adjustments to reconcile net
    income (loss) to net cash
    provided by (used in) operating
    activities:
    Depreciation and
      amortization.................        97,856        120,703        137,749         68,154         61,500
    Amortization and charge off of
      initial direct costs.........       980,785      1,266,440      1,251,746        750,953        935,601
    Deferred income taxes..........        61,000        106,020        338,000         (7,000)      (238,000)
    Extraordinary item.............            --             --       (713,757)            --             --
    Change in operating assets and
      liabilities..................
      Other receivables............    (1,993,044)      (145,942)      (292,751)     1,291,958        281,718
      Prepaid expenses and other
         assets....................         1,341       (113,045)       116,726          8,271        (24,186)
      Accounts payable and accrued
         expenses..................       200,411       (148,460)         9,021       (102,338)      (104,931)
                                     ------------   ------------   ------------   ------------   ------------
    Net cash provided by (used in)
      operating activities.........      (412,236)     1,349,568      1,292,271      1,999,636        469,293
                                     ------------   ------------   ------------   ------------   ------------
Cash flows from investing
  activities:
  Investment in contracts and
    leases, net....................   (33,015,679)   (36,668,775)   (37,494,893)   (36,810,361)   (30,137,974)
  Principal received from contracts
    and leases.....................    34,071,704     32,208,370     37,970,626     18,141,057     26,833,240
  Initial direct costs
    capitalized....................    (1,194,582)    (1,098,192)    (1,206,568)    (1,002,399)    (1,271,462)
  Purchase of property and
    equipment......................       (53,377)      (113,038)      (106,113)       (11,696)        (4,537)
                                     ------------   ------------   ------------   ------------   ------------
    Net cash used in investing
      activities...................      (191,934)    (5,671,635)      (836,948)   (19,683,399)    (4,580,733)
                                     ------------   ------------   ------------   ------------   ------------
Cash flows from financing
  activities:
  Proceeds from issuance of notes
    payable--banks.................    97,468,067     98,018,194    105,403,415     44,216,520     54,221,970
  Payments of notes
    payable--banks.................   (95,080,117)   (94,938,030)  (105,397,244)   (27,868,405)   (51,229,972)
  Decrease in notes
    payable--other.................       (11,766)       (13,239)       (11,991)        (5,116)        (2,733)
  (Increase) decrease in receivable
    from stockholder...............        (2,557)       (37,523)       (69,300)        16,673       (209,169)
                                     ------------   ------------   ------------   ------------   ------------
    Net cash provided by (used in)
      financing activities.........     2,373,627      3,029,402        (75,120)    16,359,672      2,780,096
                                     ------------   ------------   ------------   ------------   ------------
    Increase (decrease) in cash....     1,769,457     (1,292,665)       380,203     (1,324,091)    (1,331,344)
Cash at beginning of period........     1,175,549      2,945,006      1,652,341      1,652,341      2,032,544
                                     ------------   ------------   ------------   ------------   ------------
Cash at end of period..............  $  2,945,006   $  1,652,341   $  2,032,544   $    328,250   $    701,200
                                     ============   ============   ============   ============   ============
Supplemental disclosures of cash
  flow information:
  Cash paid during the period for:
    Interest.......................  $  4,696,591   $  5,159,682   $  5,389,659   $  2,464,805   $  2,486,428
                                     ============   ============   ============   ============   ============
    Income taxes...................  $         --   $    173,688   $     78,890   $         --   $        561
                                     ============   ============   ============   ============   ============
  Other non-cash transaction:
    Assumption of debt by
      stockholder..................  $         --   $         --   $    437,000   $         --   $         --
                                     ============   ============   ============   ============   ============

                See accompanying notes to financial statements.

                        AMERICAN CAPITAL RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                             JULY 31, 1996 AND 1997

        (INFORMATION AS OF JANUARY 31, 1998 AND FOR THE SIX MONTHS ENDED
                    JANUARY 31, 1997 AND 1998 IS UNAUDITED.)

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Business. American Capital Resources, Inc. (the "Company"), a privately held financial services company, provides a wide array of financial products and services to both manufacturers/dealers and end-users. Among the products offered are equipment financing and leasing (both new and used equipment), commercial collateralized lending, including both accounts receivable and inventory financing, working capital loans, mergers and acquisitions, portfolio financing and retail marketing programs for manufacturers and dealers of equipment.

     Headquartered in Hackensack, New Jersey, the Company operates on a nation-wide basis with sales representation resulting in a geographical customer mix throughout the United States with no specific concentration in any one area. While continuing as a prime source of funds for the graphic arts and paper converting industries, including commercial printing, corrugating, packaging, bindery, etc., the Company also provides financing for various other industries, including but not limited to, plastics, electronics, machine tools, etc. However, as of July 31, 1996 and 1997, substantially all of the customers' receivables are concentrated in the graphic arts and paper converting industries.

     Revenue Recognition. The Company purchases and finances equipment for its customers. To fund the purchase of such equipment, the Company sells its customers' contracts and leases and the payments receivable thereunder to a bank or borrows the required proceeds from various funding sources. The Company does not provide servicing for receivables sold. For borrowings, the finance method of accounting is followed for financial statement reporting purposes and the proceeds received are reflected as borrowings (See note 2).

     Contracts and leases are accounted for by recording as an asset, the total minimum payments receivable, the guaranteed residual (the stated purchase agreement amount) and the unearned income which is a contra-asset account. The unearned income represents the excess of the total minimum payments, including the stated purchase agreement amount to be realized, over the cost of the related equipment. The unearned income is recognized as revenue over the terms of the related contracts following the interest method. When a contract or lease is sold, the excess of the proceeds from the sale over the carrying value of the receivable, net of the related unearned income, is recorded as a gain on sale of the contract. Effective for transactions occurring after December 31, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 125 (FASB 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." The adoption of FASB 125 did not have a material effect on the Company's financial position or results of operations.

     Initial direct costs are deferred and included as part of the net investment. Amortization of the deferred initial direct costs is computed using the interest method over the lives of the contracts or leases. When a contract or lease is sold, the related initial direct costs are charged to gain on sale of contracts.

     Allowance for Doubtful Receivables. The allowance for doubtful receivables represents the Company's recognition of the assumed risks of extending credit and the quality of the contracts and leases. The allowance is maintained at a level considered adequate to provide for potential credit losses based on management's assessment of various factors affecting the quality of the portfolio, including loss experience, review of problem accounts, aging of the portfolio and general business conditions. The allowance for doubtful receivables is an estimate and ultimate losses may vary from current estimates and future additions to the allowance may be necessary.

                        AMERICAN CAPITAL RESOURCES, INC.

        (INFORMATION AS OF JANUARY 31, 1998 AND FOR THE SIX MONTHS ENDED
                    JANUARY 31, 1997 AND 1998 IS UNAUDITED.)

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Property and Equipment. Property and equipment are stated at cost and are being depreciated over their estimated useful lives as follows:

                  CATEGORY                                 USEFUL LIFE
                  --------                                 -----------
Furniture, fixtures and computer equipment...  3 to 7 years
Transportation equipment.....................  3 to 10 years
Leasehold improvements.......................  Shorter of useful life or lease term

     Income Taxes. The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Interim Financial Information. The financial statements and notes related thereto as of January 31, 1998 and for the six months ended January 31, 1997 and 1998 are unaudited, but in the opinion of management, include all normal recurring adjustments necessary for a fair presentation of financial position and results of operations. The operating results for the interim periods are not necessarily indicative of a full year's operations.

NOTE 2--NET INVESTMENT IN CONTRACTS AND LEASES RECEIVABLE

     The following comprise the net investment in contracts and leases receivable as of July 31, 1996 and 1997:

                                                      1996            1997
                                                  ------------    ------------
Payments receivable in installments, including
  the stated purchase agreement amount due at
  the end of the term...........................  $ 76,291,394    $ 78,208,635
Initial direct costs............................     1,897,554       1,852,376
Unearned income.................................   (17,668,274)    (18,751,878)
Allowance for doubtful receivables..............      (315,000)       (506,000)
                                                  ------------    ------------
Net investment in contracts and leases
  receivable....................................  $ 60,205,674    $ 60,803,133
                                                  ============    ============

     Included in gross payments receivable is a loan in the amount of $622,000 due from an entity in which the stockholder of the Company owns a minority interest.

     The changes in the allowance for doubtful receivables were as follows:

                                             1995         1996         1997
                                           ---------    ---------    ---------
Balance, beginning of fiscal year........  $ 315,000    $ 315,000    $ 315,000
Provision for doubtful receivables.......    204,000      291,000      591,000
Receivables written off..................   (204,000)    (291,000)    (400,000)
                                           ---------    ---------    ---------
Balance, end of fiscal year..............  $ 315,000    $ 315,000    $ 506,000
                                           =========    =========    =========

                        AMERICAN CAPITAL RESOURCES, INC.

        (INFORMATION AS OF JANUARY 31, 1998 AND FOR THE SIX MONTHS ENDED
                    JANUARY 31, 1997 AND 1998 IS UNAUDITED.)

NOTE 2--NET INVESTMENT IN CONTRACTS AND LEASES RECEIVABLE (CONTINUED) Contracts and leases receivable at July 31, 1997 are due in installments approximately as follows:

                        FISCAL YEARS
                      ENDING JULY 31,
                      ---------------
1998........................................................  $20,543,876
1999........................................................   13,844,119
2000........................................................   13,351,481
2001........................................................   10,985,093
2002........................................................    8,259,946
Thereafter..................................................   11,224,120
                                                              -----------
                                                              $78,208,635
                                                              ===========

     Contracts and leases financed under nonrecourse borrowings have been structured in such a way that the payments to be received are equal to or greater than the underlying debt service. Because customers may prepay balances due or the Company may sell, or assign the future payment stream, the above is not intended to be a projection of future cash flow.

NOTE 3--PROPERTY AND EQUIPMENT

     Property and equipment at July 31, 1996 and 1997 consists of the following:

                                                          1996        1997
                                                        --------    --------
  Furniture, fixtures and computer equipment..........  $405,969    $419,773
  Transportation equipment............................   270,252     175,767
  Leasehold improvements..............................   133,079          --
                                                        --------    --------
                                                         809,300     595,540
  Less accumulated depreciation and amortization......  (512,450)   (330,326)
                                                        --------    --------
                                                        $296,850    $265,214
                                                        ========    ========

     During 1997, $92,008 and $94,486 of fully depreciated furniture, fixtures and computer equipment and transportation equipment, respectively, and $133,079 of fully amortized leasehold improvements were written off against the related accumulated depreciation and amortization balances.

NOTE 4--OTHER RECEIVABLES

     Other receivables are summarized as follows:

                                                             JULY 31,
                                                     ------------------------
                                                        1996          1997
                                                     ----------    ----------
Due from funding sources for completed
  transactions.....................................  $4,132,174    $4,476,042
Notes, loans and other receivables.................     132,172        99,755
Due from DML Associates............................     136,963       118,263
                                                     ----------    ----------
                                                     $4,401,309    $4,694,060
                                                     ==========    ==========

     DML Associates ("DML") is a partnership controlled by the stockholder of the Company. The amount due from DML at July 31, 1996 and 1997 is secured by DML's purchase agreements on leases which are in excess of the receivables at those dates.

     The receivable from stockholder, who is also an officer of the Company, represents net advances to the stockholder. Such amounts are not interest bearing and do not have a specific due date.

                        AMERICAN CAPITAL RESOURCES, INC.

        (INFORMATION AS OF JANUARY 31, 1998 AND FOR THE SIX MONTHS ENDED
                    JANUARY 31, 1997 AND 1998 IS UNAUDITED.)

NOTE 5--NOTES PAYABLE--BANKS--RECOURSE

     The Company funds certain contracts under secured lines of credit. The amount of credit available to the Company under these lines was $46,466,000 and $54,757,000 at July 31, 1996 and 1997, respectively.

     As of July 31, 1996 and 1997, $26,992,365 and $28,442,676, respectively, were outstanding under such lines, are due on demand and are collateralized by contracts receivable.

     The interest rates on the outstanding borrowings under the secured lines of credit range from LIBOR plus 200 basis points to prime plus 1%. At July 31, 1996 and 1997, the LIBOR rate was 5.465% and 5.69%, respectively, and the prime rate was 8.25% and 8.50%, respectively.

NOTE 6--NOTES PAYABLE--BANKS--LIMITED RECOURSE AND NONRECOURSE

     The following table summarizes the Company's future obligations by year for notes payable--banks, collateralized by contracts or leases assigned, on both a limited recourse and nonrecourse basis, as of July 31, 1997:

                        FISCAL YEARS
                      ENDING JULY 31,
                      ---------------
1998........................................................  $ 4,552,816
1999........................................................    4,037,061
2000........................................................    4,034,038
2001........................................................    3,346,659
2002........................................................    1,741,318
Thereafter..................................................    1,771,045
                                                              -----------
                                                              $19,482,937
                                                              ===========

     Of the $19,482,937, the Company has recourse for a maximum amount of approximately $2,150,000 under the limited recourse provisions.

     Interest on the notes is generally at the rate of prime plus 1%. At July 31, 1996 and 1997, the prime rate was 8.25% and 8.5%, respectively. The above notes will be prepaid early to the extent customers prepay their contract or lease balances or if the Company sells the related collateral. See Note 2.

                        AMERICAN CAPITAL RESOURCES, INC.

        (INFORMATION AS OF JANUARY 31, 1998 AND FOR THE SIX MONTHS ENDED
                    JANUARY 31, 1997 AND 1998 IS UNAUDITED.)

NOTE 7--INCOME TAXES

     The components of income tax expense are as follows:

                                               FISCAL YEARS ENDED JULY 31,
                                             --------------------------------
                                               1995        1996        1997
                                             --------    --------    --------
  Federal:
     Current...............................  $ 56,000    $ 61,000    $ 80,000
     Deferred..............................    67,000     106,000     288,000
                                             --------    --------    --------
                                              123,000     167,000     368,000
                                             --------    --------    --------
  State:
     Current...............................    46,000      26,000      20,000
     Deferred..............................    (6,000)         --      50,000
                                             --------    --------    --------
                                               40,000      26,000      70,000
                                             --------    --------    --------
  Total:
     Current...............................   102,000      87,000     100,000
     Deferred..............................    61,000     106,000     338,000
                                             --------    --------    --------
                                             $163,000    $193,000    $438,000
                                             ========    ========    ========
  Total income tax expense was allocated as
     follows:
  Income before extraordinary item.........  $163,000    $193,000    $117,000
  Extraordinary item.......................        --          --     321,000
                                             --------    --------    --------
  Total....................................  $163,000    $193,000    $438,000
                                             ========    ========    ========

     The effective annual tax rate for 1997 was higher than expected due to $42,000 of investment tax credit carry forwards expiring unused.

     The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at July 31, 1996 and 1997 are presented below:

                                                       1996           1997
                                                    -----------    -----------
Deferred income tax assets:
  Investment tax credit carry forwards............  $   350,000    $   281,000
  Net operating loss carry forwards...............       80,000         77,000
  Alternative minimum tax credit carry forwards...      533,000        640,000
                                                    -----------    -----------
          Total deferred income tax assets........      963,000        998,000
Deferred income tax liabilities:
  Contracts receivable, net principally due to
     treating certain contracts as operating
     leases for income tax purposes...............   (2,485,000)    (2,858,000)
                                                    -----------    -----------
Net deferred income tax liability.................  $(1,522,000)   $(1,860,000)
                                                    ===========    ===========

     For income tax reporting purposes, as of July 31, 1997, the Company has investment tax credit carry forwards of approximately $281,000 available expiring as follows: 1998, $107,000; 1999, $54,000; 2000, $86,000 and 2001,
$34,000 and net operating loss carry forwards of $207,000, which expire in the year 2011. It also has as of that date, for income tax reporting purposes, $640,000 of alternative minimum tax credit carryovers available which can be carried forward indefinitely and used to reduce future regular income tax liabilities. A

                        AMERICAN CAPITAL RESOURCES, INC.

        (INFORMATION AS OF JANUARY 31, 1998 AND FOR THE SIX MONTHS ENDED
                    JANUARY 31, 1997 AND 1998 IS UNAUDITED.)

NOTE 7--INCOME TAXES (CONTINUED)
valuation allowance for deferred income tax assets has not been recorded since management believes the credits will be taken and existing deductible temporary differences will reverse during periods in which the Company expects to generate net taxable income.

     The Company is undergoing an audit by the Internal Revenue Service for the years ended July 31, 1994, 1995 and 1996. Management does not believe the results of such examination will materially affect the financial statements of the Company.

NOTE 8--COMMITMENTS

     Rent expense charged to income for office facilities for the fiscal years ended July 31, 1995, 1996 and 1997 was $261,775, $205,872 and $223,558,
respectively. The Company has minimum rental commitments under a noncancellable operating lease for office space in New Jersey expiring on December 31, 2000. The lease contains renewal options and escalation clauses based on increased operating costs. Estimated minimum annual rentals under the lease are as follows:

                        FISCAL YEARS
                      ENDING JULY 31,                         ANNUAL RENTALS
                      ---------------                         ---------------
1998........................................................     $177,006
1999........................................................      182,589
2000........................................................      186,576
2001........................................................       77,740
                                                                 --------
                                                                 $623,911
                                                                 ========

     The Company has committed to extend credit to its customers in the normal course of business. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract or lease and generally have fixed expiration dates or other termination clauses; such commitments may also provide for a fee to the Company. The amount of collateral obtained by the Company upon extension of credit is based on management's credit evaluations of the counter-party. The Company evaluates each customer's credit worthiness on a case-by-case basis. At such time as a commitment is made, the collateral value supporting such commitment is at least equal to or greater than the value of the commitment. In some cases, these transactions also may have vendor support.

     Most of the commitments are expected to be drawn upon and, accordingly, the total commitment amounts normally represent future cash requirements. Over the twelve months ending July 31, 1998, the Company expects to fund such commitments from its unused credit lines (see note 5), from the sale of receivables, or from working capital. Collateral obtained includes the equipment financed and may include other property, plant, and equipment, as well as personal guarantees. At July 31, 1997, the Company had contracts to extend credit to customers aggregating approximately $33,403,000.

     The Company has several vendor guarantee programs in existence whereby, in the event of a customer default, the vendors involved would be obligated to "repurchase" the transaction from the Company up to certain predetermined limits under certain programs and up to 100% of the equipment cost under other programs.

NOTE 9--PENSION PLAN

     The Company has a 401(k) defined contribution pension plan (the "Plan") covering substantially all employees of the Company. Employees become eligible to participate in the Plan upon completion of one year of service. Employee contributions are matched by the Company to a maximum of 3% of each participant's

                        AMERICAN CAPITAL RESOURCES, INC.

        (INFORMATION AS OF JANUARY 31, 1998 AND FOR THE SIX MONTHS ENDED
                    JANUARY 31, 1997 AND 1998 IS UNAUDITED.)

NOTE 9--PENSION PLAN (CONTINUED)
compensation. For the years ended July 31, 1995, 1996 and 1997 the Company's matching contributions aggregated $31,933, $25,156 and $33,898, respectively.

NOTE 10--EXTRAORDINARY ITEM

     On May 2, 1997, the Company concluded an agreement with the Federal Deposit Insurance Corporation ("FDIC") as receiver for a failed bank involving a dispute over the repurchase of a portfolio previously assigned to the failed bank. The agreement settled indebtedness of $1,875,757 for $1,162,000 resulting in an extraordinary gain of $713,757. Under the terms of the settlement, the Company paid $725,000 in installments through September 4, 1997. The balance of $437,000 was due in 62 monthly installments of $7,662 beginning November 1, 1997 and one payment of $50,000 due January 19, 1998. Such installments include interest at the rate of 8% per annum. Effective July 30, 1997, the stockholder of the Company, who is also an officer, with the consent of the FDIC, assumed the obligation for the note for consideration of $437,000.

NOTE 11--SUBSEQUENT EVENT (UNAUDITED)

     The Company and its stockholders have entered into a merger agreement with UniCapital Corporation ("UniCapital") pursuant to which UniCapital will acquire all outstanding shares of the Company's Common Stock in exchange for cash and Common Stock of UniCapital, concurrent with the consummation of an initial public offering of the Common Stock of UniCapital.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
  Boulder Capital Group, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Boulder Capital Group, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Ft. Lauderdale, Florida
January 21, 1998, except as to Note 10
which is as of February 5, 1998

                          BOULDER CAPITAL GROUP, INC.

                                 BALANCE SHEET

                                                                DECEMBER 31,        MARCH 31,
                                                                    1997               1998
                                                              ----------------   ----------------
                                                                                   (UNAUDITED)

                                    ASSETS
Cash........................................................    $   200,323        $   134,326
Rents and accounts receivable...............................        510,146          1,816,982
Equipment acquired to fulfill leasing commitments...........      2,381,636          1,567,497
Net investment in direct financing leases...................     32,161,585         33,904,708
Equipment under operating leases, net.......................        557,240            499,674
Property and equipment, net.................................        213,166            220,305
                                                                -----------        -----------
       Total assets.........................................    $36,024,096        $38,143,492
                                                                ===========        ===========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Notes payable:
  Recourse..................................................    $ 2,720,335        $ 7,081,492
  Nonrecourse...............................................     28,264,315         25,938,906
  Subordinated..............................................      2,250,000          2,000,000
Accounts payable and accrued expenses.......................      1,670,029          2,048,864
Deferred income taxes.......................................        598,000            581,705
                                                                -----------        -----------
       Total liabilities....................................     35,502,679         37,650,967
                                                                -----------        -----------
Commitments (Notes 6, 7, 9, 12 and 13)
Stockholders' equity:
  Common stock, $0.01 par value, 25,000
     shares authorized, 12,523 issued and outstanding.......            125                125
  Additional paid-in capital................................        536,323            536,323
  Accumulated deficit.......................................        (15,031)           (43,923)
                                                                -----------        -----------
       Total stockholders' equity...........................        521,417            492,525
                                                                -----------        -----------
       Total liabilities and stockholders' equity...........    $36,024,096        $38,143,492
                                                                ===========        ===========

   The accompanying notes are an integral part of these financial statements.

                          BOULDER CAPITAL GROUP, INC.

                            STATEMENT OF OPERATIONS

                                                        YEAR ENDED          THREE MONTHS ENDED MARCH 31,
                                                     DECEMBER 31, 1997         1997               1998
                                                     -----------------   ----------------   ----------------
                                                                                     (UNAUDITED)
  Finance income from direct financing leases......     $3,618,212          $  908,538         $  888,782
  Rental income from operating leases..............        343,669              86,764             96,528
  Sales of equipment...............................      1,522,246             127,856            626,447
  Gain on sale of leases...........................        726,700             134,817            104,693
  Other income.....................................        186,499              31,665             33,961
                                                        ----------          ----------         ----------
       Total revenues..............................      6,397,326           1,289,640          1,750,411
                                                        ----------          ----------         ----------
  Depreciation on equipment under operating
     leases........................................        238,038              60,480             57,567
  Cost of equipment sold...........................      1,337,800             107,002            562,724
  Interest expense.................................      2,695,806             661,261            665,131
  Selling, general and administrative..............      1,652,298             365,759            505,926
                                                        ----------          ----------         ----------
       Total expenses..............................      5,923,942           1,194,502          1,791,348
                                                        ----------          ----------         ----------
  Income before income taxes.......................        473,384              95,138            (40,937)
  Provision for income taxes (Note 11).............        598,000             451,998            (12,045)
                                                        ----------          ----------         ----------
  Net loss.........................................     $ (124,616)         $ (356,860)        $  (28,892)
                                                        ==========          ==========         ==========

   The accompanying notes are an integral part of these financial statements.

                          BOULDER CAPITAL GROUP, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                   ACCUMULATED
                                                     COMMON      ADDITIONAL PAID    EARNINGS
                                                     STOCK         IN CAPITAL       (DEFICIT)      TOTAL
                                                     -----         ----------       ---------      -----
Balance, January 1, 1997........................      $125          $536,323        $ 109,585    $ 646,033
Net loss........................................        --                --         (124,616)    (124,616)
                                                      ----          --------        ---------    ---------
Balance, December 31, 1997......................       125           536,323          (15,031)     521,417
Net loss (unaudited)............................        --                --          (28,892)     (28,892)
                                                      ----          --------        ---------    ---------
Balance, March 31, 1998 (unaudited).............      $125          $536,323        $ (43,923)   $ 492,525
                                                      ====          ========        =========    =========

   The accompanying notes are an integral part of these financial statements.

                          BOULDER CAPITAL GROUP, INC.

                            STATEMENT OF CASH FLOWS

                                                                             THREE MONTHS ENDED
                                                                                  MARCH 31,
                                                         YEAR ENDED       -------------------------
                                                      DECEMBER 31, 1997      1997          1998
                                                      -----------------   -----------   -----------
                                                                                 (UNAUDITED)

Cash flows from operating activities:
  Net loss..........................................    $   (124,616)     $  (356,860)  $   (28,892)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation on equipment under operating
       leases.......................................         238,038           60,480        57,567
     Other depreciation.............................          59,548           13,773        18,066
     Amortization of initial direct costs...........         205,299           51,798        62,581
     Gain on sale of leases.........................        (726,700)        (134,817)     (104,693)
     Gain on sales of equipment.....................        (184,446)         (20,854)      (63,753)
     Provision for lease losses.....................          90,676           22,413        17,204
     Deferred income taxes..........................         598,000          451,998       (16,295)
     Changes in other assets and liabilities
       Rents and accounts receivable................        (111,551)          88,276    (1,306,836)
       Accounts payable and accrued expenses........        (925,244)         177,125       378,837
                                                        ------------      -----------   -----------
Net cash used in operating activities...............        (880,996)         353,332      (986,214)
                                                        ------------      -----------   -----------
Cash flows from investing activities:
  Investment in direct financing leases.............     (20,255,528)      (6,140,728)   (5,778,435)
  Collection of direct financing leases.............       8,639,453        2,206,285     2,803,558
  Proceeds from sale of leases......................      10,978,354        2,255,965     1,458,211
  Proceeds from sales of equipment..................       1,522,246          127,855       626,447
  Purchases of property and equipment...............         (80,832)              --        24,688
                                                        ------------      -----------   -----------
Net cash provided by investing activities...........         803,693       (1,550,623)     (865,531)
                                                        ------------      -----------   -----------
Cash flows from financing activities:
  Repayments of short term recourse debt............      (9,845,087)      (1,844,762)    4,361,157
  Repayment of subordinated notes...................        (200,000)        (169,357)     (250,000)
  Proceeds from nonrecourse notes payable...........      17,754,178        4,447,753       382,689
  Repayments of nonrecourse notes payable...........      (7,668,325)      (1,467,530)   (2,708,098)
                                                        ------------      -----------   -----------
Net cash provided by financing activities...........          40,766          966,104     1,785,748
                                                        ------------      -----------   -----------
Net decrease in cash and cash equivalents...........         (36,537)        (231,187)      (65,997)
Cash and cash equivalents at beginning of year......         236,860          236,860       200,323
                                                        ------------      -----------   -----------
Cash and cash equivalents at end of year............    $    200,323      $     5,673   $   134,326
                                                        ============      ===========   ===========
Supplemental disclosures of cash flow information:
  Cash paid for:
     Interest.......................................    $  2,712,255      $   677,412   $   693,755
     Income taxes...................................    $         --      $        --   $     4,250

   The accompanying notes are an integral part of these financial statements.

                          BOULDER CAPITAL GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--NATURE OF OPERATIONS

     Boulder Capital Group, Inc. (the "Company") was founded in 1986. Its principal business activity is the lease financing of above ground equipment to the retail petroleum industry.

     The Company has developed vendor financing programs, with the leading manufacturers of automated car washers and fuel dispensers. The Company is also endorsed by a number of major petroleum companies to provide financing to their branded retailers.

     The Company operates from a single location in Boulder, CO. The Company's customers range in size from major petroleum companies to single-site dealers. Lessees are located in 42 states and financing is provided through a variety of lease structures.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes that the estimates and related assumptions used in the preparation of these financial statements are appropriate, actual results could differ from those estimates. Estimates are made in the assessment of collectibility of direct financing leases and receivables, recovery of residual values of leased equipment, recourse liabilities, and depreciation and amortization.

     Direct financing leases. The Company invests in leases classified as direct financing leases. The Company's net investment in direct financing leases includes the gross rentals receivable, estimates of residual values, deferred initial direct costs accounted for in accordance with Statement of Financial Accounting Standards No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases" and unearned finance income. Unearned finance income represents the excess of the total receivable plus the initial direct costs and the estimated residual value over the cost of equipment or contract acquired. Revenue from direct financing leases is recognized over the lease term on the interest method which results in a level rate of return on the net investment in the lease.

     At the inception of the lease, management uses available evidence and historical experience to estimate the residual value at the end of the lease term. Estimated residual values not guaranteed by lessees are reviewed annually and adjusted to reflect declines in current market value.

     The Company has, from time-to-time, transferred selected direct financing leases to lenders while continuing to service the leases on behalf of the transferee. The Company has accounted for these transactions as sales under Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The difference between the transfer price and the net investment in direct financing leases, excluding interests in residual values retained (if any), is recognized as a gain or loss.

     Operating leases. All lease transactions not qualifying as direct financing are classified as operating leases. Revenue is recognized over the minimum term of operating leases on a straight-line basis.

     Equipment under operating leases is depreciated on a straight-line basis over the estimated useful life of the equipment leased.

     Equipment acquired to fulfill leasing commitments. Equipment acquired to fulfill leasing commitments represents cost of equipment purchased pursuant to firm leasing commitments which will be delivered to lessees in the next quarter.

     Allowance for lease losses. The Company maintains an allowance for lease losses in an amount sufficient to absorb inherent lease losses resulting from lessee defaults and certain recourse liabilities. Management periodically evaluates the adequacy of the allowance and records a provision necessary to maintain the allowance

                          BOULDER CAPITAL GROUP, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) at an adequate level and considers such factors as overall economic conditions and the growth in the investment in direct financing leases and performance of lessees.

     Depreciation. Property and equipment is stated at cost and is depreciated over the useful lives of the related assets on the straight-line method. Useful lives range from three to five years.

     Income taxes. Prior to January 1, 1997, the Company elected to be taxed as a Subchapter S Corporation for federal income tax purposes. As a result, no taxes were recorded prior to that date. Instead, the revenues and expenses of the Company were included in the tax returns of the individual stockholders. Effective, January 1, 1997, the Company discontinued its election to be treated as an S Corporation, and elected to be taxed as a C Corporation.

     Subsequent to December 31, 1996, the Company accounted for income taxes under the liability method. Under this method deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The initial adoption of the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), resulted in the recording of a deferred tax liability of $415,000 at January 1, 1997.

     Unaudited interim financial information. The interim financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations and of cash flows for the interim periods. Such interim financial data is not necessarily indicative of results for the entire fiscal year including such interim periods.

     Cash and cash equivalents. For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Fair value of financial instruments. The carrying value of the Company's financial instruments, including cash, accounts receivable, and accounts payable approximated fair value because of the short maturity of these instruments. The carrying value of notes payable approximated fair value based upon comparability of market rates for similar instruments.

NOTE 3--RELATED PARTY TRANSACTIONS

     At December 31, 1997, the Company has a revolving credit agreement with the majority stockholder of the Company that allows the Company to borrow up to $200,000. No amounts were borrowed under this agreement at December 31, 1997; however $200,000 was borrowed at December 31, 1996 and repaid on August 15, 1997. Interest is payable monthly at the prime-rate plus one percent (9.5% at December 31, 1997), and aggregated $11,668 during 1997.

     The Company is a related party with respect to a corporate lender discussed in Notes 6 and 7, since the minority stockholder owns an equity interest in the lender. The amount of subordinated debt owed to this corporate lender was $500,000 at December 31, 1997. Interest expense of $41,607 was incurred related to this subordinated debt for the year ended December 31, 1997. In addition, at December 31, 1996 the Company had $300,000 outstanding in short term borrowings with this lender. This amount was repaid in full on August 15, 1997. Interest was payable monthly at prime rate plus 1/2 percent. Interest expense of $16,572 was incurred related to this note for the year ended December 31, 1997.

     During the year ended December 31, 1997, the Company paid a guarantee fee of $31,362 to the minority stockholder for being a limited guarantor of the line of credit for the Company disclosed in Note 6.

                          BOULDER CAPITAL GROUP, INC.

NOTE 4--LEASING TRANSACTIONS

     Direct financing leases. Direct financing leases consist principally of retail automotive washing equipment and fuel dispensers with terms ranging to five years. The components of the Company's net investment in direct financing leases at December 31, 1997 were as follows:

Future minimum rentals receivable...........................  $33,621,980
Estimated unguaranteed residual values......................    4,497,440
Unearned finance income.....................................   (6,409,322)
Initial direct costs........................................      545,097
                                                              -----------
                                                               32,255,195
Allowance for lease losses..................................      (93,610)
                                                              -----------
                                                              $32,161,585
                                                              ===========

     Future minimum rentals receivable represent earning assets held by the Company which are generally due in monthly installments over original periods ranging to 60 months. Future minimum rentals receivable under direct financing leases were as follows:

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
1998........................................................  $10,677,596
1999........................................................    9,508,228
2000........................................................    7,371,009
2001........................................................    4,656,861
2002........................................................    1,408,286
                                                              -----------
                                                              $33,621,980
                                                              ===========

     The components of the Company's allowance for lease losses for the year ended December 31, 1997 were as follows:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1997
                                                              -----------------
Allowance for lease losses, beginning.......................      $ 110,934
Provision for lease losses..................................         90,676
Leases written off..........................................       (108,000)
                                                                  ---------
Allowance for lease losses, ending..........................      $  93,610
                                                                  =========

     Operating leases. The Company is the lessor of retail automotive washing equipment under revenue sharing agreements with terms of principally five years. Under the revenue sharing agreements, the Company receives a majority of revenue generated by the equipment from which it pays for supplies and the services of the manufacturer's distributor. The components of equipment placed under revenue sharing agreements at December 31, 1997 were as follows:

Cost........................................................  $1,151,326
Accumulated depreciation....................................    (594,086)
                                                              ----------
                                                              $  557,240
                                                              ==========

     Since all rentals are contingent upon revenue earned from the operation of the equipment, there are no future minimum lease payments on the above owned equipment.

     Significant lease terms. The Company's lease agreements provide that the lessee pays taxes, insurance and maintenance costs of the related equipment.

                          BOULDER CAPITAL GROUP, INC.

NOTE 4--LEASING TRANSACTIONS (CONTINUED)
     Significant concentrations. The majority of the Company's net lease receivables are collateralized by retail automotive automobile washing equipment of which approximately 35% of the 1997 lease originations related to a single manufacturer.

NOTE 5--PROPERTY AND EQUIPMENT

The components of property and equipment at December 31, 1997, were as follows:

Office equipment............................................  $ 311,120
Computer equipment..........................................     66,275
                                                              ---------
                                                                377,395
Accumulated depreciation....................................   (164,229)
                                                              ---------
                                                              $ 213,166
                                                              =========

NOTE 6--NOTES PAYABLE

Recourse debt at December 31, 1997 consisted of the following:

Line of credit..............................................  $2,167,519
Secured by equipment and lease payments.....................     552,816
                                                              ----------
                                                              $2,720,335
                                                              ==========

     Line of credit. The Company has a $15,000,000 line of credit with a financial institution which is subject to annual renewal each June. The line of credit is guaranteed by the Company's stockholders and is secured by the Company's eligible leases. Interest on borrowings outstanding from time to time varies at the lender's prime rate (8.25% at December 31, 1997) or LIBOR options and is payable monthly. The maximum amount outstanding during the year ended December 31, 1997 was $14,500,000.

     Recourse debt secured by equipment and lease payments. On October 31, 1997, the Company borrowed $600,000 which is secured by equipment placed under revenue sharing agreements. Principal and interest at 8% are payable monthly.

     Nonrecourse debt. Nonrecourse debt at December 31, 1997 consisted of the following:

Secured by equipment and lease payments.....................  $28,264,315
                                                              ===========

     The Company has certain borrowings outstanding from various financial institutions on a nonrecourse basis. Under these borrowings, the Company assigns all lease payments due under the applicable leases and grants a security interest in the leased equipment to the lending institution. In the event of a default by a lessee, the lender has a security interest in the lease payments and underlying equipment, but except as disclosed below, has no further recourse against the Company. Interest on these borrowings is fixed at the time of the advance to the Company, with rates ranging from 5% to 9% at December 31, 1997.

     The Company has provided limited guarantee provisions to certain lenders providing up to 5% recourse which declines over the term of the debt. The Company's total possible recourse exposure to credit risk under these loans was approximately $568,000 at December 31, 1997.

     Subordinated notes

     The Company has issued various subordinated notes to third-party lenders, which are in some cases secured by the Company's residual interest in certain equipment on lease. The notes are subordinated in all respects to any nonrecourse debt of the Company and to the interest of any lenders who may from time to time provide

                          BOULDER CAPITAL GROUP, INC.

NOTE 6--NOTES PAYABLE (CONTINUED)
working capital, bridge and/or warehouse financing to the Company. The subordinated notes consisted of the following at December 31, 1997:

Subordinated promissory note payable to a lender, who is a
  related party to a minority stockholder of the Company,
  interest payable on the last day of January, April, July
  and October at 8% with principal and final interest
  payment due July 31, 1998.................................  $  500,000
Subordinated promissory note payable, personally guaranteed
  by the minority stockholder, with interest payable the
  last day of each quarter at 9.83% with principal payments
  due as follows:...........................................   1,750,000
  $250,000 due January 31, 1998
  $350,000 due January 31, 1999
  $550,000 due January 31, 2000
  $600,000 due January 31, 2001
                                                              ----------
                                                              $2,250,000
                                                              ==========

NOTE 7--OPTION FEES

     A related corporation has the option to participate in the residual values of certain equipment by paying $750,000 on or before certain dates that coincide with the expiration of the lease terms of the equipment, which range through 1999. The related corporation will then receive 100% of all re-lease or sale proceeds up to $1,125,000 after payment of direct costs associated with such transactions, if any. The related corporation and the Company then share equally any proceeds in excess of this amount. Fees of $250,000 previously received by the Company have been recorded in accrued expenses.

     The residual values recorded by the Company in connection with such equipment do not exceed the $750,000 stated above.

NOTE 8--RETIREMENT PLAN

     The Company has established a 401(k) Retirement Plan whereby an employee upon reaching minimum age and service requirements, may contribute up to 10% of compensation to the Plan. Employee contributions totaled $61,373 for the year ended December 31, 1997. Additionally, the Company will provide matching contributions for 25% of the employee's contribution which does not exceed 8% and may make other discretionary contributions. The Company's contributions were $23,393 during the year ended December 31, 1997.

NOTE 9--COMMITMENTS

     The Company leases office space under a noncancelable operating lease, which contains renewal and expansion options, and provides for annual escalation for cost of living increases, taxes, and maintenance. Rent expense incurred by the Company was $101,033 for the year ended December 31, 1997.

     Future minimum rental payments under the lease agreement were as follows:

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
1998........................................................  $ 98,981
1999........................................................    57,738
                                                              --------
                                                              $156,719
                                                              ========

     The Company has entered into a letter of intent with an unrelated third party pursuant to which the Company and such party will form a new company to serve as the manager and/or general partner of a new real estate finance company. The Company and such party intend to provide fixed rate mortgages and sale/leaseback financing to petroleum retail and convenience store operators nationwide.

                          BOULDER CAPITAL GROUP, INC.

NOTE 10--STOCK OPTIONS

     The Company had an option outstanding to a minority stockholder to purchase 1,250 shares of common stock of the Company at $260 per share, which expires on October 7, 1999. The majority stockholder of the Company, at his sole option, could elect to have the Company redeem from him up to an equivalent number of shares of common stock of the Company at the same price to be simultaneously issued to the option holder upon exercise in lieu of the Company's issuance of new shares.

     On February 5, 1998, the minority stockholder exercised the option and purchased 1,250 shares of common stock of the Company for $260 per share. These shares were redeemed from the majority stockholder for the same price in lieu of the Company issuing new shares.

NOTE 11--INCOME TAXES

     The Company's provision for income tax expense was composed of the following for the year ended December 31, 1997:

Current:
  Federal...................................................  $        --
  State.....................................................           --
                                                              -----------
     Total current..........................................           --
                                                              -----------
Deferred:
  Federal...................................................      523,000
  State.....................................................       62,000
  Adoption of SFAS 109 due to discontinuance of S
     Corporation election...................................      415,000
                                                              -----------
                                                                1,000,000
  Benefit of net operating loss carryforward................     (402,000)
                                                              -----------
     Total deferred.........................................  $   598,000
                                                              ===========

     The effective income tax rate for the year ended December 31, 1997 varied from the federal statutory rate as follows:

Tax provision computed at statutory 34% rate................  $   162,000
State taxes, net of federal benefit.........................       19,000
Other.......................................................        2,000
Adoption of SFAS 109 due to discontinuance of S Corporation
  election..................................................      415,000
                                                              -----------
                                                              $   598,000
                                                              ===========

     The components of the net deferred tax liability at December 31, 1997 were as follows:

Deferred tax liabilities:
  Lease revenue and related depreciation....................  $(1,022,000)
  Other.....................................................      (13,000)
                                                              -----------
                                                               (1,035,000)
                                                              -----------
Deferred tax assets:
  Net operating loss carryforward...........................      402,000
  Allowance for lease losses................................       35,000
                                                              -----------
                                                                  437,000
                                                              -----------
                                                              $  (598,000)
                                                              ===========

                          BOULDER CAPITAL GROUP, INC.

NOTE 11--INCOME TAXES (CONTINUED)
     The net operating loss carryforward will expire in 2012 if not utilized sooner. Subsequent to the contemplated merger discussed in Note 13, the utilization of the Company's net operating loss carryforward may be limited.

NOTE 12--TRANSFER OF LEASES

     The Company from time to time, transfers to unrelated third parties direct financing leases, while continuing to service such leases on behalf of the transferee, in transactions accounted for as sales under Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." In connection with certain transfers, the Company has provided recourse to the transferee for lease losses up to an amount not exceeding 5% of the transfer price which declines over the terms of the leases transferred and which approximated $560,000 at December 31, 1997. In the event of a default by a lessee, the Company has the option, but not the obligation, to repurchase the remaining unrecovered net investment in the defaulted leases in order to maximize the disposition of such property and to minimize the Company's loss exposure. Management considers this recourse liability in their periodic determination of the adequacy of the allowance for lease losses.

     During the year ended December 31, 1997 the Company transferred $10,479,000 of carrying value of net investment in direct financing leases and recorded a gain of $726,700.

NOTE 13--SUBSEQUENT EVENT (UNAUDITED)

     The Company and its stockholders have entered into a merger agreement with UniCapital Corporation ("UniCapital") pursuant to which UniCapital will acquire all outstanding shares of the Company's common stock in exchange for cash and common stock of UniCapital, concurrent with the consummation of the initial public offering of the common stock of UniCapital.

                          INDEPENDENT AUDITORS' REPORT

To Board of Directors
  Boulder Capital Group, Inc.

     We have audited the accompanying statements of operations and retained earnings and cash flows of Boulder Capital Group, Inc. for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of Boulder Capital Group, Inc. for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Boulder, Colorado
March 28, 1997

                          BOULDER CAPITAL GROUP, INC.

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1996
                                                              -----------------
  Finance income from direct financing leases...............     $2,663,174
  Rental income from operating leases.......................        404,115
  Sales of equipment........................................      1,029,046
  Gain on sale of leases....................................        100,297
  Interest and other income.................................         31,727
                                                                 ----------
       Total revenues                                             4,228,359
                                                                 ----------
  Depreciation on equipment under operating leases..........        361,246
  Cost of equipment sold....................................        882,679
  Interest expense..........................................      1,965,982
  Selling, general and administrative.......................      1,346,024
                                                                 ----------
       Total expenses.......................................      4,555,931
                                                                 ----------
       Net loss.............................................       (327,572)
  Retained earnings, beginning of year......................        437,157
                                                                 ----------
  Retained earnings, end of year............................     $  109,585
                                                                 ==========

                See accompanying notes to financial statements.

                          BOULDER CAPITAL GROUP, INC.

                            STATEMENT OF CASH FLOWS

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1996
                                                              -----------------
Cash flows from operating activities:
  Net loss..................................................    $   (327,572)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation on equipment under operating leases.......         361,246
     Other depreciation.....................................          44,716
     Provision for lease losses.............................          90,331
     Amortization of initial direct costs...................         136,168
     Gain on sale of leases.................................        (100,297)
     Gain on sale of equipment..............................        (146,367)
     Increase in accounts receivable........................        (301,170)
     Increase in accounts payable and other liabilities.....       1,673,034
                                                                ------------
Net cash provided by operating activities...................       1,430,089
                                                                ------------
Cash flows from investing activities:
  Payments received on direct financing leases..............       5,989,329
  Investment in direct financing leases.....................     (23,647,744)
  Cost of leased equipment acquired.........................        (396,909)
  Purchases of property and equipment.......................        (121,017)
  Proceeds from sale of leases..............................       1,702,623
  Proceeds from sales of leased equipment...................         845,851
                                                                ------------
     Net cash used in investing activities..................     (15,627,867)
                                                                ------------
Cash flows from financing activities:
  Net proceeds from short-term borrowings...................       8,286,662
  Payments on long-term subordinated debt...................        (100,000)
  Proceeds from non-recourse debt...........................      10,521,575
  Payments on non-recourse debt.............................      (4,503,845)
                                                                ------------
Net cash provided by financing activities...................      14,204,392
                                                                ------------
Net increase in cash and cash equivalents...................           6,614
Cash and cash equivalents at the beginning of the year......         230,246
                                                                ------------
Cash and cash equivalents at the end of year................    $    236,860
                                                                ============
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................    $  1,898,654
                                                                ============

                See accompanying notes to financial statements.

                          BOULDER CAPITAL GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1996

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations. Boulder Capital Group, Inc. ("Boulder Capital" or the "Company") was founded in 1986. Boulder Capital is primarily engaged in the lease financing of above ground equipment to the petroleum retail industry.

     Boulder Capital has customers ranging in size from major petroleum companies to multi-unit jobbers to single-site dealers. Customers are served in 41 states, and financing is provided through a variety of lease structures.

     Use of Estimates. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include the estimate of residual values and the determination of the allowance for lease losses. Actual results could differ from those estimates.

     Cash Equivalents. The Company considers all short-term investments with a maturity of three months or less to be cash equivalents.

     Income Taxes. At inception, the Company elected to be treated as an S corporation for tax purposes. Under this structure, the elements of income and expense of the Company are passed to the shareholder and taxed at the shareholders' individual tax rate. Accordingly, no income tax expense is reflected in the accompanying financial statements. As of January 1, 1997, the Company has elected to be treated as a C corporation.

     New Accounting Pronouncement. In March of 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (Statement No. 121) effective for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including leased equipment, when indicators of impairment are present and either the undiscounted future cash flows estimated to be generated by those assets or the fair market value are less than the assets carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement No. 121 effective January 1, 1996. The adoption of Statement No. 121 did not have a material impact on the accompanying financial statements.

     Equipment Leasing. Statement of Financial Accounting Standards No. 13 requires that a lessor account for each lease by either the direct financing, sales-type or operating lease method. Direct financing and sales-type leases are defined as those leases which transfer substantially all of the benefits and risks of ownership of the equipment to the lessee. The Company utilizes the direct financing method and operating method for substantially all of the Company's equipment under lease. For most types of leases, the determination of profit considers the estimated value of the equipment at lease termination, referred to as the residual value. After the inception of a lease, the Company may engage in the financing of lease receivables on a non-recourse basis and/or equipment sale transactions to reduce or recover its investment in the equipment. Certain of the outstanding non-recourse debt contain a 5% first loss provision. The Company's exposure declines with the net investment in such leases.

     LEASE INCEPTION

     Direct Financing Leases. Leasing revenue, which is recognized over the term of the lease, consists of the excess of lease payments plus the estimated residual value over the equipment's cost. Earned income is recognized to provide a constant yield over the lease term and is recorded in leasing revenue in the accompanying statement of operations and retained earnings. Residual values are recorded at lease inception equal to the estimated value of the leased equipment at lease termination, as determined by the Company. In estimating such values, the Company considers independent appraisals and unique circumstances regarding the equipment. The Company evaluates residual estimates on an ongoing basis for any impairment in value.

                          BOULDER CAPITAL GROUP, INC.

                          YEAR ENDED DECEMBER 31, 1996

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Operating Leases. Leasing revenue consists principally of rental payments. The cost of equipment is recorded as leased equipment and is depreciated primarily on the straight-line basis over the estimated life of the equipment leased.

     Significant Lease Terms. The Company's lease agreements provide that the lessee pays taxes, insurance and maintenance costs. Lease agreements generally provide for penalty provisions in the event of early termination.

     Significant Concentrations. The majority of the Company's net lease receivables are collateralized by retail automotive automobile washing equipment of which approximately 35% of the 1996 lease originations related to a single manufacturer.

     TRANSACTIONS SUBSEQUENT TO LEASE INCEPTION

     Private Equipment Sales. The Company may from time to time sell its title to leased equipment to third-party investors. In some cases, the equipment is subject to existing non-recourse debt. In such transactions, the investors may obtain rights to residual interests, equipment rentals and tax benefits. Upon sale, the Company records equipment sales revenue equal to the sales price of the equipment. Cost of equipment sales equals the carrying value of the related asset reduced by any residual interest retained by the Company. The estimated residual interest retained by the Company, if any, is recorded as an asset at present value using an interest rate approximating the Company's then incremental borrowing rate. Fees for administering and remarketing the equipment associated with such transactions are reflected in operations as earned. The residual interest in such transactions is determined in the same manner as direct financing leases. Income is recorded on residual interests retained by the Company after cash collections on such residuals exceed the recorded asset amount.

     Sale of Leases. During 1996, the Company transferred selected direct financing leases to a third party lender. The difference between the sales price of $1,702,623 and the net investment in the direct financing leases of $1,602,326 is recognized as a gain in the accompanying financial statements. In connection with the transfers, the Company provided recourse to the transferee for lease losses up to an amount not exceeding 5% of the sales price of the direct financing leases transferred. The Company did not retain an interest in the corresponding residual values.

     Allowance for Losses. The Company recognizes a credit loss reserve equal to one-half of one percent of equipment cost for all equipment leased to petroleum distributors and dealers. To further minimize credit risk as well as interest rate risk, the Company typically finances lease obligations on a non-recourse, fixed-rate basis with various lenders. The non-recourse loans transfer substantially all credit risk to third parties.

     Activity in the Company's allowance for losses during the year ended December 31, 1996 is summarized as follows:

                                                                1996
                                                              --------
Allowance for lease losses, beginning.......................  $ 63,004
Provision for lease losses..................................    90,331
Leases written off..........................................   (42,401)
                                                              --------
Allowance for lease losses, ending..........................  $110,934
                                                              ========

NOTE 2--REVENUE SHARING AGREEMENTS AND DEPRECIATION ON LEASED EQUIPMENT

     At December 31, 1996, the Company owned $1,209,626 of car wash equipment placed under five-year revenue sharing agreements primarily with major oil company customers. Under the revenue sharing agreements, the Company receives a majority of the revenues generated by the car washes from which it pays for supplies and the services of the manufacturer's distributor. Depreciation on leased equipment totaled $361,246 for the year ended December 31, 1996.

                          BOULDER CAPITAL GROUP, INC.

                          YEAR ENDED DECEMBER 31, 1996

NOTE 3--OPTION FEE

     A related corporation has the option to participate in the residual values of certain equipment by paying $750,000 on or before certain dates that coincide with the expiration of the lease terms of the equipment, which occur between 1997 and 1999. The corporation will then receive 100% of all re-lease or sale proceeds up to $1,125,000 after payment of direct costs associated with such transaction, if any. The related corporation and the Company then share equally any proceeds in excess of this amount. Fees of $250,000 received by the Company in 1992 have been recorded in accrued expenses.

     The residual values recorded by the Company in connection with such equipment do not exceed the $750,000 stated above.

NOTE 4--RETIREMENT PLAN

     During 1992, the Company established a 401(k) Retirement Plan whereby an employee upon reaching minimum age and service requirements, may contribute up to 10% of compensation to the Plan. Employee contributions totaled $49,999 during the year ended December 31, 1996. Additionally, the Company will provide matching contributions for 25% of the employee's contribution which does not exceed 8% and may make other voluntary contributions. The Company's contributions were $15,869 during the year ended December 31, 1996.

NOTE 5--RELATED PARTY TRANSACTIONS

     The Company has a revolving credit agreement with the majority shareholder of the Company that allows the Company to borrow up to $200,000. At December 31, 1996, $200,000 was outstanding under this agreement. Interest is payable monthly at the prime-rate plus one percent (9.25% at December 31, 1996) and is due, together with any unpaid principal, on May 31, 1997.

     The Company is a related party with respect to a corporate lender, since the minority shareholder owns an equity interest in the lender. The amount of subordinated debt owed to this corporate lender is $547,297 at December 31, 1996. Interest expense of $44,243 was incurred related to this subordinated debt for the year ended December 31, 1996. The amount of short-term borrowings owed to this corporate lender is $300,000 at December 31, 1996. Interest is payable monthly at the prime rate plus 1/2 percent (8.75% at December 31, 1996) and is due, together with unpaid principal, on May 31, 1997. Interest expense of approximately $3,000 was incurred related to this short-term borrowing for the year ended December 31, 1996.

NOTE 6--OFFICE LEASE EXPENSE

     During 1994, the Company entered into a five-year, noncancelable operating lease for newly constructed office space which, in the opinion of the management, will adequately provide for present and future needs, as currently planned. The lease contains renewal and expansion options, some of which were exercised during 1996, and provides for annual escalation for cost of living increases, taxes, and maintenance and the Company's responsibility for its own utilities. Rent expense incurred by the Company was $89,148 for the year ended December 31, 1996.

     The minimum future rentals under said lease is as follows:

Years Ending December 31:
1997........................................................  $ 98,981
1998........................................................    98,981
1999........................................................    57,738
                                                              --------
                                                              $255,700
                                                              ========

                          BOULDER CAPITAL GROUP, INC.

                          YEAR ENDED DECEMBER 31, 1996

NOTE 7--STOCK OPTION

     The Company has granted an option to a minority shareholder to purchase an additional 1,250 shares of common stock of the Company at $260 per share. The option expires on October 7, 1999 and has not been exercised. The majority shareholder of the Company, at his sole option, may elect to have the Company redeem from him an equivalent number of shares at the same price to be simultaneously resold to the option shareholder in lieu of the issuance of new shares.

NOTE 8-- EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITORS' REPORT

     On February 5, 1998, the minority shareholder exercised the option described in Note 7 and purchased 1,250 shares of common stock of the Company for $260 per share. These shares were redeemed from the majority shareholder for the same price in lieu of the Company issuing new shares.

     The Company and its shareholders have entered into a letter of intent with UniCapital Corporation (UniCapital) pursuant to which UniCapital will acquire all outstanding shares of the Company's common stock in exchange for cash and common stock of UniCapital, concurrent with the consummation of the initial public offering of the common stock of UniCapital.

     The Company entered into a letter of intent with an unrelated third party pursuant to which the Company and such party will form a new company to serve as the manager and/or general partner of a new real estate finance company. The Company and such party intend to provide fixed rate mortgages and sale/leaseback financing to petroleum retail and convenience store operators nationwide.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Stockholders
  Cauff, Lippman Aviation, Inc. and Certain Affiliates

     We have audited the accompanying combined balance sheets of Cauff, Lippman Aviation, Inc. and Certain Affiliates (includes only certain entities under common ownership) (collectively, the Company) as of December 31, 1996 and 1997, and the related combined statements of income, changes in equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Cauff, Lippman Aviation, Inc. and Certain Affiliates at December 31, 1996 and 1997, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Ernst and Young LLP

Miami, Florida
January 14, 1998,
except for Note 14, as to which the date is February 7, 1998

              CAUFF, LIPPMAN AVIATION, INC. AND CERTAIN AFFILIATES

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 31,
                                                        -------------------------    MARCH 31,
                                                           1996          1997          1998
                                                        -----------   -----------   -----------
                                                                                    (UNAUDITED)
ASSETS
  Cash and cash equivalents...........................  $   638,528   $ 8,354,347   $   311,606
  Accounts receivable.................................    9,053,451    10,368,862     7,758,939
  Equipment under operating leases, net...............   25,119,357    23,339,737    38,673,999
  Receivable from stockholders and affiliates, net....           --            --     4,742,167
  Investments.........................................      238,967            --            --
  Deposits on equipment held for lease................      312,168       500,000       500,000
  Other assets........................................    4,213,276     4,865,378     5,274,741
                                                        -----------   -----------   -----------
Total assets..........................................  $39,575,747   $47,428,324   $57,261,452
                                                        ===========   ===========   ===========
LIABILITIES AND COMBINED EQUITY (DEFICIT)
Liabilities:
  Non-recourse debt...................................  $31,718,416   $26,748,739   $41,521,211
  Payable to stockholders and affiliates, net.........    2,249,858     8,188,080            --
  Accounts payable and accrued expenses...............      404,801       448,161       276,804
  Security and other deposits.........................    4,995,617     6,338,196     6,437,188
                                                        -----------   -----------   -----------
Total liabilities.....................................   39,368,692    41,723,176    48,235,203
                                                        -----------   -----------   -----------
Minority interest.....................................      368,880       697,968       798,844
Combined equity (deficit):
  Common stock........................................        1,300         1,300         1,500
  Additional paid-in capital..........................    1,817,405     1,817,405     1,817,405
  Retained earnings (deficit).........................   (1,980,530)    3,188,475     6,408,500
                                                        -----------   -----------   -----------
Total combined equity (deficit).......................     (161,825)    5,007,180     8,227,405
                                                        -----------   -----------   -----------
Total liabilities and combined equity (deficit).......  $39,575,747   $47,428,324   $57,261,452
                                                        ===========   ===========   ===========

                See accompanying notes to financial statements.

              CAUFF, LIPPMAN AVIATION, INC. AND CERTAIN AFFILIATES

                         COMBINED STATEMENTS OF INCOME

                                                                           THREE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,                    MARCH 31,
                           -----------------------------------------    ------------------------
                              1995           1996           1997           1997          1998
                           -----------    -----------    -----------    ----------    ----------
                                                                              (UNAUDITED)
Rental income from
  operating leases.......  $20,997,203    $18,516,574    $17,596,063    $4,452,466    $4,244,795
Sales of equipment.......           --         40,500      5,725,000            --            --
Fees, commissions and
  remarketing income.....    4,979,215      5,390,367      8,156,334       314,970     3,695,724
Interest and other
  income.................      820,609        748,983        707,477       151,663       148,339
                           -----------    -----------    -----------    ----------    ----------
       Total revenues....   26,797,027     24,696,424     32,184,874     4,919,099     8,088,858
                           -----------    -----------    -----------    ----------    ----------
Cost of equipment under
  operating leases.......   12,429,989     12,414,929     12,659,751     3,161,530     3,165,526
Cost of equipment sold...           --         31,999      4,325,020            --            --
Interest expense.........    3,279,432      2,997,717      2,768,602       664,846       625,383
Selling, general and
  administrative
  expenses...............    2,689,616      3,959,288      4,870,839       953,499       721,979
                           -----------    -----------    -----------    ----------    ----------
       Total expenses....   18,399,037     19,403,933     24,624,212     4,779,875     4,512,888
                           -----------    -----------    -----------    ----------    ----------
Income from operations...    8,397,990      5,292,491      7,560,662       139,224     3,575,970
Equity in income of
  minority owned
  affiliates.............           --        238,967        219,438        46,918            --
Minority interest........     (777,611)      (692,328)      (646,128)      (69,418)     (217,882)
                           -----------    -----------    -----------    ----------    ----------
Net income before
  extraordinary gain.....    7,620,379      4,839,130      7,133,972       116,724     3,358,088
Extraordinary gain on
  extinguishment of
  debt...................           --        598,414             --            --            --
                           -----------    -----------    -----------    ----------    ----------
Net income...............  $ 7,620,379    $ 5,437,544    $ 7,133,972    $  116,724    $3,358,088
                           ===========    ===========    ===========    ==========    ==========
Unaudited pro forma
  information (Note 3):
Pro forma net income
  before income taxes....  $ 7,620,379    $ 5,437,544    $ 7,133,972    $  116,724    $3,358,088
Provision for income
  taxes..................    3,161,741      2,307,976      2,921,939        43,923     1,272,099
                           -----------    -----------    -----------    ----------    ----------
Pro forma net income.....  $ 4,458,638    $ 3,129,568    $ 4,212,033    $   72,801    $2,085,989
                           ===========    ===========    ===========    ==========    ==========

                See accompanying notes to financial statements.

              CAUFF, LIPPMAN AVIATION, INC. AND CERTAIN AFFILIATES

               COMBINED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

                                                                                       TOTAL
                                                     ADDITIONAL       RETAINED        COMBINED
                                           COMMON      PAID-IN        EARNINGS         EQUITY
                                           STOCK       CAPITAL       (DEFICIT)       (DEFICIT)
                                           ------    -----------    ------------    ------------
Balance at January 1, 1995...............  $1,100    $  913,359     $(10,252,357)   $(9,337,898)
  Net income.............................     --             --        7,620,379      7,620,379
  Contributions..........................    200      1,021,086               --      1,021,286
  Distributions and dividends............     --             --       (3,422,799)    (3,422,799)
                                           ------    ----------     ------------    -----------
Balance at December 31, 1995.............  1,300      1,934,445       (6,054,777)    (4,119,032)
  Net income.............................     --             --        5,437,544      5,437,544
  Distributions and dividends............     --       (117,040)      (1,363,297)    (1,480,337)
                                           ------    ----------     ------------    -----------
Balance at December 31, 1996.............  1,300      1,817,405       (1,980,530)      (161,825)
  Net income.............................     --             --        7,133,972      7,133,972
  Contributions..........................     --      6,109,426               --      6,109,426
  Distributions and dividends............     --     (6,109,426)      (1,964,967)    (8,074,393)
                                           ------    ----------     ------------    -----------
Balance at December 31, 1997.............  1,300      1,817,405        3,188,475      5,007,180
  Net income (unaudited).................     --             --        3,358,088      3,358,088
  Contributions (unaudited)..............    200             --               --            200
  Distributions and dividends
     (unaudited).........................     --             --         (138,063)      (138,063)
                                           ------    ----------     ------------    -----------
  Balance at March 31, 1998
     (unaudited).........................  $1,500    $1,817,405     $  6,408,500    $ 8,227,405
                                           ======    ==========     ============    ===========

                See accompanying notes to financial statements.

              CAUFF, LIPPMAN AVIATION, INC. AND CERTAIN AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                      THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                     MARCH 31,
                                       ----------------------------------------   ---------------------------
                                          1995          1996           1997           1997           1998
                                       -----------   -----------   ------------   ------------   ------------
                                                                                          (UNAUDITED)
Cash flows from operating activities:
  Net income.........................  $ 7,620,379   $ 5,437,544   $  7,133,972   $    116,724   $  3,358,088
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities:
    Depreciation on equipment under
      operating leases...............    1,856,441     2,034,929      2,279,751        566,529        570,526
    Minority interest................      777,611       692,328        646,128         69,418        217,882
    Extraordinary gain on
      extinguishment of debt.........           --      (598,414)            --             --             --
    Equity in income of uncombined
      affiliates
      (net of Dividends Received)....           --      (238,967)       238,967        (46,378)            --
    Changes in operating assets and
      liabilities:
    Accounts receivable..............     (545,371)   (3,044,417)    (1,315,411        150,765      2,609,923
    Equipment under operating
      leases.........................           --    (7,418,352)      (489,500)      (489,500)   (15,902,679)
    Deposits on equipment held for
      lease and other assets.........   (1,170,856)     (716,935)      (850,565)       (48,289)      (411,473)
    Accounts payable and accrued
      expenses.......................     (135,542)       51,956         43,360         19,837       (171,358)
    Security and other deposits......    1,261,324       670,120      1,342,579        350,011         98,993
                                       -----------   -----------   ------------   ------------   ------------
    Net cash provided by (used in)
      operating activities...........    9,663,986    (3,130,208)     9,029,281        689,117     (9,630,098)
                                       -----------   -----------   ------------   ------------   ------------
Cash flows from financing activities:
  Proceeds from nonrecourse
    obligations......................           --    13,208,071      7,817,874      7,817,874     16,145,673
  Payments on nonrecourse
    obligations......................   (6,546,892)   (9,838,270)   (12,787,552)    (8,362,368)    (1,373,201)
  Advances from (to) stockholders....     (105,376)     (276,490)     5,879,479         32,498    (12,077,072)
  Advances from (to) affiliates......           --     2,286,141         58,744          2,908         (2,397)
  Capital contributions..............    1,021,286            --      6,109,426             --            200
  Distributions to minority
    shareholders (net)...............     (921,751)     (339,695)      (317,040)      (595,795)      (967,783)
  Distributions and dividends........   (3,422,799)   (1,363,297)    (8,074,393)            --       (138,063)
                                       -----------   -----------   ------------   ------------   ------------
      Net cash provided by (used in)
         financing activities........   (9,975,532)    3,676,460     (1,313,462)    (1,104,883)     1,587,357
                                       -----------   -----------   ------------   ------------   ------------
      Net increase (decrease) in
         cash........................     (311,546)      546,252      7,715,819       (415,766)    (8,042,741)
Cash and cash equivalents at
  beginning of year..................      403,822        92,276        638,528        638,528      8,354,347
                                       -----------   -----------   ------------   ------------   ------------
Cash and cash equivalents at end of
  year...............................  $    92,276   $   638,528   $  8,354,347   $    222,762   $    311,606
                                       ===========   ===========   ============   ============   ============

                See accompanying notes to financial statements.

              CAUFF, LIPPMAN AVIATION, INC. AND CERTAIN AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

NOTE--1 BUSINESS

Cauff, Lippman Aviation, Inc. and Certain Affiliates (collectively, the Company or the Combined Affiliates) is primarily engaged in the acquisition and leasing of used commercial jet aircraft and aircraft equipment and the leasing and sale of such aircraft and aircraft equipment to domestic and foreign airlines and other aircraft investors and lessors.

On November 7, 1997, the Company signed a letter of intent to enter into a definitive agreement to merge with UniCapital Corporation. The accompanying combined financial statements include the following entities that will merge:

                                                              PERCENTAGE
                           ENTITY                             OWNERSHIP
                           ------                             ----------
Cauff Lippman Aviation, Inc.................................     100%
CL Aircraft VIII, Inc.......................................     100%
CL Aircraft XXXIV, Inc......................................     100%
Aircraft 46941, Inc.........................................     100%
SWR Aircraft Group, Inc.....................................      80%
SWR 767, Inc................................................      78%
SWR Brazil 767, Inc.........................................      80%
CLC Engine Leasing, Inc.....................................      78%
CLA Canada, Inc.............................................     100%
Aircraft 49632, Inc.........................................      78%
Jetz, Inc...................................................      78%
CLC 747, Inc................................................      26%

Various other entities affiliated with the Company are not contemplated in the merger and have not been included in the accompanying financial statements.

NOTE--2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of combination

The accompanying combined financial statements include the accounts of the entities outlined above affiliated by common ownership and control. CLC 747, Inc., the 26% owned entity is accounted for under the equity method (see Note
7). All significant intercompany balances and transactions have been eliminated in combination.

  Rental income from operating leases

The Company, as lessor, leases aircraft and aircraft equipment principally under operating leases. Accordingly, income is reported over the life of the lease as rentals become receivable under the provisions of the lease or, in the case of leases with varying payments, under the straight-line method over the noncancelable term of the lease. In certain cases, leases provide for additional amounts based on usage.

  Sales of equipment and commissions

Sales of equipment are recorded when title passes from the seller to the buyer. Commissions are earned on the sale of aircraft between third party buyers and sellers without the Company taking title.

  Equipment under operating leases

Equipment under operating leases is stated at cost. Major additions and modifications are capitalized. Normal maintenance and repairs; airframe and engine overhauls; and compliance with return conditions of aircraft and aircraft equipment on lease are provided by and paid for by the lessee.

Generally, aircraft and aircraft equipment are depreciated using the straight-line method over a 30 year life from the date of manufacture to a 15% residual value. Aircraft and aircraft equipment that are under lease as of the date of acquisition, are depreciated over the longer of the remainder of their 30 year life or the remaining lease term.

              CAUFF, LIPPMAN AVIATION, INC. AND CERTAIN AFFILIATES

NOTE--2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Deferred loan costs

Deferred loan costs incurred in connection with debt financing are being amortized over the life of the debt using the straight-line method, which approximates the interest method.

  Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Unaudited interim financial information

The interim financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations and of cash flows for the interim periods. Such interim financial data is not necessarily indicative of results for the entire fiscal year including such interim periods.

  Cash equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

  Concentration of credit risk

The Company leases and sells aircraft and aircraft equipment to domestic and foreign airlines and other aircraft investors and lessors located throughout the world. The Company generally obtains deposits on leases and generally does not require collateral. The Company has no single customer which accounts for 10% or more of revenues and continually monitors its exposure for credit losses.

  Accounting for the impairment of long lived assets

In 1996, the Company adopted the provisions of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets" ("FAS 121"). FAS 121 requires impairment losses to be recorded on long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The Company believes no impairment indicators exist at December 31, 1997.

NOTE--3 PRO FORMA INCOME TAX INFORMATION (UNAUDITED)

The Combined affiliates are organized as S-Corporations under the provisions of the Internal Revenue Code, which provides that the Corporations' taxable income is taxable to the stockholders, rather than at the corporate level.

The unaudited pro forma income tax information included in the Combined Statements of Income is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and state income taxes for all periods presented.

There are differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities of the entities affiliated under common control. At December 31, 1997, the Company's net assets for financial reporting purposes exceed the tax basis by approximately $13.0 million. In connection with the proposed merger with UniCapital Corporation discussed in
Note 14, the Company's S Corporation election will terminate and the tax effect of the net differences, exclusive of previous S Corporation net operating loss carryforward, between the book and tax bases of net assets at that date (approximately $4.9 million at December 31, 1997) will be recorded in the financial statements.

              CAUFF, LIPPMAN AVIATION, INC. AND CERTAIN AFFILIATES

NOTE--4 OTHER ASSETS

As of December 31, 1996 and 1997, other assets consist primarily of maintenance reserves. Maintenance reserves are charged to lessees based upon usage of the leased aircraft. Such amounts are reimbursed to the lessee as required maintenance is performed. As of December 31, 1996 and 1997, maintenance reserves were approximately $3.9 and $4.7 million, respectively.

NOTE--5 NONRECOURSE DEBT

Nonrecourse obligations are secured by the underlying leases and leased aircraft and aircraft equipment having a carrying value of $23,339,737 at December 31, 1997. Of this amount, $1,469,000 has been guaranteed by the Company. For all other nonrecourse obligations, in the event of lessee default, the lenders have recourse only to the pledged aircraft and aircraft equipment. As of December 31, 1996 and 1997, nonrecourse obligations bear interest at varying rates ranging from 7.84% to 11.18%, inclusive, with maturities ranging from 1998 through 2004.

As of December 31, 1997, maturities of nonrecourse obligations for each of the five years and thereafter, are approximately as follows:

YEAR ENDING
DECEMBER 31,
------------
1998...............................................................  $ 5,733,000
1999...............................................................   16,671,000
2000...............................................................      736,000
2001...............................................................    1,559,000
2002...............................................................      825,000
Thereafter.........................................................    1,225,000
                                                                     -----------
                                                                     $26,749,000
                                                                     ===========

Under certain of the above agreements, certain lenders and other outside parties are participants in the residual values of certain aircraft.

Cash paid during the year for interest was $3,294,644, $2,850,952 and $2,638,886 in 1995, 1996 and 1997, respectively.

NOTE--6 RENTAL INCOME FROM OPERATING LEASES

Minimum future rentals on noncancelable operating leases of aircraft and aircraft equipment as of December 31, 1997 are approximately as follows:

YEAR ENDING
DECEMBER 31,
------------
1998...............................................................  $13,224,000
1999...............................................................    3,733,000
2000...............................................................    1,191,000
2001...............................................................      931,000
2002...............................................................      537,000
Thereafter.........................................................      403,000
                                                                     -----------
                                                                     $20,019,000
                                                                     ===========

              CAUFF, LIPPMAN AVIATION, INC. AND CERTAIN AFFILIATES

NOTE--7 RELATED PARTY TRANSACTIONS

The accompanying combined financial statements reflect an applicable percentage of income from CLC 747, Inc., an entity which the shareholders of the Company own a 26% equity interest. As of December 31, 1997, CLC 747 had no operating assets and no contracts for future operating revenues.

On October 1, 1997, Jumbo Jet Leasing LP, ("JJL"), an entity 100% owned by the shareholders of the Company, entered into a transaction in which the net assets and certain contractual rights held by CLC 747, Inc. were transferred to JJL in exchange for approximately $25 million. Subsequent to the transaction CLC 747, Inc. distributed the resulting proceeds to its shareholders. Accordingly, the Company's proportionate share of these proceeds (approximately $6.2 million) has been reflected as a capital contribution and distribution in the accompanying combined financial statements.

At December 31, 1996 and 1997, payables to stockholders and affiliates, net include $0.9 million and $6.8 million, respectively, of the net outstanding balance of advances from the Company's stockholders. Such advances are unsecured and bear interest at 9% with no fixed or determinable due dates.

Due to affiliates represent the net payable to entities affiliated with the Company which have not been combined in the accompanying financial statements.

In January 1998, the Company repaid approximately $6.4 million of advances from stockholders and $635,000 of advances from minority shareholders.

In 1995 and 1996 the Company allocated expenses of approximately $800,000 and $1,544,000, respectively, related to services performed on behalf of affiliated entities which have not been combined in the accompanying financial statements.

NOTE--8 COMMITMENTS AND CONTINGENCIES

During 1993, the Company had entered into two noncancelable operating leases of aircraft for a term of five years with aggregated annual payments of $10,380,000. In connection with these leases, the Company entered into sublease agreements also for a term of five years with aggregated annual payments of approximately $11,280,000. These leases mature in September, 1998.

The Company leases its office space pursuant to a lease with average annual payments of approximately $85,000. The lease expires in 1999. The Company has subleased approximately half of its leased premises for approximately $43,000 per year through March, 1998.

The Company is engaged in litigation arising in the normal course of business. Management believes that the outcome of such litigation will not have a material adverse effect on its financial position or the results of its operations.

NOTE--9 EMPLOYMENT AGREEMENTS

Effective January 1, 1994, the Company entered into employment agreements with its three officers. Under the terms of the agreements, the officers were entitled to receive a base salary of $700,000 in the aggregate, in addition to transaction origination bonuses. On November 12, 1996, one of the officers terminated his agreement with the Company, effective December 31, 1996. Beginning January 1, 1997, the remaining officers were entitled to receive a base salary of $500,000 in the aggregate, in addition to transaction origination bonuses. Such bonuses totaled $236,000 in 1996 and $11,700 in 1997. Additionally, the officers were paid supplemental salaries totaling $1,932,000 and $800,000 in 1996 and 1997, respectively.

NOTE--10 PROFIT SHARING PLAN

On January 1, 1994, the Company adopted a defined contribution profit sharing plan (the Plan) for the benefit of all employees meeting minimum age and service requirements. Contributions made to the Plan for the years

              CAUFF, LIPPMAN AVIATION, INC. AND CERTAIN AFFILIATES

NOTE--10 PROFIT SHARING PLAN (CONTINUED) ended December 31, 1995, 1996 and 1997 approximated $92,000, $103,000 and
$89,000, respectively. Benefits under the Plan vest ratably over a five year period.

NOTE--11 FINANCIAL INSTRUMENTS

In 1996, the Company entered into two interest rate swap agreements with aggregate notional amounts of approximately $10,200,000 to manage its exposure to interest rates of the Company's floating rate nonrecourse obligations. These agreements effectively convert certain variable rate obligations with interest rates ranging from LIBOR to LIBOR plus 2.5% to a weighted average fixed rate of 7.9%. The difference to be paid or received varies as short-term interest rates change and is accrued and recognized as an adjustment to interest expense. Market risks arise from the movement in interest rates. The Company's credit risk is limited to the fair market value of the interest rate swaps. During February, 1997, the Company terminated one of the swap agreements and incurred a loss of approximately $178,000. The remaining agreement was entered into on December 9, 1996, matures in July, 1999, and has a notional amount of approximately $1,469,000 at December 31, 1997.

The Company does not require its counterparties to provide security for its positions with the Company. Any failure of the instruments or counterparties to perform under the derivative contracts would have an immaterial impact on the Company's earnings.

The fair value of the Company's interest rate swap agreements are estimated using discounted cash flows based on the Company's current incremental borrowing rate. As of December 31, 1997, the fair value of the Company's interest rate swap agreement approximated its notional amount.

The carrying value of cash and rents and other receivables in the accompanying financial statements approximate their fair value because of the short-term maturity of these instruments, and in the case of nonrecourse obligations because such instruments bear variable interest rates which approximate market.

NOTE--12 EXTRAORDINARY ITEMS

In 1996, the Company recognized an extraordinary gain of $598,414 on the extinguishment of debt.

NOTE--13 YEAR 2000 ISSUES (UNAUDITED)

The Company is assessing the modifications or replacement of its software that may be necessary for its computer systems to function properly with respect to the dates in the year 2000 and thereafter. The Company does not believe that the cost of either modifying existing software or converting to new software will be significant or that the year 2000 issue will pose significant operational problems for its computer systems.

NOTE--14 SUBSEQUENT EVENT

     The Company and its stockholders have entered into a merger agreement with UniCapital Corporation ("UniCapital") pursuant to which UniCapital will acquire all outstanding shares of common stock of the combined entities affiliated by common ownership in exchange for cash and common stock of UniCapital, concurrent with the consummation of the initial public offering of the common stock of UniCapital.

     On February 7, 1998, the majority stockholders entered into an agreement to purchase minority stockholder's interest in the Company.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Jacom Computer Services, Inc.
Northvale, New Jersey

     We have audited the accompanying balance sheets of Jacom Computer Services, Inc. as of December 31, 1996 and 1997, and the related statements of income and retained earnings and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jacom Computer Services, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

BDO Seidman, LLP
New York, NY

January 28, 1998

                         JACOM COMPUTER SERVICES, INC.

                                 BALANCE SHEETS

                                                                 DECEMBER 31,        MARCH 31,
                                                              -------------------   -----------
                                                                1996       1997        1998
                                                              --------   --------   -----------
                                                                (IN THOUSANDS)      (UNAUDITED)
                                ASSETS
Cash and cash equivalents...................................  $  1,307   $  2,596     $  1,127
Accounts receivable, less allowance of $100, $250 and $250
  for possible losses.......................................     2,354      3,655        5,383
Net investment in sales-type leases (Notes 1 and 3).........   114,507     86,278       95,358
Equipment under operating leases, net (Notes 2 and 3).......    12,098     13,319       12,611
Receivable from stockholder.................................       200        451          451
Other assets................................................       354        729          674
Deposits on equipment held for lease........................     7,221     11,920        9,444
                                                              --------   --------     --------
     Total assets                                             $138,041   $118,948     $125,048
                                                              ========   ========     ========
                 LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
  Discounted lease payments with recourse (Notes 3 and 6)...  $  6,169   $  7,304     $  6,111
  Discounted lease payments without recourse (Notes 3 and
     6).....................................................    62,574     35,751       30,740
  Vendor payables and accruals..............................     7,665      3,467        7,738
  Note payable to stockholder...............................     6,500         --           --
  Income taxes payable......................................       241        580          580
  Deferred income taxes payable (Note 4)....................     2,850      2,678        2,678
                                                              --------   --------     --------
     Total liabilities......................................    85,999     49,780       47,847
                                                              --------   --------     --------
Stockholder's equity:
  Common stock, no par value--200 shares authorized; 100
     issued and outstanding.................................         1          1            1
  Retained earnings.........................................    52,041     69,167       77,200
                                                              --------   --------     --------
     Total stockholder's equity.............................    52,042     69,168       77,201
                                                              --------   --------     --------
     Total liabilities and stockholder's equity.............  $138,041   $118,948     $125,048
                                                              ========   ========     ========

     See accompanying summary of accounting policies and notes to financial statements.

                         JACOM COMPUTER SERVICES, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                           THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,              MARCH 31,
                                      --------------------------------    --------------------
                                        1995        1996        1997        1997        1998
                                      --------    --------    --------    --------    --------
                                               (IN THOUSANDS)                 (UNAUDITED)
Sales of equipment..................  $ 60,867    $ 49,123    $ 62,897    $ 13,752    $ 32,583
Finance income from direct financing
  and sales-type leases.............     9,184       9,337       8,377       2,412       1,808
Rental income from operating
  leases............................    11,416      13,304      16,531       3,908       3,733
Gain on sale of leases..............        --          --         472          98          85
Interest and other income...........       927       1,554       1,794         312         252
                                      --------    --------    --------    --------    --------
  Total revenues....................    82,394      73,318      90,071      20,482      38,461
                                      --------    --------    --------    --------    --------
Depreciation on equipment under
  operating leases..................     4,512       5,831       6,448       1,403       1,492
Cost of equipment sold..............    53,382      43,473      47,914      11,999      22,442
Interest expense....................     5,824       5,586       4,645       1,575         764
Selling, general and
  administrative....................    11,797      11,082      13,183       2,818       5,199
                                      --------    --------    --------    --------    --------
  Total expenses....................    75,515      65,972      72,190      17,795      29,897
                                      --------    --------    --------    --------    --------
  Income from operations............     6,879       7,346      17,881       2,687       8,564
Provision (benefit) for income taxes
  (Note 4)..........................       460         (44)        755         161         531
                                      --------    --------    --------    --------    --------
Net income..........................     6,419       7,390      17,126       2,526       8,033
Retained earnings, beginning of
  period............................    38,232      44,651      52,041      52,041      69,167
                                      --------    --------    --------    --------    --------
Retained earnings, end of period....  $ 44,651    $ 52,041    $ 69,167    $ 54,567    $ 77,200
                                      ========    ========    ========    ========    ========
Unaudited pro forma information:
  Pro forma income from
     operations.....................  $  6,879    $  7,346    $ 17,881    $  2,687    $  8,564
  Pro forma provision for income
     taxes..........................     2,823       3,045       7,438       1,116       3,563
                                      --------    --------    --------    --------    --------
  Pro forma net income..............  $  4,056    $  4,301    $ 10,443    $  1,571    $  5,001
                                      ========    ========    ========    ========    ========

     See accompanying summary of accounting policies and notes to financial statements.

                         JACOM COMPUTER SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                         THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,            MARCH 31,
                                                        ------------------------------   -------------------
                                                          1995       1996       1997       1997       1998
                                                        --------   --------   --------   --------   --------
                                                                (IN THOUSANDS)               (UNAUDITED)
Cash flows from operating activities:
  Net income..........................................  $  6,419   $  7,390   $ 17,126   $  2,526   $  8,033
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Gain on sale of leases............................        --         --       (472)       (98)       (85)
    Depreciation......................................     4,514      5,836      6,453      1,404      1,493
    Gain on sale at inception of lease................    (5,609)    (6,634)   (10,487)    (2,002)    (6,129)
    Gain on sale of equipment at end of lease.........    (2,857)    (2,647)    (2,609)    (1,024)    (2,083)
    Provision for possible losses on receivables......        --         80        150         37         --
    Amortization of unearned income...................    (9,184)    (9,337)    (8,377)    (2,412)    (1,808)
    Decrease (increase) in assets:
      Accounts receivable.............................      (872)    (1,426)    (1,451)       437     (1,728)
      Lease receivables:
         Purchase of equipment for lease
           receivables................................   (50,613)   (38,486)   (51,410)   (10,688)   (19,304)
         Sale of sales-type lease receivables.........        --         --     39,856      8,795      4,880
         Proceeds received from lessees...............    60,257     62,110     60,897     15,341     15,262
      Deposits on equipment held for lease............       (50)      (672)    (4,699)    (2,152)     2,476
      Other assets....................................       (48)      (101)       (90)       252         54
    Increase (decrease) in liabilities:
      Vendor payables and accruals....................     2,422     (5,769)    (4,198)     4,489      4,271
      Income taxes payable............................       281     (1,101)       339        125         --
      Deferred income taxes payable...................        16        161       (172)        --         --
                                                        --------   --------   --------   --------   --------
           Total adjustments..........................    (1,743)     2,014     23,730     12,504     (2,701)
                                                        --------   --------   --------   --------   --------
           Net cash provided by operating
             activities...............................     4,676      9,404     40,856     15,030      5,332
                                                        --------   --------   --------   --------   --------
Cash flows from investing activities:
  Purchase of equipment for operating leases..........    (9,668)    (8,222)    (7,128)    (2,243)      (597)
  Advances to stockholder.............................        --       (200)      (251)        --         --
  Capital expenditures................................       (12)        (7)        --         --         --
                                                        --------   --------   --------   --------   --------
           Net cash used in investing activities......    (9,680)    (8,429)    (7,379)    (2,243)      (597)
                                                        --------   --------   --------   --------   --------
Cash flows from financing activities:
  Proceeds from borrowings under lines of credit......    14,500      9,500      3,000      1,000      2,000
  Repayments of borrowings under lines of credit......   (14,500)    (9,500)    (3,000)    (1,000)    (2,000)
  Proceeds from borrowings under line of credit
    guaranteed by stockholder.........................        --      6,500      2,000         --         --
  Repayments of borrowings under line of credit
    guaranteed by stockholder.........................    (2,000)        --     (8,500)    (6,500)        --
  Proceeds from discounting leases with recourse or
    collateralizing operating equipment...............    35,830     27,423      6,464      3,010         --
  Repayment of recourse and nonrecourse debt..........   (29,845)   (34,401)   (32,152)    (9,383)    (6,204)
                                                        --------   --------   --------   --------   --------
           Net cash provided by (used in) financing
             activities...............................     3,985       (478)   (32,188)   (12,873)    (6,204)
                                                        --------   --------   --------   --------   --------
Net increase (decrease) in cash and cash
  equivalents.........................................    (1,019)       497      1,289        (86)    (1,469)
Cash and cash equivalents, beginning of year..........     1,829        810      1,307      1,307      2,596
                                                        --------   --------   --------   --------   --------
Cash and cash equivalents, end of year................  $    810   $  1,307   $  2,596   $  1,221   $  1,127
                                                        ========   ========   ========   ========   ========

     See accompanying summary of accounting policies and notes to financial statements.

                         JACOM COMPUTER SERVICES, INC.

                         SUMMARY OF ACCOUNTING POLICIES
                                 (IN THOUSANDS)

BUSINESS

     Jacom Computer Services, Inc. (the "Company") is primarily engaged in the acquisition, leasing, and sales of data processing and telecommunications equipment. The Company acquires equipment from many sources and leases or sells the equipment to its customers. The Company provides or arranges to provide installation, maintenance and modification of the equipment.

REVENUE RECOGNITION

     (a) Net Investment in Sales-Type Leases

     The Company originates sales-type leases and recognizes a sale upon acceptance by the customer of the equipment. Unearned income represents the excess of the gross lease receivable plus the estimated residual value over the present value of the gross investment in the lease. Unearned income is recognized as revenue over the term of the lease at a constant rate of return on the net investment.

     (b) Discounted Lease Payments

     The Company finances the originations of leases either by utilizing its own funds; utilizing available funds under credit facilities, or by discounting the stream of future lease payments with various financial institutions.

     A sale is recorded when the Company sells these receivables (which includes sales type leases) on a nonrecourse basis and has no significant continuing interest or risk of loss in the lease stream, but maintains ownership in the residual value of the equipment at the end of the lease. A gain on sale is recognized as the difference between the cash proceeds and the remaining lease payments and unearned income on the date of sale. The Company provides billing and collecting services for leases sold under these arrangements. The Company follows Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". The Company did not sell lease receivables prior to 1997.

     (c) Operating Leases

     The Company purchases equipment from selected vendors of the lessee. At the inception of the lease, no revenue is recognized and the equipment is recorded at cost plus installation charges. The cost is depreciated by an accelerated method over an average life of 5 years. At the end of the initial lease term, equipment is rented by the customer according to the original rental terms, the leases are renegotiated into new contracts, or the equipment is placed in inventory. Items returned to the Company are either sold, released or recorded at the lower of cost or their remaining value.

     Rental income is recognized in equal monthly installments over the life of the lease. If the future lease stream is discounted, lease rental payments are assigned and remitted to financial institutions to reduce discounted lease payments payable.

     (d) Sales of Leased Equipment

     Revenue is recognized when the sale is consummated.

     (e) Cost of Equipment Sold

     The cost of the leased property, less the present value of the unguaranteed residual value computed at the interest rate implied in the lease, represents the cost of equipment sold for sales-type leases.

RESIDUAL VALUE

     The fair value of leased equipment at the end of the sales-type lease is estimated at the inception of the lease. The present value of the unguaranteed residual is recorded as a reduction against the cost of the equipment sold. Unearned income is credited to revenue over the term of the lease at a constant rate of return on the net investment. The Company revised its rates for estimating residual values for leases originated in 1997 from those

                         JACOM COMPUTER SERVICES, INC.

                                 (IN THOUSANDS)

rates used in prior years. The results of this change over what would have been reported using prior years rates increased net income by approximately $1,900.

DEPOSITS ON EQUIPMENT

     Advances for equipment purchased and delivered to customers which do not have a completed lease contract are recorded at cost. Once a final contract is completed, this cost is reclassified to cost of sales or equipment for operating leases.

ALLOWANCE FOR POSSIBLE LOSSES

     In connection with the financing of leases, the Company records an allowance for possible losses to provide for estimated future losses in the portfolio and billings on monthly rentals and service. The allowance for possible losses is based on a detailed analysis of any delinquencies or problem accounts, an assessment of overall risks, management's evaluation of probable losses in the portfolio as a whole and a review of historical loss experience. Specific accounts are written off when the probability of loss has been established in amounts determined to cover such losses after giving consideration to the customer's financial condition and the value of underlying collateral, including any guarantees.

TAXES ON INCOME

     The Company has elected S Corporation status for federal and state income taxes. As an S Corporation, the Company is generally not subject to federal income taxes since the operating results are included in the tax returns of their individual stockholders. The Company is directly liable for state franchise taxes in certain jurisdictions.

     The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and state income taxes for all periods presented.

     There are differences between the financial carrying amounts and the tax basis of existing assets and liabilities. At December 31, 1997, the Company's net assets for financial reporting purposes exceed the tax basis by approximately $43,000. In connection with the proposed merger with UniCapital Corporation discussed in Note 9, the Company's S Corporation election will terminate and the tax effect of the net difference between the book and tax basis of net assets at that date will be recorded in the combined company's financial statements.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations and of cash flows for the interim periods. Such interim financial data is not necessarily indicative of results for the entire fiscal year including such interim periods.

STATEMENT OF CASH FLOWS

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                         JACOM COMPUTER SERVICES, INC.

                                 (IN THOUSANDS)

USE OF ESTIMATES

     The preparation of the financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among the more significant estimates included in these financial statements are the estimates for possible losses and residual value of leased equipment. Actual results could differ from those and other estimates.

FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximated fair value because of the relatively short maturity of these instruments. The carrying value of minimum lease payments and discounted lease payments approximated fair value based upon quoted market prices of similar instruments.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior years' information to conform with the current year's presentation.

                         JACOM COMPUTER SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

NOTE 1--NET INVESTMENT IN SALES-TYPE LEASES

     The Company's net investment in sales-type leases consists of:

                                                            DECEMBER 31,
                                                         -------------------
                                                           1996       1997
                                                         --------    -------
Total minimum lease payments to be received............  $115,973    $77,349
Estimated unguaranteed residual values of leased
  equipment............................................    12,153     18,726
  Less: Unearned income................................   (13,619)    (9,797)
                                                         --------    -------
                                                         $114,507    $86,278
                                                         ========    =======

     Estimated unguaranteed residual values include the present value of the residual equipment from lease payments which have been sold.

     Sales-type leases primarily expire over the next five years and, at December 31, 1997, the future minimum lease receivables are due as follows:

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
1998........................................................    $35,698
1999........................................................     25,605
2000........................................................     12,842
2001........................................................      2,128
2002........................................................      1,038
Thereafter..................................................         38
                                                                -------
                                                                $77,349
                                                                =======

NOTE 2--EQUIPMENT UNDER OPERATING LEASES, NET

     Equipment under operating leases, net consists of:

                                                             DECEMBER 31,
                                                         --------------------
                                                           1996        1997
                                                         --------    --------
Equipment..............................................  $ 23,863    $ 28,689
Less: Accumulated depreciation.........................   (11,765)    (15,370)
                                                         --------    --------
                                                         $ 12,098    $ 13,319
                                                         ========    ========

     The operating leases related to the equipment under operating leases expire over the next five years. At December 31, 1997, the future minimum lease receivables are due as follows:

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
1998........................................................     $5,335
1999........................................................      1,934
2000........................................................        381
2001........................................................        196
2002........................................................        152
                                                                 ------
                                                                 $7,998
                                                                 ======

                         JACOM COMPUTER SERVICES, INC.

                                 (IN THOUSANDS)

NOTE 3--DISCOUNTED LEASE PAYMENTS

     Discounted lease payments represent the Company's liability incurred by assigning the noncancellable rentals for certain sales-type and operating lease receivables to financial institutions.

     The principal and interest due on these loans at December 31, 1997 are as follows:

                 YEAR ENDING                   SALES-TYPE   OPERATING
                DECEMBER 31,                     LEASES      LEASES      TOTAL
                ------------                   ----------   ---------   -------
1998.........................................   $20,445      $1,814     $22,259
1999.........................................    14,700         998      15,698
2000.........................................     6,894         165       7,059
2001.........................................     1,065          40       1,105
2002.........................................       438          --         438
                                                -------      ------     -------
                                                 43,542       3,017      46,559
Less: Amount representing interest...........                             3,504
                                                                        -------
                                                                        $43,055
                                                                        =======

     The effective average interest rate related to the loans outstanding was approximately 8% during 1997.

NOTE 4--TAXES (RECOVERIES) ON INCOME

     The Company has elected, and the stockholder has consented, to include the taxable income of the Company in his individual tax return. As a result, no income tax is imposed on the Company for Federal and certain state purposes. Recoveries of taxes are due to overaccruals in prior years.

     Provisions for state and local taxes (recoveries) on income are as follows:

                                                           DECEMBER 31,
                                                      ----------------------
                                                      1995    1996     1997
                                                      ----    -----    -----
Current.............................................  $444    $(205)   $ 927
Deferred............................................    16      161     (172)
                                                      ----    -----    -----
                                                      $460    $ (44)   $ 755
                                                      ====    =====    =====

     Deferred taxes result primarily from the use of the operating lease method for income tax purposes for sales-type leases and the related timing differences generated from depreciation.

NOTE 5--PROFIT SHARING PLAN

     The Company has a profit sharing plan for eligible employees. Contributions are at the discretion of the Board of Directors. Contributions aggregated approximately $66, $74, and $62 for the years ended December 31, 1995, 1996 and 1997, respectively.

NOTE 6--RELATED PARTY TRANSACTIONS

     The balance of non interest bearing advances to the stockholder and his affiliates approximated $200 and $451 respectively, at December 31, 1996 and 1997.

     The Company rents a building from the stockholder for $120 per year until the year 2001, at which time an increase will be made based on cost of living adjustments until October 2006. Rent expense for 1995, 1996 and 1997 was $120.

                         JACOM COMPUTER SERVICES, INC.

                                 (IN THOUSANDS)

NOTE 6--RELATED PARTY TRANSACTIONS (CONTINUED)
     $1,578 and $2,935 of gross lease receivables on sales-type leases and rental commitments on operating leases were financed through nonrecourse discounted lease payments from the stockholder and his affiliates during 1995 and 1996, respectively. Discounted lease payments include approximately $2,677 and $781 as of December 31, 1996 and 1997, respectively. The Company has continued to service the balance of these receivables for billings and collection purposes during 1997.

NOTE 7--OFF-BALANCE SHEET AND CREDIT RISK

(A) LEASE CONCENTRATIONS

     The Company originates equipment leases with its clients primarily for data processing and telecommunication equipment throughout the United States. Concentrations of credit risk arise when counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Credit risk with respect to these receivables is mitigated through the Company's review of each customer's credit history and the residual value of all equipment under lease collateralizing these receivables. One customer comprised 13% of total originations of sales-type leases and two customers comprised 40% and 32% of originations of operating leases during 1997. The major concentrations of credit risk for originations of sales-type leases grouped by geographic region are New York--45% and New Jersey--18% with no other state accounting for more than 10%. The major concentrations of credit risk for originations of operating leases are New York--22%, New Jersey--21%, Pennsylvania--20%, and Massachusetts--13% with no other state accounting for more than 10%. No one customer comprises more than 10% of the outstanding sales-type lease receivables and related accounts receivable.

(B) LINES OF CREDIT

     The Company maintains two unsecured working capital lines of credit with a maximum borrowing capacity of $7,000 and $3,000. The Company borrows on a short-term basis as capital is required to maintain the volume of originations. Amounts are paid back as the Company sells lease receivables or obtains recourse financing at a lower rate.

     The $7,000 line is guaranteed presently by the stockholder of the Company. The balance outstanding at year-end is $-0-.

     The average aggregate monthly balance outstanding during 1997 was $250.

NOTE 8--SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                    YEAR ENDED DECEMBER 31,
                                                   --------------------------
                                                    1995      1996      1997
                                                   ------    ------    ------
Cash paid during the year for:
  Interest.......................................  $5,824    $5,586    $4,645
  Taxes..........................................     163       896       588

NOTE 9-- EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Company and its shareholder have entered into a letter of intent with UniCapital Corporation ("UniCapital") pursuant to which UniCapital will acquire all outstanding shares of the Company's common stock in exchange for cash and common stock of UniCapital, concurrent with the consummation of the initial public offering of the common stock of UniCapital.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
  K.L.C., Inc.:

     We have audited the accompanying balance sheets of K.L.C., Inc. (the "Company") as of December 31, 1996 and 1997, and the related statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of K.L.C., Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Hartford, Connecticut
February 4, 1998, except for Note 9, as
to which the date is February 10, 1998

                                  K.L.C., INC.

                                 BALANCE SHEETS

                                                             DECEMBER 31,            MARCH 31,
                                                      --------------------------    -----------
                                                         1996           1997           1998
                                                      -----------    -----------    -----------
                                                                                    (UNAUDITED)
ASSETS
Cash and cash equivalents.........................    $ 3,561,943    $ 1,478,811    $ 1,521,133
Net investment in direct financing leases, net of
  allowance for lease losses of $397,000 and
  $1,150,000 (Note 2).............................     24,082,854     47,508,044     51,009,138
Equipment held for leasing........................      1,058,409      2,250,188      3,517,624
Property and equipment (Note 3)...................        181,648        293,769        289,762
Receivable related to leases sold (Note 2)........      3,513,527      1,861,291      1,533,458
Prepaid income taxes (Note 4).....................             --        272,956             --
Other.............................................        318,722        429,430        401,323
                                                      -----------    -----------    -----------
       Total assets...............................    $32,717,103    $54,094,489    $58,272,438
                                                      ===========    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Installment loans payable (Note 5)..............    $17,977,931    $39,658,610    $41,791,007
  Accounts payable................................        589,395      1,095,943      2,277,594
  Accrued expenses and other liabilities..........        984,643        729,023        791,810
  Accrued income taxes (Note 4)...................        297,620             --        347,577
  Net deferred income tax liability (Note 4)......      1,742,560        565,576        344,574
                                                      -----------    -----------    -----------
       Total liabilities..........................     21,592,149     42,049,152     45,552,562
                                                      -----------    -----------    -----------
Commitments and contingencies (Notes 6 and 8).....             --             --             --
Stockholders' equity:
  Common stock, par value $100 per share,
     authorized 5,000 shares, 1,000 shares issued
     and outstanding..............................        100,000        100,000        100,000
  Paid-in capital.................................          5,806          5,806          5,806
  Retained earnings...............................     11,681,613     12,685,560     13,360,099
                                                      -----------    -----------    -----------
                                                       11,787,419     12,791,366     13,465,905
     Less--loans receivable from related parties
       (Note 6)...................................       (662,465)      (746,029)      (746,029)
       Total stockholders' equity.................     11,124,954     12,045,337     12,719,876
                                                      -----------    -----------    -----------
       Total liabilities and stockholders'
          equity..................................    $32,717,103    $54,094,489    $58,272,438
                                                      ===========    ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                                  K.L.C., INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                                           THREE MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,                     MARCH 31,
                                          ------------------------------------------   ---------------------------
                                              1995           1996           1997           1997           1998
                                          ------------   ------------   ------------   ------------   ------------
                                                                                               (UNAUDITED)
Finance income from direct financing
  leases................................  $  5,687,636   $  7,966,795   $  7,573,494   $  1,424,166   $  2,334,510
Servicing fees and remarketing income...     1,651,855      1,337,726        772,375        195,170        339,972
Gain on sale of leases (Note 2).........            --      5,362,864             --             --             --
Other income............................       267,578        579,778        647,942        144,410        257,638
                                          ------------   ------------   ------------   ------------   ------------
    Total revenues......................     7,606,799     15,247,163      8,993,811      1,763,746      2,932,120
                                          ------------   ------------   ------------   ------------   ------------
Selling, general and administrative.....     3,404,662      3,764,512      4,841,897        929,371        928,149
Interest expense........................     2,173,247      2,822,651      2,458,434        393,052        830,999
                                          ------------   ------------   ------------   ------------   ------------
    Total expenses......................     5,577,909      6,587,163      7,300,331      1,322,423      1,759,148
                                          ------------   ------------   ------------   ------------   ------------
    Income before provision for income
      taxes.............................     2,028,890      8,660,000      1,693,480        441,323      1,172,972
Provision for income taxes (Note 4).....       869,159      3,341,889        689,533        180,950        498,433
                                          ------------   ------------   ------------   ------------   ------------
    Net income..........................     1,159,731      5,318,111      1,003,947        260,373        674,539
Retained earnings, beginning of year....     5,203,771      6,363,502     11,681,613     11,681,613     12,685,560
                                          ------------   ------------   ------------   ------------   ------------
Retained earnings, end of year..........  $  6,363,502   $ 11,681,613   $ 12,685,560   $ 11,941,986   $ 13,360,099
                                          ============   ============   ============   ============   ============

    The accompanying notes are an integral part of the financial statements.

                                  K.L.C., INC.

                            STATEMENTS OF CASH FLOWS

                                                                                           THREE MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,                     MARCH 31,
                                          ------------------------------------------   ---------------------------
                                              1995           1996           1997           1997           1998
                                              ----           ----           ----           ----           ----
                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income............................  $  1,159,731   $  5,318,111   $  1,003,947   $    260,373   $    674,539
                                          ------------   ------------   ------------   ------------   ------------
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
      Depreciation and amortization.....        21,012         21,012         28,990          5,253          5,253
      Amortization of initial direct
        costs...........................       340,388        684,212        824,921        128,048        275,610
      Provision for lease losses........       464,895        475,380      1,019,748        179,121             --
      Gain on sale of leases............            --     (5,362,864)            --             --             --
      Changes in:
        Equipment held for leasing......      (740,199)       204,683     (1,191,779)      (225,176)    (1,267,436)
        Prepaid income taxes............            --             --       (272,956)       (62,700)       272,956
        Other assets....................       (93,640)       105,692       (110,708)       (45,418)        28,107
        Accrued income taxes............       218,415        154,181       (297,620)       121,169        347,577
        Accounts payable and accrued
          liabilities...................       121,987     (1,050,311)       250,928        911,767      1,244,438
        Deferred income taxes...........      (476,318)     1,448,481     (1,176,984)      (286,999)      (221,002)
        Receivable related to leases
          sold..........................            --        274,266      1,652,236        664,711        327,833
                                          ------------   ------------   ------------   ------------   ------------
          Total adjustments.............      (143,460)    (3,045,268)       726,776      1,389,776      1,013,336
                                          ------------   ------------   ------------   ------------   ------------
Net cash provided by operating
  activities............................     1,016,271      2,272,843      1,730,723      1,650,149      1,687,875
                                          ------------   ------------   ------------   ------------   ------------
Cash flows from investing activities:
  Investment in direct financing
    leases..............................   (29,886,281)   (33,925,630)   (35,763,054)   (12,073,929)    (9,865,633)
  Principal collected on direct
    financing
    leases..............................    14,391,360     16,196,837     10,493,195      2,451,030      6,088,929
  Proceeds from sale of direct financing
    leases..............................            --     30,800,000             --             --             --
  Decrease (increase) in loans
    receivable from related parties.....       609,863       (450,000)       (83,564)            --             --
  Acquisition of property and
    equipment...........................       (19,489)       (20,352)      (141,111)       (32,730)        (1,246)
                                          ------------   ------------   ------------   ------------   ------------
Net cash provided by (used in) investing
  activities............................   (14,904,547)    12,600,855    (25,494,534)    (9,655,629)    (3,777,950)
                                          ------------   ------------   ------------   ------------   ------------
Cash flows from financing activities:
  Borrowings............................    28,392,314     27,691,687     32,378,000      6,934,000      6,116,000
  Repayment of debt.....................   (14,168,241)   (39,612,469)   (10,697,321)    (1,932,090)    (3,983,603)
  Repayment of stockholder loans........            --       (745,000)            --             --             --
                                          ------------   ------------   ------------   ------------   ------------
Net cash provided by (used in) financing
  activities............................    14,224,073    (12,665,782)    21,680,679      5,001,910      2,132,397
                                          ------------   ------------   ------------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents...........................       335,797      2,207,916     (2,083,132)    (3,003,570)        42,322
Cash and cash equivalents at beginning
  of year...............................     1,018,230      1,354,027      3,561,943      3,561,943      1,478,811
                                          ------------   ------------   ------------   ------------   ------------
Cash and cash equivalents at end of
  year..................................  $  1,354,027   $  3,561,943   $  1,478,811   $    558,373   $  1,521,133
                                          ============   ============   ============   ============   ============
Supplemental disclosure of cash flow
  information:
  Cash paid during the year for:
    Interest............................  $  2,003,441   $  2,917,345   $  2,452,769   $    349,850   $    765,396
                                          ============   ============   ============   ============   ============
    Income taxes........................  $  1,127,062   $  1,542,597   $  2,437,093   $     74,775   $     98,900
                                          ============   ============   ============   ============   ============

    The accompanying notes are an integral part of the financial statements.

                                  K.L.C., INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of business

     K.L.C., Inc. (the "Company") is in the business of leasing various types of equipment throughout forty-four states, with concentration on the East coast. The Company's diversified portfolio consists of 1,844 leases as of December 31, 1997 in a variety of industries. These arrangements are accounted for as direct financing leases.

  Use of estimates in the preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the valuation of estimated residuals on leased assets, the determination of the allowance for lease losses and the valuation of equipment held for leasing acquired in connection with repossessions.

     Management believes estimated residual values are reasonable, that the allowance for lease losses is adequate and that equipment held for leasing is recorded at the lower of cost or estimated fair value. While management uses available information to recognize reductions in estimated residual values, losses on leases and equipment held for leasing, future reductions in estimated residual values, additions to the allowance for lease losses or write-downs on equipment held for leasing may be necessary based on changes in economic conditions.

  Direct financing leases

     Direct financing leases are reported at the present value of minimum lease payments plus the estimated residual value at the end of the lease using a discount factor equal to the lessor's implicit interest rate. Financing income is recognized over the term of the direct financing lease using the interest method.

     Certain initial direct lease costs are deferred and amortized over the term of the related lease as a reduction of financing income using the interest method.

  Equipment held for leasing

     Equipment held for leasing represents equipment received from lessees which management intends to either re-lease to a different customer or sell. It is recorded at the lower of cost or estimated market value.

  Property and equipment

     Property and equipment is carried at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets which range from 5 to 7 years.

     Repairs and maintenance are charged to operations as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the year of disposition.

  Income taxes

     Deferred income taxes are recognized for the tax consequences of "temporary differences" between the financial statement carrying amounts and the tax bases of assets and liabilities by applying enacted statutory tax rates applicable to future years to those differences. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

                                  K.L.C., INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Unaudited interim financial information

     The interim financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations and of cash flows for the interim periods. Such interim financial data is not necessarily indicative of results for the entire fiscal year including such interim periods.

  Cash and cash equivalents

     Cash and cash equivalents include amounts due from banks and interest-bearing deposits at financial institutions.

  Reclassifications

     Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform to the 1997 presentation.

NOTE 2--NET INVESTMENT IN DIRECT FINANCING LEASES

     The components of the net investment in direct financing leases were as follows:

                                                                  DECEMBER 31,
                                                           ---------------------------
                                                              1996            1997
                                                              ----            ----
Minimum lease payments receivable........................  $32,371,388    $ 63,367,389
     Less--allowance for lease losses....................     (397,000)     (1,150,000)
                                                           -----------    ------------
     Net minimum lease payments receivable...............   31,974,388      62,217,389
Deferred initial direct costs............................      564,258       1,214,465
Estimated residual value of leased property
  (unguaranteed).........................................      943,017       1,397,706
Unearned income..........................................   (9,772,606)    (17,693,117)
                                                           -----------    ------------
                                                            23,709,057      47,136,443
Service fee receivable...................................      373,797         371,601
                                                           -----------    ------------
                                                           $24,082,854    $ 47,508,044
                                                           ===========    ============

     Periodically, the Company sells portions of its lease portfolio and retains the servicing rights. These direct financing leases are sold with recourse in the event of a default by the lessee. The purchaser's recourse is limited to a fixed percentage amount for each pool of leases purchased. Sales of leases occurred in 1994 and 1996. The purchaser's recourse is limited to 16.7% and 11.5% for the 1994 and 1996 sales, respectively. The Company received initial proceeds of $10.2 million and $30.8 million for the 1994 and 1996 sales, respectively.

     In connection with the 1996 sale, the Company realized a gain of $5,362,864. Also, in connection with the 1996 sale, the Company has recorded a receivable in the amount of $3,513,527 and $1,861,291 as of December 31, 1996 and 1997, respectively, which represents the maximum amount receivable under the 11.5% recourse provision, net of reserves of $215,027 and $350,000 as of December 31, 1996 and 1997, respectively.

     In connection with the 1994 sale, the realized gain was deferred and is being amortized into income over the life of the leases as service fee income.

     Service fee income on leases sold also includes late charges, over-residual and buyout income realized through the servicing of the leases.

                                  K.L.C., INC.

NOTE 2--NET INVESTMENT IN DIRECT FINANCING LEASES (CONTINUED)
     The net investment in direct financing leases as of December 31, 1997 (without the unguaranteed residual values and allowance for lease losses) is to be received with income amortized as follows:

                                             MINIMUM
                                         LEASE PAYMENTS
                                         RECEIVABLE, NET      UNEARNED        LEASE      UNGUARANTEED
                YEAR                   OF UNEARNED INCOME      INCOME      RECEIVABLE     RESIDUALS
                ----                   ------------------      ------      ----------     ---------
1998.................................      $14,800,911       $ 8,820,229   $23,621,140    $  124,254
1999.................................       14,426,704         5,516,713    19,943,417       230,844
2000.................................       10,665,934         2,494,507    13,160,441       382,073
2001.................................        4,631,028           742,255     5,373,283       428,653
2002 and thereafter..................        1,149,695           119,413     1,269,108       231,882
                                           -----------       -----------   -----------    ----------
                                           $45,674,272       $17,693,117   $63,367,389    $1,397,706
                                           ===========       ===========   ===========    ==========

NOTE 3--PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1997
                                                                ----        ----
Office furniture............................................  $265,376    $385,051
Leasehold improvements......................................   172,152     193,588
                                                              --------    --------
                                                               437,528     578,639
Less--accumulated depreciation and amortization.............  (255,880)   (284,870)
                                                              --------    --------
                                                              $181,648    $293,769
                                                              ========    ========

     Depreciation and amortization totaled $21,012 in 1995 and 1996 and $28,990 in 1997.

NOTE 4--INCOME TAXES

     The provision for income taxes for the years ended December 31, is as follows:

                                                   1995          1996          1997
                                                   ----          ----          ----
Currently payable:
  Federal.....................................  $1,006,730    $1,549,277    $ 1,490,821
  State.......................................     338,747       344,131        375,696
                                                ----------    ----------    -----------
                                                 1,345,477     1,893,408      1,866,517
                                                ----------    ----------    -----------
Deferred:
  Federal.....................................    (375,679)    1,181,183       (965,617)
  State.......................................    (100,639)      267,298       (211,367)
                                                ----------    ----------    -----------
                                                  (476,318)    1,448,481     (1,176,984)
                                                ----------    ----------    -----------
                                                $  869,159    $3,341,889    $   689,533
                                                ==========    ==========    ===========

                                  K.L.C., INC.

NOTE 4--INCOME TAXES (CONTINUED)
     The components of the net deferred tax liability are as follows:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1996           1997
                                                               ----           ----
Deferred tax assets:
  Allowance for lease losses..............................  $   411,200    $   564,433
  Other...................................................      239,127         47,302
                                                            -----------    -----------
                                                                650,327        611,735
                                                            -----------    -----------
Deferred tax liabilities:
  Deferred gain on sale...................................   (2,172,813)      (995,402)
  Other...................................................     (220,074)      (181,909)
                                                            -----------    -----------
                                                             (2,392,887)    (1,177,311)
                                                            -----------    -----------
          Net deferred tax liability......................  $(1,742,560)   $  (565,576)
                                                            ===========    ===========

     The following is a reconciliation of the expected federal income tax expense to the provision for income tax expense for the years ended December 31:

                                                     1995         1996         1997
                                                     ----         ----         ----
Income tax expense at statutory rate.............  $689,823    $2,944,400    $575,783
Increase (decrease) resulting from:
  State tax, net of federal benefit..............   157,151       403,543     108,457
  Other..........................................    22,185        (6,054)      5,293
                                                   --------    ----------    --------
Provision for income taxes.......................  $869,159    $3,341,889    $689,533
                                                   ========    ==========    ========

NOTE 5--INSTALLMENT LOANS PAYABLE

     The Company finances substantially all leased equipment with installment notes payable. The installment notes, with interest rates ranging from 8.00% to 9.00%, are collateralized by the equipment under lease and are personally guaranteed by the Company's two stockholders. Upon sale of all or a portion of the lease portfolio, the Company is required to pay down a substantial portion of the related underlying debt. The installment note agreements contain various covenants which, among other things, require maintenance of a minimum tangible net worth and specific debt to equity ratios.

     Future principal payments on installment loans payable is as follows:

                      YEAR ENDED                           AMOUNT
                      ----------                           ------
  1998.................................................  $14,832,089
  1999.................................................   13,651,333
  2000.................................................    8,793,124
  2001.................................................    2,382,064
                                                         -----------
                                                         $39,658,610
                                                         ===========

     As of December 31, 1997, the Company had drawn down approximately $39.6 million on its leasing lines of credit which aggregate $67 million.

                                  K.L.C., INC.

NOTE 6--RELATED PARTY TRANSACTIONS

     The Company leases its office facilities from a partnership owned by its stockholders under an agreement which expires on December 31, 1998. Rent expense incurred was $180,000 in 1995, 1996 and 1997.

     Minimum future rental payments under this lease as of December 31, 1997 are as follows:

                        YEAR ENDED                           AMOUNT
                        ----------                           ------
  1998....................................................  $180,000
                                                            ========

     Effective January 1, 1998, the Company will enter into a new lease with the partnership owned by its stockholders for its office facilities for a five year term. The minimum lease payments for the first 3 years under the new lease will be $216,000.

     Loans receivable (from the stockholders or entities controlled by the stockholders) consist of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1997
                                                                ----        ----
Alored Associates...........................................  $212,465    $326,029
Keystone Mortgage Services Corporation......................   300,000     200,000
Stockholders................................................   150,000     220,000
                                                              --------    --------
                                                              $662,465    $746,029
                                                              ========    ========

     Loans receivable have been reflected as a reduction of stockholders' equity in the accompanying balance sheet.

     In addition, the Company has guaranteed a bank loan of $641,041 for Alored Associates as of December 31, 1997.

NOTE 7--RETIREMENT PLAN

     The Company sponsors a non-contributory defined contribution profit-sharing plan which covers all of its employees. Contributions to the plan are determined by the Board of Directors annually. The amount of profit-sharing expense was $120,000, $121,250 and $124,528 in 1995, 1996 and 1997, respectively.

NOTE 8--COMMITMENTS AND CONTINGENCIES

     The Company is involved in various legal actions arising out of, and incidental to, activities conducted in the normal course of business. In the opinion of management, resolution of these matters will not have a material effect on the Company's financial condition, results of operations or cash flows.

NOTE 9--SUBSEQUENT EVENT

     On February 10, 1998, the Company and its stockholders entered into a merger agreement with UniCapital Corporation ("UniCapital") pursuant to which UniCapital will acquire all of the outstanding shares of the Company's common stock in exchange for cash and common stock of UniCapital, concurrent with the consummation of the initial public offering of the common stock of UniCapital.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Matrix Funding Corporation

     We have audited the accompanying consolidated balance sheet of Matrix Funding Corporation and Subsidiary as of December 31, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the six months then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Matrix Funding Corporation and Subsidiary as of December 31, 1997, and the results of their operations and their cash flows for the six months then ended, in conformity with generally accepted accounting principles.

                                          TANNER + CO.

Salt Lake City, Utah
June 29, 1998

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997

ASSETS
Cash........................................................  $ 7,675,000
Marketable securities.......................................      940,000
Accounts receivable.........................................    1,367,000
Net investment in direct financing leases...................   46,690,000
Equipment under operating leases, net.......................    1,075,000
Equipment held for lease....................................   10,090,000
Property and equipment, net.................................      306,000
Other assets................................................      366,000
                                                              -----------
       Total assets.........................................  $68,509,000
                                                              ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Recourse debt.............................................  $11,754,000
  Non-recourse debt.........................................   39,074,000
  Accounts payable and accrued expenses.....................    2,979,000
  Income taxes payable......................................    3,372,000
  Deferred income taxes payable.............................    1,784,000
                                                              -----------
       Total liabilities....................................   58,963,000
                                                              -----------
Commitments and contingencies...............................           --
Stockholders' equity:
  7% Preferred stock, $1 par value; 20,000,000 shares
     authorized, 5,540,058 shares issued and outstanding....    5,540,000
  Common stock, $1 par value; 30,000,000 shares authorized,
     250,000 shares issued and outstanding..................      250,000
  Retained earnings.........................................    3,497,000
  Unrealized holding gain on marketable securities..........      259,000
                                                              -----------
     Total stockholders' equity.............................    9,546,000
                                                              -----------
     Total liabilities and stockholders' equity.............  $68,509,000
                                                              ===========

          See accompanying notes to consolidated financial statements.

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME
                       SIX MONTHS ENDED DECEMBER 31, 1997

Rental income from operating leases.........................     $   443,000
Finance income from direct financing and leveraged leases...       4,079,000
Gain on sale of leases......................................       2,130,000
Remarketing income..........................................         200,000
Other income................................................          85,000
                                                                 -----------
     Total revenues.........................................       6,937,000
                                                                 -----------
Depreciation on equipment under operating leases............         374,000
Interest expense............................................       2,191,000
Selling, general and administrative.........................       2,097,000
                                                                 -----------
     Total expenses.........................................       4,662,000
                                                                 -----------
Income before income taxes..................................       2,275,000
                                                                 -----------
Income taxes:
  Current...................................................       3,355,000
  Deferred..................................................      (2,468,000)
                                                                 -----------
                                                                     887,000
                                                                 -----------
Net income..................................................     $ 1,388,000
                                                                 ===========

          See accompanying notes to consolidated financial statements.

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                       SIX MONTHS ENDED DECEMBER 31, 1997

                                                                           UNREALIZED
                                                                             HOLDING
                                                                             GAIN ON         TOTAL
                                      PREFERRED     COMMON     RETAINED    MARKETABLE    STOCKHOLDERS'
                                        STOCK       STOCK      EARNINGS    SECURITIES       EQUITY
                                      ----------   --------   ----------   -----------   -------------
Balance, July 1, 1997...............  $5,540,000   $250,000   $2,303,000    $ 60,000      $8,153,000
Dividends paid......................          --         --     (194,000)         --        (194,000)
Net increase in unrealized holding
  gain on marketable securities.....          --         --           --     199,000         199,000
Net income..........................          --         --    1,388,000          --       1,388,000
                                      ----------   --------   ----------    --------      ----------
Balance, December 31, 1997..........  $5,540,000   $250,000   $3,497,000    $259,000      $9,546,000
                                      ==========   ========   ==========    ========      ==========

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                       SIX MONTHS ENDED DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................    $ 1,388,000
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Depreciation on operating leases.......................        374,000
     Depreciation of property and equipment.................         38,000
     Increase in allowance for doubtful accounts............         20,000
     Amortization of unearned income on leveraged leases....       (240,000)
     Amortization of unearned income on direct financing
      leases................................................     (2,252,000)
     Gain on sale of leases.................................     (2,130,000)
     Deferred income taxes..................................     (2,468,000)
     (Increase) decrease in:
       Accounts receivable..................................       (129,000)
       Other assets.........................................         63,000
     Increase in:
       Accounts payable and accrued expenses................         95,000
       Income taxes payable.................................      3,169,000
                                                                -----------
          Net cash used in operating activities.............     (2,072,000)
                                                                -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sales of equipment subject to lease.......................     12,165,000
  Purchases of equipment subject to lease...................    (22,337,000)
  Payments received on direct financing leases..............      8,917,000
  Increase in marketable securities.........................       (169,000)
  Purchase of property and equipment........................        (76,000)
                                                                -----------
          Net cash used in investing activities.............     (1,500,000)
                                                                -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term debt borrowings.................................     16,816,000
  Net increase in line of credit............................       (999,000)
  Principal payments on long-term debt......................     (6,408,000)
  Cash dividends paid.......................................       (194,000)
                                                                -----------
          Net cash provided by financing activities.........      9,215,000
                                                                -----------
Net increase in cash........................................      5,643,000
Cash, beginning of period...................................      2,032,000
                                                                -----------
Cash, end of period.........................................    $ 7,675,000
                                                                ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Interest paid..........................................    $ 2,191,000
                                                                ===========
     Income taxes paid......................................    $   200,000
                                                                ===========
NONCASH INVESTING AND FINANCING ACTIVITIES CONSISTED OF THE
  FOLLOWING:
  Increase in unrealized holding gain on marketable
     securities.............................................    $   321,000
  Effect on deferred income taxes...........................       (122,000)
                                                                -----------
       Net unrealized holding gain on marketable
        securities..........................................    $   199,000
                                                                ===========

     $500,000 of the proceeds of a leveraged lease sale occurring during the six months is included in accounts receivable.

          See accompanying notes to consolidated financial statements.

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE--1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Consolidation. Matrix Funding Corporation and Subsidiary, (the Company) are primarily engaged in the business of leasing personal property. Upon origination of the leases, the Company either sells the leases to unrelated third parties or retains the leases for its own portfolio.

     The consolidated financial statements include the accounts and activity of Matrix Funding Corporation and its wholly owned subsidiary, Matcan Leasing, Inc. All intercompany amounts have been eliminated in the consolidation.

     Concentration of Credit Risk. Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of investments in leases and receivables. The Company performs ongoing evaluations of its lease investments and receivables and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.

     The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

     Cash and Cash Equivalents. For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents

     Marketable Securities The Company classifies its marketable debt and equity securities as "held to maturity" if it has the positive intent and ability to hold the securities to maturity. All other marketable debt and equity securities are classified as "available for sale." Securities classified as "available for sale" are carried in the financial statements at fair value. Realized gains and losses, determined using the specific identification method, are included in earnings; unrealized holding gains and losses are reported as a separate component of stockholders' equity. Securities classified as held to maturity are carried at amortized cost. For both categories of securities, declines in fair value below amortized cost that are other than temporary are included in earnings.

     Investments in Leases. Investments in leases consist of direct financing leases and operating leases with terms ranging from 2 to 10 years. Income on direct financing leases is recognized by a method which produces a constant periodic rate of return on the outstanding investment in the lease. Equipment under operating leases is recorded at cost, net of accumulated depreciation. Income from operating leases is recognized ratably over the term of the leases.

     Initial direct costs, including sales commissions, related to direct financing leases and operating leases are capitalized and recorded as part of the net investment in leases and are amortized over the lease term in the same ratio as income is recognized.

     Residual values estimated by management based on past experience and judgement, are recorded in the financial statements at the inception of each direct financing lease. The residual values for operating leases are included in the leased equipment's net book value.

     The Company evaluates residual values on an ongoing basis and records any required changes. In accordance with generally accepted accounting principles, no upward revision of residual values is made subsequent to the period of the inception of the lease. Residual values for direct financing leases are recorded at their net present value and the unearned interest is amortized over the lease term so as to produce a constant percentage return on the net present value.

     Equipment Held for Lease. Equipment held for lease is valued at the lower of specific unit cost or net realizable value and consists of equipment assigned to lease contracts that are yet to commence.

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

NOTE--1 SUMMARY OF SIGNIFICANT POLICIES (CONTINUED)
     Property and Equipment. Property and equipment are recorded at cost, less accumulated depreciation. Depreciation on property and equipment is determined using the straight-line method over the estimated useful lives of the assets ranging from 5 to 7 years. Expenditures for maintenance and repairs are expensed when incurred.

     Operating Lease Depreciation. The cost of equipment under operating leases is depreciated using a straight-line method over the estimated useful lives of the assets.

     Accounting Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates made by management include the determination of the allowance for lease losses and residual values. Actual amounts may differ from these estimates.

     Income Taxes. Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial and tax reporting, principally related to lease accounting differences between book and tax methods.

NOTE--2 NET INVESTMENT IN DIRECT FINANCING LEASES

     Direct financing leases expire through 2003. The lease agreements require the lessee to pay normal maintenance, insurance, and taxes. The Company's net investment in direct financing leases at December 31, 1997 is summarized as follows:

Total minimum lease payments to be received.................  $47,104,000
Less allowance of uncollectible.............................     (256,000)
                                                              -----------
Net minimum lease payments receivable.......................   46,848,000
Estimated residual values of leased equipment...............    8,883,000
Less unearned income........................................   (9,041,000)
                                                              -----------
Net investment in direct financing leases...................  $46,690,000
                                                              ===========

     The future minimum lease payments due the Company under direct financing leases, which have initial noncancellable lease terms in excess of one year at December 31, 1997, are summarized as follows:

             YEARS ENDING JUNE 30,
             ---------------------
1998...........................................  $18,424,000
1999...........................................   14,992,000
2000...........................................    7,889,000
2001...........................................    4,537,000
2002...........................................    1,253,000
Thereafter.....................................        9,000
                                                 -----------
                                                 $47,104,000
                                                 ===========

NOTE--3 NET INVESTMENT IN LEVERAGED LEASES

     During the six months ended December 31, 1997, the Company sold its investment in leveraged leases for $5,925,000 and realized a loss for financial statement in purposes of $353,000.

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

NOTE--4 EQUIPMENT UNDER OPERATING LEASES

     Equipment under operating leases at December 31, 1997 consists of the following:

Equipment under lease...................................  $ 2,550,000
Accumulated depreciation................................   (1,475,000)
                                                          -----------
                                                          $ 1,075,000
                                                          ===========

     The future minimum lease payments due the Company under operating leases that have initial noncancellable lease terms in excess of one year at December 31, 1997, are summarized as follows:

               YEARS ENDING DECEMBER 31,
               -------------------------
1998....................................................  $  642,000
1999....................................................      17,000
                                                          ----------
                                                          $  659,000
                                                          ==========

     The original lease terms run from two to five years and require the lessee to pay normal maintenance, insurance, and taxes.

NOTE--5 PROPERTY AND EQUIPMENT

     Property and equipment consist of the following as of December 31, 1997:

Furniture and fixtures....................................  $340,000
Vehicles..................................................    93,000
Leasehold improvements....................................    13,000
                                                            --------
                                                             446,000
Less accumulated depreciation.............................   140,000
                                                            --------
                                                            $306,000
                                                            ========

NOTE--6 RECOURSE AND NON-RECOURSE DEBT

     Recourse and non-recourse debt payable is summarized as follows:

Various nonrecourse and recourse notes payable to financial
  institutions, corporations, and others, with interest
  rates ranging from 6.13% to 12%, secured by equipment
  subject to certain operating and direct financing
  leases....................................................  $40,276,000
Revolving line of credit with a base amount of $15 million,
  due October 31, 1999, approved for interim financing of
  leases, payable to a bank, interest rate equal to the
  bank's prime rate (8.5% at December 31, 1997), secured by
  equipment held for lease..................................    9,259,000
Line of credit payable to a bank with a $3 million base, due
  April 30, 1998, which was paid in full subsequent to
  December 31, 1997, interest at prime rate (8.5% at
  December 31, 1997), secured by certain equipment..........    1,293,000
                                                              -----------
Total.......................................................   50,828,000
Less recourse portion.......................................   11,754,000
                                                              -----------
                                                              $39,074,000
                                                              ===========

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

NOTE--6 RECOURSE AND NON-RECOURSE DEBT (CONTINUED)
     Maturities of recourse and non-recourse debt payable are summarized as follows:

                 YEARS ENDING DECEMBER 31:
                 -------------------------
1998........................................................  $17,438,000
1999........................................................   21,822,000
2000........................................................    6,558,000
2001........................................................    3,528,000
2002........................................................    1,444,000
Thereafter..................................................       38,000
                                                              -----------
                                                              $50,828,000
                                                              ===========

NOTE--7 PREFERRED STOCK

     The preferred stockholders are entitled to an appropriation of retained earnings at an annual rate of seven percent of the par value of preferred stock reduced dollar-for-dollar by the amount the Company's net income for such year is less than the seven percent amount.

     All shares of preferred stock are subject, at the option of the Company's Board of Directors, to redemption at anytime after issuance at a price of one dollar per share and the sum of any accrued but unpaid dividends and other amounts attributable to the preferred stock as required by formula under the Articles of Domestication.

     In the event of any consolidation or merger of the Company, or sale transfer of all or substantially all of its assets, or in the event of any liquidation or dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of preferred stock shall be entitled to be paid in full the sum of the par value of their shares, accrued dividends, allocated retained earnings, and other agreed to amounts.

     Subsequent to December 31, 1997, the preferred stock was redeemed (see note
16).

NOTE--8 UNREALIZED HOLDING GAIN ON MARKETABLE SECURITIES

     The unrealized holding gain or marketable securities consists of the following:

Market value of available for sale securities.............  $940,000
Less cost of securities...................................   522,000
                                                            --------
Unrealized holding gain on marketable securities..........   418,000
Less deferred tax effect..................................  (159,000)
                                                            --------
Net unrealized holding gain on marketable securities......  $259,000
                                                            ========

NOTE--9 INCOME TAXES

     The provision for income taxes is different from the amount which would be provided by applying the statutory federal income tax rate for the following reasons:

Federal income tax provision at statutory rate............  $774,000
State income taxes........................................   125,000
Other.....................................................   (12,000)
                                                            --------
                                                            $887,000
                                                            ========

     Deferred income taxes are principally related to lease accounting differences between book and tax methods and accrued liabilities and allowances which are not deductible until paid or realized for tax purposes.

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

NOTE--10 RELATED PARTY TRANSACTIONS

     At December 31, 1997, amounts due from shareholders and a company controlled by certain shareholders totaled approximately $100,000. This amount is included in receivables on the balance sheet.

     The Company leases office space from an entity in which it has a small ownership interest. Total rent expense for the six months was approximately $74,000.

NOTE--11 EMPLOYEE BENEFIT PLANS

     The Company has adopted a 401(k) Plan for all employees who meet the plan's eligibility requirements. The Company made matching contributions to the plan of approximately $26,000 during the six months ended December 31, 1997.

     The Company has established a profit sharing plan which covers all employees who meet the plan's eligibility requirements. Contributions to the plan are at the discretion of the Board of Directors. Contributions to the plan for the six months ended December 31, 1997, were approximately $27,000.

NOTE--12 DEFERRED COMPENSATION PLAN

     The Company has a non-qualified deferred compensation plan for certain executives, officers, and key employees. Under the terms of the plan, the Company, by authorization of its Board of Directors, may elect to contribute an amount to the plan in addition to the compensation elected to be deferred by participants in the plan. Each participant's account is credited with a uniform interest rate of 8%, compounded monthly. Plan participants elected to defer approximately $169,000 of compensation for the six months ended December 31, 1997, and the Company accrued interest thereon at 8%.

NOTE--13 COMMITMENTS AND CONTINGENCIES

     Stock Repurchase Agreement. The Company has a stock repurchase agreement, funded by life insurance policies, whereby it is obligated to acquire all shares of common and preferred stock upon the death of a stockholder. The purchase price for common stock is subject to change annually upon agreement of the stockholders. The most recent agreed upon price is $5.00 per common share. The purchase price for preferred stock is equal to $1.00 per share plus, a) accrued but unpaid dividends attributable to each share, and b) the proportionate share of retained earnings pertaining to each share.

     Operating leases. The Company is obligated under certain operating leases for office and storage space. Total lease expense for the six months ended December 31, 1997, was approximately $85,000. Future minimum lease payments under noncancellable operating leases with initial terms of one year or more are as follows at December 31, 1997:

                 YEARS ENDING DECEMBER 31:
                 -------------------------
1998........................................................  $169,000
1999........................................................   172,000
2000........................................................   167,000
2001........................................................   126,000
                                                              --------
                                                              $634,000
                                                              ========

NOTE--14 FINANCIAL INSTRUMENTS

     None of the Company's financial instruments are held for trading purposes. The Company estimates that the fair value of all financial instruments at December 31, 1997, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

NOTE--14 FINANCIAL INSTRUMENTS (CONTINUED) amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgement is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

NOTE--15 STOCK-BASED COMPENSATION

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS
123) which established financial accounting and reporting standards for stock-based compensation. The new standard defines a fair value method of accounting for an employee stock option or similar equity instrument. This statement gives entities the choice between adopting the fair value method or continuing to use the intrinsic value method under Accounting Principles Board
(APB) Opinion No. 25 with footnote disclosures of the pro forma effects if the fair value method had been adopted. The Company has opted for the latter approach. Accordingly, no compensation expense has been recognized for the stock option plans. Had compensation expense for the Company's stock option plan been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's results of operations would not have changed from the amount reported.

     The fair value of each option grant is estimated in the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                   DECEMBER 31, 1997
                                                   -----------------
Expected dividend yield..........................      $     --
Expected stock price volatility..................             0%
Risk-free interest rate..........................           4.5%
Expected life of options.........................      10 years
                                                       ========

     The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                       OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
             ---------------------------------------    -------------------------
                             WEIGHTED
                              AVERAGE
               NUMBER        REMAINING     WEIGHTED        NUMBER       WEIGHTED
RANGE OF     OUTSTANDING    CONTRACTUAL     AVERAGE     EXERCISABLE      AVERAGE
EXERCISE         AT            LIFE        EXERCISE          AT         EXERCISE
 PRICES       12/31/97        (YEARS)        PRICE        12/31/97        PRICE
---------    -----------    -----------    ---------    ------------    ---------
  $1.00         5,000           9.0          $1.00         5,000          $1.00

NOTE--16 SUBSEQUENT EVENTS

     The Company, effective May 19, 1998, completed an agreement whereby the shareholders of the Company exchanged all of their shares of the Company's common stock for cash and common stock of Unicapital Corporation. The preferred stock was also redeemed subsequent to December 31, 1997.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Matrix Funding Corporation

     We have audited the accompanying consolidated balance sheet of Matrix Funding Corporation and Subsidiary as of June 30, 1996 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended June 30, 1995, 1996 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Matrix Funding Corporation and Subsidiary as of June 30, 1996 and 1997, and the results of their operations and their cash flows for the years ended June 30, 1995, 1996 and 1997, in conformity with generally accepted accounting principles.

                                          TANNER + CO.

Salt Lake City, Utah
August 8, 1997, except for
Notes 1, 3, 15 and 16 which
are dated January 17, 1998

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                                                JUNE 30,              MARCH 31,
                                                        -------------------------   -------------
                                                           1996          1997           1998
                                                        -----------   -----------   -------------
                                                                                     (UNAUDITED)
ASSETS
Cash and cash equivalents.............................  $ 1,659,673   $ 2,032,405    $ 5,155,938
Marketable securities.................................       38,500       450,814      1,013,418
Accounts receivable...................................      384,913       738,371      1,279,658
Income taxes receivable...............................      216,000            --             --
Net investment in direct financing leases.............   15,897,274    31,704,518     48,835,967
Net investment in leveraged leases....................    5,925,962     6,161,942             --
Equipment under operating leases, net.................    2,018,434     1,626,147        886,359
Equipment held for lease..............................    6,391,777    13,379,213     13,268,832
Property and equipment, net...........................      170,952       267,481        322,702
Other assets..........................................      522,779       429,640        334,710
                                                        -----------   -----------    -----------
       Total assets...................................  $33,226,264   $56,790,531    $71,097,584
                                                        ===========   ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Recourse debt.......................................  $ 5,022,466   $12,813,451    $10,452,458
  Non-recourse debt...................................   16,310,098    28,606,561     41,457,013
  Accounts payable and accrued expenses...............      799,606     2,884,892      3,693,560
  Income taxes payable................................           --       202,863      2,709,980
  Deferred income taxes payable.......................    3,645,794     4,130,179      2,683,646
                                                        -----------   -----------    -----------
       Total liabilities..............................   25,777,964    48,637,946     60,996,657
                                                        -----------   -----------    -----------
Commitments and contingencies.........................           --            --             --
Stockholders' equity:
  7% Preferred stock, $1 par value; 20,000,000 shares
     authorized, 5,603,936 shares, 5,540,058 shares,
     and 5,540,058 shares issued and outstanding,
     respectively.....................................    5,603,936     5,540,058      5,540,058
  Common stock, $1 par value; 30,000,000 shares
     authorized, 250,000 shares issued and
     outstanding......................................      250,000       250,000        255,000
  Retained earnings...................................    1,594,364     2,302,277      4,038,232
  Unrealized holding gain on marketable securities....           --        60,250        267,637
                                                        -----------   -----------    -----------
     Total stockholders' equity.......................    7,448,300     8,152,585     10,100,927
                                                        -----------   -----------    -----------
     Total liabilities and stockholders' equity.......  $33,226,264   $56,790,531    $71,097,584
                                                        ===========   ===========    ===========

          See accompanying notes to consolidated financial statements.

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME

                                                                              NINE MONTHS ENDED
                                            YEARS ENDED JUNE 30,                  MARCH 31,
                                    ------------------------------------   ------------------------
                                       1995         1996         1997         1997         1998
                                    ----------   ----------   ----------   ----------   -----------
                                                                                 (UNAUDITED)
Rental income from operating
  leases..........................  $1,097,884   $1,061,674   $  984,815   $  625,875   $   655,488
Finance income from direct
  financing and leveraged
  leases..........................   1,375,617    2,331,381    6,704,763    4,716,111     7,693,976
Gain on sale of leases............   1,728,857    1,033,853    1,070,389      595,084     1,510,875
Remarketing income................     333,644      155,770      335,481      199,874       235,585
Other income......................     172,709      333,069      147,842       99,301       138,330
                                    ----------   ----------   ----------   ----------   -----------
     Total revenues...............   4,708,711    4,915,747    9,243,290    6,236,245    10,234,254
                                    ----------   ----------   ----------   ----------   -----------
Depreciation on equipment under
  operating leases................     897,213      805,147      834,632      524,502       552,313
Interest expense..................     505,620      765,162    2,773,352    1,795,863     3,279,702
Selling, general and
  administrative..................   2,685,773    2,884,105    3,849,774    2,669,261     3,127,431
                                    ----------   ----------   ----------   ----------   -----------
     Total expenses...............   4,088,606    4,454,414    7,457,758    4,989,626     6,959,446
                                    ----------   ----------   ----------   ----------   -----------
Income before income taxes........     620,105      461,333    1,785,532    1,246,619     3,274,808
                                    ----------   ----------   ----------   ----------   -----------
Income taxes:
  Current.........................          --     (193,989)     256,927      179,380     2,694,533
  Deferred........................     229,857      363,981      410,531      291,520    (1,446,533)
                                    ----------   ----------   ----------   ----------   -----------
                                       229,857      169,992      667,458      470,900     1,248,000
                                    ----------   ----------   ----------   ----------   -----------
Net income........................  $  390,248   $  291,341   $1,118,074   $  775,719   $ 2,026,808
                                    ==========   ==========   ==========   ==========   ===========

          See accompanying notes to consolidated financial statements.

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                           UNREALIZED
                                                                             HOLDING
                                                                             GAIN ON         TOTAL
                                      PREFERRED     COMMON     RETAINED    MARKETABLE    STOCKHOLDERS'
                                        STOCK       STOCK      EARNINGS    SECURITIES       EQUITY
                                      ----------   --------   ----------   -----------   -------------
Balance, July 1, 1994...............  $4,878,500   $ 40,000   $2,148,348    $     --      $ 7,066,848
Redemption and retirement of
  preferred stock...................     (56,510)        --      (13,490)         --          (70,000)
Net income..........................          --         --      390,248          --          390,248
                                      ----------   --------   ----------    --------      -----------
Balance, June 30, 1995..............   4,821,990     40,000    2,525,106          --        7,387,096
Preferred stock dividend............     845,824         --     (845,824)         --               --
Common stock dividend...............          --    160,000     (160,000)         --               --
Sale of common stock................          --     50,000           --          --           50,000
Redemption and retirement of
  preferred stock...................     (63,878)        --      (20,122)         --          (84,000)
Dividends paid......................          --         --     (196,137)         --         (196,137)
Net income..........................          --         --      291,341          --          291,341
                                      ----------   --------   ----------    --------      -----------
Balance, June 30, 1996..............   5,603,936    250,000    1,594,364          --        7,448,300
Redemption and retirement of
  preferred stock...................     (63,878)        --      (20,122)         --          (84,000)
Dividends paid......................          --         --     (390,039)         --         (390,039)
Net increase in unrealized holding
  gain on marketable securities.....          --         --           --      60,250           60,250
Net income..........................          --         --    1,118,074          --        1,118,074
                                      ----------   --------   ----------    --------      -----------
Balance, June 30, 1997..............   5,540,058    250,000    2,302,277      60,250        8,152,585
Issuance of common stock through
  exercise of options (unaudited)...          --      5,000           --          --            5,000
Dividends paid (unaudited)..........          --         --     (290,853)         --         (290,853)
Net increase in unrealized holding
  gain on marketable securities
  (unaudited).......................          --         --           --     207,387          207,387
Net income (unaudited)..............          --         --    2,026,808          --        2,026,808
                                      ----------   --------   ----------    --------      -----------
Balance, March 31, 1998
  (unaudited).......................  $5,540,058   $255,000   $4,038,232    $267,637      $10,100,927
                                      ==========   ========   ==========    ========      ===========

          See accompanying notes to consolidated financial statements.

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                        NINE MONTHS ENDED
                                                                 YEARS ENDED JUNE 30,                       MARCH 31,
                                                      ------------------------------------------   ---------------------------
                                                          1995           1996           1997           1997           1998
                                                      ------------   ------------   ------------   ------------   ------------
                                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $    390,248   $    291,341   $  1,118,074   $    775,719   $  2,026,808
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation on operating leases................       897,213        805,147        834,632        524,502        552,313
    Depreciation of property and equipment..........        80,843         74,283         66,061         46,090         58,566
    Increase in allowance for doubtful accounts.....       100,000         20,000         39,312         69,383         20,000
    Amortization of unearned income on leveraged
      leases........................................      (624,131)      (561,733)      (507,988)      (385,875)      (241,643)
    Amortization of unearned income on direct
      financing leases..............................    (1,048,283)    (1,021,694)    (2,893,232)    (2,095,787)    (3,483,690)
    Gain on sale of leases..........................    (1,728,857)    (1,033,853)    (1,070,389)      (595,084)    (1,510,875)
    Deferred income taxes...........................       229,857        363,981        447,458        439,358     (1,446,533)
    (Increase) decrease in:
      Accounts receivable...........................      (426,571)       130,814       (353,458)      (234,234)      (561,287)
      Income taxes receivable.......................        90,952       (199,000)       216,000        198,863             --
      Other assets..................................       118,132       (106,876)        93,139        120,384         94,930
    (Decrease) increase in:
      Accounts payable and accrued expenses.........        44,437         (4,106)     2,085,286        831,689        808,668
      Income taxes payable..........................            --             --        202,863             --      2,507,117
                                                      ------------   ------------   ------------   ------------   ------------
        Net cash provided by (used in) operating
          activities................................    (1,876,160)    (1,241,696)       277,758       (304,992)    (1,175,626)
                                                      ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sales of equipment subject to lease...............    21,551,884     10,392,365     20,263,728     16,773,992     23,309,529
  Purchases of equipment subject to lease...........   (23,708,136)   (25,975,500)   (51,124,814)   (42,496,632)   (42,797,809)
  Payments received on direct financing leases......     2,237,684      4,757,944     11,820,378      8,664,692     14,052,837
  Increase in marketable securities.................            --        (38,500)      (315,137)      (203,250)      (355,217)
  Purchase of property and equipment................       (84,903)       (57,418)      (162,590)      (118,754)      (113,787)
                                                      ------------   ------------   ------------   ------------   ------------
        Net cash used in investing activities.......        (3,471)   (10,921,109)   (19,518,435)   (17,379,952)    (5,904,447)
                                                      ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term debt borrowings.........................     2,233,707     12,379,909     20,584,954     16,586,762     22,602,794
  Net increase (decrease) in line of credit.........     3,043,800        714,593      7,793,325      5,771,233     (2,188,572)
  Principal payments on long-term debt..............    (2,732,035)    (1,246,376)    (8,290,831)    (5,181,725)    (9,924,763)
  Cash dividends paid...............................            --       (196,137)      (390,039)      (293,088)      (290,853)
  Repurchase of preferred stock                            (70,000)       (84,000)       (84,000)       (84,000)            --
  Issuance of common stock for cash.................            --         50,000             --             --          5,000
                                                      ------------   ------------   ------------   ------------   ------------
        Net cash provided by financing activities...     2,475,472     11,617,989     19,613,409     16,799,182     10,203,606
                                                      ------------   ------------   ------------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents.......................................       595,841       (544,816)       372,732       (885,762)     3,123,533
Cash and cash equivalents, beginning of period......     1,608,648      2,204,489      1,659,673      1,659,673      2,032,405
                                                      ------------   ------------   ------------   ------------   ------------
Cash and cash equivalents, end of period............  $  2,204,489   $  1,659,673   $  2,032,405   $    773,911   $  5,155,938
                                                      ============   ============   ============   ============   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Interest paid...................................  $    519,620   $    752,162   $  2,663,351   $  1,755,863   $  3,174,702
                                                      ============   ============   ============   ============   ============
    Income taxes paid...............................  $      1,035   $      1,135   $         --   $         --   $    329,215
                                                      ============   ============   ============   ============   ============
NONCASH INVESTING AND FINANCING ACTIVITIES CONSISTED
  OF THE FOLLOWING:
  Increase in unrealized holding gain on marketable
    securities......................................  $         --   $         --   $     97,177   $         --   $    354,854
  Effect on deferred income taxes...................            --             --        (36,927)            --       (147,467)
                                                      ------------   ------------   ------------   ------------   ------------
      Net unrealized holding gain on marketable
        securities..................................  $         --   $         --   $     60,250   $         --   $    207,387
                                                      ============   ============   ============   ============   ============

     During the nine months ended March 31, 1998, $376,420 of the proceeds of a leveraged lease sale is included in accounts receivable.

          See accompanying notes to consolidated financial statements.

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         JUNE 30, 1995, 1996, AND 1997

NOTE--1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and consolidation. Matrix Funding Corporation and Subsidiary, (the Company) are primarily engaged in the business of leasing personal property. Upon origination of the leases, the Company either sells the leases to unrelated third parties or retains the leases for its own portfolio.

     The consolidated financial statements include the accounts and activity of Matrix Funding Corporation and its wholly owned subsidiary, Matcan Leasing, Inc. All intercompany amounts have been eliminated in the consolidation.

     Concentration of credit risk. Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of investments in leases and receivables. The Company performs ongoing evaluations of its lease investments and receivables and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.

     The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

     Cash and cash equivalents. For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents

     Marketable securities. The Company classifies its marketable debt and equity securities as "held to maturity" if it has the positive intent and ability to hold the securities to maturity. All other marketable debt and equity securities are classified as "available for sale." Securities classified as "available for sale" are carried in the financial statements at fair value. Realized gains and losses, determined using the specific identification method, are included in earnings; unrealized holding gains and losses are reported as a separate component of stockholders' equity. Securities classified as held to maturity are carried at amortized cost. For both categories of securities, declines in fair value below amortized cost that are other than temporary are included in earnings.

     Investments in leases. Investments in leases consist of direct financing leases, leveraged leases and operating leases with terms ranging from 2 to 10 years. Income on direct financing leases is recognized by a method which produces a constant periodic rate of return on the outstanding investment in the lease. Income on leveraged leases is recognized by a method which produces a constant rate of return on the outstanding investment in the lease in the years in which the net investment is positive. Initial direct costs are deferred and amortized over the lease period. Leveraged lease assets acquired by the Company are financed primarily through nonrecourse loans from third party debt participants. These loans are secured by the lessee's rental obligations and the leased property. Equipment under operating leases is recorded at cost, net of accumulated depreciation. Income from operating leases is recognized ratably over the term of the leases.

     Initial direct costs, including sales commissions, related to direct financing leases, operating leases, and leveraged leases, are capitalized and recorded as part of the net investment in leases and are amortized over the lease term in the same ratio as income is recognized.

     Residual values estimated by management based on past experience and judgement, are recorded in the financial statements at the inception of each direct financing lease and leveraged lease. The residual values for operating leases are included in the leased equipment's net book value.

     The Company evaluates residual values on an ongoing basis and records any required changes. In accordance with generally accepted accounting principles, no upward revision of residual values is made subsequent to the period of the inception of the lease. Residual values for direct financing leases and leveraged leases are recorded at their net present value and the unearned interest is amortized over the lease term so as to produce a constant percentage return on the net present value.

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

NOTE--1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Equipment held for lease. Equipment held for lease is valued at the lower of specific unit cost or net realizable value and consists of equipment assigned to lease contracts that are yet to commence.

     Property and equipment. Property and equipment are recorded at cost, less accumulated depreciation. Depreciation on property and equipment is determined using the straight-line method over the estimated useful lives of the assets ranging from 5 to 7 years. Expenditures for maintenance and repairs are expensed when incurred.

     Operating lease depreciation. The cost of equipment under operating leases is depreciated using a straight-line method over the estimated useful lives of the assets.

     Accounting estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates made by management include the determination of the allowance for lease losses and residual values. Actual amounts may differ from these estimates.

     Income taxes. Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial and tax reporting, principally related to lease accounting differences between book and tax methods and a net operating loss carryforward.

     Reclassifications. Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform with the 1997 presentation.

     Unaudited financial information. The unaudited consolidated financial statements presented include the accounts of Matrix Funding Corporation and subsidiary, and include all adjustments (consisting of normal recurring items) which are, in the opinion of management, necessary to present fairly the financial position as of March 31, 1998 and the results of operations and cash flows for the nine months ended March 31, 1997 and 1998. The results of operations for the nine months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year.

NOTE--2 NET INVESTMENT IN DIRECT FINANCING LEASES

     Direct financing leases expire through 2003. The lease agreements require the lessee to pay normal maintenance, insurance, and taxes. The Company's net investment in direct financing leases at June 30, 1996 and 1997 is summarized as follows:

                                                                 1996          1997
                                                              -----------   -----------
Total minimum lease payments to be received.................  $17,524,190   $32,277,901
Less allowance of uncollectible.............................     (190,000)     (236,312)
                                                              -----------   -----------
Net minimum lease payments receivable.......................   17,334,190    32,041,589
Estimated residual values of leased equipment...............    1,993,224     5,235,929
Less unearned income........................................   (3,430,140)   (5,573,000)
                                                              -----------   -----------
Net investment in direct financing leases...................  $15,897,274   $31,704,518
                                                              ===========   ===========

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

NOTE--2 NET INVESTMENT IN DIRECT FINANCING LEASES (CONTINUED)
     The future minimum lease payments due the Company under direct financing leases, which have initial noncancellable lease terms in excess of one year at June 30, 1997, are summarized as follows:

             YEARS ENDING JUNE 30,
             ---------------------
1998...........................................  $13,001,363
1999...........................................   10,822,704
2000...........................................    5,597,056
2001...........................................    1,823,125
2002...........................................      896,053
Thereafter.....................................      137,600
                                                 -----------
                                                 $32,277,901
                                                 ===========

NOTE--3 NET INVESTMENT IN LEVERAGED LEASES

     At June 30, 1996 and 1997, the Company is the lessor of equipment accounted for as leveraged leases expiring in various years through 2003. The Company's aggregate equity investment represented 8 percent of the purchase price; the remaining 92 percent was furnished by third party financing in the form of long-term debt that provides for no recourse against the Company and is secured by a first lien on the property. The debt is payable in aggregate monthly installments of $362,459 with interest ranging from 8.00 to 11.00 percent. At the end of the lease term, the equipment is turned back to the Company. The aggregate residual balance at that time is estimated to be 18.75 percent of cost.

     For income tax purposes, the Company has the benefit of tax deductions for depreciation on the leased assets and for interest on the long-term debt. During the early years of the leases, those deductions generally exceed rental income from the related lease and are available to be applied against the Company's other income. In the later years of the leases, rental income will exceed the deductions and taxes will be payable. Deferred income taxes are provided to reflect this reversal.

     During the six months ended December 31, 1997 the Company sold its investment in leveraged leases for $5,925,289 and realized a loss for financial statements of $352,593.

     The Company's net investment in leveraged leases at June 30, 1996, and 1997 is summarized as follows:

                                                                 1996          1997
                                                              -----------   -----------
Lease receivable (net of principal and interest on
  nonrecourse notes)........................................  $ 4,001,325   $ 3,788,020
Less allowance for uncollectible............................       (7,000)           --
                                                              -----------   -----------
Net leases receivable.......................................    3,994,325     3,788,020
Estimated residual value of leased equipment................    6,115,401     6,071,803
Less unearned income........................................   (4,183,764)   (3,697,881)
                                                              -----------   -----------
Net investment in leveraged leases..........................    5,925,962     6,161,942
Less deferred income taxes arising from leveraged leases....   (2,856,480)   (3,125,577)
                                                              -----------   -----------
Net investment in leveraged leases after deferred income
  taxes.....................................................  $ 3,069,482   $ 3,036,365
                                                              ===========   ===========

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

NOTE--4 EQUIPMENT UNDER OPERATING LEASES

     Equipment under operating leases consists of the following:

                                                                      JUNE 30,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
Equipment under lease.......................................  $ 3,220,785   $ 3,207,254
Accumulated depreciation....................................   (1,202,351)   (1,581,107)
                                                              -----------   -----------
                                                              $ 2,018,434   $ 1,626,147
                                                              ===========   ===========

     The future minimum lease payments due the Company under operating leases that have initial noncancellable lease terms in excess of one year at June 30, 1997, are summarized as follows:

                 YEARS ENDING JUNE 30,
                 ---------------------
1998....................................................  $  877,800
1999....................................................     261,568
                                                          ----------
                                                          $1,139,368
                                                          ==========

     The original lease terms run from two to five years and require the lessee to pay normal maintenance, insurance, and taxes.

NOTE--5 PROPERTY AND EQUIPMENT

     Property and equipment consist of the following as of June 30:

                                                           1996        1997
                                                         ---------   ---------
Furniture and fixtures.................................  $ 274,232   $ 271,682
Vehicles...............................................     88,438      92,437
Leasehold improvements.................................      1,291      12,344
                                                         ---------   ---------
                                                           363,961     376,463
Accumulated depreciation...............................   (193,009)   (108,982)
                                                         ---------   ---------
                                                         $ 170,952   $ 267,481
                                                         =========   =========

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

NOTE--6 RECOURSE AND NONRECOURSE DEBT

     Recourse and nonrecourse debt payable is summarized as follows:

                                                                      JUNE 30,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
Notes payable to financial institutions, corporations, and
  others, with interest rates ranging from 6.13% to 12%,
  secured by equipment subject to certain operating and
  direct financing leases...................................  $17,574,172   $29,868,295
Revolving lines of credit with a base amount of $10 million
  (June 1997, $15 million December 1997) (due October 31,
  1999) plus an additional $5.2 million (due June 30, 1997)
  approved for a specific transaction, payable to a bank,
  interest rate equal to the bank's prime rate (8.5% at June
  30, 1997), secured by certain equipment held for lease....    3,758,392    11,551,717
Line of credit with a $3 million base due January 31, 1998,
  interest at prime rate, secured by certain equipment......           --            --
                                                              -----------   -----------
Total.......................................................  $21,332,564   $41,420,012
Less recourse portion.......................................    5,022,466    12,813,451
                                                              -----------   -----------
                                                              $16,310,098   $28,606,561
                                                              ===========   ===========

     Maturities of notes payable are summarized as follows:

                   YEARS ENDING JUNE 30:
                   ---------------------
  1998......................................................  $23,103,102
  1999......................................................   10,250,242
  2000......................................................    5,012,576
  2001......................................................    1,765,535
  2002......................................................    1,024,873
  Thereafter................................................      263,684
                                                              -----------
                                                              $41,420,012
                                                              ===========

NOTE--7 PREFERRED STOCK

     The preferred stockholders are entitled to an appropriation of retained earnings at an annual rate of seven percent of the par value of preferred stock reduced dollar-for-dollar by the amount the Company's net income for such year is less than the seven percent amount.

     All shares of preferred stock are subject, at the option of the Company's Board of Directors, to redemption at anytime after issuance at a price of one dollar per share and the sum of any accrued but unpaid dividends and other amounts attributable to the preferred stock as required by formula under the Articles of Domestication.

     In the event of any consolidation or merger of the Company, or sale or transfer of all of its assets, or in the event of any liquidation or dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of preferred stock shall be entitled to be paid in full the sum of the par value of their shares, accrued dividends, allocated retained earnings, and other agreed to amounts.

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

NOTE--8 UNREALIZED HOLDING GAIN ON MARKETABLE SECURITIES

     The unrealized holding gain or marketable securities consists of the following:

                                                                    JUNE 30,
                                                              --------------------
                                                                1996       1997
                                                              --------   ---------
Market value of available for sale securities...............  $ 38,500   $ 450,814
Less cost of securities.....................................   (38,500)   (353,637)
                                                              --------   ---------
Unrealized holding gain on marketable securities............        --      97,177
Less deferred tax effect....................................        --     (36,927)
                                                              --------   ---------
Net unrealized holding gain on marketable securities........  $     --   $  60,250
                                                              ========   =========

NOTE--9 INCOME TAXES

     The provision for income taxes is different from the amount which would be provided by applying the statutory federal income tax rate for the following reasons:

                                                                        YEAR ENDED
                                                                         JUNE 30,
                                                              ------------------------------
                                                                1995       1996       1997
                                                              --------   --------   --------
Federal income tax provision at statutory rate..............  $212,886   $156,853   $607,000
State income taxes..........................................        --      1,100     60,000
Officers' life insurance and meals and entertainment
  limitations...............................................    18,950     15,290     14,000
Other.......................................................    (1,979)    (3,251)   (13,542)
                                                              --------   --------   --------
                                                              $229,857   $169,992   $667,458
                                                              ========   ========   ========

     Deferred income taxes are principally related to lease accounting differences between book and tax methods, accrued liabilities and allowances which are not deductible until paid or realized for tax purposes, a net operating loss carryforward and tax credit carryforwards.

     At June 30, 1997, the Company has a net operating loss carryforward available to offset future taxable income of approximately $1,800,000, which will begin to expire in 2011. The utilization of the net operating loss carryforward is dependent upon the tax laws in effect at the time the net operating loss carryforward can be utilized. A change in ownership may reduce the amount of loss allowable.

     The Company also has general business and other tax credit carryforwards. The general business credit expires in 2001.

NOTE--10 RELATED PARTY TRANSACTIONS

     At June 30, 1996 and 1997, amounts due from shareholders and a company controlled by certain shareholders totaled $104,971 and $99,971, respectively. These amounts are included in receivables on the balance sheet.

NOTE--11 EMPLOYEE BENEFIT PLANS

     The Company has adopted a 401(k) Plan for all employees who meet the plan's eligibility requirements. The Company made matching contributions to the plan of approximately $34,535, $46,100, and $53,600 during the years ended June 30, 1995, 1996, and 1997, respectively.

     The Company has established a profit sharing plan which covers all employees who meet the plan's eligibility requirements. Contributions to the plan are at the discretion of the Board of Directors. Contributions to

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

NOTE--11 EMPLOYEE BENEFIT PLANS (CONTINUED) the plan for the years ended June 30, 1995, 1996, and 1997 were approximately $60,000, $50,000, and $60,000, respectively.

NOTE--12 DEFERRED COMPENSATION PLAN

     The Company has a non-qualified deferred compensation plan for certain executives, officers, and key employees. Under the terms of the plan, the Company, by authorization of its Board of Directors, may elect to contribute an amount to the plan in addition to the compensation elected to be deferred by participants in the plan. Each participant's account is credited with a uniform interest rate of 8%, compounded monthly. Plan participants elected to defer approximately $-0-, $57,750, and $304,000 of compensation for the years ended June 30, 1995, 1996, and 1997, respectively, and the Company accrued interest thereon at 8%.

NOTE--13 COMMITMENTS AND CONTINGENCIES

     Stock Repurchase Agreement. The Company has a stock repurchase agreement, funded by life insurance policies, whereby it is obligated to acquire all shares of common and preferred stock upon the death of a stockholder. The purchase price for common stock is subject to change annually upon agreement of the stockholders. The most recent agreed upon price is $5.00 per common share. The purchase price for preferred stock is equal to $1.00 per share plus, a) accrued but unpaid dividends attributable to each share, and b) the proportionate share of retained earnings pertaining to each share.

     Operating leases. The Company is obligated under certain operating leases for office and storage space. Total lease expense for the years ended June 30, 1995, 1996, and 1997 was approximately $97,000, $132,000, and $153,000, respectively. Future minimum lease payments under noncancellable operating leases with initial terms of one year or more are as follows at June 30, 1997:

                   YEARS ENDING JUNE 30,
                   ---------------------
1998........................................................  $168,146
1999........................................................   171,217
2000........................................................   171,807
2001........................................................   156,057
2002........................................................    50,269
                                                              --------
                                                              $717,496
                                                              ========

NOTE--14 FINANCIAL INSTRUMENTS

     None of the Company's financial instruments are held for trading purposes. The Company estimates that the fair value of all financial instruments at June 30, 1996 and 1997 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgement is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

NOTE--15 STOCK-BASED COMPENSATION

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS
123) which established financial accounting and reporting standards for stock-based compensation. The new standard defines a fair value method of accounting for an employee stock option or similar equity instrument. This statement gives entities the choice between

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

NOTE--15 STOCK-BASED COMPENSATION (CONTINUED) adopting the fair value method or continuing to use the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25 with footnote disclosures of the pro forma effects if the fair value method had been adopted. The Company has opted for the latter approach. Accordingly, no compensation expense has been recognized for the stock option plans. Had compensation expense for the Company's stock option plan been determined based on the fair value at the grant date for awards in fiscal 1997 consistent with the provisions of FAS No. 123, the Company's results of operations would have been reduced to the pro forma amounts indicated below:

                                                              JUNE 30, 1997
                                                              -------------
Net Income--as reported.....................................   $1,118,074
Net Income--pro forma.......................................   $1,116,278
Earnings per share--as reported.............................   $     4.47
Earnings per share--pro forma...............................   $     4.47

     The fair value of each option grant is estimated in the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                 JUNE 30, 1997
                                                 -------------
Expected dividend yield........................    $     --
Expected stock price volatility................          0%
Risk-free interest rate........................        4.5%
Expected life of options.......................    10 years
                                                   ========

     The weighted average fair value of options granted during fiscal 1997 is $.36.

     In fiscal 1996, the Company did not grant any stock options nor were any stock options outstanding, therefore, no information is presented for 1996.

     The following table summarizes information about fixed stock options outstanding at June 30, 1997:

                       OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
             ---------------------------------------    -------------------------
                             WEIGHTED
                              AVERAGE
               NUMBER        REMAINING     WEIGHTED        NUMBER       WEIGHTED
RANGE OF     OUTSTANDING    CONTRACTUAL     AVERAGE     EXERCISABLE      AVERAGE
EXERCISE         AT            LIFE        EXERCISE          AT         EXERCISE
 PRICES        6/30/97        (YEARS)        PRICE        6/30/97         PRICE
---------    -----------    -----------    ---------    ------------    ---------
  $1.00         5,000           9.5          $1.00         5,000          $1.00

NOTE--16 SUBSEQUENT EVENT

     The Company has entered into a letter of intent on November 17, 1997 to merge with another company. Completion of the merger is contingent upon certain requirements being met by both parties.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
  Merrimac Financial Associates

     In our opinion, the accompanying balance sheet and the related statements of operations, of partners' capital and of cash flows present fairly, in all material respects, the financial position of Merrimac Financial Associates (a partnership) at December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Ft. Lauderdale, Florida
January 15, 1998

                         MERRIMAC FINANCIAL ASSOCIATES

                                 BALANCE SHEET

                                                               DECEMBER 31,
                                                                   1997         MARCH 31, 1998
                                                              --------------   -----------------
                                                                                  (UNAUDITED)

                                   ASSETS
Cash........................................................   $   196,904        $   143,172
Accounts receivable.........................................       238,273            231,946
Net investment in direct financing leases...................    12,109,579         11,995,807
Prepaid expenses and other assets...........................        40,199             68,989
Property and equipment, net of accumulated depreciation of
  $66,901...................................................        19,790             18,200
                                                               -----------        -----------
     Total assets...........................................   $12,604,745        $12,458,114
                                                               ===========        ===========

LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
Note payable--recourse......................................   $ 9,494,965        $12,113,418
Accounts payable and accrued expenses.......................        59,222             61,333
Deposits and payments received in advance...................       121,438             95,562
                                                               -----------        -----------
     Total liabilities......................................     9,675,625         12,270,313
Commitments (Note 6)
Partners' capital...........................................     2,929,120            187,801
                                                               -----------        -----------
     Total liabilities and partners' capital................   $12,604,745        $12,458,114
                                                               ===========        ===========

   The accompanying notes are an integral part of these financial statements.

                         MERRIMAC FINANCIAL ASSOCIATES

                            STATEMENT OF OPERATIONS

                                                                            THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,        MARCH 31,
                                                 -----------------------   --------------------
                                                    1996         1997        1997        1998
                                                 ----------   ----------   --------    --------
                                                                               (UNAUDITED)
Finance income from direct financing leases....  $1,976,844   $1,930,375   $476,570    $470,136
Other income...................................     198,935      148,854     38,016      35,635
                                                 ----------   ----------   --------    --------
     Total revenues............................   2,175,779    2,079,229    514,586     505,771
                                                 ----------   ----------   --------    --------
Interest expense...............................     683,412      663,407    160,676     164,946
Selling, general and administrative............     813,125      805,125    186,725     201,220
                                                 ----------   ----------   --------    --------
     Total expenses............................   1,496,537    1,468,532    347,401     366,166
                                                 ----------   ----------   --------    --------
Net income.....................................  $  679,242   $  610,697   $167,185    $139,605
                                                 ==========   ==========   ========    ========
Unaudited pro forma information (see Note 2):
  Pro forma net income before income taxes.....  $  679,242   $  610,697   $167,185    $139,605
  Pro forma provision for income taxes.........     288,000      260,000     71,000      59,000
                                                 ----------   ----------   --------    --------
  Pro forma net income.........................  $  391,242   $  350,697   $ 96,185    $ 80,605
                                                 ==========   ==========   ========    ========

   The accompanying notes are an integral part of these financial statements.

                         MERRIMAC FINANCIAL ASSOCIATES

                         STATEMENT OF PARTNERS' CAPITAL

Partners' capital, January 1, 1996..........................  $2,271,158
Net income..................................................     679,242
Partners' distributions.....................................    (296,500)
                                                              ----------
Partners' capital, December 31, 1996........................   2,653,900
Net income..................................................     610,697
Partners' distributions.....................................    (335,477)
                                                              ----------
Partners' capital, December 31, 1997........................   2,929,120
Net income (unaudited)......................................     139,605
Partners' distributions (unaudited).........................  (2,880,924)
                                                              ----------
Partners' capital, March 31, 1998 (unaudited)...............  $  187,801
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                         MERRIMAC FINANCIAL ASSOCIATES

                            STATEMENT OF CASH FLOWS

                                          YEAR ENDED DECEMBER 31,     THREE MONTHS ENDED MARCH 31,
                                        ---------------------------   ----------------------------
                                            1996           1997           1997            1998
                                        ------------   ------------   ------------    ------------
                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income..........................  $    679,242   $    610,697   $   167,185     $   139,605
  Adjustments to reconcile net income
     to net cash provided by operating
     activities:
     Depreciation.....................         6,037          5,748         1,436           1,590
     Provision for lease losses.......       162,624         98,702        13,203          28,833
     Changes in operating assets and
       liabilities:
     Accounts receivable..............          (502)        (1,687)      (28,257)          6,326
     Prepaid expenses and other
       assets.........................       (19,788)        10,626        (2,927)        (28,790)
     Accounts payable and accrued
       expenses.......................        32,367        (38,985)      (62,188)          2,111
     Deposits and payments received in
       advance........................       (20,530)       (58,594)      (23,955)        (25,876)
                                        ------------   ------------   -----------     -----------
Net cash provided by operating
  activities..........................       839,450        626,507        64,497         123,799
                                        ------------   ------------   -----------     -----------
Cash flows from investing activities:
  Investment in direct financing
     leases...........................    (9,421,331)    (8,928,933)   (2,137,085)     (2,193,807)
  Collection of direct financing
     leases, net of finance income
     earned...........................     9,468,657      8,637,090     2,107,343       2,256,703
  Purchases of property and
     equipment........................        (2,944)        (8,907)           --              --
                                        ------------   ------------   -----------     -----------
Net cash provided by (used in)
  investing activities................        44,382       (300,750)      (29,742)         62,896
                                        ------------   ------------   -----------     -----------
Cash flows from financing activities:
  Proceeds from notes payable.........    11,544,895     12,113,364     2,754,339       5,401,540
  Repayment of notes payable..........   (12,048,081)   (12,039,037)   (2,761,264)     (2,761,043)
  Distributions to partners...........      (296,500)      (335,477)     (100,415)     (2,880,924)
                                        ------------   ------------   -----------     -----------
Net cash used in financing
  activities..........................      (799,686)      (261,150)     (107,340)       (240,427)
                                        ------------   ------------   -----------     -----------
Net increase in cash..................        84,146         64,607       (72,585)        (53,732)
Cash at beginning of year.............        48,151        132,297       132,297         196,904
                                        ------------   ------------   -----------     -----------
Cash at end of year...................  $    132,297   $    196,904   $    59,712     $   143,172
                                        ============   ============   ===========     ===========
Supplemental disclosure of cash flow
  information:
  Cash paid for:
     Interest.........................  $    659,326   $    685,049   $   176,104     $   160,679

   The accompanying notes are an integral part of these financial statements.

                         MERRIMAC FINANCIAL ASSOCIATES

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--NATURE OF OPERATIONS

     Merrimac Financial Associates (the "Partnership") was organized January 1, 1984 in the State of Massachusetts. Its principal business activity is leasing vending, amusement and coffee service equipment.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes that the estimates and related assumptions used in the preparation of these financial statements are appropriate, actual results could differ from those estimates. Estimates are made in the assessment of collectibility of receivables and direct financing leases, and depreciation.

     Accounts receivable. Accounts receivable primarily consists of claims due from equipment distributors pursuant to recourse provisions of certain agreements with distributors, unpaid late fees and documentation fees assessed at the inception of a new lease.

     Direct financing leases. The Partnership invests in leases classified as direct financing leases. The Partnership's net investment in direct financing leases includes the gross rentals receivable and unearned finance income. Unearned finance income represents the excess of the total receivable over the cost of equipment or contract acquired. Revenue from direct financing leases is recognized over the lease term using a method which approximates a level rate of return on the net investment in the lease.

     The Partnership's lease terms generally provide for full payment of the net investment in the lease through minimum lease payments. The leases provide that the lessee pay taxes, insurance and maintenance costs of the underlying equipment.

     The Partnership in most instances has agreements with certain distributors of vending, amusement and coffee service equipment that provide the Partnership recourse to such distributors in the event of default by the lessee.

     Depreciation. Property and equipment are depreciated using the straight-line method over an estimated five year useful life.

     Income taxes. Merrimac Financial Associates is a partnership and, as such, is not subject to federal or state income taxation; accordingly, no provision for income taxes is reflected in the accompanying financial statements. However, the individual partners are responsible for federal and state taxes on their respective shares of taxable income.

     There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities primarily related to the Company's allowance for lease losses. At December 31, 1997, the Partnership's net assets for financial reporting purposes is less than the tax basis by approximately $239,000. In connection with the proposed merger with UniCapital Corporation discussed in Note 7, the Company's tax exempt status will terminate and the tax effect of the net difference between the book and tax bases of net assets at that date will be recorded in the financial statements.

     The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Partnership had been subject to federal and state income taxes for all periods presented.

     Unaudited interim financial information. The interim financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 is unaudited; however, in the opinion of the Company, the interim data

                         MERRIMAC FINANCIAL ASSOCIATES

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations and of cash flows for the interim periods. Such interim financial data is not necessarily indicative of results for the entire fiscal year including such interim periods.

     Fair value of financial instruments. The carrying value of the Partnership's financial instruments, including cash, accounts receivable, and accounts payable approximate fair value because of the short maturity of these instruments. The carrying value of notes payable approximates fair value based upon comparability of market rates for similar instruments.

NOTE 3--RELATED PARTY TRANSACTIONS

     Master Financial Associates, a related partnership having certain partners which are also partners of the Partnership, paid administrative fees to the Partnership of $61,552 and $30,160 for the years ended December 31, 1996 and 1997, respectively, for servicing the liquidation of certain lease portfolios totaling approximately $205,000 at December 31, 1997. Such fees are included in other income in the accompanying Statement of Operations.

NOTE 4--LEASING TRANSACTIONS

     Direct financing leases. Direct financing leases consist principally of vending, amusement and coffee service equipment with terms ranging to five years. The components of the Partnership's net investment in direct financing leases at December 31, 1997 were as follows:

Future minimum rentals receivable...........................  $14,313,060
Unearned finance income.....................................   (1,958,834)
                                                              -----------
                                                               12,354,226
Allowance for lease losses..................................     (244,647)
                                                              -----------
                                                              $12,109,579
                                                              ===========

     Future minimum rentals receivable represent earning assets held by the Partnership which are generally due in monthly installments over original periods ranging to 60 months. Future minimum rentals receivable under direct financing leases were as follows:

YEAR ENDING
DECEMBER 31,
------------
    1998.........................................................  $ 8,509,190
1999.............................................................    4,272,693
2000.............................................................    1,418,972
2001.............................................................       75,558
2002.............................................................       36,647
                                                                   -----------
                                                                   $14,313,060
                                                                   ===========

                         MERRIMAC FINANCIAL ASSOCIATES

NOTE 4--LEASING TRANSACTIONS (CONTINUED)
     The components of the Partnership's allowance for lease losses for the years ended December 31, 1996 and 1997 were as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                          1996          1997
                                                       ----------    ----------
Allowance for lease losses, beginning................  $ 181,599     $ 239,505
Provision for lease losses...........................    162,624        98,702
Leases written off...................................   (104,718)      (93,560)
                                                       ---------     ---------
Allowance for lease losses, ending...................  $ 239,505     $ 244,647
                                                       =========     =========

     Significant concentration. The majority of the Partnership's net lease receivables are collateralized by vending equipment of which approximately 31% of the portfolio at December 31, 1997 related to equipment acquired from three distributors individually comprising 11%, 10% and 10% of the total net lease receivables, respectively.

NOTE 5--NOTE PAYABLE

     Note payable at December 31, 1997 consisted of the following:

  $10,000,000 revolving line of credit with a financial
     institution, maturing May 31,1999, payable as follows:
  Borrowings outstanding at 30 day LIBOR rate plus 1.25%,
     7.14% at December 31, 1997.............................  $9,200,000
  Borrowings outstanding at Prime Rate, 8.50% at December
     31, 1997...............................................     294,965
                                                              ----------
                                                              $9,494,965
                                                              ==========

     Line of credit. The $10,000,000 line of credit is collateralized by all of the Partnership's assets and guaranteed jointly and severally by the partners. The amount of outstanding debt bearing interest at LIBOR plus 1.25% is determined by management and may be selected from time to time from the 30 or 90 day LIBOR rate plus 1.25%, and the rate is thereafter established for 30 or 90 days, respectively. Interest on outstanding borrowings is payable monthly. The Partnership also pays a commitment fee equal to 0.25% of the unused portion of the revolving line, payable quarterly. The maximum amounts outstanding were $10,339,000 and $9,770,000 during the years ended December 31, 1996 and 1997, respectively.

     The terms of the revolving line of credit agreement contain restrictions, among others, as to the maintenance of asset quality, debt-to-worth ratios, allowance for lease losses, profitability standards and interest coverage. Partnership distributions can be made only for the purpose of satisfying partners' federal and state income taxes on the Partnership taxable income allocated to each partner. As of December 31, 1997, the Partnership was in compliance with the restrictive covenants.

     The revolving credit agreement also accelerates the maturity of the entire outstanding balance with resultant termination of the line in the event the Partnership is not owned 100% by the current partners. Accordingly, the loan will be paid or refinanced at the time the Partnership is acquired, as discussed in Note 7.

                         MERRIMAC FINANCIAL ASSOCIATES

NOTE 6--COMMITMENTS

     The Partnership leases office space from a related entity with common ownership under a lease agreement through 2001. Rent expense was $60,000 for the years ended December 31, 1996 and 1997, respectively. Future minimum rental payments under the lease agreement were as follows:

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
1998........................................................  $ 60,000
1999........................................................    60,000
2000........................................................    60,000
2001........................................................    60,000
                                                              --------
                                                              $240,000
                                                              ========

NOTE 7--SUBSEQUENT EVENTS (UNAUDITED)

     The Partnership and its partners have entered into a merger agreement with UniCapital Corporation ("UniCapital") pursuant to which UniCapital will acquire all outstanding interests in the Partnership in exchange for common stock of UniCapital and satisfaction of the indebtedness discussed below, concurrent with the consummation of the initial public offering of the common stock of UniCapital.

     On January 21, 1998, the Partnership made capital distributions to its partners of approximately $2.8 million, funded by increased bank borrowings by the Partnership.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
  Municipal Capital Markets Group, Inc.

     We have audited the accompanying balance sheets of Municipal Capital Markets Group, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Municipal Capital Markets Group, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Grant Thornton LLP

Dallas, Texas
January 9, 1998

                     MUNICIPAL CAPITAL MARKETS GROUP, INC.

                                 BALANCE SHEETS

                                                                 DECEMBER 31,        MARCH 31,
                                                              -------------------   -----------
                                                                1996       1997        1998
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
ASSETS
Cash and cash equivalents...................................  $325,500   $464,316     $153,719
Accounts receivable.........................................     6,709     37,500           --
Property and equipment, net.................................     7,720      8,740       11,185
Receivable from stockholders................................        --     39,700           --
Investments.................................................        --    114,162      147,756
Other assets................................................     4,722      4,825        7,753
                                                              --------   --------     --------
          Total assets......................................  $344,651   $669,243     $320,413
                                                              ========   ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable and accrued expenses.....................  $ 22,905   $ 28,560     $ 28,776
  Dividend payable..........................................        --    289,700           --
                                                              --------   --------     --------
     Total liabilities......................................    22,905    318,260       28,776
                                                              --------   --------     --------
Stockholders' equity:
  Common stock--authorized, 1,000,000 shares of $1 par
     value; 1,000 shares issued and outstanding.............     1,000      1,000        1,000
Additional paid-in capital..................................    41,000     41,000       41,000
Retained earnings...........................................   279,746    308,983      249,637
                                                              --------   --------     --------
          Total stockholders' equity........................   321,746    350,983      291,637
                                                              --------   --------     --------
          Total liabilities and stockholders' equity........  $344,651   $669,243     $320,413
                                                              ========   ========     ========

   The accompanying notes are an integral part of these financial statements.

                     MUNICIPAL CAPITAL MARKETS GROUP, INC.

                            STATEMENTS OF OPERATIONS

                                                                                        THREE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,              MARCH 31,
                                                ------------------------------------   --------------------
                                                   1995         1996         1997        1997       1998
                                                ----------   ----------   ----------   --------   ---------
                                                                                           (UNAUDITED)
  Underwriting and advisory fee income........  $  781,989   $1,481,829   $3,358,328   $477,097   $      --
  Brokerage fees..............................          --           --      789,643         --          --
  Management fee income                            146,904      184,136      164,490     45,028      32,680
  Mutual fund fee income......................          --      104,002      102,046     31,833      38,508
  Consulting fees.............................     200,000           --           --         --          --
  Interest and other income...................      42,931       42,543       82,972     47,722      36,625
                                                ----------   ----------   ----------   --------   ---------
         Total revenues.......................   1,171,824    1,812,510    4,497,479    601,680     107,813
                                                ----------   ----------   ----------   --------   ---------
  Commissions.................................     809,368    1,185,831    3,077,166    346,960      30,444
  Underwriting expenses.......................     119,059      219,945      726,463    140,392      13,238
  Management fee expense......................     103,833      123,561      108,983     31,490      22,744
  Selling, general and administrative.........     235,454      214,960      265,930     49,843     100,733
                                                ----------   ----------   ----------   --------   ---------
         Total expenses                          1,267,714    1,744,297    4,178,542    568,685     167,159
                                                ----------   ----------   ----------   --------   ---------
         Net earnings (loss)..................  $  (95,890)  $   68,213   $  318,937   $ 32,995   $ (59,346)
                                                ==========   ==========   ==========   ========   =========
  Unaudited pro forma information (Note 1):
  Pro forma earnings (loss) before income
    taxes.....................................  $  (95,890)  $   68,213   $  318,937   $ 32,995   $ (59,346)
  Pro forma income tax benefit (expense)......      25,940      (12,258)    (111,904)    (4,949)     24,712
                                                ----------   ----------   ----------   --------   ---------
         Pro forma net earnings (loss)........  $  (69,950)  $   55,955   $  207,033   $ 28,046   $ (34,634)
                                                ==========   ==========   ==========   ========   =========

   The accompanying notes are an integral part of these financial statements.

                     MUNICIPAL CAPITAL MARKETS GROUP, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                COMMON STOCK     ADDITIONAL                   TOTAL
                                               ---------------    PAID-IN     RETAINED    STOCKHOLDERS'
                                               SHARES   AMOUNT    CAPITAL     EARNINGS       EQUITY
                                               ------   ------   ----------   ---------   -------------
Balances at January 1, 1995..................  1,000    $1,000    $41,000     $ 307,423     $ 349,423
Net loss.....................................     --       --          --       (95,890)      (95,890)
                                               -----    ------    -------     ---------     ---------
Balances at December 31, 1995................  1,000    1,000      41,000       211,533       253,533
Net earnings.................................     --       --          --        68,213        68,213
                                               -----    ------    -------     ---------     ---------
Balances at December 31, 1996................  1,000    1,000      41,000       279,746       321,746
Cash dividends declared......................     --       --          --      (289,700)     (289,700)
Net earnings.................................     --       --          --       318,937       318,937
                                               -----    ------    -------     ---------     ---------
Balances at December 31, 1997................  1,000    1,000      41,000       308,983       350,983
Net loss (unaudited).........................     --       --          --       (59,346)      (59,346)
                                               -----    ------    -------     ---------     ---------
Balances at March 31, 1998 (unaudited).......  1,000    $1,000    $41,000     $ 249,637     $ 291,637
                                               =====    ======    =======     =========     =========

   The accompanying notes are an integral part of these financial statements.

                     MUNICIPAL CAPITAL MARKETS GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                                          YEARS ENDED DECEMBER 31,              THREE MONTHS ENDED MARCH 31,
                                ---------------------------------------------   -----------------------------
                                    1995            1996            1997            1997            1998
                                -------------   -------------   -------------   -------------   -------------
                                                                                         (UNAUDITED)
Cash flows from operating
  activities:
  Net earnings (loss).........  $     (95,890)  $      68,213   $     318,937   $      32,995   $     (59,346)
  Adjustments to reconcile net
    earnings (loss) to net
    cash provided by (used in)
    operating activities:
    Depreciation..............         14,665          14,304           9,335           3,576             600
    Unrealized (gain)/loss on
      securities..............             --              --           3,647              --         (33,594)
    Noncash underwriting
      income..................             --              --         (39,700)             --              --
    Changes in operating
      assets and liabilities
      Other assets............         18,166           9,702            (103)         (2,186)         (2,928)
      Accounts receivable.....             --          (6,709)        (30,791)        (83,291)         37,500
      Receivable from
         stockholders.........             --              --              --              --          39,700
      Accounts payable and
         accrued expenses.....          7,327          10,088           5,655         (10,805)            216
                                -------------   -------------   -------------   -------------   -------------
Net cash provided by (used in)
  operating activities........        (55,732)         95,598         266,980         (59,711)        (17,852)
                                -------------   -------------   -------------   -------------   -------------
Cash flows from investing
  activities:
  Capital expenditures........         (1,080)         (1,703)        (10,355)             --          (3,045)
  Purchase of securities......             --              --        (117,809)             --              --
                                -------------   -------------   -------------   -------------   -------------
Net cash used in investing
  activities..................         (1,080)         (1,703)       (128,164)             --          (3,045)
                                -------------   -------------   -------------   -------------   -------------
Cash flows from financing
  activities:
  Dividends paid..............             --              --              --              --        (289,700)
Net increase (decrease) in
  cash and cash equivalents...        (56,812)         93,895         138,816         (59,711)       (310,597)
Cash and cash equivalents at
  beginning of period.........        288,417         231,605         325,500         325,500         464,316
                                -------------   -------------   -------------   -------------   -------------
Cash and cash equivalents at
  end of period...............  $     231,605   $     325,500   $     464,316   $     265,789   $     153,719
                                =============   =============   =============   =============   =============
Supplemental disclosures of
  noncash investing and
  financing activities:
  Receivable from stockholders
    for sale of securities....  $          --   $          --   $      39,700   $          --   $          --
                                =============   =============   =============   =============   =============

   The accompanying notes are an integral part of these financial statements.

                     MUNICIPAL CAPITAL MARKETS GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1996 AND 1997

NOTE 1--SUMMARY OF ACCOUNTING POLICIES

     The Company is registered with the Securities and Exchange Commission as a securities broker/dealer. Its primary activity is underwriting tax-exempt municipal bond and lease issues. A summary of the Company's significant accounting policies applied in the preparation of the accompanying financial statements follows.

     Cash equivalents. For purposes of the statement of cash flows, all highly liquid instruments purchased with a maturity of three months or less are considered to be cash equivalents.

     Securities. Securities are carried at market value. Transactions are recorded on the trade date.

     Depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Furniture and equipment are being depreciated by the straight-line method over five years.

     Income taxes. Taxable income or loss from the operations of the Company is reported in the personal tax returns of the stockholders pursuant to an election under Subchapter S of the Internal Revenue Code. The unaudited pro forma income tax information included in the statement of operations is presented in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" as if the Company had been subject to federal income taxes for all periods presented.

     At December 31, 1997, the differences between the financial statement carrying amounts and the tax bases of existing assets are not material. In connection with the proposed merger with UniCapital Corporation contemplated herein, the Company's S Corporation election will terminate, and the tax effect of the net difference between the book and tax bases of net assets at that date will be recorded in the financial statements.

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Unaudited interim financial information. The interim financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations and of cash flows for the interim periods. Such interim financial data is not necessarily indicative of results for the entire fiscal year including such interim periods.

     Reclassifications. Certain prior year account balances have been reclassified to conform to the 1997 presentation.

NOTE 2--NET CAPITAL

     Pursuant to Rule 15c 3-1 of the Securities Exchange Act of 1934, the Company is required to maintain minimum net capital, as defined under such rule. Under the above rules, the Company's "aggregate indebtedness," as defined, cannot exceed 1500% of its "net capital," as defined, and net capital must be no less than $100,000. Net capital and the related percentage may fluctuate on a daily basis. At December 31, 1997, net capital was $234,632, and the percentage of aggregate indebtedness to net capital was 135.6% Net capital in excess of requirements was $134,632.

NOTE 3--RETIREMENT PLAN

     Effective December 31, 1996, the Company established a Simplified Employee Pension Plan for eligible employees. Company contributions are voluntary and at the discretion of the Board of Directors. The Company's contribution expense was $64,247 and $67,500 for the years ended December 31, 1996 and 1997, respectively.

                     MUNICIPAL CAPITAL MARKETS GROUP, INC.
                        DECEMBER 31, 1995, 1996 AND 1997

                    NOTES TO FINANCIAL STATEMENTS--CONTINUED

NOTE 4--OPERATING LEASE

     The Company conducts its operations in leased premises. At December 31, 1997, the minimum future rental payments remaining under leases which expire through June 30, 1999 are as follows:

1998...............................................  $33,272
1999...............................................   15,636
                                                     -------
                                                     $48,908
                                                     =======

     Rent expense for the years ended December 31, 1995, 1996 and 1997 was approximately $31,000, $34,000 and $46,000, respectively. Rent expense of approximately $31,000, $34,000 and $33,000 was reimbursed to the Company by its officers for the years ended December 31, 1995, 1996 and 1997, respectively.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To The NSJ Group

     In our opinion, the accompanying combined balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of The NSJ Group at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Ft. Lauderdale, Florida
January 21, 1998

                                 THE NSJ GROUP

                             COMBINED BALANCE SHEET

                                                             DECEMBER 31,
                                                       -------------------------     MARCH 31,
                                                          1996          1997           1998
                                                       -----------   -----------    -----------
                                                                                    (UNAUDITED)

                              ASSETS
Cash and cash equivalents............................  $   107,841   $    19,992    $    51,351
Rents and accounts receivable........................       51,500     1,038,796         30,213
Equipment held for sale or lease.....................           --     2,471,107      2,390,113
Equipment under operating leases, net................   25,869,659    23,779,871     23,430,743
Investments in and advances to minority owned
  affiliates.........................................    1,741,061     5,737,174      7,095,242
Due from uncombined related entities, net............      848,226       400,225        460,549
Due from stockholders, net...........................      341,144        10,000         10,000
Deposits and other assets............................    1,197,128     2,496,359      2,399,160
                                                       -----------   -----------    -----------
       Total assets..................................  $30,156,559   $35,953,524    $35,867,371
                                                       ===========   ===========    ===========

          LIABILITIES AND COMBINED STOCKHOLDERS' EQUITY
Liabilities:
Nonrecourse obligations..............................  $26,172,489   $23,803,164    $22,681,207
Accounts payable and accrued expenses................      400,031       538,876        666,684
Deposits, rents received in advance and other
  credits............................................      741,767     2,106,251      1,640,477
Other liabilities....................................      448,031     2,446,087      3,612,326
                                                       -----------   -----------    -----------
       Total liabilities.............................   27,762,318    28,894,378     28,600,694
                                                       -----------   -----------    -----------
Commitments (Notes 8 and 9)..........................           --            --             --
Combined stockholders' equity:
  Common stock, $1 par value, 1,000 shares
     authorized, 667 shares issued and outstanding...          667           667            667
  Common stock, $0 par value, 6,000 shares
     authorized, 3,400 shares issued and
     outstanding.....................................           --            --             --
  Contributed capital................................    2,316,104     2,566,142      2,566,142
  Retained earnings..................................       77,470     4,492,337      4,699,868
                                                       -----------   -----------    -----------
       Total combined stockholders' equity...........    2,394,241     7,059,146      7,266,677
                                                       -----------   -----------    -----------
       Total liabilities and combined stockholders'
          equity.....................................  $30,156,559   $35,953,524    $35,867,371
                                                       ===========   ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                                 THE NSJ GROUP

                        COMBINED STATEMENT OF OPERATIONS

                                                                           THREE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                   MARCH 31,
                             ---------------------------------------    ------------------------
                                1995          1996          1997           1997          1998
                             ----------    ----------    -----------    ----------    ----------
                                                                              (UNAUDITED)

Rental income from
  operating leases.........  $1,756,733    $3,343,400    $ 7,320,340    $1,460,850    $  960,850
Sales of equipment.........   7,084,221            --      9,560,120            --            --
Interest and other
  income...................      75,025       190,678        510,856         9,732       556,827
                             ----------    ----------    -----------    ----------    ----------
       Total revenues......   8,915,979     3,534,078     17,391,316     1,470,582     1,517,677
                             ----------    ----------    -----------    ----------    ----------
Depreciation on equipment
  under operating leases...     740,106     1,124,093      1,866,429       475,251       465,466
Cost of equipment sold.....   6,270,881            --      8,722,504            --            --
Interest expense...........     938,190     1,809,750      3,034,106       610,744       554,750
Commission expense.........          --       448,031      1,998,056       221,220     1,054,022
Selling, general and
  administrative...........     741,108       821,883      1,017,354        68,318       448,195
                             ----------    ----------    -----------    ----------    ----------
       Total expenses......   8,690,285     4,203,757     16,638,449     1,375,533     2,522,433
                             ----------    ----------    -----------    ----------    ----------
Income (loss) before equity
  in net earnings (loss) of
  minority owned
  affiliates...............     225,694      (669,679)       752,867        95,049    (1,004,756)
Equity in net earnings
  (loss) of minority owned
  affiliates...............      (5,000)      896,061      3,996,113       442,439     2,108,043
                             ----------    ----------    -----------    ----------    ----------
Net income.................  $  220,694    $  226,382    $ 4,748,980    $  537,488    $1,103,287
                             ==========    ==========    ===========    ==========    ==========
Unaudited pro forma
  information (Note 2):
  Pro forma net income
     before income taxes...  $  220,694    $  226,382    $ 4,748,980    $  537,488    $1,103,287
  Provision for income
     taxes.................      98,473       108,563      1,865,399       210,000       433,000
                             ----------    ----------    -----------    ----------    ----------
  Pro forma net income.....  $  122,221    $  117,819    $ 2,883,581    $  327,488    $  670,287
                             ==========    ==========    ===========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                                 THE NSJ GROUP

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                           RETAINED         TOTAL
                                                                           EARNINGS       COMBINED
                                                  COMMON   CONTRIBUTED   (ACCUMULATED   STOCKHOLDERS'
                                                  STOCK      CAPITAL       DEFICIT)        EQUITY
                                                  ------   -----------   ------------   -------------
Balance at January 1, 1995......................    667    $  403,117     $ (128,471)    $  275,313
  Net income....................................     --            --        220,694        220,694
  Contributions.................................     --       823,218             --        823,218
                                                   ----    ----------     ----------     ----------
Balance at December 31, 1995....................    667     1,226,335         92,223      1,319,225
  Net income....................................     --            --        226,382        226,382
  Contributions.................................     --     1,089,769             --      1,089,769
  Distributions.................................     --            --       (241,135)      (241,135)
                                                   ----    ----------     ----------     ----------
Balance at December 31, 1996....................    667     2,316,104         77,470      2,394,241
  Net income....................................     --            --      4,748,980      4,748,980
  Contributions.................................     --       250,038             --        250,038
  Distributions.................................     --            --       (334,113)      (334,113)
                                                   ----    ----------     ----------     ----------
Balance at December 31, 1997....................    667     2,566,142      4,492,337      7,059,146
  Net income (unaudited)........................     --            --      1,103,287      1,103,287
  Distributions (unaudited).....................     --            --       (895,756)      (895,756)
                                                   ----    ----------     ----------     ----------
Balance at March 31, 1998 (unaudited)...........    667    $2,566,142     $4,699,868     $7,266,677
                                                   ====    ==========     ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                                 THE NSJ GROUP

                        COMBINED STATEMENT OF CASH FLOWS

                                                                                       THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                    MARCH 31,
                                        -----------------------------------------   -------------------------
                                            1995          1996           1997          1997          1998
                                        ------------   -----------   ------------   -----------   -----------
                                                                                           (UNAUDITED)

Cash flows from operating activities:
  Net income..........................  $    220,694   $   226,382   $  4,748,980   $   537,488   $ 1,103,287
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
    Depreciation of operating lease
      equipment.......................       740,106     1,124,093      1,866,429       424,771       349,128
    Other depreciation and
      amortization....................        93,843        43,544        316,083        50,480       116,303
    (Gain) loss on sales of leased
      equipment.......................      (813,340)       35,857       (837,616)           --            --
    Equity in net (earnings) loss of
      minority owned affiliates.......         5,000      (896,061)    (3,996,113)     (442,439)   (2,108,043)
    Changes in other assets and
      liabilities:
      Rents and accounts receivable...      (148,640)      354,935       (987,296)      (28,930)    1,008,583
      Due from related entities.......      (553,326)     (224,900)       448,001       853,226       (60,324)
      Due from stockholders, net......      (122,482)     (217,662)       331,144       166,144            --
      Deposits and other assets.......      (174,547)     (280,000)    (1,456,456)   (1,253,584)       61,890
      Accounts payable and accrued
         expenses.....................       251,029       149,002        138,845        18,422       127,808
      Deposits, rents received in
         advance and other credits....       625,058       116,709      1,364,484        55,165      (465,774)
      Other liabilities...............            --       448,031      1,998,057       301,221     1,166,239
                                        ------------   -----------   ------------   -----------   -----------
      Net cash provided by operating
         activities...................       123,395       879,930      3,934,542       681,964     1,299,097
                                        ------------   -----------   ------------   -----------   -----------
Cash flows from investing activities:
  Proceeds from sales of leased
    equipment.........................     7,084,289            --      9,374,950            --            --
  Purchases of equipment for sale or
    lease.............................   (21,852,921)   (9,688,720)   (10,785,082)   (1,645,098)           --
                                        ------------   -----------   ------------   -----------   -----------
      Net cash used in investing
         activities...................   (14,768,632)   (9,688,720)    (1,410,132)   (1,645,098)           --
                                        ------------   -----------   ------------   -----------   -----------
Cash flows from financing activities:
  Proceeds from notes payable.........    15,137,468     9,786,805        136,000     1,645,082            --
  Repayment of notes payable..........      (747,707)   (1,329,890)    (2,505,325)     (826,211)   (1,121,957)
  Loan fees paid......................            --      (130,000)      (158,858)           --            --
  Contributions of capital............       323,218       739,769        250,038        41,724       749,975
  Distributions to stockholders.......            --      (241,135)      (334,114)           --      (895,756)
                                        ------------   -----------   ------------   -----------   -----------
      Net cash provided by (used in)
         financing activities.........    14,712,979     8,825,549     (2,612,259)      860,595    (1,267,738)
                                        ------------   -----------   ------------   -----------   -----------
      Net increase (decrease) in cash
         and cash equivalents.........        67,742        16,759        (87,849)     (102,539)       31,359
Cash and cash equivalents at beginning
  of year.............................        23,340        91,082        107,841       107,841        19,992
                                        ------------   -----------   ------------   -----------   -----------
Cash and cash equivalents at end of
  year................................  $     91,082   $   107,841   $     19,992   $     5,302   $    51,351
                                        ============   ===========   ============   ===========   ===========
Supplemental disclosures of cash flow
  information:
Cash paid during the year for:
  Interest............................  $    644,133   $ 1,352,915   $  2,399,512   $   501,000   $   452,272
                                        ============   ===========   ============   ===========   ===========
Non-cash investing and financing
  activities:
    Contribution of note receivable...  $    500,000   $   350,000   $         --   $        --   $        --
                                        ============   ===========   ============   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                                 THE NSJ GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1--NATURE OF OPERATIONS

     The NSJ Group (the "Company") is comprised of five entities affiliated by common ownership and control and certain investments in affiliated companies. The Company is primarily engaged in the acquisition and leasing of used commercial jet aircraft and aircraft equipment and the leasing and sale of such aircraft and aircraft equipment, to domestic and foreign airlines and other aircraft investors and lessors.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of combination and basis of presentation. The accompanying combined financial statements include the accounts of five entities and investments in less than majority-owned companies which are under common ownership and control. Investments of between 20% and 50% are accounted for under the equity method of accounting. All significant intercompany transactions have been eliminated. Certain entities related to the Company (collectively, the "Uncombined Related Entities") have not been combined in the accompanying financial statements as the outstanding shares of these entities will not be purchased by UniCapital Corporation (See Note 9).

     The Combined Statement of Operations includes all revenues and expenses directly attributable to the Company, including expenses for facilities, functions and services used by the Company at shared sites and costs for certain functions and services performed by the Uncombined Related Entities and also includes allocations of costs for administrative functions and services performed on behalf of the Company by the Uncombined Related Entities. These costs have been allocated based upon estimates of the proportion of time spent by management and other personnel of the Uncombined Related Entities in connection with matters related to the Company. Such allocated costs, which amounted to $293,218, $437,269 and $250,038 in 1995, 1996 and 1997,
respectively, have been reflected in the accompanying financial statements as selling, general and administrative expenses and as a direct contribution to capital.

     Management believes the Combined Statement of Operations includes a reasonable allocation of costs incurred by the Uncombined Related Entities which benefit the Company. Accordingly, the financial information included herein is not necessarily indicative of the results that would have been reported if the Company had operated as a separate unaffiliated entity.

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes that the estimates and related assumptions used in the preparation of these financial statements are appropriate, actual results could differ from those estimates. Estimates are made in the assessment of collectibility of receivables, recovery of residual values of leased equipment, depreciation and amortization.

     Accounts receivable and concentrations of credit risk. The Company leases and sells aircraft and aircraft equipment to domestic and foreign airlines and other aircraft investors and lessors located throughout the world. The Company generally obtains deposits on leases and generally does not require collateral. The Company continually monitors its exposure for credit losses.

                                 THE NSJ GROUP

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     The Company's significant customers comprising greater than 10% of the rental income from operating leases during the years ended December 31, 1995, 1996, and 1997, respectively, were as follows:

                                                              DECEMBER 31
                                                          --------------------
                        CUSTOMER                          1995    1996    1997
                        --------                          ----    ----    ----
A.......................................................   83%     72%     33%
B.......................................................   --      --      29%
C.......................................................   --      --      21%
                                                           --      --      --
                                                           83%     72%     83%
                                                           ==      ==      ==

     Operating leases. The Company leases aircraft and aircraft equipment to customers under operating leases as defined in Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Revenue is recognized over the minimum term of operating leases on a straight-line basis.

     Deferred loan costs. Deferred loan costs incurred in connection with debt financing are being amortized on a straight-line basis over the life of the debt.

     Aircraft and aircraft equipment held for sale or lease. Aircraft and aircraft equipment held for sale or lease is stated at cost. Major additions and modifications are capitalized.

     Depreciation. Aircraft and aircraft equipment are generally depreciated using the straight-line method over a 30-year life from the date of manufacture to a 15% residual value. Aircraft and aircraft equipment that are under lease as of the date of acquisition, are depreciated over the longer of the remainder of their 30 year life or the remaining lease term.

     Income taxes. The entities affiliated under common control which comprise the Company have elected S Corporation status under the Internal Revenue Code. As an S Corporation, the entities generally are not subject to federal income taxes since the operating results of the entities are included in the tax returns of their individual stockholders. The entities are directly liable for state income and franchise taxes in certain jurisdictions.

     The unaudited pro forma income tax information included in the Combined Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and state income taxes for all periods presented.

     There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities of the entities affiliated under common control. At December 31, 1997, the Company's net assets for financial reporting purposes exceed the tax basis by approximately $6,100,000. In connection with the proposed merger with UniCapital Corporation discussed in
Note 9, the Company's S Corporation election will terminate and the tax effect of the net difference, exclusive of previous S Corporation net operating loss carryforwards, between the book and tax bases of net assets at that date ($13.5 million at December 31, 1997) will be recorded in the financial statements.

     Unaudited interim financial information. The interim financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations and of cash flows for the interim periods. Such interim financial data is not necessarily indicative of results for the entire fiscal year including such interim periods.

     Cash and cash equivalents. For purposes of the Combined Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                                 THE NSJ GROUP

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Fair value of financial instruments. The carrying value of the Company's financial instruments, including cash, accounts receivable, and accounts payable approximated fair value because of the short maturity of these instruments. The carrying value of long-term receivables and payables approximated fair value based upon market rates for similar instruments.

NOTE 3--RELATED PARTY TRANSACTIONS

     Due from uncombined related entities represents the net receivable from the Uncombined Related Entities for net funds advanced to them by the Company.

NOTE 4--LEASING TRANSACTIONS

     Operating leases. The Company is the lessor of aircraft and aircraft equipment under operating leases. The components of aircraft and aircraft equipment on operating leases at December 31, 1996 and 1997, were as follows:

                                                      1996           1997
                                                   -----------    -----------
Cost.............................................  $28,577,255    $27,867,255
Accumulated depreciation.........................   (2,707,596)    (4,087,384)
                                                   -----------    -----------
Net..............................................  $25,869,659    $23,779,871
                                                   ===========    ===========

     Future minimum rentals receivable under noncancelable operating leases were as follows:

YEAR ENDING
DECEMBER 31,
------------
1998...............................................................  $ 4,254,750
1999...............................................................    4,030,000
2000...............................................................    4,090,000
2001...............................................................    3,850,000
2002...............................................................    2,400,000
Thereafter.........................................................    6,100,000
                                                                     -----------
                                                                     $24,724,750
                                                                     ===========

     Significant lease terms. The Company's lease agreements provide that the lessee pays taxes, insurance and maintenance costs. Lease agreements generally provide for penalty provisions in the event of early termination.

     Significant concentrations. The majority of the Company's net lease receivables are collateralized by aircraft and aircraft equipment of which approximately 86% of the portfolio related to a single manufacturer.

NOTE 5--INVESTMENTS IN MINORITY OWNED AFFILIATES

     The Company has investments in less than majority-owned companies which engage in the buying, selling and leasing of aircraft and aircraft equipment. The Company has four of such investments at December 31, 1997 and held three of the four at December 31, 1996. The Company has a 20% ownership interest in three of these affiliates and a 49% ownership interest in the remaining affiliate. The Company shares in 50% of the profits and losses of all of these affiliates. The Company accounts for these investments under the equity method. The summarized financial information below represents an aggregation of the Company's uncombined affiliates which are accounted for under the equity method.

     Pursuant to compensation agreements between the Company and a third party, the third party is entitled to receive 50% of the Company's equity in net earnings and losses of minority owned affiliates. Amounts due under

                                 THE NSJ GROUP

NOTE 5--INVESTMENTS IN MINORITY OWNED AFFILIATES (CONTINUED) these agreements are reflected as commission expense in the accompanying financial statements and totaled $0, $448,031 and $1,998,056 for the years ended December 31, 1995, 1996 and 1997, respectively.

                      SUMMARIZED BALANCE SHEET INFORMATION

                                                      1996           1997
                                                   -----------    -----------
Current assets...................................  $ 3,555,175    $ 3,718,638
Aircraft and aircraft equipment, net.............   47,715,405     48,385,811
Other assets.....................................      634,523      8,913,281
                                                   -----------    -----------
  Total assets...................................   51,905,103     61,017,730
                                                   -----------    -----------
Current liabilities..............................    5,699,445      6,629,985
Advances from shareholders.......................    6,093,000      5,000,000
Nonrecourse obligations..........................   34,230,535     37,757,305
                                                   -----------    -----------
  Total liabilities..............................   46,022,980     49,387,290
                                                   -----------    -----------
Net assets.......................................  $ 5,882,123    $11,630,440
                                                   ===========    ===========

                      SUMMARIZED STATEMENTS OF OPERATIONS

                                                            1995         1996          1997
                                                          --------    ----------    ----------
Rental income from operating leases.....................  $     --    $1,343,334    $8,400,000
Gain on sale of equipment, net..........................        --     3,448,478     9,225,635
Other...................................................        --       200,000       183,855
                                                          --------    ----------    ----------
  Total revenues........................................        --     4,991,812    17,809,490
                                                          --------    ----------    ----------
Depreciation on equipment under operating leases........        --       484,595     3,073,097
Interest expense........................................        --     1,175,059     4,488,366
Other...................................................    10,000     1,540,036     2,255,802
                                                          --------    ----------    ----------
  Total expenses........................................    10,000     3,199,690     9,817,265
                                                          --------    ----------    ----------
Net income (loss).......................................  $(10,000)   $1,792,122    $7,992,225
                                                          ========    ==========    ==========

     Nature of operations. The affiliated companies lease and sell aircraft and aircraft equipment to domestic and foreign airlines and other aircraft investors and lessors located throughout the world. All lease transactions are classified as operating leases.

     Revenue recognition. Revenue is recognized over the minimum term of operating leases on a straight-line basis. Revenue from sales of aircraft are recorded at the time of transfer of title to the aircraft. Future minimum rentals receivable under noncancelable operating leases were as follows:

YEAR ENDING
DECEMBER 31,
------------
1998.............................................................  $ 8,400,000
1999.............................................................    8,400,000
2000.............................................................    8,400,000
2001.............................................................    4,576,000
2002.............................................................    2,890,000
Thereafter.......................................................      175,000
                                                                   -----------
                                                                   $32,841,000
                                                                   ===========

                                 THE NSJ GROUP

NOTE 5--INVESTMENTS IN MINORITY OWNED AFFILIATES (CONTINUED)
     Aircraft and aircraft equipment. Aircraft and aircraft equipment held for sale or lease are stated at cost. Major additions and modifications are capitalized. Aircraft and aircraft equipment are depreciated using the straight-line method over a 30-year life from the date of manufacture to a 15% residual value. Aircraft and aircraft equipment that are under lease as of the date of acquisition, are depreciated over the longer of the remainder of their 30 year life or the remaining lease term.

     Advances from shareholders. The affiliated companies have funded certain purchases of aircraft and aircraft equipment using funds advanced by their shareholders. These shareholder loans are unsecured, bear interest at 12% and have no stated maturity date. Advances will be repaid if and when there are sufficient funds to make repayments.

     Nonrecourse obligations. The affiliated companies have also funded purchases of aircraft and aircraft equipment using nonrecourse debt. Under these arrangements, the affiliated companies have assigned substantially all lease payments from the applicable leases and granted a security interest in the leased equipment to the lending institution. In the event of a default by a lessee on the nonrecourse notes, the lender has a first lien against the lease payments and underlying equipment, but has no further recourse against the affiliated companies. In conjunction with these debt agreements, the stockholders of the affiliated companies have also entered into stock pledge agreements which pledge their stock in the affiliated companies to the respective lending institution. Interest on these nonrecourse obligations is principally at rates ranging from 8.45% to 10.67% at December 31, 1996 and 1997. Maturities on these nonrecourse obligations range from the years 2003 to 2004.

     Other. The Company's share of undistributed earnings of affiliated companies included in consolidated retained earnings was ($5,000), $896,061 and $3,715,220 at December 31, 1995, 1996 and 1997, respectively. Distributions from affiliated companies were $0, $0 and $1,500,000 in 1995, 1996 and 1997, respectively.

NOTE 6--DEPOSITS AND OTHER ASSETS

     As of December 31, 1996 and 1997, deposits and other assets consist primarily of lessee security deposits and maintenance reserves. Lessee deposits are paid by the lessee prior to the inception of the lease and are refundable to the lessee based on the terms of the various leases. Maintenance reserves are funded by the lessees and charged to lessees based upon usage of the leased aircraft and aircraft equipment. Such amounts are reimbursed to the lessee as required maintenance is performed. As of December 31, 1996 and 1997, security deposits and maintenance reserves were approximately $742,025 and $2,119,948, respectively.

     Other assets consist primarily of deferred loan costs of $298,647 and $457,505 net of accumulated amortization of $43,544 and $316,094 at December 1996 and 1997, respectively, associated with the Company's nonrecourse obligations.

NOTE 7--NONRECOURSE OBLIGATIONS

     Notes payable at December 31, 1996 and 1997 consisted of the following:

                                                      1996           1997
                                                   -----------    -----------
Nonrecourse installment notes secured by aircraft
  and aircraft equipment and lease payments......  $26,172,489    $23,803,164
                                                   ===========    ===========

     The Company has certain borrowings outstanding from financial institutions on a nonrecourse basis. Under these borrowings, the Company assigns substantially all lease payments from the applicable leases and grants a security interest in the leased equipment to the lending institution. In the event of a default by a lessee, the lender has a security interest in the lease payments and underlying equipment, but has no further recourse against the Company. In conjunction with these debt agreements, the stockholders of the Company have also entered into

                                 THE NSJ GROUP

NOTE 7--NONRECOURSE OBLIGATIONS (CONTINUED) stock pledge agreements which pledge their stock in the entities affiliated by common ownership and control and grant a security interest in such stock to the respective lending institution. Interest on these borrowings is principally at rates ranging from 8.81% to 13.43% at December 31, 1996 and 9.22% to 10.86% at December 31, 1997. Certain of these debt agreements provide for a sharing of profits on sales of aircraft or lease terminations with the participating lender. The profit sharing percentages payable by the Company to the lender range from 20% to 70%. However, certain agreements limit the amount of profit share that is payable by the Company. Amounts paid pursuant to such profit sharing arrangement approximated $295,000, $0 and $660,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and are recorded as a reduction of revenue from sales of equipment.

     On January 14, 1998, the Company entered into an agreement for the partial extinguishment of debt and accrued interest payable recorded at approximately $1,434,000 and $393,000, respectively, at December 31, 1997 in the accompanying financial statements. According to the terms of this agreement, if the Company makes payments to the lender totaling approximately $457,000 on or before May 30, 1998, such payments will be accepted by the lender in full payment and satisfaction of all obligations of the Company under the related notes payable. Upon payment of the $457,000 by the Company in 1998, the gain on the extinguishment of debt in the amount of $1,370,000 will be recorded as an extraordinary item in the Company's 1998 results of operations.

     Future minimum principal payments. The aggregate annual maturities of the notes as of December 31, 1997 were as follows:

YEAR ENDING
DECEMBER 31,
------------
1998.............................................................  $ 5,112,724
1999.............................................................    2,529,722
2000.............................................................    6,039,397
2001.............................................................    7,012,061
2002.............................................................    3,109,260
                                                                   -----------
                                                                   $23,803,164
                                                                   ===========

NOTE 8--COMMITMENTS

     The Company subleases its office space from an Uncombined Related Entity. The base rent pursuant to the sublease agreement is $13,500 per year. The Company also pays the affiliated entity a pro rata share of common area maintenance expenses. This sublease expires in 2001.

NOTE 9--SUBSEQUENT EVENT (UNAUDITED)

     The Company and its stockholders have entered into a merger agreement with UniCapital Corporation ("UniCapital") pursuant to which UniCapital will acquire all outstanding shares of common stock of the combined entities affiliated by common ownership in exchange for cash and common stock of UniCapital, concurrent with the consummation of the initial public offering of the common stock of UniCapital.

     The Company has been advised by the IRS that one of its subsidiaries will have its tax returns audited for the year ended December 31, 1995. Management does not believe the results of such examination will materially affect the financial statements of the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
  Portfolio Financial Servicing Company, L.P.:

     We have audited the accompanying balance sheets of Portfolio Financial Servicing Company, L.P., a Delaware limited partnership, as of December 3l, 1996, and 1997 and the related statements of operations, changes in partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Portfolio Financial Servicing Company, L.P. as of December 3l, 1996 and 1997, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Portland, Oregon
January 9, 1998

                  PORTFOLIO FINANCIAL SERVICING COMPANY, L.P.

                                 BALANCE SHEETS

                                                                 DECEMBER 31,        MARCH 31,
                                                              -------------------   -----------
                                                                1996       1997        1998
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
ASSETS
Cash and cash equivalents...................................  $ 20,201   $  4,888     $ 37,919
Accounts receivable.........................................   113,547    181,187      169,604
Property and equipment, net.................................   496,904    533,596      519,464
Other assets................................................    92,621     58,818       38,094
                                                              --------   --------     --------
     Total assets...........................................  $723,273   $778,489     $765,081
                                                              ========   ========     ========

LIABILITIES AND PARTNERS' EQUITY
Accounts payable and accrued expenses.......................  $247,729   $150,907     $176,058
Other liabilities...........................................    98,351    156,089      144,447
Partners' equity............................................   377,193    471,493      444,576
                                                              --------   --------     --------
     Total liabilities and partners' equity.................  $723,273   $778,489     $765,081
                                                              ========   ========     ========

   The accompanying notes are an integral part of these financial statements.

                  PORTFOLIO FINANCIAL SERVICING COMPANY, L.P.

                            STATEMENTS OF OPERATIONS

                                                                            THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,            MARCH 31,
                                             -------------------------   -------------------------
                                                1996          1997          1997          1998
                                             -----------   -----------   -----------   -----------
                                                                                (UNAUDITED)
Servicing fees.............................  $ 1,322,329   $ 1,480,041   $   336,464   $   448,099
Selling, general and administrative
  expenses.................................    3,355,860     3,356,241       903,948       890,016
                                             -----------   -----------   -----------   -----------
Net loss...................................  $(2,033,531)  $(1,876,200)  $  (567,484)  $  (441,917)
                                             ===========   ===========   ===========   ===========
Unaudited pro forma information (Note 2)
Pro forma loss before taxes................  $(2,033,531)  $(1,876,200)  $  (567,484)  $  (441,917)
Pro forma provision for income taxes.......           --            --            --            --
                                             -----------   -----------   -----------   -----------
     Pro forma net loss....................  $(2,033,531)  $(1,876,200)  $  (567,484)  $  (441,917)
                                             ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                  PORTFOLIO FINANCIAL SERVICING COMPANY, L.P.

                   STATEMENTS OF CHANGES IN PARTNERS' EQUITY

                                                            LIMITED         GENERAL
                                                           PARTNERS'       PARTNERS'
                                                            EQUITY          EQUITY           TOTAL
                                                          -----------      ---------      -----------
Balance, January 1, 1996................................  $   802,617      $  8,107       $   810,724
  Contributed capital...................................    1,584,000        16,000         1,600,000
  Net loss..............................................   (2,013,196)      (20,335)       (2,033,531)
                                                          -----------      --------       -----------
Balance, December 31, 1996..............................      373,421         3,772           377,193
  Contributed capital...................................    1,950,795        19,705         1,970,500
  Net loss..............................................   (1,857,437)      (18,763)       (1,876,200)
                                                          -----------      --------       -----------
Balance, December 31, 1997..............................      466,779         4,714           471,493
  Contributed capital (unaudited).......................      410,850         4,150           415,000
  Net loss (unaudited)..................................     (437,498)       (4,419)         (441,917)
                                                          -----------      --------       -----------
Balance, March 31, 1998 (unaudited).....................  $   440,131      $  4,445       $   444,576
                                                          ===========      ========       ===========

   The accompanying notes are an integral part of these financial statements.

                  PORTFOLIO FINANCIAL SERVICING COMPANY, L.P.

                            STATEMENTS OF CASH FLOWS

                                                                            THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,             MARCH 31,
                                            -------------------------    -------------------------
                                               1996          1997           1997          1998
                                            -----------   -----------    -----------   -----------
                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net loss................................  $(2,033,531)  $(1,876,200)   $  (567,484)  $  (441,917)
  Adjustments to reconcile net loss to net
     cash used by operating activities:
     Depreciation.........................      664,067       217,147         46,714        58,507
     Loss on disposal of assets...........       87,671         2,414             --            --
     Decrease (increase) in accounts
       receivable.........................      152,611       (67,640)      (139,133)       11,583
     Decrease (increase) in other
       assets.............................      (13,945)       33,803         (9,255)       20,724
     Increase (decrease) in accounts
       payable and accrued expenses.......     (186,861)      (96,822)       (58,083)       25,151
                                            -----------   -----------    -----------   -----------
Net cash used by operating activities.....   (1,329,988)   (1,787,298)      (727,241)     (325,952)
                                            -----------   -----------    -----------   -----------
Cash flows from investing activities:
  Capital additions.......................     (253,651)     (161,910)       (50,229)      (44,375)
                                            -----------   -----------    -----------   -----------
Net cash used by investing activities.....     (253,651)     (161,910)       (50,229)      (44,375)
                                            -----------   -----------    -----------   -----------
Cash flows from financing activities:
  Principal payments on lease payable.....       (9,961)      (36,605)        (4,825)      (11,642)
  Contributed capital.....................    1,600,000     1,970,500        820,000       415,000
                                            -----------   -----------    -----------   -----------
Net cash provided by financing
  activities..............................    1,590,039     1,933,895        815,175       403,358
                                            -----------   -----------    -----------   -----------
Net increase (decrease) in cash and cash
  equivalents.............................        6,400       (15,313)        37,705        33,031
Cash and cash equivalents, beginning of
  period..................................       13,801        20,201         20,201         4,888
                                            -----------   -----------    -----------   -----------
Cash and cash equivalents, end of
  period..................................  $    20,201   $     4,888    $    57,906   $    37,919
                                            ===========   ===========    ===========   ===========
Supplemental disclosures:
  Interest paid...........................  $     2,463   $    11,805    $     1,387   $     4,577
                                            ===========   ===========    ===========   ===========
Noncash transactions:
  Equipment acquired under capital
     lease................................  $   108,312   $    94,343    $        --   $        --
                                            ===========   ===========    ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                  PORTFOLIO FINANCIAL SERVICING COMPANY, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION

     Portfolio Financial Servicing Company, L.P. ("PFSC") (formerly known as Parrish Financial Servicing Company, L.P.) is a limited partnership established in May of 1993 pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act. The general partner of PFSC is Equipment Servicing Corp. ("ESC") with a distributive share of 1 percent. The limited partner of PFSC is ILC Acquisition Partners, L.P. ("ILCAP") with a distributive share of 99 percent. PFSC was formed to service the partners' acquired lease portfolio, market its servicing capabilities to third parties, and service lease portfolios that may be acquired by the partners in the future.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

     Property and equipment. Property and equipment are recorded at cost. Depreciation of property and equipment is provided over the estimated useful lives of the assets, which generally ranges from three to seven years, on a straight-line basis. Amounts of property and equipment, and related accumulated depreciation, included in the balance sheet are as follows:

                                                                 1996            1997
                                                              ----------      ----------
Computer equipment and software.............................  $1,939,649      $2,167,264
Furniture...................................................     197,324         214,938
Leasehold improvements......................................      33,909          52,310
In progress.................................................      13,944              --
                                                              ----------      ----------
                                                               2,184,826       2,434,512
Accumulated depreciation....................................   1,687,922       1,900,916
                                                              ----------      ----------
                                                              $  496,904      $  533,596
                                                              ==========      ==========

     In 1996, $266,000 of property which was no longer being used to provide service was written off by increasing accumulated depreciation with a charge to depreciation expense.

     Capitalized leased equipment. As of December 31, 1996 and 1997, included in property and equipment are capitalized leased equipment with original costs of $108,312 and $202,655, respectively. The leased equipment is amortized over the life of the lease using the straight-line method. Accumulated amortization at December 31, 1996 and 1997 was $10,832 and $46,832 respectively. Amortization expense is included in depreciation expense.

     Income taxes. The Company is a partnership and is treated as such for income tax purposes. Accordingly, it is not subject to payment of federal or state income taxes. However, the individual partners are responsible for federal and state taxes on their respective shares of taxable income.

     The unaudited pro forma income tax information included in the Statements of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and state income taxes for all periods presented. As the Company has historically incurred losses, the tax effect of these losses have been offset by a valuation allowance and no tax benefits have been reflected in the unaudited pro forma information.

     Had the Company been subject to income taxes, there would be differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. At December 31, 1997, the Company's net assets for financial reporting purposes would have been less than the tax basis by approximately $175,000 (unaudited). Additionally, the Company would have a net operating loss carryforward of approximately $6.6 million (unaudited).

     Statements of cash flows. For purposes of reporting cash flows, cash and cash equivalents include unrestricted cash in banks and temporary investments with an original maturity of three months or less.

                  PORTFOLIO FINANCIAL SERVICING COMPANY, L.P.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Unaudited interim financial information. The interim financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations and of cash flows for the interim periods. Such interim financial data is not necessarily indicative of results for the entire fiscal year including such interim periods.

     Fair value of financial instruments. The Company's financial instruments consist of accounts receivable and capital leases payable (other liabilities). At December 31, 1996 and 1997, the fair value of the Company's receivables and leases payable approximated the carrying value.

     Revenue recognition. PFSC offers a variety of lease portfolio servicing options, consisting of collections, customer service, contract booking, payment application, collateral filing and perfection, information system help desk, property, sales and use tax reporting, acting as servicer backup and other services as they relate to leases. PFSC neither owns nor originates leases.

     Lease servicing contracts are typically entered into with customers for a period of one to three years. Contract revenues consist primarily of monthly fees collected for booking contracts and monthly maintenance fees based on the total number of contracts serviced.

     For 1996, three of the Company's customers accounted for 45%, 21% and 19% of total revenues. During the year ended December 31, 1997, two of the Company's customers accounted for 50% and 13% of total revenues.

NOTE 3--PARTNERS' FINANCIAL SUPPORT

     As reflected in the accompanying financial statements, PFSC has received substantial equity contributions from its partners over the past several years to support its operations. PFSC has received a financial commitment from its partners to continue their financial support by providing funds necessary to support PFSC's operations as anticipated in the 1998 budget. The financial commitment is valid through the earlier of January 1, 1999 or the sale of PFSC (see Note 6).

NOTE 4--COMMITMENTS AND CONTINGENCIES

     Operating lease. PFSC has a noncancellable operating lease for office space that expires August 31, 2000. Rent expense for the years ended December 31, 1996 and 1997 was $224,893 and $241,136, respectively. Future minimum obligations under the lease are as follows:

1998........................................................  $259,404
1999........................................................   259,404
2000........................................................   172,936
                                                              --------
Total.......................................................  $691,744
                                                              ========

     The Company subleases a portion of its office facilities to a customer. During 1996 and 1997, PFSC received $34,129 and $33,507, respectively, in sublease rent from this customer.

                  PORTFOLIO FINANCIAL SERVICING COMPANY, L.P.

NOTE 4--COMMITMENTS AND CONTINGENCIES (CONTINUED)
     Capital lease. PFSC has noncancellable capital leases for computer and office equipment with expiration dates ranging from April 30, 2000 to June 30, 2001. Future payments are as follows:

1998........................................................  $ 64,668
1999........................................................    64,668
2000........................................................    41,642
2001........................................................    12,426
                                                              --------
Total minimum lease payments................................   183,404
Less - Amount representing interest (at rates ranging from
  5.7% to 20.6%)............................................   (27,315)
                                                              --------
Present value of net minimum lease payments.................  $156,089
                                                              ========

NOTE 5--RELATED PARTY TRANSACTIONS

     During the years ended December 31, 1996 and 1997, PFSC provided contract lease portfolio management services to an affiliated company, PLC Lease Receivables 1993-A Trust (Trust). The agreement also provided PFSC with interest and late fees earned on collection accounts, and commissions on end-of-lease equipment sales. Following are the amounts received for these services in 1996 and 1997:

                                                                1996        1997
                                                              --------    --------
Service fees................................................  $ 49,514    $ 46,320
Interest....................................................    28,840          --
Late fees earned on collection accounts.....................   359,272      72,201
Commissions on end-of-lease equipment sales.................    19,956          --

NOTE 6--SUBSEQUENT EVENT (UNAUDITED)

     The general and limited partners of PFSC have entered into a letter of intent and intend to enter into a definitive agreement with UniCapital Corporation, pursuant to which all of the partnership interest of PFSC will be exchanged for shares of UniCapital Corporation common stock concurrent with the consummation of the initial public offering of UniCapital Corporation. Completion of the sale is dependent upon satisfactory negotiation of the terms of the definitive sales agreement and consummation of the initial public offering.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
  Varilease Corporation

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Varilease Corporation and its subsidiary at December 31, 1997, and the results of their operations and their cash flows for the three months ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Ft. Lauderdale, Florida
July 13, 1998

                      VARILEASE CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
ASSETS
Cash and cash equivalents...................................  $  2,834,421
Rents and accounts receivable...............................     3,729,273
Equipment under direct financing and operating leases, held
  for sale..................................................    13,078,036
Net investment in direct financing leases...................    65,618,539
Equipment under operating leases, net.......................    22,496,059
Deposits, prepaid expenses and other assets.................     1,069,753
Property and equipment, net.................................     1,886,348
Investments.................................................     2,510,644
Notes receivable due from stockholders......................     1,529,220
                                                              ------------
       Total assets.........................................  $114,752,293
                                                              ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Notes payable:
     Recourse...............................................  $  6,351,899
     Nonrecourse............................................    86,425,275
Accounts payable and accrued expenses.......................     9,467,594
Deferred income taxes.......................................     7,805,000
Other liabilities...........................................       650,000
                                                              ------------
       Total liabilities....................................   110,699,768
                                                              ------------
Commitments and contingencies (Note 12)
Stockholders' equity:
  Common stock, $1.00 par value, 50,000 shares authorized,
     5,000 issued
     and outstanding........................................         5,000
  Retained earnings.........................................     4,047,525
                                                              ------------
       Total stockholders' equity...........................     4,052,525
                                                              ------------
       Total liabilities and stockholders' equity...........  $114,752,293
                                                              ============

   The accompanying notes are an integral part of these financial statements.

                      VARILEASE CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                              THREE MONTHS ENDED
                                                              DECEMBER 31, 1997
                                                              ------------------
  Finance income from direct financing leases...............     $ 1,653,075
  Rental income from operating leases.......................       3,395,168
  Sales of equipment........................................       1,183,025
  Gain on sale of leases....................................       2,874,259
  Remarketing income........................................       2,153,302
                                                                 -----------
       Total revenues.......................................      11,258,829
                                                                 -----------
  Depreciation on equipment under operating leases..........       2,337,836
  Cost of equipment sold....................................         789,825
  Interest expense..........................................       1,825,238
  Selling, general and administrative.......................       2,359,970
                                                                 -----------
       Total expenses.......................................       7,312,869
                                                                 -----------
  Income before income taxes................................       3,945,960
  Provision for income taxes................................       1,520,000
                                                                 -----------
  Net income................................................     $ 2,425,960
                                                                 ===========

   The accompanying notes are an integral part of these financial statements.

                      VARILEASE CORPORATION AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                       TOTAL
                                                           COMMON     RETAINED     STOCKHOLDERS'
                                                           STOCK      EARNINGS        EQUITY
                                                           ------    ----------    -------------
Balance at September 30, 1997............................  $5,000    $1,621,565     $1,626,565
Net income...............................................     --      2,425,960      2,425,960
                                                           ------    ----------     ----------
Balance at December 31, 1997.............................  $5,000    $4,047,525     $4,052,525
                                                           ======    ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                      VARILEASE CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                              THREE MONTHS ENDED
                                                              DECEMBER 31, 1997
                                                              ------------------
Cash flows from operating activities:
  Net income................................................     $  2,425,960
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation of operating lease equipment..............        2,337,836
     Amortization of initial direct costs...................          301,000
     Other depreciation.....................................           36,633
     Gain on sales of equipment.............................         (393,200)
     Gain on sale of leases.................................       (2,874,259)
     Deferred income taxes..................................        1,520,000
     Changes in other assets and liabilities
       Rents and accounts receivable........................         (195,989)
       Deposits, prepaid expenses and other assets..........         (213,566)
       Accounts payable and accrued expenses................         (442,147)
                                                                 ------------
Net cash provided by operating activities...................        2,502,268
                                                                 ------------
Cash flows from investing activities:
  Investment in direct financing leases.....................      (35,136,078)
  Collection of direct financing leases, net of finance
     income earned..........................................       14,315,568
  Purchases of equipment for sale or lease..................       (8,338,168)
  Proceeds from sale of direct financing leases.............       22,872,183
  Increase in investments, net..............................         (221,073)
  Purchases of property and equipment.......................         (142,165)
  Proceeds from sales of equipment..........................       33,583,032
                                                                 ------------
Net cash provided by investing activities...................       26,933,299
                                                                 ------------
Cash flows from financing activities:
  Proceeds from notes payable...............................       42,997,075
  Repayment of notes payable................................      (72,941,024)
  Repayments on borrowings from stockholders................         (757,231)
                                                                 ------------
Net cash used in financing activities.......................      (30,701,180)
                                                                 ------------
Net decrease in cash and cash equivalents...................       (1,265,613)
Cash and cash equivalents at beginning of period............        4,100,034
                                                                 ------------
Cash and cash equivalents at end of period..................     $  2,834,421
                                                                 ============
Supplemental disclosures of cash flow information:
  Cash paid for:
     Interest...............................................     $  1,812,000
     Income taxes...........................................          300,000

   The accompanying notes are an integral part of these financial statements.

                      VARILEASE CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--NATURE OF OPERATIONS

     Varilease Corporation (the "Company") was organized in 1987 in the State of Michigan. The Company's principal business activity is acquiring computer, computer-related and telecommunications equipment for sale or lease, as lessor, under direct financing or operating leases.

     The Company's principal operating facilities are located in Detroit, MI with operations in St. Louis, MO and Phoenix, AZ. Lessees are located in 45 states, and financing is provided through a variety of lease structures.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes that the estimates and related assumptions used in the preparation of these financial statements are appropriate, actual results could differ from those estimates. Estimates are made in the assessment of collectibility of receivables and direct financing leases, recovery of residual values of leased equipment and depreciation.

     Principles of consolidation. The consolidated financial statements include the accounts of Varilease Corporation and its wholly owned subsidiary, Varilease Capital Corporation. All significant intercompany transactions have been eliminated.

     Investments. Investments in entities that are 20% owned are accounted for on the equity method of accounting. All significant intercompany transactions have been eliminated.

     Accounts receivable. Accounts receivable primarily consists of lease payments due from lessees on operating leases and from other parties for the sale of equipment.

     Direct financing leases. The Company invests in leases classified as direct financing leases. The Company's net investment in direct financing leases includes the gross rentals receivable, estimates of residual values, deferred initial direct costs accounted for in accordance with Statement of Financial Accounting Standards No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases" and unearned finance income. Unearned finance income represents the excess of the total receivable plus the estimated residual value over the cost of equipment or contract acquired. Revenue from direct financing leases is recognized over the lease term on the interest method which results in a level rate of return on the net investment in the lease. Initial direct costs related to leases retained are capitalized and amortized over the lease term.

     At the inception of the lease, management uses available evidence and historical experience to estimate the residual value at the end of the lease term. Estimated residual values not guaranteed by lessees are reviewed quarterly and adjusted to reflect declines in current market value.

     The Company also sells selected direct financing leases. For these transactions subsequent to December 31, 1996, the Company follows Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The difference between the sales price and the net investment in direct financing leases is recognized as a gain or loss. For such transactions prior to January 1, 1997, the Company followed Statement of Financial Accounting Standards No. 77 "Reporting by Transferors for Transfers of Receivables with Recourse." The difference between the sale price and the net receivable is recognized as a gain or loss.

     Operating leases. All lease transactions not qualifying as direct financing leases are classified as operating leases. Revenue is recognized over the minimum term of the operating lease on a straight-line basis.

                      VARILEASE CORPORATION AND SUBSIDIARY

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Equipment under operating leases is depreciated to its estimated residual value on a straight-line basis over the minimum term of the lease.

     Initial direct costs related to leases retained are capitalized and amortized over the lease term.

     Equipment under lease held for sale. Computer and other equipment under lease held for sale is stated at the lower of cost or fair market value of the equipment.

     Depreciation. Property and equipment is depreciated over the useful lives of the related asset on methods which approximate a straight-line basis. Useful lives range from three to five years for equipment and to 31 years for a building.

     Income taxes. The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Cash and cash equivalents. For purposes of the Consolidated Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Fair value of financial instruments. The carrying value of the Company's financial instruments, including cash, accounts receivable and accounts payable approximated fair value because of the short maturity of these instruments. The carrying value of long-term receivables and payables approximated fair value based upon comparability of market rates for similar instruments.

NOTE 3--LEASING TRANSACTIONS

     Direct financing leases. Direct financing leases consist principally of computer and computer-related equipment with terms ranging to five years. The components of the Company's net investment in direct financing leases at December 31, 1997 were as follows:

Future minimum rentals receivable...........................  $ 67,442,927
Estimated unguaranteed residual values......................     7,754,710
Unearned finance income.....................................   (10,893,966)
Deferred initial direct costs, net..........................     1,314,868
                                                              ------------
                                                              $ 65,618,539
                                                              ============

     Future minimum rentals receivable represent earning assets held by the Company which are generally due in monthly installments over original periods ranging to 60 months. Future minimum rentals receivable under direct financing leases were as follows:

TWELVE MONTHS ENDING
DECEMBER 31,
------------------------------------------------------------
1998........................................................  $26,987,993
1999........................................................   23,518,112
2000........................................................   11,642,765
2001........................................................    4,216,527
2002........................................................    1,077,530
                                                              -----------
                                                              $67,442,927
                                                              ===========

                      VARILEASE CORPORATION AND SUBSIDIARY

NOTE 3--LEASING TRANSACTIONS (CONTINUED)
     Operating leases. The Company is the lessor of primarily computer and computer-related equipment under operating leases. The components of equipment on operating leases at December 31, 1997 were as follows:

Cost........................................................  $31,617,462
Deferred initial direct costs, net..........................      311,506
                                                              -----------
                                                               31,928,968
Accumulated depreciation....................................   (9,432,909)
                                                              -----------
                                                              $22,496,059
                                                              ===========

     Future minimum rentals receivable under noncancellable operating leases were as follows.

TWELVE MONTHS ENDING
DECEMBER 31,
------------------------------------------------------------
1998........................................................  $11,271,378
1999........................................................    7,888,961
2000........................................................    2,187,617
2001........................................................      138,720
2002........................................................       13,418
                                                              -----------
                                                              $21,500,094
                                                              ===========

     Significant lease terms. The Company's lease agreements provide that the lessee pays taxes, insurance and maintenance costs. Lease agreements generally provide for penalty provisions in the event of early termination.

     Significant concentrations. During the three months ended December 31, 1997 one lessee accounted for 44% of the Company's total lease originations, and 51% of the Company's total lease sales. The majority of the Company's net lease receivables are collateralized by the underlying leased equipment, which is concentrated in computer and computer-related equipment.

NOTE 4--INVESTMENTS

     The Company's investments at December 31, 1997 were as follows:

20% interest in a limited partnership.......................  $1,585,885
20% interest in a limited liability corporation.............     784,289
Other.......................................................     140,470
                                                              ----------
                                                              $2,510,644
                                                              ==========

     In July 1995, the Company entered into a limited partnership with GATX Capital Corporation and holds a 20% ownership interest. The Company accounts for this investment under the equity method. The Company sells qualifying leases to the limited partnership, and for the three months ended December 31, 1997 these sales totaled $0. The Company earns an origination fee for originating the lease, and management fees for servicing the lease portfolio. Management fees are recognized in income over the life of the respective lease on which the fees are earned. In the opinion of management, the terms and conditions of these transactions are no less favorable than those that would be entered into with an unrelated party.

     In April 1997, the Company formed a limited liability corporation in which it holds a 20% interest and Cargill Leasing Corporation holds an 80% interest. The Company accounts for this investment under the equity method. The Company sells qualifying leases to the limited liability corporation, and for the three months ended December 31, 1997 these sales totaled $4,628,006. The Company earns an origination fee for originating the lease, and management fees for servicing the lease portfolio. Management fees are recognized in income over the

                      VARILEASE CORPORATION AND SUBSIDIARY

NOTE 4--INVESTMENTS (CONTINUED)
life of the respective lease on which the fees are earned. In the opinion of management, the terms and conditions of these transactions are no less favorable than those that would be entered into with an unrelated party.

NOTE 5--PROPERTY AND EQUIPMENT

     The components of property and equipment at December 31, 1997 were as follows:

Building and improvements...................................  $1,722,539
Furniture and fixtures......................................     583,268
                                                              ----------
                                                               2,305,807
Accumulated depreciation....................................    (419,459)
                                                              ----------
                                                              $1,886,348
                                                              ==========

NOTE 6--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     The components of accounts payable and accrued expenses at December 31, 1997 were as follows:

Accounts payable............................................  $4,336,382
Accrued commissions.........................................   1,700,676
Unremitted and unpaid sales tax, including accrued interest
  and penalties of $157,000.................................   1,622,906
Deferred income.............................................   1,106,743
Accrued interest............................................     700,887
                                                              ----------
                                                              $9,467,594
                                                              ==========

NOTE 7--NOTES PAYABLE

     Notes payable at December 31, 1997 consisted of the following:

Line of credit facility.....................................  $ 3,763,046
Notes payable...............................................    2,588,853
Nonrecourse debt secured by equipment and lease payments....   86,425,275
                                                              -----------
                                                              $92,777,174
                                                              ===========

     Line of credit facility. The Company has a $13.5 million line of credit facility with a financial institution which is subject to annual renewal. The line of credit is secured by accounts receivable and equipment. Interest on borrowings outstanding from time to time is at the lender's prime lending rate (8.75% at December 31, 1997) and is payable monthly. The maximum amount outstanding during the three months ended December 31, 1997 was $3,763,046.

     Notes payable. At December 31, 1997, the Company has various notes payable due to other parties, with terms ranging to 36 months. Interest on these notes ranges from 12% to 14% and is payable on maturity of the respective notes payable. These notes payable are secured by a secondary interest in the underlying equipment.

     Nonrecourse debt. The Company has certain borrowings outstanding from financial institutions on a nonrecourse basis. Under these borrowings, the Company assigns all lease payments due under the applicable leases and grants a security interest in the leased equipment to the lending institution. In the event of a default by a lessee, the lender has a security interest in the lease payments and underlying equipment, but has no recourse against the Company. Interest on these borrowings is fixed at the time of the advance to the Company, with rates ranging from 6.7% to 10.8% at December 31, 1997.

                      VARILEASE CORPORATION AND SUBSIDIARY

NOTE 7--NOTES PAYABLE (CONTINUED)
     Future minimum principal payments. The aggregate annual maturities of the notes as of December 31, 1997 were as follows:

TWELVE MONTHS ENDING
DECEMBER 31,                                          NONRECOURSE     RECOURSE
----------------------------------------------------  -----------    ----------
       1998.........................................  $31,109,058    $6,351,899
       1999.........................................   28,071,573            --
       2000.........................................   16,690,643            --
       2001.........................................    9,110,238            --
       2002.........................................    1,443,763            --
                                                      -----------    ----------
                                                      $86,425,275    $6,351,899
                                                      ===========    ==========

NOTE 8--EMPLOYEE BENEFITS

     The Company adopted a 401(k) Plan effective October 1, 1994. The master agreement allows for eligible employees to have a percentage of their pretax pay contributed to the Plan. The Company does not contribute to the Plan.

NOTE 9--RELATED PARTY TRANSACTIONS

     At December 31, 1997, the Company held two unsecured notes receivable from two majority stockholders totaling $1,196,392. The notes bear interest at 9% per annum and are due on demand.

     At December 31,1997, the Company held an unsecured note receivable of $309,121 from an entity in which the Company's majority stockholder owns a majority interest. The note bears interest at 8% and is due upon demand.

NOTE 10--CONCENTRATION OF CREDIT RISK

     The Company maintains cash accounts at five banks. Cash accounts at the banks are insured by the Federal Deposit Insurance Corporation for up to $100,000. The amount in excess of insured limits was $2,734,421 at December 31, 1997.

NOTE 11--INCOME TAXES

     The Company's provision for income tax expense was composed of the following for the three months ended December 31,1997:

Current:
  Federal...................................................  $       --
  State.....................................................          --
                                                              ----------
       Total current........................................          --
                                                              ----------
Deferred:
  Federal...................................................   1,400,000
  State.....................................................     120,000
                                                              ----------
       Total deferred.......................................  $1,520,000
                                                              ==========

                      VARILEASE CORPORATION AND SUBSIDIARY

NOTE 11--INCOME TAXES (CONTINUED)
     The effective income tax rate for the three months ended December 31, 1997 varied from the federal statutory rate as follows:

Tax provision computed at statutory 35% rate................  $1,381,000
State taxes, net of federal benefit.........................     139,000
                                                              ----------
                                                              $1,520,000
                                                              ==========

     The components of the net deferred tax liability at December 31, 1997 were as follows:

Deferred tax liabilities
  Lease revenue and related depreciation....................  $(12,218,000)
Deferred tax assets
  Net operating loss carryforward...........................     4,158,000
  Other.....................................................       255,000
                                                              ------------
                                                                 4,413,000
                                                              ------------
                                                              $  7,805,000
                                                              ============

     The net operating loss carryforward expires in 2012 unless utilized sooner. Subsequent to the merger, as discussed in Note 13, the utilization of the Company's net operating loss carryforward may be limited.

NOTE 12--COMMITMENTS AND CONTINGENCIES

     In conjunction with the Company's acquisition of certain assets of a leasing entity ("Seller") seeking protection from creditors under Chapter 11 of the United States Bankruptcy Code and the signing of a remarketing agreement for certain leases, the Company guaranteed to the Seller $14,400,000 of net proceeds from the results of remarketing activities for certain leases held by the Seller. The Company believes that the remarketing proceeds generated by the sale or release of the assets underlying the leases will be sufficient to satisfy, in its entirety, the Company's obligation. At December 31, 1997, the Company's guaranteed obligation which remained unpaid approximated $275,000.

     The Company is party from time to time in various legal proceedings incidental to its business. In the opinion of management, the resolution of these items, individually or in the aggregate, would not have a significant effect on the financial position, results of operations or cash flows of the Company.

NOTE 13--SUBSEQUENT EVENT

     On May 20, 1998 all of the outstanding shares of the Company's common stock was acquired by UniCapital Corporation ("UniCapital") in exchange for cash and common stock of UniCapital, concurrent with the consummation of the initial public offering of the common stock of UniCapital.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
  Varilease Corporation

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Varilease Corporation and its subsidiary at September 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Ft. Lauderdale, Florida
January 21, 1998

                      VARILEASE CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                                               SEPTEMBER 30,
                                                        ---------------------------     MARCH 31,
                                                           1996            1997            1998
                                                        -----------    ------------    ------------
                                                                                       (UNAUDITED)
Cash and cash equivalents.............................  $ 4,689,922    $  4,100,034    $  1,573,742
Rents and accounts receivable.........................    3,563,083       3,553,284       3,284,310
Equipment under direct financing and operating leases,
  held for sale.......................................    5,523,701      42,534,401      20,440,555
Net investment in direct financing leases.............   43,048,977      65,761,579      67,149,408
Equipment under operating leases, net.................    9,513,610      19,987,247      19,387,477
Deposits, prepaid expenses and other assets...........      488,479         909,554         790,613
Property and equipment, net...........................    1,844,991       1,779,573       1,702,836
Investments...........................................      553,472       2,199,768       3,235,971
Notes receivable due from stockholders................    1,009,386         771,989       2,116,524
                                                        -----------    ------------    ------------
       Total assets...................................  $70,235,621    $141,597,429    $119,681,436
                                                        ===========    ============    ============

Liabilities:
Notes payable:
     Recourse.........................................  $11,365,901    $  7,537,889    $  6,871,923
     Nonrecourse......................................   49,374,535     115,183,233      90,874,839
Accounts payable and accrued expenses.................    6,694,255      10,314,742       8,198,170
Deferred income taxes.................................           --       6,285,000       8,400,000
Other liabilities.....................................    1,150,000         650,000         650,000
                                                        -----------    ------------    ------------
       Total liabilities..............................   68,584,691     139,970,864     114,994,932
                                                        -----------    ------------    ------------
Commitments and contingencies (Notes 12 and 13)
Stockholders' equity:
Common stock, $1.00 par value, 50,000 shares
  authorized, 5,000 issued and outstanding............        5,000           5,000           5,000
Retained earnings.....................................    1,645,930       1,621,565       4,681,504
                                                        -----------    ------------    ------------
       Total stockholders' equity.....................    1,650,930       1,626,565       4,686,504
                                                        -----------    ------------    ------------
       Total liabilities and stockholders' equity.....  $70,235,621    $141,597,429    $119,681,436
                                                        ===========    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      VARILEASE CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                SIX MONTHS ENDED
                                       YEAR ENDED SEPTEMBER 30,                    MARCH 31,
                                ---------------------------------------    --------------------------
                                   1995          1996          1997            1997          1998
                                -----------   -----------   -----------    ------------   -----------
                                                                                  (UNAUDITED)
  Finance income from direct
     financing leases.........  $ 1,716,365   $ 3,759,293   $ 6,572,442    $  3,070,710   $ 3,371,019
  Rental income from operating
     leases...................    4,365,292     5,374,098    10,239,676       2,538,195     5,882,511
  Sales of equipment..........    3,853,738     3,890,161    12,196,894       2,121,267     3,182,362
  Gain on sale of leases......    1,478,197     2,053,569     4,953,058       4,270,791     4,005,198
  Remarketing income..........      832,394     1,967,241     4,913,368       1,521,729     3,415,381
  Other income................      176,311        81,903       137,455         101,818       193,803
                                -----------   -----------   -----------    ------------   -----------
       Total revenues.........   12,422,297    17,126,265    39,012,893      13,624,510    20,050,274
                                -----------   -----------   -----------    ------------   -----------
  Depreciation on equipment
     under operating leases...    3,319,543     3,903,855     7,914,866       2,178,766     4,750,117
  Cost of equipment sold......    2,922,675     3,719,554    10,090,719       1,421,071     1,456,725
  Interest expense............    2,230,967     3,523,689     6,296,773       2,605,540     3,499,285
  Selling, general and
     administrative...........    3,575,365     5,712,314     8,449,900       4,270,424     5,169,208
                                -----------   -----------   -----------    ------------   -----------
       Total expenses.........   12,048,550    16,859,412    32,752,258      10,475,801    14,875,335
                                -----------   -----------   -----------    ------------   -----------
Income before income taxes....      373,747       266,853     6,260,635       3,148,709     5,174,939
Provision for income taxes....           --            --     6,285,000       4,920,421     2,115,000
                                -----------   -----------   -----------    ------------   -----------
Net income (loss).............  $   373,747   $   266,853   $   (24,365)   $ (1,771,712)  $ 3,059,939
                                ===========   ===========   ===========    ============   ===========
Unaudited pro forma
  information (Note 2):
  Pro forma income before
     income taxes.............  $   373,747   $   266,853
  Pro forma provision for
     income taxes.............      177,000       183,000
                                -----------   -----------
       Pro forma net income...  $   196,747   $    83,853
                                ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                      VARILEASE CORPORATION AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                       TOTAL
                                                           COMMON     RETAINED     STOCKHOLDERS'
                                                           STOCK      EARNINGS        EQUITY
                                                           ------    ----------    -------------
Balance at October 1, 1994...............................  $5,000    $1,505,330     $1,510,330
Net income...............................................     --        373,747        373,747
                                                           ------    ----------     ----------
Balance at September 30, 1995............................  5,000      1,879,077      1,884,077
Net income...............................................     --        266,853        266,853
Cash dividends...........................................     --       (500,000)      (500,000)
                                                           ------    ----------     ----------
Balance at September 30, 1996............................  5,000      1,645,930      1,650,930
Net loss.................................................     --        (24,365)       (24,365)
                                                           ------    ----------     ----------
Balance at September 30, 1997............................  5,000      1,621,565      1,626,565
Net income (unaudited)...................................     --      3,059,939      3,059,939
                                                           ------    ----------     ----------
Balance at March 31, 1998 (unaudited)....................  $5,000    $4,681,504     $4,686,504
                                                           ======    ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                      VARILEASE CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                 SIX MONTHS ENDED
                                                     YEAR ENDED SEPTEMBER 30,                        MARCH 31,
                                           --------------------------------------------    -----------------------------
                                               1995           1996            1997             1997            1998
                                           ------------   -------------   -------------    -------------   -------------
                                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)......................  $    373,747   $     266,853   $     (24,365)   $  (1,771,712)  $   3,059,939
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
    Depreciation of operating lease
      equipment..........................     3,319,543       3,903,855       7,914,866        2,178,766       4,750,117
    Amortization of initial direct
      costs..............................       457,777         717,584       1,206,320          886,211         587,350
    Other depreciation...................        74,371          94,503         125,544           51,107          45,708
    Gain on sales of equipment...........      (931,063)       (170,607)     (2,106,175)        (700,196)     (1,725,637)
    Gain on sale of leases...............    (1,478,197)     (2,053,569)     (4,953,058)      (4,270,791)     (4,005,198)
    Deferred income taxes................            --              --       6,285,000        4,920,421       2,115,000
    Changes in other assets and
      liabilities:
      Rents and accounts receivable......     3,182,985      (1,981,911)          9,799       (2,522,306)        268,974
      Deposits, prepaid expenses and
        other assets.....................        23,432        (338,922)       (421,075)         431,052         118,941
      Accounts payable and accrued
        expenses.........................    (1,816,692)      1,766,050       3,620,487        8,162,760      (2,116,572)
      Other liabilities..................            --         650,000              --               --              --
                                           ------------   -------------   -------------    -------------   -------------
Net cash provided by operating
  activities.............................     3,205,903       2,853,836      11,657,343        7,365,312       3,098,622
                                           ------------   -------------   -------------    -------------   -------------
Cash flows from investing activities:
  Investment in direct financing
    leases...............................   (68,980,849)   (119,723,914)   (216,466,260)     (91,797,695)    (56,477,929)
  Collection of direct financing leases,
    net of finance income earned.........    18,509,729      30,117,495      37,707,193        8,431,871      12,063,601
  Purchases of equipment for sale or
    lease................................    (8,406,970)    (10,236,524)    (65,489,922)     (28,077,968)    (40,675,563)
  Proceeds from sale of direct financing
    leases...............................    44,182,189      66,436,500     159,793,203       75,580,218     103,606,684
  Increase in investments, net...........      (222,317)       (331,655)     (1,646,296)      (2,546,712)     (1,036,203)
  Purchases of property and equipment....      (420,606)       (910,686)        (60,126)         (42,711)         31,029
  Proceeds from sales of equipment.......     3,853,738       3,890,161      12,196,894        2,121,267       3,182,362
                                           ------------   -------------   -------------    -------------   -------------
Net cash (used in) provided by investing
  activities.............................   (11,485,086)    (30,758,623)    (73,965,314)     (36,331,730)     20,693,981
                                           ------------   -------------   -------------    -------------   -------------
Cash flows from financing activities:
  Proceeds from notes payable............    60,710,522     135,421,244     321,395,266      152,446,504     122,634,584
  Repayment of notes payable.............   (53,460,810)   (103,798,407)   (259,414,580)    (125,830,262)   (147,608,944)
  Proceeds (repayments) on borrowings
    from stockholders....................       442,741        (417,836)        237,397          323,130      (1,344,535)
  Cash dividends.........................            --              --        (500,000)              --              --
                                           ------------   -------------   -------------    -------------   -------------
Net cash provided by (used in) financing
  activities.............................     7,692,453      31,205,001      61,718,083       26,939,372     (26,318,895)
                                           ------------   -------------   -------------    -------------   -------------
Net (decrease) increase in cash and cash
  equivalents............................      (586,730)      3,300,214        (589,888)      (2,027,046)     (2,526,292)
Cash and cash equivalents at beginning of
year.....................................     1,976,438       1,389,708       4,689,922        4,689,922       4,100,034
                                           ------------   -------------   -------------    -------------   -------------
Cash and cash equivalents at end of
  year...................................  $  1,389,708   $   4,689,922   $   4,100,034    $   2,662,876   $   1,573,742
                                           ============   =============   =============    =============   =============
Supplemental disclosures of cash flow
  information:
  Cash paid for:
    Interest.............................  $  2,136,646   $   3,400,764   $   6,296,320    $   2,626,485   $   3,487,122
    Income taxes.........................            --              --              --               --         300,000

   The accompanying notes are an integral part of these financial statements.

                      VARILEASE CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--NATURE OF OPERATIONS

     Varilease Corporation (the "Company") was organized in 1987 in the State of Michigan. The Company's principal business activity is acquiring computer, computer-related and telecommunications equipment for sale or lease, as lessor, under direct financing or operating leases.

     The Company's principal operating facilities are located in Detroit, MI, with operations in St. Louis, MO and Phoenix, AZ. Lessees are located in 45 states, and financing is provided through a variety of lease structures.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes that the estimates and related assumptions used in the preparation of these financial statements are appropriate, actual results could differ from those estimates. Estimates are made in the assessment of collectibility of receivables and direct financing leases, recovery of residual values of leased equipment and depreciation.

     Principles of consolidation. The consolidated financial statements include the accounts of Varilease Corporation and its wholly owned subsidiary, Varilease Capital Corporation. All significant intercompany transactions have been eliminated.

     Investments. Investments in entities that are 20% owned are accounted for on the equity method of accounting. All significant intercompany transactions have been eliminated.

     Accounts receivable. Accounts receivable primarily consists of lease payments due from lessees on operating leases and from other parties for the sale of equipment.

     Direct financing leases. The Company invests in leases classified as direct financing leases. The Company's net investment in direct financing leases includes the gross rentals receivable, estimates of residual values, deferred initial direct costs accounted for in accordance with Statement of Financial Accounting Standards No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases" and unearned finance income. Unearned finance income represents the excess of the total receivable plus the estimated residual value over the cost of equipment or contract acquired. Revenue from direct financing leases is recognized over the lease term on the interest method which results in a level rate of return on the net investment in the lease. Initial direct costs related to leases retained are capitalized and amortized over the lease term.

     At the inception of the lease, management uses available evidence and historical experience to estimate the residual value at the end of the lease term. Estimated residual values not guaranteed by lessees are reviewed quarterly and adjusted to reflect declines in current market value.

     The Company also sells selected direct financing leases. For these transactions subsequent to December 31, 1996, the Company follows Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The difference between the sales price and the net investment in direct financing leases is recognized as a gain or loss. For such transactions prior to January 1, 1997, the Company followed Statement of Financial Accounting Standards No. 77 "Reporting by Transferors for Transfers of Receivables with Recourse." The difference between the sale price and the net receivable is recognized as a gain or loss.

     Operating leases. All lease transactions not qualifying as direct financing leases are classified as operating leases. Revenue is recognized over the minimum term of the operating lease on a straight-line basis.

                      VARILEASE CORPORATION AND SUBSIDIARY

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Equipment under operating leases is depreciated to its estimated residual value on a straight-line basis over the minimum term of the lease.

     Initial direct costs related to leases retained are capitalized and amortized over the lease term.

     Equipment under lease held for sale. Computer and other equipment under lease held for sale is stated at the lower of cost or fair market value of the equipment.

     Depreciation. Property and equipment is depreciated over the useful lives of the related asset on methods which approximate a straight-line basis. Useful lives range from three to five years for equipment and to 31 years for a building.

     Income taxes. Prior to October 1, 1996, the Company elected to be taxed as a Subchapter S Corporation for federal income tax purposes. As a result, no taxes were recorded prior to that date. Instead, the operating results of the Company are included in the tax returns of the individual stockholders. Effective October 1, 1996, the Company discontinued its election to be treated as an S Corporation and elected to be taxed as a C Corporation.

     Subsequent to September 30, 1996, the Company accounted for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The initial adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), resulted in the recording of a deferred tax liability of $3,789,000 at October 1, 1996.

     The unaudited pro forma income tax information included in the Consolidated Statement of Operations is presented in accordance with SFAS 109, as if the Company had been subject to federal and state income taxes for the periods presented for which it operated as an S Corporation.

     Cash and cash equivalents. For purposes of the Consolidated Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Unaudited interim financial information. The interim financial data as of March 31, 1998 and for the six months ended March 31, 1997 and 1998 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations and of cash flows for the interim periods. Such interim financial data is not necessarily indicative of results for the entire fiscal year including such interim periods.

     Fair value of financial instruments. The carrying value of the Company's financial instruments, including cash, accounts receivable, and accounts payable approximated fair value because of the short maturity of these instruments. The carrying value of long-term receivables and payables approximated fair value based upon comparability of market rates for similar instruments.

                      VARILEASE CORPORATION AND SUBSIDIARY

NOTE 3--LEASING TRANSACTIONS

     Direct financing leases. Direct financing leases consist principally of computer and computer-related equipment with terms ranging to five years. The components of the Company's net investment in direct financing leases at September 30, 1996 and 1997 were as follows:

                                                      1996            1997
                                                   -----------    ------------
Future minimum rentals receivable................  $46,464,069    $ 68,644,752
Estimated unguaranteed residual values...........    5,172,570       7,285,516
Unearned finance income..........................   (9,649,032)    (11,462,347)
Deferred initial direct costs, net...............    1,061,370       1,293,658
                                                   -----------    ------------
                                                   $43,048,977    $ 65,761,579
                                                   ===========    ============

     Future minimum rentals receivable represent earning assets held by the Company which are generally due in monthly installments over original periods ranging to 60 months. Future minimum rentals receivable under direct financing leases were as follows:

                        YEAR ENDING
                       SEPTEMBER 30,
                       -------------
1998........................................................  $27,283,124
1999........................................................   23,851,105
2000........................................................   11,898,272
2001........................................................    4,289,228
2002........................................................    1,323,023
                                                              -----------
                                                              $68,644,752
                                                              ===========

     Operating leases. The Company is the lessor of primarily computer and computer-related equipment under operating leases. The components of equipment on operating leases at September 30, 1996 and 1997, were as follows:

                                                      1996           1997
                                                   -----------    -----------
Cost.............................................  $13,765,398    $28,645,164
Deferred initial direct costs, net...............      185,433        264,546
                                                   -----------    -----------
                                                    13,950,831     28,909,710
Accumulated depreciation.........................   (4,437,221)    (8,922,463)
                                                   -----------    -----------
                                                   $ 9,513,610    $19,987,247
                                                   ===========    ===========

     Future minimum rentals receivable under noncancelable operating leases were as follows:

                        YEAR ENDING
                       SEPTEMBER 30,
                       -------------
1998........................................................  $ 9,146,272
1999........................................................    6,202,879
2000........................................................    1,460,020
2001........................................................       74,393
2002........................................................       14,246
                                                              -----------
                                                              $16,897,810
                                                              ===========

     Significant lease terms. The Company's lease agreements provide that the lessee pays taxes, insurance and maintenance costs. Lease agreements generally provide for penalty provisions in the event of early termination.

                      VARILEASE CORPORATION AND SUBSIDIARY

NOTE 3--LEASING TRANSACTIONS (CONTINUED)
     Significant concentrations. During the years ended September 30, 1996 and 1997, one lessee accounted for 19% and 53%, respectively, of the Company's total lease originations, and 24% and 66%, respectively, of the Company's total lease sales. The majority of the Company's net lease receivables are collateralized by the underlying leased equipment, which is concentrated in computer and computer-related equipment.

NOTE 4--INVESTMENTS

     The Company's investments at September 30, 1996 and 1997 were as follows:

                                                          1996        1997
                                                        --------   ----------
30% and 20% interest in a limited partnership at
  September 30, 1996 and 1997, respectively...........  $553,472   $1,585,480
20% interest in a limited liability corporation.......        --      614,288
                                                        --------   ----------
                                                        $553,472   $2,199,768
                                                        ========   ==========

     In July 1995, the Company entered into a limited partnership with GATX Capital Corporation and holds a 30% and 20% ownership interest in the limited partnership at September 30, 1996 and 1997, respectively. The Company accounts for this investment under the equity method. The Company sells qualifying leases to the limited partnership, and for the year ended September 30, 1996 and 1997, these sales totaled $8,513,397 and $2,400,550, respectively. The Company earns an origination fee for originating the lease, and management fees for servicing the lease portfolio. Management fees are recognized in income over the life of the respective lease on which the fees are earned. In the opinion of management, the terms and conditions of these transactions are no less favorable than those that would be entered into with an unrelated party.

     In April 1997, the Company formed a limited liability corporation in which it holds a 20% interest and Cargill Leasing Corporation holds an 80% interest. The Company accounts for this investment under the equity method. The Company sells qualifying leases to the limited liability corporation, and for the year ended September 30, 1997, these sales totaled $24,479,402. The Company earns an origination fee for originating the lease, and management fees for servicing the lease portfolio. Management fees are recognized in income over the life of the respective lease on which the fees are earned. In the opinion of management, the terms and conditions of these transactions are no less favorable than those that would be entered into with an unrelated party.

NOTE 5--PROPERTY AND EQUIPMENT

     The components of property and equipment at September 30, 1996 and 1997 were as follows:

                                                          1996         1997
                                                       ----------   ----------
Building and improvements............................  $1,689,847   $1,696,059
Furniture and fixtures...............................     421,900      455,866
                                                       ----------   ----------
                                                        2,111,747    2,151,925
Accumulated depreciation.............................    (266,756)    (372,352)
                                                       ----------   ----------
                                                       $1,844,991   $1,779,573
                                                       ==========   ==========

                      VARILEASE CORPORATION AND SUBSIDIARY

NOTE 6--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     The components of accounts payable and accrued expenses at September 30, 1996 and 1997 were as follows:

                                                         1996         1997
                                                      ----------   -----------
Accounts payable....................................  $3,283,279   $ 4,481,740
Accrued commissions.................................   1,425,716     2,147,402
Unremitted and unpaid sales tax, including accrued
  interest and penalties of $180,000 and $238,000...   1,243,732     2,379,197
Deferred income.....................................     500,000       994,314
Accrued interest....................................     165,557       187,496
Other...............................................      75,971       124,593
                                                      ----------   -----------
                                                      $6,694,255   $10,314,742
                                                      ==========   ===========

     Unremitted and unpaid sales tax includes sales and use tax remitted by lessees arising from lease transactions in various states, and include certain remittances received since 1990 related to certain tax jurisdictions.

NOTE 7--NOTES PAYABLE

     Notes payable at September 30, 1996 and 1997 consisted of the following:

                                                       1996           1997
                                                    -----------   ------------
Line of credit facility...........................  $ 8,202,716   $  5,483,992
Notes payable.....................................    2,999,911      2,053,897
Nonrecourse debt secured by equipment and lease
  payments........................................   49,374,535    115,183,233
Note payable to related parties...................      163,274             --
                                                    -----------   ------------
                                                    $60,740,436   $122,721,122
                                                    ===========   ============

     Line of credit facility. The Company has a $13.5 million line of credit facility with a financial institution which is subject to annual renewal. The line of credit is secured by accounts receivable and equipment. Interest on borrowings outstanding from time to time is at the lender's prime lending rate (8.0% and 8.75% at September 30, 1996 and 1997, respectively) and is payable monthly. The maximum amount outstanding during the years ended September 30, 1995, 1996 and 1997 was $3,507,182, $9,293,097 and $12,194,107, respectively.

     Notes payable. At September 30, 1996 and 1997, the Company has various notes payable due to other parties, with terms ranging to 36 months. Interest on these notes ranges from 12% to 14% and is payable on maturity of the respective notes payable. These notes payable are secured by a secondary interest in the underlying equipment.

     Nonrecourse debt. The Company has certain borrowings outstanding from financial institutions on a nonrecourse basis. Under these borrowings, the Company assigns all lease payments due under the applicable leases and grants a security interest in the leased equipment to the lending institution. In the event of a default by a lessee, the lender has a security interest in the lease payments and underlying equipment, but has no recourse against the Company. Interest on these borrowings is fixed at the time of the advance to the Company, with rates ranging from 6.7% to 10.8% at September 30, 1996 and 1997, respectively.

                      VARILEASE CORPORATION AND SUBSIDIARY

NOTE 7--NOTES PAYABLE (CONTINUED)
FUTURE MINIMUM PRINCIPAL PAYMENTS

     The aggregate annual maturities of the notes as of September 30, 1997 were as follows:

                   YEAR ENDING
                  SEPTEMBER 30,                    NONRECOURSE      RECOURSE
                  -------------                    ------------    ----------
1998.............................................  $ 41,460,578    $7,537,889
1999.............................................    37,412,372            --
2000.............................................    22,244,444            --
2001.............................................    12,141,664            --
2002.............................................     1,924,175            --
                                                   ------------    ----------
                                                   $115,183,233    $7,537,889

NOTE 8--EMPLOYEE BENEFITS

     The Company adopted a 401(k) Plan effective October 1, 1994. The master agreement allows for eligible employees to have a percentage of their pre-tax pay contributed to the plan. The Company does not contribute to the plan.

NOTE 9--RELATED PARTY TRANSACTIONS

     At September 30, 1996 and 1997, the Company held an unsecured note receivable from a majority stockholder totaling $876,000 and $522,104, respectively. The note bears interest at 9% per annum and is due on demand.

     At September 30, 1996 and 1997, the Company held unsecured notes receivable of $133,386 and $249,885, respectively, from entities in which the Company's majority stockholder owns a majority interest. The notes receivable bear interest at 8% and are due upon demand.

     At September 30, 1996, the Company had borrowings of $163,274 from the majority stockholder. The unsecured note payable bears interest at 6% and is due on demand.

NOTE 10--CONCENTRATION OF CREDIT RISK

     The Company maintains cash accounts at five banks. Cash accounts at the banks are insured by the Federal Deposit Insurance Corporation for up to $100,000. Amounts in excess of insured limits were $4,589,922 and $4,000,034 at September 30, 1996 and 1997, respectively.

                      VARILEASE CORPORATION AND SUBSIDIARY

NOTE 11--INCOME TAXES

     The Company's provision for income tax expense was composed of the following for the year ended September 30, 1997:

Current:                                                      $        --
  Federal...................................................           --
  State.....................................................           --
                                                              -----------
       Total current........................................           --
                                                              -----------
Deferred:
  Federal...................................................    7,820,000
  State.....................................................      910,000
  Adoption of SFAS 109 due to discontinuance of S
     Corporation election (approximately $395,000 of state
     deferred tax)..........................................    3,789,000
                                                              -----------
                                                               12,519,000
  Benefit of net operating loss carryforward................   (6,234,000)
                                                              -----------
       Total deferred.......................................  $ 6,285,000
                                                              ===========

     The effective income tax rate for the year ended September 30, 1997 varied from the federal statutory rate as follows:

Tax provision computed at statutory 35% rate................  $2,129,000
State taxes, net of federal benefit.........................     248,000
Other.......................................................     119,000
Adoption of SFAS 109 due to discontinuance of S Corporation
  election..................................................   3,789,000
                                                              ----------
                                                              $6,285,000
                                                              ==========

     The components of net deferred tax liability at September 30, 1997 were as follows:

Deferred tax liabilities:
  Lease revenue and related depreciation....................  $(12,177,000)
  Other.....................................................      (342,000)
                                                              ------------
                                                               (12,519,000)
Deferred tax assets:
  Net operating loss carryforward...........................     6,234,000
                                                              ------------
                                                              $ (6,285,000)
                                                              ============

     The net operating loss carryforward expires in 2012 unless utilized sooner. Subsequent to the contemplated merger as discussed in Note 13, the utilization of the Company's net operating loss carryforward may be limited.

NOTE 12--COMMITMENTS AND CONTINGENCIES

     In conjunction with the Company's acquisition of certain assets of a leasing entity ("Seller") seeking protection from creditors under Chapter 11 of the United States Bankruptcy Code and the signing of a remarketing agreement for certain leases, the Company guaranteed to the Seller $14,400,000 of net proceeds from the results of remarketing activities for certain leases held by the Seller. The Company believes that the remarketing proceeds generated by the sale or release of the assets underlying the leases will be sufficient to satisfy, in its entirety, the Company's obligation. At September 30, 1997, the Company's guaranteed obligation which remained unpaid approximated $3,000,000.

                      VARILEASE CORPORATION AND SUBSIDIARY

NOTE 12--COMMITMENTS AND CONTINGENCIES (CONTINUED)
     The Company is party from time to time in various legal proceedings incidental to its business. In the opinion of management, the resolution of these items, individually or in the aggregate, would not have a significant effect on the financial position, results of operations, or cash flows of the Company.

NOTE 13--SUBSEQUENT EVENT (UNAUDITED)

     The Company and its stockholders have entered into a merger agreement with UniCapital Corporation ("UniCapital") pursuant to which UniCapital will acquire all outstanding shares of the Company's common stock in exchange for cash and common stock of UniCapital, concurrent with the consummation of the initial public offering of the common stock of UniCapital.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
  The Walden Asset Group, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of The Walden Asset Group, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Ft. Lauderdale, Florida
January 20, 1998

                          THE WALDEN ASSET GROUP, INC.

                                 BALANCE SHEET

                                                              DECEMBER 31,
                                                        -------------------------    MARCH 31,
                                                           1996          1997          1998
                                                        -----------   -----------   -----------
                                                                                    (UNAUDITED)
ASSETS
Cash and cash equivalents.............................  $   949,301   $   692,591   $ 1,360,327
Accounts receivable...................................    1,001,526       697,384       196,128
Equipment acquired to fulfill leasing commitments or
  held for sale or lease..............................    2,918,690     4,813,860    11,240,767
Net investment in direct financing leases.............   42,732,264    51,712,945    53,553,979
Equipment under operating leases, net.................    1,500,281     3,667,344     7,379,433
Deposits, prepaid expenses and other assets...........       78,707        97,913        97,868
                                                        -----------   -----------   -----------
     Total assets.....................................  $49,180,769   $61,682,037   $73,828,502
                                                        ===========   ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Notes payable:
  Recourse............................................  $   802,132   $   560,642   $   405,132
  Nonrecourse.........................................   43,149,230    53,431,569    56,292,554
Accounts payable and accrued expenses.................    2,242,438     2,553,492     8,722,751
Line of Credit........................................           --            --     2,283,378
                                                        -----------   -----------   -----------
     Total liabilities................................   46,193,800    56,545,703    67,703,815
                                                        -----------   -----------   -----------
Commitments (Notes 6 and 8)
Stockholders' equity:
  Common stock, no par value, 10,000 shares
     authorized, 3,000 issued and outstanding.........           --            --            --
  Additional paid-in capital..........................       75,000        75,000        75,000
  Retained earnings...................................    2,911,969     5,061,334     6,049,687
                                                        -----------   -----------   -----------
     Total stockholders' equity.......................    2,986,969     5,136,334     6,124,687
                                                        -----------   -----------   -----------
     Total liabilities and stockholders' equity.......  $49,180,769   $61,682,037   $73,828,502
                                                        ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                          THE WALDEN ASSET GROUP, INC.

                            STATEMENT OF OPERATIONS

                                                                              THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                 MARCH 31,
                                    -------------------------------------   -----------------------
                                       1995         1996         1997          1997         1998
                                    ----------   ----------   -----------   ----------   ----------
                                                                                  (UNAUDITED)
Finance income from direct
  financing leases................  $3,261,517   $4,233,760   $ 6,575,218   $1,177,599   $1,563,083
Rental income from operating
  leases..........................     313,834      315,705     1,542,727      177,164      705,979
Sales of equipment................      73,865    1,089,232     1,046,517      246,037    1,357,170
Gain on sale of leases............   1,502,524    1,470,322       572,689      173,380      391,583
Remarketing income................      72,747      470,368       602,485      119,442      127,611
                                    ----------   ----------   -----------   ----------   ----------
     Total revenues...............   5,224,487    7,579,387    10,339,636    1,893,622    4,145,426
                                    ----------   ----------   -----------   ----------   ----------
Depreciation on equipment under
  operating leases................     179,821      242,725       682,916      146,707      293,464
Cost of equipment sold............          --      898,776       389,486       91,569           --
Interest expense..................   2,123,620    3,110,215     3,867,529      878,794      955,770
Selling, general and
  administrative..................   1,790,083    2,384,706     3,128,340      286,322    1,857,839
                                    ----------   ----------   -----------   ----------   ----------
     Total expenses...............   4,093,524    6,636,422     8,068,271    1,403,392    3,107,073
                                    ----------   ----------   -----------   ----------   ----------
Income before income taxes........   1,130,963      942,965     2,271,365      490,230    1,038,353
Provision for income taxes........      55,000       48,000       122,000       15,000       50,000
                                    ----------   ----------   -----------   ----------   ----------
Net income........................  $1,075,963   $  894,965   $ 2,149,365   $  475,230   $  988,353
                                    ==========   ==========   ===========   ==========   ==========
Unaudited pro forma information
  (Note 2):
  Pro forma income before income
     taxes........................  $1,130,963   $  942,965   $ 2,271,365   $  490,230   $1,038,353
  Pro forma provision for income
     taxes........................     444,000      389,000       911,000      193,000      408,000
                                    ----------   ----------   -----------   ----------   ----------
     Pro forma net income.........  $  686,963   $  553,965   $ 1,360,365   $  297,230   $  630,353
                                    ==========   ==========   ===========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                          THE WALDEN ASSET GROUP, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                              COMMON STOCK
                                           ------------------   ADDITIONAL
                                           NUMBER OF             PAID-IN      RETAINED
                                            SHARES     AMOUNT    CAPITAL      EARNINGS      TOTAL
                                           ---------   ------   ----------   ----------   ----------
Balance, January 1, 1995.................    3,000     $  --     $75,000     $  996,649   $1,071,649
  Net income.............................       --        --          --      1,075,963    1,075,963
                                            ------     ------    -------     ----------   ----------
Balance, December 31, 1995...............    3,000        --      75,000      2,072,612    2,147,612
  Net income.............................       --        --          --        894,965      894,965
  Cash distributions to stockholders.....       --        --          --        (55,608)     (55,608)
                                            ------     ------    -------     ----------   ----------
Balance, December 31, 1996...............    3,000        --      75,000      2,911,969    2,986,969
  Net income.............................       --        --          --      2,149,365    2,149,365
                                            ------     ------    -------     ----------   ----------
Balance, December 31, 1997...............    3,000        --      75,000      5,061,334    5,136,334
  Net income (unaudited).................       --        --          --        988,353      988,353
                                            ------     ------    -------     ----------   ----------
Balance, March 31, 1998 (unaudited)......    3,000     $  --     $75,000     $6,049,687   $6,124,687
                                            ======     ======    =======     ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                          THE WALDEN ASSET GROUP, INC.

                            STATEMENT OF CASH FLOWS

                                                                                      THREE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,                     MARCH 31,
                                     ------------------------------------------   ---------------------------
                                         1995           1996           1997           1997           1998
                                     ------------   ------------   ------------   ------------   ------------
                                                                                          (UNAUDITED)
Cash flows from operating
  activities:
  Net income.......................  $  1,075,963   $    894,965   $  2,149,365   $    475,230   $    988,353
  Adjustments to reconcile net
    income to net cash provided by
    (used in) operating activities:
    Depreciation of operating lease
      equipment....................       179,821        242,725        682,916        146,707        293,464
    Gain on sale of leases.........    (1,502,524)    (1,470,322)      (572,689)      (173,380)      (391,583)
    Gain on sale of equipment......       (73,865)      (190,456)      (657,031)      (154,468)    (1,357,170)
    Provision for lease losses.....       (30,000)            --             --             --             --
    Changes in other assets and
      liabilities:
      Accounts receivable..........      (195,672)      (292,324)       304,142        740,907        501,256
      Equipment acquired to fulfill
         leasing commitments or
         held for sale or lease....    (2,602,203)       173,272     (1,895,170)    (1,444,584)    (6,426,907)
      Deposits, prepaid expenses
         and other assets..........       (71,446)        18,105        (19,206)        11,133             45
      Accounts payable and accrued
         expenses..................     1,295,425        269,236        311,054         96,366      6,169,259
                                     ------------   ------------   ------------   ------------   ------------
Net cash (used in) provided by
  operating activities.............    (1,924,501)      (354,799)       303,381       (302,089)      (223,283)
                                     ------------   ------------   ------------   ------------   ------------
Cash flows from investing
  activities:
  Investment in direct financing
    leases.........................   (18,252,642)   (19,504,543)   (26,269,030)    (4,396,639)    (8,082,053)
  Collections of direct financing
    leases, net of finance income
    earned.........................     8,643,237     10,570,839     17,288,349      2,840,507      6,241,019
  Proceeds from sale of direct
    financing leases...............    42,685,341     62,949,333     30,141,526      6,466,303     17,735,459
  Purchases of equipment for sale
    or lease.......................   (41,157,570)   (63,487,814)   (32,808,302)    (7,104,549)   (21,349,429)
  Proceeds from sales of
    equipment......................        73,865      1,089,232      1,046,517        246,037      1,357,170
                                     ------------   ------------   ------------   ------------   ------------
Net cash used in investing
  activities.......................    (8,007,769)    (8,382,953)   (10,600,940)    (1,948,341)    (4,097,834)
                                     ------------   ------------   ------------   ------------   ------------
Cash flows from financing
  activities:
  Proceeds from notes payable......    18,086,338     23,547,934     30,793,837      5,949,257     10,622,640
  Repayment of notes payable.......    (8,662,017)   (14,208,176)   (20,752,988)    (3,955,537)    (5,633,787)
  Cash distributions to
    stockholders...................            --        (55,608)            --             --             --
                                     ------------   ------------   ------------   ------------   ------------
Net cash provided by financing
  activities.......................     9,424,321      9,284,150     10,040,849      1,993,720      4,988,853
                                     ------------   ------------   ------------   ------------   ------------
Net increase (decrease) in cash and
  cash equivalents.................      (507,949)       546,398       (256,710)      (256,710)       667,736
Cash and cash equivalents at
  beginning of year................       910,852        402,903        949,301        949,301        692,591
                                     ------------   ------------   ------------   ------------   ------------
Cash and cash equivalents at end of
  year.............................  $    402,903   $    949,301   $    692,591   $    692,591   $  1,360,327
                                     ============   ============   ============   ============   ============
Supplemental disclosures of cash
  flow information:
  Cash paid for:
    Interest.......................  $  2,095,036   $  3,091,608   $  3,765,914   $    786,716   $    901,407
    State income taxes.............         5,831          5,671         10,489          5,000         59,272

   The accompanying notes are an integral part of these financial statements.

                          THE WALDEN ASSET GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--NATURE OF OPERATIONS

     The Walden Asset Group, Inc. (the "Company") is a Massachusetts corporation, established in February 1991, under Subchapter S of the Internal Revenue Code. Its principal business activity is the structuring of lease financing to assist customers in the acquisition of capital and production equipment, and computer hardware and peripherals.

     The Company operates from locations in Wellesley, MA, Delmar, NY, Northfield, OH and Norwalk, CT. Lessees are located in 15 states, and financing is provided through a variety of lease structures.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes that the estimates and related assumptions used in the preparation of these financial statements are appropriate, actual results could differ from those estimates. Estimates are made in the assessment of collectibility of receivables and direct financing leases, recovery of residual values of leased equipment and depreciation.

     Unaudited interim financial information. The interim financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations and of cash flows for the interim periods. Such interim financial data is not necessarily indicative of results for the entire fiscal year including such interim periods.

     Cash and cash equivalents. For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. The Company maintains cash balances at financial institutions which, at times, are in excess of federally insured limits.

     Accounts receivable. Accounts receivable primarily consists of lease payments receivable from lessees on operating leases and remarketing fees receivable.

     Direct financing leases. The Company invests in leases classified as direct financing leases. The Company's net investment in direct financing leases includes the gross rentals receivable, estimates of residual values and unearned finance income. Unearned finance income represents the excess of the total receivable plus the estimated residual value over the cost of equipment acquired. Revenue from direct financing leases is recognized over the lease term on the interest method which results in a level rate of return on the net investment in the lease. Management does not consider initial direct costs related to leasing activities material for capitalization; accordingly, such costs are charged to operations in the period incurred.

     At the inception of the lease, management uses available evidence and historical experience to estimate the residual value at the end of the lease term. Estimated residual values not guaranteed by lessees are reviewed annually and adjusted to reflect declines in current market value.

     The Company has, from time-to-time, sold selected direct financing leases. The Company follows Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The difference between the sales price and the net investment in direct financing leases is recognized as a gain or loss. For such transactions prior to January 1, 1997, the Company followed Statement of Financial Accounting Standards No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse." The difference between the sales price and the net receivable is recognized as a gain or loss.

                          THE WALDEN ASSET GROUP, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Operating leases. All lease transactions not qualifying as direct financing are classified as operating leases. Revenue is recognized over the minimum term of operating leases on a straight-line basis. Equipment under operating leases is depreciated to its estimated residual value on a straight-line basis over five years.

     Equipment acquired to fulfill leasing commitments. Computer and other equipment acquired to fulfill leasing commitments represents cost of equipment purchased pursuant to firm leasing commitments which will be delivered to lessees in the near term.

     Income taxes. The Company has elected S Corporation status under the Internal Revenue Code. As an S Corporation, the Company generally is not subject to federal income taxes since the revenues and expenses of the Company are included in the tax returns of the individual stockholders. The Company is directly liable for state income and franchise taxes in certain jurisdictions.

     There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities primarily related to direct financing leases. At December 31, 1997, the Company's net assets for financial reporting purposes exceeds the tax basis by approximately $3,064,000. In connection with the proposed merger with UniCapital Corporation, as discussed in
Note 8, the Company's S Corporation election will terminate and the tax effect of the net difference between the book and tax bases of net assets at that date will be recorded in the financial statements.

     The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and state income taxes for all periods presented.

     Fair value of financial instruments. The carrying value of the Company's financial instruments, including cash, accounts receivable, and accounts payable approximated fair value because of the short maturity of these instruments. The carrying value of notes payable approximated fair value based upon comparability of market rates for similar instruments.

NOTE 3--RELATED PARTY TRANSACTIONS

     The Company periodically sells, for cash, its rights under certain remarketing contracts to Walden Asset Associates, a New York partnership. The Company and its three stockholders have equal ownership interests in the partnership. Proceeds generated by the partnership from remarketing activities are used to fund the key man life insurance policies on the Company's stockholders. During 1997, remarketing income of $10,000 was recorded from these transactions. There was no such activity in 1995 or 1996.

NOTE 4--LEASING TRANSACTIONS

     Direct financing leases. Direct financing leases consist principally of capital equipment (such as forklifts), media production and telecommunications equipment, computer hardware and peripherals, and furniture with terms ranging to five years. The components of the Company's net investment in direct financing leases at December 31, 1996 and 1997 were as follows:

                                                              1996           1997
                                                           -----------    -----------
Future minimum rentals receivable........................  $49,671,546    $59,343,233
Estimated unguaranteed residual values...................    2,128,692      2,929,140
Unearned finance income..................................   (8,997,974)   (10,489,428)
                                                           -----------    -----------
                                                            42,802,264     51,782,945
Allowance for lease losses...............................      (70,000)       (70,000)
                                                           -----------    -----------
                                                           $42,732,264    $51,712,945
                                                           ===========    ===========

                          THE WALDEN ASSET GROUP, INC.

NOTE 4--LEASING TRANSACTIONS (CONTINUED)
     Future minimum rentals receivable represent earning assets held by the Company which are generally due in monthly installments over original periods ranging to 60 months. Future minimum rentals receivable under direct financing leases were as follows:

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
1998........................................................  $20,146,886
1999........................................................   19,091,982
2000........................................................   10,602,420
2001........................................................    6,508,917
2002........................................................    2,264,911
Thereafter..................................................      728,117
                                                              -----------
                                                              $59,343,233
                                                              ===========

     Operating leases. The Company is the lessor of various types of equipment under operating leases, principally forklifts, production equipment and furniture. The components of equipment on operating leases at December 31, 1996 and 1997 were as follows:

                                                        1996          1997
                                                     ----------    ----------
Cost...............................................  $1,699,370    $4,508,668
Accumulated depreciation...........................    (199,089)     (841,324)
                                                     ----------    ----------
                                                     $1,500,281    $3,667,344
                                                     ==========    ==========

     Future minimum rentals receivable under noncancelable operating leases were as follows:

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
1998........................................................  $1,337,735
1999........................................................     922,376
2000........................................................     433,734
2001........................................................     223,173
2002........................................................     119,326
                                                              ----------
                                                              $3,036,344
                                                              ==========

     Significant lease terms. The Company's lease agreements provide that the lessee pay taxes, insurance and maintenance costs. Lease agreements generally provide for penalty provisions in the event of early termination.

     Significant concentrations. The Company's significant customers comprising greater than 10% of the balance of the Company's net investment in direct financing leases at December 31, 1996 and 1997 are as follows:

                                                              DECEMBER 31,
                                                              ------------
                          CUSTOMER                            1996    1997
                          --------                            ----    ----
A...........................................................   12%     13%
B...........................................................   13      12
C...........................................................   12      11
D...........................................................   --      11

                          THE WALDEN ASSET GROUP, INC.

NOTE 5--NOTES PAYABLE

     Notes payable at December 31, 1996 and 1997 consisted of the following:

                                                      1996           1997
                                                   -----------    -----------
Line of credit...................................  $    66,373    $        --
Recourse installment notes collateralized by
  equipment and lease payments...................      735,759        560,642
Nonrecourse installment notes collateralized by
  equipment and lease payments...................   43,149,230     53,431,569
                                                   -----------    -----------
                                                   $43,951,362    $53,992,211
                                                   ===========    ===========

     Line of credit. The Company has a $4,000,000 line of credit with a financial institution, due on demand, all of which was unused at December 31, 1997. The line of credit agreement expires in May 1998, is collateralized by a security interest in the assets of the Company, and is guaranteed jointly and severally by the stockholders. Interest on the facility is computed at the prime lending rate adjusted for a margin depending on the credit of the underlying lessee. The maximum amounts outstanding were $2,837,095 and $1,050,000 during the years ended December 31, 1996 and 1997, respectively.

     The terms of the line of credit agreement contain restrictions, including net worth requirements, profitability metrics and certain ratios. As of December 31, 1996 and 1997, the Company was in compliance with the restrictive covenants.

     Recourse notes payable. At December 31, 1996 and 1997, the Company had $735,759 and $560,642, respectively, in notes payable to a financial institution, due in monthly installments of principal and interest at rates ranging from 8.39% to 9.35%, through August 2000. The recourse notes are collateralized by certain leases.

     The aggregate annual maturities of the notes as of December 31, 1997 were as follows:

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
1998........................................................  $431,239
1999........................................................   121,173
2000........................................................     8,230
                                                              --------
                                                              $560,642
                                                              ========

     Nonrecourse installment notes. The Company has certain borrowings outstanding from financial institutions on a nonrecourse basis. Under these borrowings, the Company assigns all lease payments due under the applicable leases and grants a security interest in the leased equipment to the lending institution. In the event of a default by a lessee, the lender has a security interest in the lease payments and underlying equipment, but has no further recourse against the Company. Interest on these borrowings is fixed at the time of the advance to the Company, with rates primarily ranging from 6% to 9% at December 31, 1996 and 1997, respectively. The aggregate annual maturities of these notes were as follows:

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
1998........................................................  $17,490,756
1999........................................................   17,488,682
2000........................................................   10,046,264
2001........................................................    3,930,158
2002........................................................    4,475,709
                                                              -----------
                                                              $53,431,569
                                                              ===========

                          THE WALDEN ASSET GROUP, INC.

NOTE 6--COMMITMENTS

     The Company leases office space under noncancelable operating leases and other month-to-month arrangements. Rent expense was $33,705, $35,027, and $63,620 for the years ended December 31, 1995, 1996 and 1997, respectively. Future minimum rental payments under the lease agreements were as follows:

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
1998........................................................  $ 49,775
1999........................................................    40,800
2000........................................................    40,800
2001........................................................    40,800
2002........................................................    13,600
                                                              --------
                                                              $185,775
                                                              ========

NOTE 7--EMPLOYEE BENEFIT PLAN

     The Company maintains a profit sharing plan covering all full-time employees of the Company. Contributions to the plan are made at the discretion of the Board of Directors. In addition, the Company maintains a defined contribution pension plan under which contributions are based upon a percentage of compensation for all eligible employees meeting certain service requirements. The Company contributed $100,000, $103,000 and $111,000 to the plans for the years ended December 31, 1995, 1996 and 1997, respectively.

NOTE 8--SUBSEQUENT EVENT (UNAUDITED)

     The Company and its stockholders have entered into a merger agreement with UniCapital Corporation ("UniCapital") pursuant to which UniCapital will acquire all outstanding shares of the Company's common stock in exchange for cash and common stock of UniCapital, concurrent with the consummation of the initial public offering of the common stock of UniCapital.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of U.S. Turbine Engine Corporation

     In our opinion, the accompanying balance sheet and the related statements of operations and retained earnings (deficit) and of cash flows present fairly, in all material respects, the financial position of U.S. Turbine Engine Corporation at March 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     U.S. Turbine Engine Corporation, as disclosed in the financial statements, has extensive transactions and relationships with related parties. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

PRICEWATERHOUSECOOPERS LLP

Ft. Lauderdale, Florida
June 15, 1998

                        U.S. TURBINE ENGINE CORPORATION

                                 BALANCE SHEET

                                                                      MARCH 31,

                                                                 1997           1998
                                                              -----------    ----------
Current assets:
  Cash and cash equivalents.................................  $         5    $   37,470
  Accounts receivable.......................................    1,207,310       665,000
  Inventories...............................................    9,210,121     3,794,191
  Deferred income tax benefit...............................           --       439,000
  Prepaid expenses and other current assets.................       65,761        37,619
                                                              -----------    ----------
     Total current assets...................................   10,483,197     4,973,280
Property and equipment, net.................................      166,202       187,484
                                                              -----------    ----------
     Total assets...........................................  $10,649,399    $5,160,764
                                                              ===========    ==========
Current liabilities:
  Accounts payable..........................................  $   100,984    $2,274,627
  Accrued expenses..........................................      904,433       274,447
  Customer deposits.........................................           --     3,000,000
  Deferred income taxes payable.............................    3,915,000            --
  Income taxes payable......................................       20,213        69,031
                                                              -----------    ----------
     Total current liabilities..............................    4,940,630     5,618,105
                                                              -----------    ----------
     Total liabilities......................................    4,940,630     5,618,105
                                                              -----------    ----------
Commitments and contingencies (Notes 3 and 5)
Stockholders' equity:
  Common stock, without par value, 1,000 shares authorized,
     issued and outstanding.................................        1,000         1,000
  Retained earnings (deficit)...............................    5,707,769      (458,341)
                                                              -----------    ----------
     Total stockholders' equity (deficit)...................    5,708,769      (457,341)
                                                              -----------    ----------
     Total liabilities and stockholders' equity (deficit)...  $10,649,399    $5,160,764
                                                              ===========    ==========

   The accompanying notes are an integral part of these financial statements.

                        U.S. TURBINE ENGINE CORPORATION

            STATEMENT OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)

                                                            FOR THE YEAR ENDED MARCH 31,
                                                     ------------------------------------------
                                                        1996           1997            1998
                                                     -----------    -----------    ------------
Product sales......................................  $ 8,114,532    $11,961,431    $ 29,581,984
Services sales.....................................   13,401,335     13,906,031              --
                                                     -----------    -----------    ------------
     Total sales...................................   21,515,867     25,867,462      29,581,984
                                                     -----------    -----------    ------------
Cost of sales--products............................    5,674,536      5,163,222      13,395,053
Cost of sales--services............................   10,279,878     10,563,973              --
                                                     -----------    -----------    ------------
     Total cost of sales...........................   15,954,414     15,727,195      13,395,053
                                                     -----------    -----------    ------------
     Gross profit..................................    5,561,453     10,140,267      16,186,931
                                                     -----------    -----------    ------------
Commission expense to related parties..............    1,555,897      4,988,000      26,201,407
Selling, general and administrative expenses.......      238,533      1,427,929         795,683
Depreciation.......................................        6,373         19,032          33,568
Interest income....................................      (45,293)      (172,623)       (392,617)
                                                     -----------    -----------    ------------
     Total expenses, net...........................    1,755,510      6,262,338      26,638,041
                                                     -----------    -----------    ------------
Income (loss) before income taxes..................    3,805,943      3,877,929     (10,451,110)
Income tax expense (benefit).......................    1,560,000      1,590,000      (4,285,000)
                                                     -----------    -----------    ------------
Net income (loss)..................................    2,245,943      2,287,929      (6,166,110)
Retained earnings--beginning of the year...........    1,173,897      3,419,840       5,707,769
                                                     -----------    -----------    ------------
Retained earnings (deficit)--end of the year.......  $ 3,419,840    $ 5,707,769    $   (458,341)
                                                     ===========    ===========    ============

   The accompanying notes are an integral part of these financial statements.

                        U.S. TURBINE ENGINE CORPORATION

                            STATEMENT OF CASH FLOWS

                                                             FOR THE YEAR ENDED MARCH 31,
                                                       -----------------------------------------
                                                          1996           1997           1998
                                                       -----------    -----------    -----------
Cash flows from operating activities:
  Net income (loss)..................................  $ 2,245,943    $ 2,287,929    $(6,166,110)
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation....................................        6,373         19,032         33,568
     Deferred income tax (benefit)...................    1,558,500      1,568,500     (4,354,000)
     (Increase) decrease in:
     Accounts receivable.............................   (1,944,454)       788,669        542,310
     Inventories.....................................     (661,289)    (4,568,283)     5,415,930
     Prepaid expenses and other current assets.......      (20,493)          (318)        28,142
     Increase (decrease) in:
     Accounts payable................................   (1,336,820)      (192,274)     2,173,643
     Accrued expenses................................      235,000        169,433       (629,986)
     Customer deposits...............................           --             --      3,000,000
     Income taxes payable............................       (3,699)        19,536         48,818
                                                       -----------    -----------    -----------
Net cash provided by operating activities............       79,061         92,224         92,315
                                                       -----------    -----------    -----------
Cash flows from investing activities:
  Purchases of property and equipment................      (90,445)       (93,680)       (54,850)
                                                       -----------    -----------    -----------
Net increase (decrease) in cash and cash
  equivalents........................................      (11,384)        (1,456)        37,465
Cash and cash equivalents at beginning of year.......       12,845          1,461              5
                                                       -----------    -----------    -----------
Cash and cash equivalents at end of year.............  $     1,461    $         5    $    37,470
                                                       ===========    ===========    ===========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Income taxes....................................  $     2,246    $     1,962    $    23,200
                                                       ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                        U.S. TURBINE ENGINE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of operations. U.S. Turbine Engine Corporation (the "Company" or "U.S. TEC"), incorporated in 1991 under the laws of the State of Connecticut, is an aftermarket supplier of Pratt & Whitney manufactured JT9D engines and engine parts. Activities of the Company include acquisition of JT9D engines and engine parts for servicing and sales as well as servicing engines through engine management programs.

     Products and services are sold primarily to commercial airlines and aircraft leasing companies. The principal markets for these products and services are located in the United States. The Company's principal operating facilities are located in Norwalk, CT.

     The Company utilizes the services of certain Federal Aviation Administration ("FAA") approved refurbishment centers located outside the United States. Disruptions in those economies or areas could have an adverse effect on the Company's refurbishment activities and could have an adverse effect on its financial position and results of operations. In such an event, the Company believes it could transfer its refurbishment activities to certain domestic FAA approved locations.

     Basis of Accounting. The accompanying financial statements are prepared on the accrual basis of accounting.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes that the estimates and related assumptions used in the preparation of these financial statements are appropriate, actual results could differ from those estimates. Estimates are made in the assessment of collectability of receivables, depreciation and valuation of inventories.

     Cash and Cash Equivalents. For purposes of the Statement of Cash Flows, the Company considers all interest-bearing securities having original maturities of three months or less to be cash equivalents.

     Inventories. Inventories primarily consist of purchased aircraft parts, engines and components held for sale or in the process of refurbishment and are valued at the lower of cost or market. Cost for parts, engines and components are based on the average cost method. Overhaul and repair costs are specifically identified to the engine or part. Unsalvagable or unrefurbishable parts acquired in purchases of bulk parts are assigned no value.

     Property and Equipment. Property and equipment and leasehold improvements are stated at cost reduced by accumulated depreciation. Depreciation is computed principally on the straight-line method for financial reporting purposes and accelerated methods for tax purposes, based upon the estimated useful lives of the classes of assets. Estimated useful lives generally range from five to ten years for office equipment, five to seven years for machinery and equipment, and five to ten years for furniture and fixtures. Leasehold improvements are amortized on a straight-line basis over the estimated useful life of the improvement or the remaining life of the lease, whichever is shorter.

     Income Taxes. The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

     Revenue recognition. Revenues and the related cost of sales from product sales are recognized at the time of delivery, provided there is no significant continuing involvement by the Company. Revenues and the related cost of sales from service sales are recognized as the services are performed.

                        U.S. TURBINE ENGINE CORPORATION

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Concentration of Credit Risk. Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of trade receivables from customers. As of March 31, 1997 and 1998, a significant amount of the Company's receivables relate to amounts due from commercial airlines and aircraft leasing companies. The Company maintains cash balances at financial institutions which, at times, are in excess of federally insured limits. However, there were no amounts in excess of insured limits at March 31, 1997 and 1998, respectively.

     The Company has several customers whose sales represent a significant portion of total revenues. Sales to one customer accounted for approximately 75%, 46% and 10% of sales in 1996, 1997 and 1998, respectively. One other customer accounted for approximately 21% of sales in 1997 and another customer accounted for approximately 48% of sales in 1998. Loss of these significant customers could have a material and adverse effect on the Company's financial position and results of operations.

NOTE 2--PROPERTY AND EQUIPMENT

     The components of property and equipment are as follows:

                                                             MARCH 31,
                                                        --------------------
                                                          1997        1998
                                                        --------    --------
Office equipment......................................  $ 91,503    $ 97,017
Machinery and equipment...............................        --      49,908
Furniture and fixtures................................     7,358       7,358
Leasehold improvements................................    93,942      93,942
                                                        --------    --------
                                                         192,803     248,225
Accumulated depreciation..............................   (26,601)    (60,741)
                                                        --------    --------
                                                        $166,202    $187,484
                                                        ========    ========

NOTE 3--COMMITMENTS AND CONTINGENCIES

     The Company leases from related parties (see Note 5) approximately 55,000 square feet of administrative and warehouse facilities for the handling and storage of engines and engine parts. Several of the leases require the lessee to pay taxes, insurance and maintenance costs. Lease agreements generally provide for penalty provisions in the event of early termination.

     The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of March 31, 1998:

                        YEAR ENDING
                         MARCH 31,                              AMOUNT
                        -----------                           ----------
1999........................................................  $  619,867
2000........................................................     619,867
2001........................................................     619,867
2002........................................................     614,725
2003........................................................     602,564
Thereafter..................................................   2,462,184
                                                              ----------
Total commitments...........................................  $5,539,074
                                                              ==========

     Rent expense under lease agreements was $68,175, $283,143 and $414,434 for the years ended March 31, 1996, 1997 and 1998, respectively.

     At March 31, 1998, the Company had sales commitments related to engines and engine components in the amount of $3,000,000. The Company subsequently completed deliveries to the respective customers.

                        U.S. TURBINE ENGINE CORPORATION

NOTE 4--INCOME TAXES

     The Company's provision (benefit) for income taxes was composed of the following for the years ended March 31, 1996, 1997, and 1998.

                                           1996          1997          1998
                                        ----------    ----------    -----------
Current:
  Federal.............................  $    1,300    $   18,000    $    58,500
  State (net of federal benefit)......         200         3,500         10,500
                                        ----------    ----------    -----------
                                             1,500        21,500         69,000
                                        ----------    ----------    -----------
Deferred:
  Federal.............................   1,325,000     1,333,000     (3,701,000)
  State (net of federal benefit)......     233,500       235,500       (653,000)
                                        ----------    ----------    -----------
                                         1,558,500     1,568,500     (4,354,000)
                                        ----------    ----------    -----------
                                        $1,560,000    $1,590,000    $(4,285,000)
                                        ==========    ==========    ===========

     The effective income tax rate for the years ended March 31, 1996, 1997 and 1998 varied from the statutory rate as follows:

                                           1996          1997          1998
                                        ----------    ----------    -----------
Tax provision (benefit) computed at
  statutory 35% rate..................  $1,332,000    $1,357,000    $(3,658,000)
State taxes, net of federal benefit...     228,000       233,000       (627,000)
                                        ----------    ----------    -----------
Total tax expense (benefit)...........  $1,560,000    $1,590,000    $(4,285,000)
                                        ==========    ==========    ===========

     The components of the net deferred tax liability (asset) as of March 31, 1997 and 1998 were as follows:

                                                        1997          1998
                                                     ----------    ----------
Deferred tax liabilities:
  Accounts receivable..............................  $  495,000    $       --
  Inventories......................................   3,469,000     1,494,000
  Other............................................      39,000        29,000
                                                     ----------    ----------
Gross deferred tax liabilities.....................   4,003,000     1,523,000
                                                     ----------    ----------
Deferred tax assets:
  Accounts payable and accrued expenses............      88,000       732,000
  Deferred revenue.................................          --     1,230,000
                                                     ----------    ----------
Gross deferred tax assets..........................      88,000     1,962,000
                                                     ----------    ----------
Net deferred tax liability (asset).................  $3,915,000    $ (439,000)
                                                     ==========    ==========

                        U.S. TURBINE ENGINE CORPORATION

NOTE 5--RELATED PARTY TRANSACTIONS

     The Company has various transactions with companies affiliated through common ownership. Randmar, LLC and American Aviation Sales, LLC, each individually owned by the respective stockholders of the Company, provide management services to the Company and are compensated according to respective management services agreements. Commission expense, in total, amounted to $1,555,897, $4,988,000 and $26,201,407 for the years ended March 31, 1996, 1997 and 1998, respectively.

     The Company leases administrative and warehouse facilities from 79 Glover, LLC, and 87 Glover, LLC, entities wholly owned by the stockholders of the Company. Rent expense incurred under these leases for the years ended March 31, 1996, 1997 and 1998 was $68,175, $283,143 and $414,434, respectively.

NOTE 6--SUBSEQUENT EVENT

     The Company and its stockholders have entered into a letter of intent with UniCapital Corporation ("UniCapital"), pursuant to which the parties are negotiating toward a definitive agreement whereby UniCapital would acquire all outstanding shares of the Company's common stock in exchange for cash and common stock of UniCapital. Consummation of the transaction is dependent upon, among other things, execution of a definitive merger agreement and satisfaction of customary terms and conditions. There can be no assurance that a definitive merger agreement will be executed and, accordingly, there is no assurance that the contemplated transaction will be consummated.